Filed Pursuant to Rule 424(b)(3)
File No. 333-219844
File No. 333-209020

PROSPECTUS

SPECTRUM BRANDS, INC.

6.625% Senior Notes due 2022 and Related Guarantees

6.125% Senior Notes due 2024 and Related Guarantees

5.750% Senior Notes due 2025 and Related Guarantees

This prospectus may be used by our affiliate, Jefferies LLC or any of its affiliates (which we collectively refer to as “Jefferies”) in connection with offers and sales by Jefferies of our notes (as defined below) in market-making transactions effected from time to time. Market-making transactions in the notes may occur in the open market or may be privately negotiated at prevailing market prices at a time of resale or at related or negotiated prices. In these transactions, Jefferies may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies acts as principal, or as agent for both counterparties in a transaction in which Jefferies does not act as a principal. Jefferies may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. We will not receive any proceeds from these market-making transactions. Neither Jefferies, nor any of our affiliates, has any obligation to make a market in the notes, and Jefferies or any such other affiliate may discontinue market-making activities at any time without notice.

The Notes and the Guarantees

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The 6.625% Senior Notes due 2022 and certain related guarantees (the “2022 notes”) are governed by the indenture dated as of November 16, 2012, as supplemented, which we refer to as the “2022 notes indenture.” As of March 31, 2019, we had $285.0 million aggregate principal amount of the 2022 notes outstanding.

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The 6.125% Senior Notes due 2024 and certain related guarantees (the “2024 notes”) are governed by the indenture dated as of December 4, 2014, as supplemented, which we refer to as the “2024 notes indenture.” As of March 31, 2019, we had $250.0 million aggregate principal amount of the 2024 notes outstanding.

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The 5.750% Senior Notes due 2025 and certain related guarantees (the “2025 notes”) are governed by the indenture dated as of May 20, 2015, as supplemented, which we refer to as the “2025 notes indenture” and, collectively with the 2022 notes indenture and the 2024 notes indenture, the “indentures.” As of March 31, 2019, we had $1,000.0 million aggregate principal amount of the 2025 notes outstanding.

•	We refer to the 2022 notes, the 2024 notes and the 2025 notes, collectively or individually, as the context requires, as the “notes.”

•

The 2022 notes will mature on November 15, 2022. We will pay interest on the 2022 notes semi-annually on May 15 and November 15 of each year at a rate of 6.625% per annum, to holders of record on the May 1 or November 1 immediately preceding the interest payment date.

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The 2024 notes will mature on December 15, 2024. We will pay interest on the 2024 notes semi-annually on June 15 and December 15 of each year at a rate of 6.125% per annum, to holders of record on the June 1 or December 1 immediately preceding the interest payment date.

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The 2025 notes will mature on July 15, 2025. We will pay interest on the 2025 notes semi-annually on July 15 and January 15 of each year at a rate of 5.750% per annum, to holders of record on the July 1 or January 1 immediately preceding the interest payment date.

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The notes are guaranteed on a senior unsecured basis by our direct parent, SB/RH Holdings, LLC, and each of our existing and future domestic subsidiaries, which we refer to collectively as the “guarantors.”

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The notes and the related guarantees are the general unsecured obligations of us and the guarantors and will rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness (but effectively subordinated to our secured debt, including our secured credit facilities to the extent of the value of the assets securing such secured debt), and senior in right of payment to all of our and the guarantors’ future indebtedness that expressly provides for its subordination to the notes and the related guarantees. See “Description of Other Indebtedness,” Description of 2022 Notes,” “Description of 2024 Notes” and “Description of 2025 Notes,” as applicable.

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There is no established market for trading the notes. We have not applied, and do not intend to apply, for listing or quotation of the notes on any national securities exchange or automated quotation system.

An investment in the notes involves risks. Please refer to the section in this prospectus entitled “Risk Factors” commencing on page 8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2019.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

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TRADEMARKS

We have proprietary rights to or are exclusively licensed to use a number of registered and unregistered trademarks that we believe are important to our business, including, without limitation, Kwikset®, Weiser®, Baldwin®, EZSET®, Tell Manufacturing®, Pfister®, National Hardware®, FANAL®, Stanley®, Black and Decker®, Russell Hobbs®, George Foreman®, Toastmaster®, Juiceman®, Farberware®, Breadman®, Remington®, LumaBella®, 8IN1® (8-in-1), Dingo®, Nature’s Miracle®, Wild Harvest™, Littermaid®, Jungle®, Excel®, FURminator®, IAMS® (Europe only), Eukanuba® (Europe only), Healthy-Hide®, DreamBone®, SmartBones®, GloFish®, ProSense®, Perfect Coat®, eCOTRITION®, Birdola®, Digest-eeze®, Tetra®, Marineland®, Whisper®, Instant Ocean®, Hot Shot®, Black Flag®, Real-Kill®, Ultra Kill®, The Ant Trap® (TAT), Rid-A-Bug®, Spectracide®, Garden Safe®, Liquid Fence®, EcoLogic®, Cutter® and Repel®. We attempt to obtain registration of our key trademarks whenever possible or practicable and pursue any infringement of those trademarks. Solely for convenience, the trademarks, service marks and tradenames referred to in this prospectus may be without the “®” and “TM” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data and information used throughout this prospectus from our own internal company surveys and management estimates as well as from industry and general publications and research, surveys or studies conducted by third parties. Industry and general publications and research, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such data and information. While we believe that these publications and research, studies and surveys are reliable, neither we nor the initial purchasers have independently verified such data and information and neither we nor the initial purchasers make any representation or warranty as to the accuracy of such data and information.

There is only a limited amount of independent data available about our industry, market and competitive position, particularly outside of the United States. As a result, certain data and information are based on our good faith estimates, which are derived from our review of internal data and information, information that we obtain from customers, and other third-party sources. We believe these internal surveys and management estimates are reliable; however, no independent sources have verified such surveys and estimates.

The industry data that we present in this prospectus include estimates that involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and those discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

The following summary highlights basic information about us and the notes. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the offering, you should read this entire prospectus, including the section entitled “Risk Factors.” Certain statements in this summary are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated in this prospectus or the context requires otherwise, “SBI” refers only to Spectrum Brands, Inc. and not to any of its subsidiaries; “SB/RH Holdings,” the “Company,” “we,” or “our” refers to the Spectrum Brands’ parent SB/RH Holdings, LLC and, where applicable, its consolidated subsidiaries, including SBI. “SBH” refers to SB/RH Holdings’ parent, Spectrum Brands Holdings, Inc. (formerly HRG Group, Inc.) and, where applicable, its consolidated subsidiaries, including SB/RH Holdings.

Our Company

We are a diversified global branded consumer products company. We manage the businesses in vertically integrated, product-focused segments: (i) Hardware & Home Improvement (“HHI”); (ii) Home and Personal Care (“HPC”); (iii) Global Pet Supplies (“PET”); and (iv) Home and Garden (“H&G”). The Company manufactures, markets and/or distributes its products globally in the North America (“NA”); Europe, Middle East & Africa (“EMEA”); Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers, distributors, and construction companies. We enjoy strong name recognition in our regions with our various brands and patented technologies across several product categories and types.

On July 13, 2018 (the “Merger Closing Date”), the Company’s parent, SBH, completed the planned merger (the “Merger”) with its subsidiary, Spectrum Brands Legacy, Inc. (formerly Spectrum Brands Holdings, Inc.) (“Spectrum”). Prior to the Merger, SBH was a holding company, doing business as HRG Group, Inc. (“HRG”) and conducting its operations principally through its majority owned subsidiaries. Effective the date of the Merger, management of the organization was assumed by management of Spectrum, resulting in HRG changing its name to Spectrum Brands Holdings, Inc. and changing the ticker of common stock traded on the New York Stock Exchange from the symbol “HRG” to “SPB”. SB/RH Holdings is a wholly owned subsidiary of Spectrum and ultimately, SBH.

Filings made by SB/RH Holdings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are made available free of charge on or through our website at www.spectrumbrands.com as soon as reasonably practicable after such reports are filed with, or furnished to the SEC.

Additional Information

SBI is a Delaware corporation and the address of our principal executive office is 3001 Deming Way, Middleton, Wisconsin 53562. Our telephone number is (608) 275-3340. Our website address is www.spectrumbrands.com. Information contained on or accessible through our website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Terms of the 2022 Notes

The following is a summary of the terms of the 2022 notes. For a more complete description of the 2022 notes as well as the definitions of certain capitalized terms used below, see “Description of 2022 Notes” in this prospectus.

Issuer	Spectrum Brands, Inc.

2022 Notes	6.625% Senior Notes due 2022.

Maturity Date	November 15, 2022.

Interest	The 2022 notes will bear interest at a rate of 6.625% per annum. Interest on the 2022 notes will be payable in cash on May 15 and November 15 of each year.

Optional Redemption	We may redeem some or all of the 2022 notes at any time at the redemption prices set forth in “Description of 2022 Notes—Optional Redemption.”

Change of Control	Upon a Change of Control (as defined under “Description of 2022 Notes”), we will be required to make an offer to purchase the 2022 notes. The purchase price will equal 101% of the principal amount of the 2022 notes on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the 2022 notes). See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indentures.”

Guarantees	The 2022 notes will be unconditionally, jointly and severally guaranteed, on a senior unsecured basis, by SB/RH Holdings and all of our domestic subsidiaries.

Ranking	The 2022 notes and the related guarantees will be the senior unsecured obligations of us and the guarantors and will:

• rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including the other notes; and

• rank senior in right of payment to all of our and the guarantors’ future indebtedness that expressly provide for its subordination to the 2022 notes and the related guarantees.

However, the 2022 notes will be effectively subordinated to any of our secured indebtedness, including under our Credit Agreement, to the extent of the value of the assets securing such indebtedness. In addition, the 2022 notes will be structurally subordinated to all indebtedness and other liabilities of Spectrum Brands’ subsidiaries that do not guarantee the 2022 notes.

Certain Covenants	The terms of the 2022 notes indenture restrict our ability and the ability of certain of our subsidiaries (as described in “Description of 2022 Notes”) to:

• incur additional indebtedness;

• create liens;

• engage in sale-leaseback transactions;

• pay dividends or make distributions in respect of capital stock;

• purchase or redeem capital stock;

• make investments or certain other restricted payments;

• sell assets;

• issue or sell stock of restricted subsidiaries;

• enter into transactions with affiliates; or

• effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In addition, if the 2022 notes are rated investment grade at any time by both Moody’s Investors Service and Standard & Poor’s Ratings Services, most of the restrictive covenants and corresponding events of default contained in the 2022 notes indenture will be suspended.

Absence of a Public Market	The 2022 notes are generally freely transferable, but there may not be an active trading market for the 2022 notes. We cannot assure you as to the future liquidity of any market.

Trustee	U.S. Bank National Association is serving as trustee under the 2022 notes indenture.

Use of Proceeds	This prospectus is delivered in connection with the sale of the 2022 notes by Jefferies in market-making transactions effected from time to time. We will not receive any proceeds from such transactions.

Risk Factors	You should consider all of the information contained in this prospectus before making an investment in the 2022 notes. In particular, you should consider the risks described under “Risk Factors.”

Summary of Terms of the 2024 Notes

The following is a summary of the terms of the 2024 notes. For a more complete description of the 2024 notes as well as the definitions of certain capitalized terms used below, see “Description of 2024 Notes” in this prospectus.

Issuer	Spectrum Brands, Inc.

2024 Notes	6.125% Senior Notes due 2024.

Maturity Date	December 15, 2024.

Interest	The 2024 notes will bear interest at a rate of 6.125% per annum. Interest on the 2024 notes will be payable in cash on June 15 and December 15 of each year.

Optional Redemption	On or after December 15, 2019, we may redeem some or all of the 2024 notes at any time at the redemption prices set forth in “Description of 2024 Notes—Optional Redemption.” In addition, prior to December 15, 2019, we may redeem the 2024 notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Change of Control	Upon a Change of Control (as defined under “Description of 2024 Notes”) we will be required to make an offer to purchase the 2024 notes. The purchase price will equal 101% of the principal amount of the 2024 notes on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the 2024 notes). See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indentures.”

Guarantees	The 2024 notes will be unconditionally, jointly and severally guaranteed, on a senior unsecured basis, by SB/RH Holdings and all of our domestic subsidiaries.

Ranking	The 2024 notes and the related guarantees will be the senior unsecured obligations of us and the guarantors and will:

• rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including the other notes; and

• rank senior in right of payment to all of our and the guarantors’ future indebtedness that expressly provide for its subordination to the 2024 notes and the related guarantees.

However, the 2024 notes will be effectively subordinated to any of our secured indebtedness, including under our Credit Agreement, to the extent of the value of the assets securing such indebtedness. In addition, the 2024 notes will be structurally subordinated to all indebtedness and other liabilities of Spectrum Brands’ subsidiaries that do not guarantee the 2024 notes.

Certain Covenants	The terms of the 2024 notes indenture restrict our ability and the ability of certain of our subsidiaries (as described in “Description of 2024 Notes”) to:

• incur additional indebtedness;

• create liens;

• engage in sale-leaseback transactions;

• pay dividends or make distributions in respect of capital stock;

• purchase or redeem capital stock;

• make investments or certain other restricted payments;

• sell assets;

• issue or sell stock of restricted subsidiaries;

• enter into transactions with affiliates; or

• effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In addition, if the 2024 notes are rated investment grade at any time by both Moody’s Investors Service and Standard & Poor’s Ratings Services, most of the restrictive covenants and corresponding events of default contained in the 2024 notes indenture will be suspended.

Absence of a Public Market	The 2024 notes are generally freely transferable, but there may not be an active trading market for the 2024 notes. We cannot assure you as to the future liquidity of any market.

Trustee	U.S. Bank National Association is serving as trustee under the 2024 notes indenture.

Use of Proceeds	This prospectus is delivered in connection with the sale of the 2024 notes by Jefferies in market-making transactions effected from time to time. We will not receive any proceeds from such transactions.

Risk Factors	You should consider all of the information contained in this prospectus before making an investment in the 2024 notes. In particular, you should consider the risks described under “Risk Factors.”

Summary of Terms of the 2025 Notes

The following is a summary of the terms of the 2025 notes. For a more complete description of the 2025 notes as well as the definitions of certain capitalized terms used below, see “Description of 2025 Notes” in this prospectus.

Issuer	Spectrum Brands, Inc.

2025 Notes	5.750% Senior Notes due 2025.

Maturity Date	July 15, 2025.

Interest	The 2025 notes will bear interest at a rate of 5.750% per annum. Interest on the 2025 notes will be payable in cash on July 15 and January 15 of each year.

Optional Redemption	On or after July 15, 2020, we may redeem some or all of the 2025 notes at any time at the redemption prices set forth in “Description of 2025 Notes—Optional Redemption.” In addition, prior to July 15, 2020, we may redeem the 2025 notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Change of Control	Upon a Change of Control (as defined under “Description of 2025 Notes”) we will be required to make an offer to purchase the 2025 notes. The purchase price will equal 101% of the principal amount of the 2025 notes on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the 2025 notes). See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indentures.”

Guarantees	The 2025 notes will be unconditionally, jointly and severally guaranteed, on a senior unsecured basis, by SB/RH Holdings and all of our domestic subsidiaries.

Ranking	The 2025 notes and the related guarantees will be the senior unsecured obligations of us and the guarantors and will:

• rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including the other notes; and

• rank senior in right of payment to all of our and the guarantors’ future indebtedness that expressly provide for its subordination to the 2025 notes and the related guarantees.

However, the 2025 notes will be effectively subordinated to any of our secured indebtedness, including under our Credit Agreement, to the extent of the value of the assets securing such indebtedness. In addition, the 2025 notes will be structurally subordinated to all indebtedness and other liabilities of Spectrum Brands’ subsidiaries that do not guarantee the 2025 notes.

Certain Covenants	The terms of the 2025 notes indenture restrict our ability and the ability of certain of our subsidiaries (as described in “Description of 2025 Notes”) to:

• incur additional indebtedness;

• create liens;

• engage in sale-leaseback transactions;

• pay dividends or make distributions in respect of capital stock;

• purchase or redeem capital stock;

• make investments or certain other restricted payments;

• sell assets;

• issue or sell stock of restricted subsidiaries;

• enter into transactions with affiliates; or

• effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In addition, if the 2025 notes are rated investment grade at any time by both Moody’s Investors Service and Standard & Poor’s Ratings Services, most of the restrictive covenants and corresponding events of default contained in the 2025 notes indenture will be suspended.

Absence of a Public Market	The 2025 notes are generally freely transferable, but there may not be an active trading market for the 2025 notes. We cannot assure you as to the future liquidity of any market.

Trustee	U.S. Bank National Association is serving as trustee under the 2025 notes indenture.

Use of Proceeds	This prospectus is delivered in connection with the sale of the 2025 notes by Jefferies in market-making transactions effected from time to time. We will not receive any proceeds from such transactions.

Risk Factors	You should consider all of the information contained in this prospectus before making an investment in the 2025 notes. In particular, you should consider the risks described under “Risk Factors.”

RISK FACTORS

An investment in the notes involves risks. Before deciding whether to invest in the notes, in addition to the other information included in this prospectus, you should consider the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the risks discussed below. While we believe that these risks are the most important for you to consider, you should read this prospectus carefully, including our financial statements, the notes to our financial statements and Management’s Discussion and Analysis of our Financial Condition and Results of Operations, which are included elsewhere in this prospectus. These risk factors are not the only risks that we or our subsidiaries may face. Additional risks and uncertainties not presently known to us or not currently believed to be important also may adversely affect our business.

Risks Related to the Notes

The notes will be Spectrum Brands’ senior unsecured obligations and the guarantees will be unsecured obligations of the guarantors. As such, the notes and the guarantees will be effectively subordinated to any of Spectrum Brands’ or the guarantors’ secured debt, including our existing and any future debt under our secured credit facilities.

Spectrum Brands’ obligations under the notes and the guarantors’ obligations under the guarantees will not be secured. The notes will be effectively subordinated to Spectrum Brands’ and the guarantors’ existing and any future secured indebtedness, including our secured credit facilities under our Credit Agreement, to the extent of the value of the assets securing such indebtedness, which assets include substantially all of our assets and the assets of our domestic restricted subsidiaries. As of September 30, 2018, Spectrum Brands and the guarantors had $1,264.5 million of secured indebtedness outstanding. If we are involved in any dissolution, liquidation or reorganization, or if we default under in the indentures governing the notes offered hereby (such indentures, collectively, the “indentures”), holders of our secured debt would be paid before holders of the notes receive any amounts due under the notes to the extent of the value of the collateral securing such indebtedness. In that event, holders of the notes may not be able to recover any or all of the principal or interest due under the notes.

The notes will be effectively subordinated to all liabilities of, and claims of creditors of, all of our foreign subsidiaries.

The notes will not be guaranteed by any of our non-U.S. subsidiaries. Any right that we or the guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors, and holders of preferred equity interests of those subsidiaries. The indentures permit these subsidiaries to incur additional debt, subject to certain limits, and will not limit their ability to incur liabilities other than debt. As of September 30, 2018, these non-guarantor subsidiaries had 15% of our total liabilities and generated 27% of our revenue in the twelve months ended September 30, 2018.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and our other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the notes.

If we are unable to comply with the restrictions and covenants in the indentures, our secured credit facilities or in current or future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting any applicable financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under the aforementioned debt instruments, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the aforementioned debt instruments), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under the Credit Agreement could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Moreover, the Credit Agreement and the indentures each contain cross-default or cross-acceleration provisions that would be triggered by the occurrence of a default or acceleration under other instruments governing our indebtedness. If the payment of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Credit Agreement to avoid being in default. If we breach our covenants under our Credit Agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Despite our current levels of debt, we may still incur substantially more debt ranking equal or effectively senior to the notes and increase the risks associated with our proposed leverage.

Subject to certain restriction and limitation, we or our subsidiaries could incur significant additional indebtedness in the future. The provisions contained in the indentures and in our other debt agreements limit but do not prohibit our ability to incur additional indebtedness on an equal and ratable basis with the notes. In addition, any of our debt could be secured and therefore would be effectively senior to the notes to the extent of the value of the collateral securing that debt. This may have the effect of reducing the amount of proceeds available for the notes in the event of any bankruptcy, liquidation, reorganization or similar proceeding. If new debt is added to our current debt levels, the related risks that we now face as a result of our indebtedness could intensify.

Fraudulent transfer statutes may limit your rights as a holder of the notes.

Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid. There is also no assurance that amounts previously paid to you pursuant to the notes or guarantees would not be subject to return.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that we or the guarantors received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes, and at the time the notes were issued:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small;

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures; or

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied.

A court may also void an issuance of notes, a guarantee or grant of security, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty with actual intent to hinder, delay or defraud current or future creditors.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes. The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

In addition, the guarantees of the notes may also be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly from the issuance of the notes. If a court were to void an issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes (or the related exchange notes) may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors. In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.

We may not be able to make the change of control offer required by the indentures.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding notes in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have sufficient funds at the time of any change of control to make required repurchases of notes tendered. In addition, our other indebtedness agreements provide that certain change of control events will constitute an event of default thereunder. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of any such change of control to make the required repurchase of our other indebtedness and the notes or that restrictions in the indentures will not allow such repurchases. In addition, holders may not be entitled to require us to repurchase their notes upon a change of control in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them for purposes of the “Continuing Directors” definition. Lastly, certain other corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of 2022 Notes—Repurchase at the Option of Holders—Change of Control,” “Description of 2024 Notes—Repurchase at the Option of Holders—Change of Control” and “Description of 2025 Notes—Repurchase at the Option of Holders—Change of Control,” as applicable, for additional information.

The market price of the notes may decline if we enter into a transaction that is not a change of control under the indentures.

We may enter into a highly leveraged transaction, reorganization, merger or similar transaction that is not a change of control under the indentures. Nevertheless, such transactions could result in a downgrade of our credit ratings, thereby negatively affecting the value of the notes.

Changes in credit ratings issued by nationally recognized statistical ratings organizations could adversely affect our cost of financing and the market price of our securities, including the notes.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes offered hereby.

If the notes are rated investment grade at any time by both Moody’s Investor Service and Standard & Poor’s Ratings Services, most of the restrictive covenants and corresponding events of default contained in the indentures governing the notes will be suspended, resulting in a reduction of credit protection.

If, at any time, the credit rating on the applicable series of notes, as determined by both Moody’s Investors Service and Standard & Poor’s Ratings Services, equals or exceeds Baa3 and BBB-, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the applicable indenture. Any restrictive covenants or corresponding events of default that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later falls below these thresholds. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the applicable indenture even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, you will have less credit protection. See “Description of 2022 Notes—Suspension of Certain Covenants,” “Description of 2024 Notes—Suspension of Certain Covenants” and “Description of 2025 Notes—Suspension of Certain Covenants,” as applicable.

There is no assurance of an active trading market for the notes.

We cannot assure you that a liquid market for the notes will develop or, if developed, that it will continue or that you will be able to sell your notes at a particular time or at favorable prices. We have not applied, and do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

The liquidity of any market for the notes is subject to a number of factors, including:

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

One or more of the initial purchasers with respect to the notes initially issued may, from time to time, make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by applicable securities laws.

Risks Related To Our Business

We are subject to significant international business risks that could hurt our business and cause our results of operations to fluctuate.

A significant portion of our net sales are to customers outside of the U.S. See Note 19 – Segment Information, for sales by geographic region. Our pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. Our international operations are subject to risks including, among others:

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currency fluctuations, including, without limitation, fluctuations in the foreign exchange rate of the Euro, British Pound, Brazilian Real, Canadian Dollar, Australian Dollar, Japanese Yen and the Mexican Peso;

•	changes in the economic conditions or consumer preferences or demand for our products in these markets;

•	the risk that because our brand names may not be locally recognized, we must spend significant amounts of time and money to build brand recognition without certainty that we will be successful;

•	labor unrest;

•	political and economic instability, as a result of war, terrorist attacks, pandemics, natural disasters or otherwise;

•	lack of developed infrastructure;

•	longer payment cycles and greater difficulty in collecting accounts;

•	restrictions on transfers of funds;

•	import and export duties and quotas, as well as general transportation costs;

•	changes in domestic and international customs and tariffs;

•	changes in foreign labor laws and regulations affecting our ability to hire and retain employees;

•	inadequate protection of intellectual property in foreign countries;

•	unexpected changes in regulatory environments;

•	difficulty in complying with foreign law; and

•	adverse tax consequences.

The foregoing factors may have a material adverse effect on our ability to increase or maintain our supply of products, financial condition or results of operations.

As a result of our international operations, we face a number of risks related to exchange rates and foreign currencies.

Our international sales and certain of our expenses are transacted in foreign currencies. During the fiscal year ended September 30, 2018, approximately 27% of our net sales and operating expenses were denominated in foreign currencies. We expect that the amount of our revenues and expenses transacted in foreign currencies will increase as our Latin American, European and Asian operations grow and as a result of acquisitions in these markets and, as a result, our exposure to risks associated with foreign currencies could increase accordingly. Significant changes in the value of the U.S. dollar in relation to foreign currencies will affect our cost of goods sold and our operating margins and could result in exchange losses or otherwise have a material effect on our business, financial condition and results of operations. Changes in currency exchange rates may also affect our sales to, purchases from, and loans to, our subsidiaries, as well as sales to, purchases from, and bank lines of credit with, our customers, suppliers and creditors that are denominated in foreign currencies.

We source many products from China and other Asian countries. To the extent the Chinese Renminbi (“RMB”) or other currencies depreciate or appreciate with respect to the U.S. dollar, we may experience fluctuations in our results of operations. Since 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate and instead fluctuates versus a basket of currencies. Although the People’s Bank of China has historically intervened in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure to currency fluctuations. Further, we may not be successful in implementing customer pricing or other actions in an effort to mitigate the impact of currency fluctuations and, thus, our results of operations may be adversely impacted.

We face risks related to the impact on foreign trade agreements and relations from the current administration.

Recent changes in the United States federal government have caused uncertainty about the future of trade partnerships and treaties, such as the North American Free Trade Agreement (“NAFTA”) and the World Trade Organization. The current administration has formally withdrawn the United States from the Trans Pacific Partnership Agreement (“TPPA”), which may affect the Company’s ability to leverage lower cost facilities in territories outside of the U.S. President Trump has also threatened to withdraw the United States from the World Trade Organization, which, if it occurred, could affect tariff rates and other trade terms between the U.S. and its trading partners as well as possibly have material consequences for the global trading system. The current administration has also initiated negotiations with Canada and Mexico aimed at re-negotiating the North American Free Trade Agreement (“NAFTA”). The U.S., Mexico, and Canada have reached a preliminary U.S.-Mexico-Canada Agreement (“USMCA”) which would replace NAFTA. The USMCA maintains duty-free access for most products and leaves most key provisions of the NAFTA agreement largely intact. The USMCA still requires approval by the U.S. Congress, by Mexico’s National Assembly, and by Canada’s Parliament before it enters into force. In addition, the USMCA is still undergoing a legal review and, if past U.S. free trade agreements are any indication, this could result in follow-up negotiations which could lead to modifications of certain provisions. It is uncertain what the outcome of the Congressional approval process, legal review, and any follow-up negotiations will be, but it is possible that revisions to NATFA or failure to secure Congressional approval could adversely affect the Company’s existing production operations in Mexico and the current and future levels of sales and earnings of the Company in all three countries. Furthermore, the current administration has threatened tougher trade terms with China and other countries, leading to the imposition of substantially higher U.S. tariffs on $250 billion of imports from China and to higher Chinese tariffs on a large amount of U.S. exports to China. All of this, could lead to increased costs and diminished sales opportunities in the U.S. and Chinese markets. Media and political reactions in the affected countries could potentially exacerbate the impact on the Company’s operations in those countries. The U.S. Administration’s assertive trade policies could result in further conflicts with U.S. trading partners, affecting the Company’s supply chains, sourcing, and markets. Foreign countries may impose additional burdens on U.S. companies through the use of local regulations, tariffs or other requirements which could increase our operating costs in those foreign jurisdictions. It remains unclear what additional actions, if any, the current administration will take. If the United States were to materially modify NAFTA or other international trade agreements to which it is a party, or if tariffs were raised on the foreign-sourced goods that we sell, such goods may no longer be available at a commercially attractive price, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We face risks relating to the United Kingdom’s 2016 referendum, which called for its exit from the European Union.

The United Kingdom’s (“UK”) referendum on withdrawal from the European Union (“EU”) on June 23, 2016 (referred to as “Brexit”), and subsequent notification of the UK’s intention to withdraw from the EU given on March 29, 2017, have adversely impacted global markets and foreign currencies. In particular, the value of the Pound Sterling has sharply declined as compared to the U.S. Dollar and other currencies. This volatility in foreign currencies is expected to continue as the UK negotiates and executes its exit from the EU, but there is uncertainty over what time period this will occur. A significantly weaker Pound Sterling compared to the U.S. Dollar could have a significant negative effect on the Company’s business, financial condition and results of operations. The decrease in value to the Pound Sterling and impacts across global markets and foreign currencies may influence trends in consumer confidence and discretionary spending habits, but given the lack of precedent and uncertainty, it is unclear how the implications will affect us.

The intention to withdraw began a two-year negotiating period to establish the withdrawal terms. Even if no agreement is reached, the UK’s separation still becomes effective unless all EU members unanimously agree on an extension. Negotiations have commenced to determine the future terms of the UK relationship with the EU, including, among other things, the terms of trade between the UK and the EU. If no agreement is reached by March 19, 2019, the

UK’s membership in the EU could terminate under a so-called “hard Brexit”. The effects of Brexit will depend on many factors, including any agreements that the UK makes to retain access to EU markets either during a transitional period or more permanently. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the UK determines which EU laws to replace or replicate. In a “hard Brexit” scenario, there could be increased costs from re-imposition of tariffs on trade between the UK and EU, shipping delays because of the need for customs inspections and procedures, and temporary shortages of certain goods. In addition, trade and investment between the UK, the EU, the United States and other countries will be impacted by the fact that the UK currently operates under the EU’s tax treaties. The UK will need to negotiate its own tax and trade treaties with countries all over the world, which could take years to complete. While we cannot anticipate the outcome of these future negotiations, effects could include uncertainty regarding tax exemptions and reliefs within the EU, as well as expected changes in tariffs and tax laws or regulations which could materially and adversely affect our business, business opportunities, results of operations, financial condition, liquidity and cash flows.

We participate in very competitive markets and we may not be able to compete successfully, causing us to lose market share and sales.

We compete for consumer acceptance and limited shelf space based upon brand name recognition, perceived product quality, price, performance, product features and enhancements, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies, and new product introductions. Additional discussion over the segments, product categories and markets in which we compete are included under Part I, Item 1 of this prospectus (“Business”). Our ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

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We compete against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than us.

•

In some key product lines, our competitors may have lower production costs and higher profit margins than us, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives.

•	Technological advancements, product improvements or effective advertising campaigns by competitors may weaken consumer demand for our products.

•	Consumer purchasing behavior may shift to distribution channels, including to online retailers, where we and our customers do not have a strong presence.

•	Consumer preferences may change to lower margin products or products other than those we market.

•

We may not be successful in the introduction, marketing and manufacture of any new products or product innovations or be able to develop and introduce, in a timely manner, innovations to our existing products that satisfy customer needs or achieve market acceptance.

In addition, in a number of our product lines, we compete with our retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products. Significant new competitors or increased competition from existing competitors, including specifically private label brands, may adversely affect our business, financial condition and results of our operations.

Some competitors may be willing to reduce prices and accept lower profit margins to compete with us. As a result of this competition, we could lose market share and sales, or be forced to reduce our prices to meet competition. If our product offerings are unable to compete successfully, our sales, results of operations and financial condition could be materially and adversely affected. In addition, we may be unable to implement changes to our products or otherwise adapt to changing consumer trends. If we are unable to respond to changing consumer trends, our operating results and financial condition could be adversely affected.

Changes in consumer shopping trends and changes in distribution channels could significantly harm our business

We sell our products through a variety of trade channels with a significant portion dependent upon retail partnerships, through both traditional brick-and-mortar retail channels and e-commerce channels. We are seeing the emergence of strong e-commerce channels generating more online competition and declining in-store traffic in brick-and-mortar retailers. Consumer shopping preferences have shifted, and may continue to shift in the future to distribution channels other than traditional retail that may have more limited experience, presence and developed, such as e-commerce channels. If we are not successful in developing and utilizing e-commerce channels that future consumers may prefer, we may experience lower than expected revenues.

We are also seeing more traditional brick-and-mortar retailers closing physical stores, and filing for bankruptcy, which could negatively impact our distribution strategies and/or sales if such retailers decide to significantly reduce their inventory levels for our products or to designate more floor space to our competitors. Further consolidation, store closures and bankruptcies could have a material adverse effect on our business, prospects, financial condition, results of operations, cash flows, as well as the trading price of our securities.

Consolidation of retailers and our dependence on a small number of key customers for a significant percentage of our sales may negatively affect our business, financial condition and results of operations.

As a result of consolidation of retailers that has occurred during the past several years, particularly in the United States and the EU, and consumer trends toward national mass merchandisers, a significant percentage of our sales are attributable to a limited group of customers. Additional discussion over customers and customer concentration is included Part I, Item 1 of this prospectus (“Business”). As these mass merchandisers and retailers grow larger and become more sophisticated, they may demand lower pricing, special packaging or impose other requirements on product suppliers. These business demands may relate to inventory practices, logistics or other aspects of the customer-supplier relationship. Because of the importance of these key customers, demands for price reductions or promotions, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on our business, financial condition and results of operations. Our success is dependent on our ability to manage our retailer relationships, including offering trade terms on mutually acceptable terms.

Although we have long-established relationships with many of our customers, we generally do not have long-term agreements with them and purchases are normally made through the use of individual purchase orders. Any significant reduction in purchases, failure to obtain anticipated orders or delays or cancellations of orders by any of these major customers, or significant pressure to reduce prices from any of these major customers, could have a material adverse effect on our business, financial condition and results of operations. Additionally, a significant deterioration in the financial condition of the retail industry in general, the bankruptcy of any of our customers or any of our customers ceasing operations could have a material adverse effect on our sales and profitability.

As a result of retailers maintaining tighter inventory control, we face risks related to meeting demand and storing inventory.

As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, we may be required to shorten our lead-time for production and more closely anticipate our retailers’ and customers’ demands, which could in the future require us to carry additional inventories and increase our working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if our retailers significantly change their inventory management strategies, we may encounter difficulties in filling customer orders or in liquidating excess inventories or may find that customers are cancelling orders or returning products, which may have a material adverse effect on our business.

Furthermore, we primarily sell branded products and a move by one or more of our large customers to sell significant quantities of private label products, which we do not produce on their behalf and which directly compete with our products, could have a material adverse effect on our business, financial condition and results of operations.

Sales of certain of our products are seasonal and may cause our operating results and working capital requirements to fluctuate.

On a consolidated basis our financial results are approximately equally weighted across our quarters, however, sales of certain product categories tend to be seasonal. Further discussion over the seasonality of sales is included in Part I,

Item 1 of this prospectus (“Business”). As a result of this seasonality, our inventory and working capital needs fluctuate significantly throughout the year. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If we are unable to accurately forecast and prepare for customer orders or our working capital needs, or there is a general downturn in business or economic conditions during these periods, our business, financial condition and results of operations could be materially and adversely affected.

Adverse weather conditions during our peak selling seasons for our home and garden control products could have a material adverse effect on our home and garden business.

Weather conditions have a significant impact on the timing and volume of sales of certain of our lawn and garden and household insecticide and repellent products. For example, periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides. Adverse weather conditions during the first six months of the calendar year (the Company’s second and third fiscal quarters), when demand for home and garden control products typically peaks, could have a material adverse effect on our home and garden business and our financial results during such period.

Our products utilize certain key raw materials; any significant increase in the price of, or change in supply and demand for, these raw materials could have a material and adverse effect on our business, financial condition and profits.

The principal raw materials used to produce our products—including brass, petroleum-based plastic materials, steel, aluminum, copper and corrugated materials (for packaging)—are sourced either on a global or regional basis by us or our suppliers, and the prices of those raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. Although we may seek to increase the prices of certain of our goods to our customers, we may not be able to pass all of these cost increases on to our customers. As a result, our margins may be adversely impacted by such cost increases. We cannot provide any assurance that our sources of supply will not be interrupted due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow, which may have an adverse effect on our profitability and results of operations.

We regularly engage in forward purchase and hedging derivative transactions in an attempt to effectively manage and stabilize some of the raw material costs we expect to incur over the next 12 to 24 months. However, our hedging positions may not be effective, or may not anticipate beneficial trends, in a particular raw material market or may, as a result of changes in our business, no longer be useful for us. See Note 13 – Derivatives in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further discussion over our effective hedging strategies over certain commodity costs. In addition, for certain of the principal raw materials we use to produce our products, such as electrolytic manganese dioxide powder, there are no available effective hedging markets. If these efforts are not effective or expose us to above average costs for an extended period of time, and we are unable to pass our raw materials costs on to our customers, our future profitability may be materially and adversely affected. Furthermore, with respect to transportation costs, certain modes of delivery are subject to fuel surcharges which are determined based upon the current cost of diesel fuel in relation to pre-established agreed upon costs. We may be unable to pass these fuel surcharges on to our customers, which may have an adverse effect on our profitability and results of operations.

In addition, we have exclusivity arrangements and minimum purchase requirements with certain of our suppliers for the home and garden business, which increase our dependence upon and exposure to those suppliers. Some of those agreements include caps on the price we pay for our supplies and in certain instances these caps have allowed us to purchase materials at below market prices. When we attempt to renew those contracts, the other parties to the contracts may not be willing to include or may limit the effect of those caps and could even attempt to impose above market prices in an effort to make up for any below market prices paid by us prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect our business, financial condition and results of operations.

Our dependence on a few suppliers for certain of our products makes us vulnerable to a disruption in the supply of our products.

Although we have long-standing relationships with many of our suppliers, we generally do not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on our business, financial condition and results of operations:

•	our ability to identify and develop relationships with qualified suppliers;

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the terms and conditions upon which we purchase products from our suppliers, including applicable exchange rates, transport and other costs, our suppliers’ willingness to extend credit to us to finance our inventory purchases and other factors beyond our control;

•	the financial condition of our suppliers;

•	political and economic instability in the countries in which our suppliers are located, as a result of war, terrorist attacks, pandemics, natural disasters or otherwise;

•	our ability to import outsourced products;

•	our suppliers’ noncompliance with applicable laws, trade restrictions and tariffs; or

•	our suppliers’ ability to manufacture and deliver outsourced products according to our standards of quality on a timely and efficient basis.

If our relationship with one of our key suppliers is adversely affected, we may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling, molds or other specialized production equipment or processes used by such supplier in the manufacture of our products. The loss of one or more of our suppliers, a material reduction in their supply of products or provision of services to us or extended disruptions or interruptions in their operations could have a material adverse effect on our business, financial condition and results of operations.

Our facilities are subject to various hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including human error, leaks and ruptures, explosions, floods, fires, inclement weather and natural disasters, power loss or other infrastructure failures, mechanical failure, unscheduled downtime, regulatory requirements, the loss of certifications, technical difficulties, labor disputes, inability to obtain material, equipment or transportation, environmental hazards such as remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases, and other risks. Many of these hazards could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination. In addition, the occurrence of material operation problems at our facilities due to any of these hazards could cause a disruption in the production of products. We may also encounter difficulties or interruption as a result of the application of enhanced manufacturing technologies or changes to production lines to improve throughput or to upgrade or repair its production lines. The Company’s insurance policies have coverage in case of significant damage to its manufacturing facility but may not fully compensate for the cost of replacement for any such damage and any loss from business interruption. As a result, we may not be adequately insured to cover losses resulting from significant damage to its manufacturing facility. Any damage to its facility or interruption in manufacturing could result in production delays and delays in meeting contractual obligations which could have a material adverse effect on relationships with customers and on its results of operations, financial condition or cash flows in any given period.

We face risks related to our sales of products obtained from third-party suppliers.

We sell a significant number of products that are manufactured by third party suppliers over which we have no direct control. While we have implemented processes and procedures to try to ensure that the suppliers we use are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in our marketing and distribution of contaminated, defective or dangerous products which could subject us to liabilities and could result in the imposition by governmental authorities of procedures or penalties that could restrict or eliminate our ability to purchase products. Any or all of these effects could adversely affect our business, financial condition and results of operations.

Additionally, the impact of economic conditions of our suppliers cannot be predicted and our suppliers may be unable to access financing or become insolvent and thus become unable to supply us with products. Development in tax policy, such as the disallowance of tax deductions for imported goods, or the imposition of tariffs on imported goods, could further have a material adverse effect on our results of operations and liquidity.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act includes provisions regarding certain minerals and metals, known as conflict minerals, mined from the Democratic Republic of Congo and adjoining countries. These provisions require companies to undertake due diligence procedures and report on the use of conflict minerals in its products, including products manufactured by third parties. Compliance with these provisions will cause us to incur costs to certify that our supply chain is conflict free and we may face difficulties if our suppliers are unwilling or unable to verify the source of their materials. Our ability to source these minerals and metals may also be adversely impacted. In addition, our customers may require that we provide them with a certification and our inability to do so may disqualify us as a supplier.

We are subject to risks associated with importing goods and materials from foreign countries.

A portion of goods and materials may be sourced by vendors and by us outside of the United States. Although we have implemented policies and procedures designed to facilitate compliance with laws and regulations relating to doing business in foreign markets and importing merchandise from abroad, there can be no assurance that suppliers and other third parties with whom we do business will not violate such laws and regulations or our policies, which could subject us to liability and could adversely affect our results of operations.

We are subject to the various risks of importing merchandise from abroad and purchasing product made in foreign countries, such as:

•	potential disruptions in manufacturing, logistics and supply;

•	changes in duties, tariffs, quotas and voluntary export restrictions on imported goods;

•	strikes and other events affecting delivery;

•	product compliance with laws and regulations of the destination country;

•	product liability claims from customers or penalties from government agencies relating to products that are recalled, defective or otherwise noncompliance or alleged to be harmful;

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concerns about human rights, working conditions and other labor rights and conditions and environmental impact in foreign countries where goods are produced and materials or components are sourced, and changing labor, environmental and other laws in these countries;

•	local business practice and political issues that may result in adverse publicity or threatened or actual adverse consumer actions, including boycotts;

•	compliance with laws and regulations concerning ethical business practices, such as the U.S. Foreign Corrupt Practices Act; and

•	economic, political or other problems in countries from or through which goods are imported.

Political or financial instability, trade restrictions, tariffs, currency exchange rates, labor conditions, congestion and labor issues at major ports, transport capacity and costs, systems issues, problems in third party distribution and warehousing and other interruptions of the supply chain, compliance with U.S. and foreign laws and regulations and other factors relating to international trade and imported merchandise beyond our control could affect the availability and the price of our inventory. These risks and other factors relating to foreign trade could subject us to liability or hinder our ability to access suitable merchandise on acceptable terms, which could adversely impact our results of operations. In addition, developments in tax policy, such as the disallowance of tax deductions for imported merchandise, or the imposition of tariffs on imported goods, could have a material adverse effect on our results of operations and liquidity

We may not be able to adequately establish and protect our intellectual property rights, and the infringement or loss of our intellectual property rights could harm our business.

To establish and protect our intellectual property rights, we rely upon a combination of national, foreign and multi-national patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual arrangements. The measures that we take to protect our intellectual property rights may prove inadequate to prevent third parties from infringing or misappropriating our intellectual property. We may need to resort to litigation to enforce or defend our intellectual property rights. If a competitor or collaborator files a patent application claiming technology also claimed by us, or a trademark application claiming a trademark, service mark or trade dress also used by us, in order to protect our rights, we may have to participate in expensive and time consuming opposition or interference proceedings before the U.S. Patent and Trademark Office or a similar foreign agency. Similarly, our intellectual property rights may be challenged by third parties or invalidated through administrative process or litigation. The costs associated with protecting intellectual property rights, including litigation costs, may be material. Furthermore, even if our intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights, or our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require us to incur substantial costs, including the diversion of the time and resources of management and technical personnel.

Moreover, the laws of certain foreign countries in which we operate or may operate in the future do not protect, and the governments of certain foreign countries do not enforce, intellectual property rights to the same extent as do the laws and government of the U.S., which may negate our competitive or technological advantages in such markets. Also, some of the technology underlying our products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to our competitors at any time. If we are unable to establish and then adequately protect our intellectual property rights, our business, financial condition and results of operations could be materially and adversely affected.

We license various trademarks, trade names and patents from third parties for certain of our products. Further discussion and detail on licensed trademarks, trade names and patents are included under Item 1 above. These licenses generally place marketing obligations on us and require us to pay fees and royalties based on net sales or profits. Typically, these licenses may be terminated if we fail to satisfy certain minimum sales obligations or if we breach the terms of the license. The termination of these licensing arrangements, failure to renew or enter into a new agreement on acceptable terms could adversely affect our business, financial condition and results of operations. When our right to use these trademarks, brand names and logos expires, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to new brands, our reputation among our customers could be adversely affected, and our revenue and profitability could decline.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology, products and services could be harmed significantly.

We rely on trade secrets, know-how and other proprietary information in operating our business. If this information is not adequately protected, then it may be disclosed or used in an unauthorized manner. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor. The risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, could harm us by enabling our competitors, who may have greater experience and financial resources, to copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. The disclosure of our trade secrets would impair our competitive position, thereby weakening demand for our products or services and harming our ability to maintain or increase our customer base.

Claims by third parties that we are infringing their intellectual property and other litigation could adversely affect our business.

From time to time in the past we have been subject to claims that we are infringing the intellectual property of others. We currently are the subject of such claims and it is possible that third parties will assert infringement claims against us in the future. An adverse finding against us in these or similar trademark or other intellectual property litigations may have a material adverse effect on our business, financial condition and results of operations. Any such claims, with or without merit, could be time consuming and expensive, and may require us to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require us to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. If we are deemed to be infringing a third party’s intellectual property and are unable to continue using that intellectual property as we had been, our business and results of operations could be harmed if we are unable to successfully develop non-infringing alternative intellectual property on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation could subject us to significant liability, as well as require us to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. Any significant restriction on our proprietary or licensed intellectual property that impedes our ability to develop and commercialize our products could have a material adverse effect on our business, financial condition and results of operations.

Class action and derivative action lawsuits and other investigations, regardless of their merits, could have an adverse effect on our business, financial condition and results of operations.

We and certain of our officers and directors have been named in the past, and, may be named in the future, as defendants of class action and derivative action lawsuits. In the past, we have also received requests for information from government authorities. Regardless of their subject matter or merits, class action lawsuits and other government investigations may result in significant cost to us, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on our business, financial condition and results of operations.

The Company may be subject to product liability claims and product recalls, which could negatively impact its profitability

In the ordinary course of our business, the Company may be named as a defendant in lawsuits involving product liability claims. In any such proceedings, plaintiffs may seek to recover large and sometimes unspecified amounts of damages, and the matters may remain unresolved for several years. Any such matters could have a material adverse effect on our business, results of operations and cash flows if we are unable to successfully defend against or settle these matters or if our insurance coverage is insufficient to satisfy any judgments against us or settlement related to these matters. The Company sells perishable treats for animal consumption, which involves risks such as product contamination or spoilage, product tampering, and other adulteration of food products. The Company may be subject to liability if the consumption of any of its products causes injury, illness, or death. In addition, the Company will voluntarily recall products in the event of contamination or damage. For example, on June 10, 2017, the Company initiated a voluntary safety recall of various rawhide chew products for dogs sold by the Company’s PET segment due to possible chemical contamination. The costs of the recall negatively impacted Net Sales, Gross Margin, and Adjusted EBITDA in the PET in fiscal 2017 and this impact continued in fiscal 2018. A significant product liability judgment or a widespread product recall may negatively impact the Company’s sales and profitability for a period of time depending on product availability, competitive reaction, and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that Company products caused illness or injury could adversely affect the Company’s reputation with existing and potential customers and its corporate and brand image. Although we have product liability insurance coverage and an excess umbrella policy, our insurance policies may not provide coverage for certain, or any, claims against us or may not be sufficient to cover all possible liabilities. We may not be able to maintain such insurance on acceptable terms, if at all, in the future. See Note 18 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements included elsewhere for further discussion on product liability and product recalls.

Agreements, transactions and litigation involving or resulting from the activities of our predecessor and its former subsidiaries may subject us to future claims or litigation that could materially adversely impact our capital resources.

The Company was formerly known as HRG Group, Inc. (“HRG”), which is the successor to Zapata Corporation, which was a holding company engaged, through its subsidiaries, in a number of business activities and over the course of HRG’s existence, has acquired and disposed of a number of businesses. The activities of such entities may subject us to future claims or litigation regardless of the merit of such claims or litigation and the defenses available to us. The time and expense that we may be required to dedicate to such matters may be material to us and our subsidiaries and may adversely impact our capital resources. In certain instances, we may have continuing obligations pursuant to certain of these transactions, including obligations to indemnify other parties to agreements, and may be subject to risks resulting from these transactions.

We may incur material capital and other costs due to environmental liabilities.

We are subject to a broad range of federal, state, local, foreign and multi-national laws and regulations relating to the environment. These include laws and regulations that govern:

•	discharges to the air, water and land;

•	the handling and disposal of solid and hazardous substances and wastes; and

•	remediation of contamination associated with release of hazardous substances at our facilities and at off-site disposal locations.

Risk of environmental liability is inherent in our business. As a result, material environmental costs may arise in the future. Our international operations may expose us to risks related to compliance with the laws and regulations of foreign countries. Moreover, there are adopted and proposed international accords and treaties, as well as federal, state and local laws and regulations, that would attempt to control or limit the causes of climate change, including the effect of greenhouse gas emissions on the environment. In the event that the U.S. government or foreign governments enact new climate change laws or regulations or make changes to existing laws or regulations, compliance with applicable laws or regulations may result in increased manufacturing costs for our products, such as by requiring investment in new pollution control equipment or changing the ways in which certain of our products are made. We may incur some of these costs directly and others may be passed on to us from our third-party suppliers. Although we believe that we are substantially in compliance with applicable environmental laws and regulations at our facilities, we may not always be in compliance with such laws and regulations or any new laws and regulations in the future, which could have a material adverse effect on our business, financial condition and results of operations.

From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties or former properties. We have not conducted invasive testing at all of our facilities to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, material liabilities may arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on our business, financial condition and results of operations. We are currently engaged in investigative or remedial projects at a few of our facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material effect on our business, financial condition and results of operations.

In addition, in connection with certain business acquisitions, we have assumed, and in connection with future acquisitions may assume, certain potential environmental liabilities. To the extent we have not identified such environmental liabilities or to the extent the indemnifications obtained from our counterparties are insufficient to cover such environmental liabilities, these environmental liabilities could have a material adverse effect on our business.

We are also subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which we are responsible as a result of our relationship with such other parties. These proceedings are under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or similar state or foreign jurisdiction laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. We occasionally are identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where we have been notified of our status as a potentially responsible party, it is either premature to determine if our potential liability, if any, will be material or we do not believe that our liability, if any, will be material. We may be named as a potentially responsible party under CERCLA or similar state or foreign jurisdiction laws in the future for other sites not currently known to us, and the costs and liabilities associated with these sites may have a material adverse effect on our business, financial condition and results of operations.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. See Note 18 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements included elsewhere within this prospectus for further discussion on estimated liabilities arising from such environmental matters. Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from such environmental matters should not be material to our business or financial condition.

Compliance with various public health, consumer protection and other regulations applicable to our products and facilities could increase our cost of doing business and expose us to additional requirements with which we may be unable to comply.

Certain of our products sold through, and facilities operated under, each of our business segments are regulated by the Environmental Protection Agency (“EPA”), the Food and Drug Administration (“FDA”), the United States Department of Agriculture or other federal or state consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Our inability to obtain, or the cancellation of, any registration could have an adverse effect on our business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients, but we may not always be able to avoid or minimize these risks.

As a distributor of consumer products in the U.S., certain of our products are also subject to the Consumer Product Safety Act, which empowers the U.S. Consumer Product Safety Commission (the “Consumer Commission”) to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Commission could require us to repair, replace or refund the purchase price of one or more of our products, or we may voluntarily do so. Any additional repurchases or recalls of our products could be costly to us and could damage the reputation or the value of our brands. If we are required to remove, or we voluntarily remove our products from the market, our reputation or brands could be tarnished and we may have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the Consumer Commission of a potential safety hazard can result in significant fines being assessed against us. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which we sell our products, and more restrictive laws and regulations may be adopted in the future.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of our products that are sold through the Home and Garden Business continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in our products.

In addition, the use of certain pesticide products that are sold through our Home and Garden Business may, among other things, be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product, that users post notices on properties where products have been or will be applied or that certain ingredients may not be used. Compliance with such public health regulations could increase our cost of doing business and expose us to additional requirements with which we may be unable to comply.

Any failure to comply with these laws or regulations, or the terms of applicable environmental permits, could result in us incurring substantial costs, including fines, penalties and other civil and criminal sanctions or the prohibition of sales of our pest control products. Environmental law requirements and the enforcement thereof, change frequently, have tended to become more stringent over time and could require us to incur significant expenses.

Most federal, state and local authorities require certification by Underwriters Laboratory, Inc. (“UL”), an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Our products may not meet the specifications required by these authorities. A determination that any of our products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Public perceptions that some of the products we produce and market are not safe could adversely affect us.

On occasion, customers have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that any of our products are not safe, whether justified or not, could impair our reputation, damage our brand names and have a material adverse effect on our business, financial condition and results of operations. In addition, we rely on certain third party trademarks, brand names and logos of which we do not have exclusive use of. Public perception that any such third party trademarks, brand names and logos used by us are not safe, whether justified or not, could have a material adverse effect on our business, financial condition and results of operations.

A cybersecurity breach or failure of one or more key information technology systems could have a material adverse impact on our business or reputation.

We rely extensively on information technology (IT) systems, networks and services, including internet sites, data hosting and processing facilities and tools and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist in conducting our business.

Our IT systems have been, and will likely continue to be, subject to computer viruses or other malicious codes, unauthorized access attempts, phishing and other cyber-attacks. We continue to assess potential threats and make investments seeking to address these threats, including monitoring of networks and systems and upgrading skills, employee training and security policies for the Company and its third-party providers. However, because the techniques used in these attacks change frequently and may be difficult to detect for periods of time, we may face difficulties in anticipating and implementing adequate preventative measures. To date, we have seen no material impact on our business or operations from these attacks; however, we cannot guarantee that our security efforts will prevent breaches or breakdowns to our or our third-party providers’ databases or systems. If the IT systems, networks or service providers we rely upon fail to function properly, or if we or one of our third-party providers suffer a loss, significant unavailability of or disclosure of our business or stakeholder information, and our business continuity plans do not effectively address these failures on a timely basis, we may be exposed to reputational, competitive and business harm as well as litigation and regulatory action. The costs and operational consequences of responding to breaches and implementing remediation measures could be significant.

Disruption or failures of our information technology systems could have a material adverse effect on our business.

Our information technology systems are susceptible to security breaches, operational data loss, general disruptions in functionality, and may not be compatible with new technology. We depend on our information technology systems for the effectiveness of our operations and to interface with our customers, as well as to maintain financial records and accuracy. Disruption or failures of our information technology systems could impair our ability to effectively and timely provide our services and products and maintain our financial records, which could damage our reputation and have a material adverse effect on our business.

Our actual or perceived failure to adequately protect personal data could adversely affect our business, financial condition and results of operations.

A variety of state, national, foreign, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer, and other processing of personal data. These privacy and data protection-related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development of new products.

We historically have relied upon adherence to the U.S. Department of Commerce’s Safe Harbor Privacy Principles and compliance with the U.S.-EU Safe Harbor Framework under Directive 95/46/EC (commonly referred to as the “Data Protection Directive”) agreed to by the U.S. Department of Commerce and the EU. However, the U.S.-EU Safe Harbor Framework, which established means for legitimizing the transfer of personal data by U.S. companies from the European Economic Area, or EEA, to the U.S., was invalidated by a decision of the European Court of Justice (or the “ECJ”) in the fall of 2015. On July 12, 2016, the European Commission adopted the EU-U.S. Privacy Shield, which provides a framework for the transfer of personal data of EU data subjects, and on May 4, 2016, the EU General Data Protection Regulation (“GDPR”), which will replace Directive 95/46/EC, was formally published. The GDPR will go into effect on May 25, 2018 and as a regulation as opposed to a directive will be directly applicable in EU member states. Among other things, the GDPR applies to data controllers and processors outside of the EU whose processing activities relate to the offering of goods or services to, or monitoring the behavior within the EU of, EU data subjects.

In light of these developments, we have reviewed and are continuing to review our business practices and have implemented changes to our personal data handling with the goal of ensuring that our transfer and receipt of EEA residents’ personal data will be compliant under applicable European law. The regulation of data privacy in the EU continues to evolve, and it is not possible to predict the ultimate content, and therefore the effect, of data protection regulation over time.

Our actual or alleged failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, subject us to claims or other remedies and have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to negotiate satisfactory terms to continue existing or enter into additional collective bargaining agreements, we may experience an increased risk of labor disruptions and our results of operations and financial condition may suffer.

See the discussion over the Company’s labor force subject to collective bargaining agreements under the caption Employees in Item 1 above. While we currently expect to negotiate continuations to the terms of these agreements, there can be no assurances that we will be able to obtain terms that are satisfactory to us or otherwise to reach agreement at all with the applicable parties. In addition, in the course of our business, we may also become subject to additional collective bargaining agreements. These agreements may be on terms that are less favorable than those under our current collective bargaining agreements. Increased exposure to collective bargaining agreements, whether on terms more or less favorable than our existing collective bargaining agreements, could adversely affect the operation of our business, including through increased labor expenses. While we intend to comply with all collective bargaining agreements to which we are subject, there can be no assurances that we will be able to do so and any noncompliance could subject us to disruptions in our operations and materially and adversely affect our results of operations and financial condition.

Significant changes in actual investment return on pension assets, discount rates and other factors could affect our results of operations, equity and pension contributions in future periods.

Our results of operations may be positively or negatively affected by the amount of income or expense we record for our defined benefit pension plans. Accounting Principles Generally Accepted in the United States (“GAAP”) requires that we calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions about financial markets and other economic conditions, which may change based on changes in key economic indicators. The most significant assumptions we use to estimate pension income or expense are the discount rate and the expected long-term rate of return on plan assets. In addition, we are required to make an annual measurement of plan assets and liabilities, which may result in a significant change to equity. Although pension expense and pension funding contributions are not directly related, key economic factors that affect pension expense would also likely affect the amount of cash we would contribute to pension plans as required under the Employee Retirement Income Security Act of 1974, as amended.

We depend on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

We are highly dependent on the continuing efforts of our senior management team and other key personnel. Our business, financial condition and results of operations could be materially adversely affected if we lose any of these persons and are unable to attract and retain qualified replacements.

Our business may be materially affected by changes to fiscal and tax policies that could adversely affect our results of operations and cash flows

We operate globally and changes in tax laws could adversely affect our results. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries, imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries, a minimum tax on foreign earnings, limitations on deduction of business interest expense and limits on deducting compensation to certain executive officers. Additional tax regulations and interpretations of the Tax Reform Act are expected to be issued. It is also unclear which of the Tax Reform Act provisions will be adopted by U.S. states. New or revised interpretations of the Tax Reform Act and state conformity with its provisions could have a material impact on the valuation allowance recorded on U.S. federal and state net operating losses. Certain of these changes could have a negative or adverse impact on the operating results and cash flows of the Company. See Note 15 – Income Taxes in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further discussion on the impact from the Tax Reform Act.

We may not be able to fully utilize our U.S. tax attributes.

The Company has accumulated a substantial amount of U.S. federal and state net operating loss (“NOLs”) carryforwards, capital loss carryforwards, and federal and state tax credits that will expire if unused. We have concluded that it is more likely than not that the majority of the federal and state deferred tax assets will create tax benefits in the future. As a consequence of earlier business combinations and issuances of common stock, the Company and its subsidiaries have had various changes of ownership that continue to subject a significant amount of the Company’s U.S. NOLs and other tax attributes to certain limitations; and therefore a valuation allowance is still recognized on certain federal and state tax asset carryforwards that are expected to expire due to the ownership change limitations or because we do not believe we will earn enough taxable income to utilize. Further, as a result of the Tax Reform Act being signed into law, it is unclear which provisions of the Tax Reform Act will be adopted by U.S. states. State conformity to the provisions of the Tax Reform Act could have a material impact on the valuation allowance recorded on U.S. state net operating losses. If we are unable to fully utilize our NOLs to offset taxable income generated in the future, our future cash taxes could be materially and negatively impacted. For further detail over the Company’s federal and state NOLs, credits, and applicable valuation allowance as of September 30, 2018, see Note 15 – Income Taxes in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Our acquisition and expansion strategy may not be successful.

Our growth strategy is based in part on growth through acquisitions, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, consummating acquisitions on satisfactory terms or integrating any newly acquired or expanded business with our current operations. We may issue additional equity, incur long-term or short-term indebtedness, spend cash or use a combination of these for all or part of the consideration paid in future acquisitions or expansion of our operations. The execution of our acquisition and expansion strategy could entail repositioning or similar actions that in turn require us to record impairments, restructuring and other charges. Any such charges would reduce our earnings. We cannot guarantee that any future business acquisitions will be pursued or that any acquisitions that are pursued will be consummated.

Significant costs have been incurred and are expected to be incurred in connection with the consummation of recent and future business acquisitions and the integration of such acquired businesses with Spectrum into a combined company, including legal, accounting, financial advisory and other costs.

We expect to incur one-time costs in connection with integrating our operations, products and personnel and those of businesses we acquire into a combined company, in addition to costs related directly to completing such acquisitions. We would expect similar costs to be incurred with any future acquisition. These costs may include expenditures for:

•	employee redeployment, relocation or severance;

•	integration of operations and information systems;

•	combination of research and development teams and processes; and

•	reorganization or closures of facilities.

In addition, we expect to incur a number of non-recurring costs associated with combining our operations with those of acquired businesses. Additional unanticipated costs may yet be incurred as we integrate our business with acquired businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of our operations with those of acquired businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term. Additionally, while we expect to benefit from leveraging distribution channels and brand names among the Company and the businesses we acquire, we cannot assure you that we will achieve such benefits.

We may not realize the anticipated benefits of, and synergies from, our business acquisitions and may become responsible for certain liabilities and integration costs as a result.

Business acquisitions involve the integration of new businesses that have previously operated independently from us. The integration of our operations with those of acquired businesses is frequently expected to result in financial and operational benefits, including increased top line growth, margins, revenues and cost savings and be accretive to earnings per share, earnings before interest, taxes, depreciation and amortization and free cash flow before synergies. There can be no assurance, however, regarding when or the extent to which we will be able to realize these increased top line growth, margins, revenues, cost savings or accretions to earnings per share, earnings before interest, taxes, depreciation and amortization or free cash flow or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. We will often be required to integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which may be dissimilar. In some instances, we and certain acquired businesses have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with the integration of acquired businesses could have a material adverse effect on our business.

We may also acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or the rights to market specific products or use specific product names may involve a financial commitment by us, either in the form of cash or equity consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that we will acquire businesses or product distribution rights that will contribute positively to our earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations and acquired businesses may carry unexpected liabilities.

In addition, in connection with business acquisitions, we have assumed, and may assume in connection with future acquisitions, certain potential liabilities. To the extent such liabilities are not identified by us or to the extent the indemnifications obtained from third parties are insufficient to cover such liabilities, these liabilities could have a material adverse effect on our business.

Integrating our business with acquired businesses may divert our management’s attention away from operations.

Successful integration of acquired businesses’ operations, products and personnel with us may place a significant burden on our management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition and operating results.

As a result of business acquisitions, we may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect our business and require us to incur substantial additional costs to recruit replacement personnel.

We are highly dependent on the continuing efforts of our senior management team and other key personnel. As a result of business acquisitions, our current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on our business. In addition, we currently do not maintain “key person” insurance covering any member of our management team.

If any of our key personnel or those of our acquired businesses were to join a competitor or form a competing company, existing and potential customers or suppliers could choose to form business relationships with that competitor instead of us. There can be no assurance that confidentiality, non-solicitation, non-competition or similar agreements signed by former directors, officers, employees or stockholders of us, our acquired businesses or our transactional counterparties will be effective in preventing a loss of business.

General customer uncertainty related to our business acquisitions could harm us.

Our customers may, in response to the announcement or consummation of a business acquisition, delay or defer purchasing decisions. If our customers delay or defer purchasing decisions, our revenues could materially decline or any anticipated increases in revenue could be lower than expected.

If our goodwill, indefinite-lived intangible assets or other long-term assets become impaired, we will be required to record additional impairment charges, which may be significant.

A significant portion of our long-term assets consist of goodwill, other indefinite-lived intangible assets and finite-lived intangible assets recorded as a result of past acquisitions as well as through fresh start reporting. We do not amortize goodwill and indefinite-lived intangible assets, but rather review them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. We consider whether circumstances or conditions exist which suggest that the carrying value of our goodwill and other long-lived intangible assets might be impaired. If such circumstances or conditions exist, further steps are required in order to determine whether the carrying value of each of the individual assets exceeds its fair value. If analysis indicates that an individual asset’s carrying value does exceed its fair value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value.

The steps required by GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there may be an impairment and which may indicate that interim impairment testing is necessary include, but are not limited to: strategic decisions to exit a business or dispose of an asset made in response to changes in economic, political and competitive conditions; the impact of the economic environment on the customer base and on broad market conditions that drive valuation considerations by market participants; our internal expectations with regard to future revenue growth and the assumptions we make when performing impairment reviews; a significant decrease in the market price of our assets; a significant adverse change in the extent or manner in which our assets are used; a significant adverse change in legal factors or the business climate that could affect our assets; an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset; and significant changes in the cash flows associated with an asset. As a result of such circumstances, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on our business, financial condition and operating results.

The successful execution of our operational efficiency and multi-year restructuring initiatives are important to the long-term growth of our business.

We continue to engage in targeted restructuring initiatives, such as the HHI Distribution Center Consolidation and PET Rightsizing Initiative, to align our business operations in response to current and anticipated future market conditions and investment strategy. We will evaluate opportunities for additional initiatives to restructure or reorganize the business across our operating segments and functions with a focus on areas of strategic growth and optimizing operational efficiency. Significant risks associated with these actions may impair our ability to achieve the anticipated cost reduction or may disrupt our business including delays in shipping, implementation of workforce, redundant costs, and failure to meet operational targets. In addition, our ability to achieve the anticipated cost savings and other benefits from these actions within the expected timeframe is subject to many estimates and assumptions. These estimates and assumptions are subject to significant economic, competitive and other uncertainties, some of which are beyond our control. If these estimates and assumptions are incorrect, experience delays, or if other unforeseen events occur, our business and results of operation could be adversely affected. Refer to Note 5 - Restructuring and Related Charges in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for additional detail over restructuring related activity.

Certain of SBH’s stockholders hold a significant portion of SBH outstanding common stock, have registration rights with respect to their shares of SBH common stock, and have certain nomination rights with respect to the SBH board of directors; decisions by such stockholders could adversely affect our financial results and liquidity.

Jefferies Financial Group, Inc. (formerly Leucadia National Corporation) (“Jefferies Financial”) and CF Turul LLC (“Fortress”, an affiliate of Fortress Investment Group, LLC) beneficially own a significant portion of our outstanding common stock. In connection with the Merger, Jefferies Financial designated an independent director to the SBH board of directors who satisfied certain independence requirements set forth in the Merger Agreement and who joined the board of directors at the effective time of the Merger. Also in connection with the Merger, and pursuant to a stockholder agreement entered into between Jefferies Financial and SBH, Jefferies Financial has a continuing right, subject to certain conditions, to designate one nominee to the SBH board of directors. Because of the foregoing, Jefferies Financial and Fortress may exercise significant influence over our business and affairs, including over matters submitted to a vote of SBH stockholders, such as the election of SBH directors, the removal of directors, and approval of significant corporate transactions. This influence may have the effect of discouraging offers to acquire the Company. Pursuant to SBH’s amended and restated certificate of incorporation, Jefferies Financial and Fortress are, and pursuant to the stockholder agreement entered into in connection with the Merger, Jefferies Financial is, subject to certain restrictions on the transfer of SBH common stock. However, if, in compliance with such restrictions or after their expiration, Jefferies Financial or Fortress were to sell or otherwise transfer all or a large percentage of their holdings, it could have a material adverse effect on our financial condition and results of operations and the value of our securities.

Matters not directly related to us can nevertheless affect Jefferies Financial’s or Fortress’ respective decisions to maintain, decrease or increase their investments in SBH. Subject to compliance with the restrictions contained in SBH’s amended and restated certificate of incorporation and, in the case of Jefferies Financial, the stockholder agreement entered into in connection with the Merger, the sale or other disposition of a certain portion of SBH common stock could negatively impact our tax attributes. See also “The issuance of the shares of SBH common stock in connection with the Merger has materially increased the risk that the Company could experience an “ownership change” for U.S. federal income tax purposes, which could materially affect the Company’s ability to utilize its NOLs and capital loss carryforwards and adversely impact the Company’s results of operations.”

The issuance of the shares of SBH common stock in connection with the Merger has materially increased the risk that the Company could experience an “ownership change” for U.S. federal income tax purposes, which could materially affect the Company’s ability to utilize its NOLs and capital loss carryforwards and adversely impact the Company’s results of operations.

The Company has substantial deferred tax assets related to NOLs and capital loss carryforwards (together with the NOLs, the “Tax Attributes”) for U.S. federal and state income tax purposes, which the Company currently expects to be available to offset future taxable income. The Company’s ability to utilize or realize the current carrying value of such NOLs and capital loss carryforwards may be impacted by certain events, including annual limits imposed under Section 382 of the Code, or applicable provisions of state law, as a result of an “ownership change.” The issuance of shares of SBH common stock in connection with the Merger materially increased the risk that the Company could experience an “ownership change” in the future as a result of future issuances of shares or certain direct or indirect changes in the ownership of such shares or other securities (e.g., as a result of a disposition of shares currently owned by existing “5% stockholders”). In addition, although Jefferies Financial’s and Fortress’s ability to dispose of shares of SBH common stock owned by them is subject to certain transfer restrictions in the SBH amended and restated certificate of incorporation, and with respect to Jefferies Financial, the stockholder agreement entered into between Jefferies Financial and SBH in connection with the Merger, that are designed to prevent an “ownership change” from occurring, such restrictions will expire on the second anniversary of the closing of the Merger or earlier in certain specified circumstances. As a result, the Company could experience an “ownership change” in the future as a result of transfers by Jefferies Financial and Fortress following the expiration of such transfer restrictions.

An “ownership change” is generally defined as a cumulative increase of 50 percentage points or more (by value) in the ownership positions of certain “5% stockholders” of a corporation during a rolling three year period. Upon an “ownership change,” a corporation generally is subject to an annual limit on the ability to utilize pre-change NOLs and capital loss carryforwards to offset future taxable income and gain in an amount equal to the value of the corporation’s market capitalization immediately before the “ownership change” multiplied by the adjusted long-term tax-exempt rate set by the Internal Revenue Service (the “IRS”). Since NOLs generally may be carried forward for up to 20 years, any such annual limitation may result in the inability to utilize certain pre-change NOLs and other tax attributes.

In the event an “ownership change” were to occur, the Company could lose the ability to use a significant portion of its NOLs and capital loss carryforwards. Any permanent loss could have a material adverse effect on the Company’s results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made or implied certain forward-looking statements in this prospectus. All statements, other than statements of historical facts included in this prospectus, including statements regarding our business strategy, future operations, financial condition, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “could,” “will,” “should,” “may” and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

•	the impact of our indebtedness on our business, financial condition and results of operations;

•	the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of our debt instruments;

•	the impact of actions taken by significant stockholders;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s);

•	competitive promotional activity or spending by competitors, or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•

the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business;

•	changes in consumer spending preferences and demand for our products;

•	our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties;

•	our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the seasonal nature of sales of certain of our products;

•	the effects of climate change and unusual weather activity;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•

public perception regarding the safety of products, that we manufacture or sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties;

•	the impact of pending or threatened litigation;

•	the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data;

•	changes in accounting policies applicable to our business;

•	our ability to utilize our net operating loss carry-forwards to offset tax liabilities from future taxable income;

•	government regulations;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated;

•	the unanticipated loss of key members of senior management;

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; and

•	the transition to a new chief executive officer and such officer’s ability to determine and implement changes at the Company to improve the Company’s business and financial performance.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Jefferies in market-making transactions effected from time to time. We will not receive any proceeds from such transactions.

CAPITALIZATION

The following table presents the cash and cash equivalents and consolidated capitalization of SB/RH Holdings.

As of March 31, 2019 (1)
(in millions)
Cash and cash equivalents	$176.2

Debt:
Term Credit Facilities(2)	0
Revolving Credit Facility(2)	126.0
4.000% Senior Notes due 2026(2)	477.0
6.625% Senior Notes due 2022	285.0
6.125% Senior Notes due 2024	250.0
5.750% Senior Notes due 2025	1,000.0
Capital leases	169.4
Other notes and obligations	7.8

Total debt	$2,315.2
Total shareholder’s equity	1,919.1

Total capitalization	$4,058.1

(1)	Balances are reflected at par.
(2)	See “Description of Other Indebtedness.”

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial data is derived from SB/RH’s audited consolidated financial statements as of and for the five fiscal years ended September 30, 2018. The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this prospectus. As discussed in Note 1-Description of Business, subsequent to the year ended September 30, 2018, the Company sold its Global Batteries and lighting (“GBL”) business and Global Auto Care (“GAC”) business to Energizer Holdings, Inc. (“Energizer”) on January 2, 2019 and January 28, 2019, respectively. As a result, the Company’s assets and liabilities associated with GBL and GAC have been classified as held for sale in the accompanying Consolidated Statement of Financial Position for the fiscal years ended September 30, 2018, 2017, 2016 and the respective operations have been have been classified as discontinued operations in the accompanying Consolidated Statements of Income and Statements of Cash Flows for the fiscal years ended September 30, 2018, 2017, 2016. For the fiscal years ended September 30, 2015 and 2014 included within the selected financial data below, the Company has not adjusted to reflect changes due to the recognition of the GBL and GAC results as discontinued operations and therefore certain financial information within the summarized financial information below may not be comparable for such period.

	Year ended September 30,
(in millions, except per share data)	2018(1)	2017(2)	2016(3)	2015(4)	2014(5)
Statement of Operations Data
Revenues	$3,808.7	$3,705.4	$3,745.3	$4,690.4	$4,429.1
Gross profit	1,334.3	1,335.3	1,364.1	1,670.3	1,568.9
Operating income	302.3	341.2	410.2	474.1	484.5
Interest expense	167.0	161.8	184.4	271.9	202.1
Income from operations before income taxes	130.1	173.6	219.6	193.3	276.1
Income tax (benefit) expense	(76.8)	(8.6)	(33.4)	43.9	59.0
Net income from continuing operations	206.9	182.2	253.0
(Loss) income from discontinued operations	(24.0)	119.0	99.3
Net income	182.9	301.2	352.3	149.4	217.1
Net income attributable to controlling interest	181.5	299.9	351.9	148.9	216.8

Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$205.5	$180.9	$252.6
Net income (loss) from discontinued operations attributable to controlling interest	(24.0)	119.0	99.3

Net income attributable to controlling interest	$181.5	$299.9	$351.9	$148.9	$216.8

Statement of Financial Position Data
Cash and cash equivalents	$505.4	$168.2	$270.8	$247.9	$192.9
Total assets	7,637.4	7,417.5	7,053.5	7,193.7	5,511.3
Total debt	4,233.3	3,759.1	3,620.2	3,940.6	3,006.7
Total equity	1,611.7	1,835.4	1,829.4	1,572.8	1,070.2

(1)

For the year ended September 30, 2018, the operating results include an impairment of indefinite lived intangible assets of $20.3 million. Income tax expense includes a non-cash benefit of $181.7 million for restatement of deferred tax assets and liabilities and a provisional $73.1 million of income tax expenses for a one-time deemed mandatory repatriation attributable to the Tax Reform Act.

(2)

For the year ended September 30, 2017, the operating results include the PetMatrix operations since the acquisition date of June 1, 2017 and GloFish operations since the acquisition date of May 12, 2017. Operating income includes an impairment of indefinite lived intangible assets of $16.3 million. Interest expense includes $4.6 million of tender premium and a non-cash expense of $1.9 million as a result of the write-off of unamortized debt issuance costs in connection with the redemption of the 6.375% Notes.

(3)

For the year ended September 30, 2016, operating income includes an impairment of indefinite lived intangible assets of $4.7 million. Interest expense includes $15.6 million of tender premium and a non-cash expense of $5.8 million as a result of the write-off of unamortized debt issuance costs in connection with the redemption of the 6.375% Notes. Income tax expense includes a non-cash benefit of $111.1 million from a decrease in the valuation allowance against net deferred tax asset.

(4)

For the year ended September 30, 2015, the operating results include the Armored AutoGroup operations since the acquisition date of May 21, 2015; Salix operations since the acquisition date of January 16, 2015; European IAMS and Eukanuba operations since the acquisition date of December 31, 2014; and Tell operations since the acquisition date of October 1, 2014. Interest expense of $58.8 million was incurred related to the financing of the acquisition of AAG and the refinancing of the then-existing senior credit facility and asset based revolving loan facility. Income tax expense includes a non-cash benefit of $20.2 million from a decrease in the valuation allowance against net deferred tax assets, and a $22.8 million benefit due to the reversal of valuation allowance in conjunction with the acquisition of the AAG business.

(5)

For the year ended September 30, 2014, the operating results include the Liquid Fence operations since the acquisition date of January 2, 2014. Interest expense includes a non-cash charge of $9.2 million as a result of the write-off of unamortized debt issuance costs and unamortized discounts in connection with the amendment of the Company’s then existing term loans. Income tax expense includes a non-cash benefit of approximately $115.6 million from a decrease in the valuation allowance against net deferred tax assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion of the financial results, liquidity and other key items related to our performance and should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

Business Overview

Refer to Item 1 – Business and Note 1 – Description of Business – in Notes to the Consolidated Financial Statements, included elsewhere within this prospectus for an overview of our business.

Divestitures

•

Global Batteries & Lights – On January 2, 2019, the Company completed the sale of its GBL business pursuant to the GBL acquisition agreement with Energizer for cash proceeds of $1,956.2 million, resulting in a recognition of a pre-tax gain on sale of $996.3 million, including the estimated settlement over customary purchase price adjustments for working capital and assumed indebtedness, recognition of tax and legal indemnifications under the acquisition agreement and an estimated contingent purchase price adjustment for the settlement with the planned divestiture of the Varta consumer batteries business by Energizer of $200.0 million in accordance with the GBL acquisition agreement. The results of operations and gain on sale for disposal of the GBL business are recognized as a component of discontinued operations.

•

Global Auto Care – On January 28, 2019, the Company completed the sale of its GAC business pursuant to the GAC acquisition agreement with Energizer for $938.7 million in cash proceeds and $242.1 million in stock consideration in common stock of Energizer, resulting in the write-down of net assets held for sale of $110.8 million, including the estimated settlement over customary purchase price adjustments for working capital and assumed indebtedness, recognition of tax and legal indemnifications in accordance with the GAC acquisition agreement. The results of operations and write-down of net assets held for sale for the disposal of the GAC business are recognized as a component of discontinued operations.

•

Home & Personal Care – During the three month period ended December 30, 2018, the Company changed its plans to sell its HPC business and classified the net assets of HPC as held for use and the HPC operations have been classified as continuing operations for all periods presented. During the period in which the HPC business was held for sale, the Company incurred divestiture related expenses to market and sell the business that were previously recognized as a component of discontinued operations and ceased the recognition of depreciation and amortization on long-lived assets of the HPC disposal group, impact the comparability of financial results when classified as continuing operations, resulting in the recognition of $29.0 million in incremental depreciation & amortization charges during the six month period ended March 31, 2018.

See Note 3 – Divestitures and Note 22 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this prospectus, for more information on the assets and liabilities classified as held for sale and discontinued operations.

Acquisitions

The following acquisition activity has a significant impact on the comparability of the financial results on the consolidated financial statements.

•

PetMatrix – On June 1, 2017, the Company completed the acquisition of PetMatrix LLC, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Income and reported within the PET reporting segment for the years ended September 30, 2017 and 2018.

•

GloFish – On May 12, 2017, the Company entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations consist of the development and licensing of fluorescent fish for sale through retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statement of Income and reported within the PET reporting segment for the years ended September 30, 2017 and 2018.

See Note 4 - Acquisitions in the Notes to the Consolidated Financial Statements, included elsewhere within this prospectus, for additional detail regarding acquisition activity.

Restructuring Activity

We continually seek to improve our operational efficiency, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. We have undertaken various initiatives to reduce manufacturing and operating costs. The most significant of these initiatives are:

•	Global Productivity Improvement Plan, formerly Project Ignite, which began during the year ended September 30, 2018;

•	PET Rightsizing Initiative, which began during the second quarter of the year ended September 30, 2017 and is closed as of September 30, 2018;

•	HHI Distribution Center Consolidation, which began during the second quarter of the year ended September 30, 2017 and is anticipated to be closed by December 31, 2018.

See Note 5 - Restructuring and Related Charges in the Notes to the Consolidated Financial Statements, included elsewhere within this prospectus, for additional detail regarding restructuring and related activity.

Refinancing Activity

The following recent financing activity has a significant impact on the comparability of financial results on the consolidated financial statements.

•

During the year ended September 30, 2017, Spectrum refinanced a portion of its debt to extend maturities and reduce borrowing costs including entering into various amendments to the Credit Agreement under its Term Loans resulting in an increase to the USD Term Loan, repayment of the Euro Term Loan, increase in the capacity of the Revolver Facility and changes to the applicable variable interest rates.

•

During the year ended September 30, 2016, Spectrum refinanced a portion of its debt to extend maturities and reduce borrowing costs including the issuance of Euro denominated notes and repurchase of the 6.375% Notes.

•	On October 31, 2018, the Company repaid its CAD Term Loan in full for $32.6 million of outstanding principal and interest.

•

On January 4, 2019, the Company repaid its USD Term Loan in full using proceeds received from the divestiture of GBL, recognizing a loss on extinguishment of the debt of $9.0 million attributable to a non-cash charge from the write-off of deferred financing costs and original issue discount associated with the debt.

•

On March 21, 2019, the Company repaid $285.0 million of its 6.625% Senior Unsecured Notes with an outstanding principal of $570.0 million using proceeds received from the GBL and GAC divestitures, recognizing a loss on extinguishment of the debt of $9.6 million attributable to $6.3 million premium on repayment of debt and non-cash charge of $3.3 million attributable to the write-off of deferred financing costs associated with the debt.

See Note 11 - Debt in the Notes to the Consolidated Financial Statements, included elsewhere within this prospectus, for additional detail regarding debt.

Adoption of New Revenue Recognition Accounting Standard

On October 1, 2018, the Company adopted ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)” and all the related amendments using the modified retrospective transition method, resulting in a cumulative effect adjustment of $0.7 million, net of tax, to the opening balance of retained earnings at the beginning of the fiscal year 2019. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company does not expect the adoption to have a material impact on the comparability of it period revenue or operating results on an ongoing basis. See Note 2 – Significant Accounting Policies and Procedures and Note 6 – Revenue Recognition in Notes to the Condensed Consolidated Financial Statements, included elsewhere in this prospectus, for more information.

Safety Recall

On June 10, 2017, the Company initiated a voluntary safety recall of various rawhide chew products for dogs sold by the Company’s PET segment due to possible chemical contamination. The Company recognized a loss of $35.8 million for the year ended September 30, 2017 associated with the recall, which comprised of inventory write-offs of $15.0 million, customer losses of $7.1 million and $13.7 million of incremental costs to dispose of product and operational expenses due to a temporary shutdown of production facilities. The Company suspended production at facilities impacted by the product safety recall, completed a comprehensive manufacturing review and recommenced production during the fourth quarter ended September 30, 2017. Incremental costs were incurred during the year ended September 30, 2018 to address regulatory compliance needs for production and perform incremental remediation activities prior to review from regulatory authorities over production improvements. See Note 18 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements, included elsewhere within this prospectus for additional detail.

Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries and imposing a tax on deemed repatriated accumulated earnings of foreign subsidiaries. The Tax Reform Act reduced the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. Under the Tax Reform Act, the U.S. statutory tax rate for Fiscal 2018 is approximately 24.5%. The Company has recognized the tax impacts related to deemed repatriated earnings and the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended September 30, 2018. See Note 15 – Income Taxes to the Consolidated Financial Statements, included elsewhere within this prospectus for additional detail.

Non-GAAP Measurements

Our consolidated and segment results contain non-GAAP metrics such as organic net sales, and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization). While we believe organic net sales and Adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.

Organic Net Sales

We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.

The following is a reconciliation of reported net sales to organic net sales for the three and six month periods ended March 31, 2019 compared to net sales for the three and six month periods ended April 1, 2018:

	March 31, 2019
Three Month Periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales April 1, 2018	Variance
HHI	$331.1	$2.3	$333.4	$318.5	$14.9	4.7%
HPC	221.7	11.8	233.5	231.1	2.4	1.0%
PET	214.9	5.2	220.1	211.2	8.9	4.2%
H&G	139.0	—	139.0	121.8	17.2	14.1%

Total	$906.7	$19.3	$926.0	$882.6	43.4	4.9%

	March 31, 2019
Six Month Periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales April 1, 2018	Variance
HHI	$636.2	$3.9	$640.1	$644.4	$(4.3)	(0.7%)
HPC	538.9	22.0	560.9	573.1	(12.2)	(2.1%)
PET	419.6	7.0	426.6	413.6	13.0	3.1%
H&G	192.3	—	192.3	173.8	18.5	10.6%

Total	$1,787.0	$32.9	$1,819.9	$1,804.9	15.0	0.8%

The following is a reconciliation of net sales to organic net sales for the year ended September 30, 2018 compared to net sales for the year ended September 30, 2017, and the net sales to organic net sales for the year ended September 30, 2017 compared to the year ended September 30, 2016 respectively:

	September 30, 2018
Year ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2017	Variance
HHI	$1,377.7	$(4.3)	$1,373.4	$—	$1,373.4	$1,276.1	$97.3	7.6%
HPC	1,110.4	(22.8)	1,087.6	—	1,087.6	1,132.3	(44.7)	(3.9%)
PET	820.5	(15.4)	805.1	(64.5)	740.6	793.2	(52.6)	(6.6%)
H&G	500.1	—	500.1	—	500.1	503.8	(3.7)	(0.7%)

Total	$3,808.7	$(42.5)	$3,766.2	$(64.5)	$3,701.7	$3,705.4	(3.7)	(0.1%)

	September 30, 2017
Year ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance
HHI	$1,276.1	$(2.7)	$1,273.4	$—	$1,273.4	$1,241.0	$32.4	2.6%
HPC	1,132.3	19.5	1,151.8	—	1,151.8	1,169.6	(17.8)	(1.5%)
PET	793.2	6.7	799.9	(28.1)	771.8	825.7	(53.9)	(6.5%)
H&G	503.8	—	503.8	—	503.8	509.0	(5.2)	(1.0%)

Total	$3,705.4	$23.5	$3,728.9	$(28.1)	$3,700.8	$3,745.3	(44.5)	(1.2%)

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects the ongoing operating performance and trends of our segments, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. See Note 11 - Debt in the Notes to the Consolidated Financial Statements, included elsewhere within this prospectus, for additional detail.

EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•

Stock based and other incentive compensation costs that consist of costs associated with long-term compensation arrangements and other equity based compensation based upon achievement of long-term performance metrics; and generally consist of non-cash, stock-based compensation. During the period ended March 31, 2019, the Company issued certain incentive bridge awards due to changes in the Company’s long-term compensation plans that allow for cash based payment upon employee election which have been included in the adjustment but would not qualify for shared-based compensation. See Note 15 - Share Based Compensation in Notes to the Condensed Consolidated Financial Statements, included elsewhere within this prospectus for further discussion;

•

Transaction related charges consist of (1) transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business; (2) post-divestiture separation costs consisting of incremental costs incurred by the continuing operations of the Company after completion of the GBL and GAC divestitures to facilitate separation of shared operations, development of shared service operations, platforms and personnel transferred as part of the divestitures and exiting of TSAs and reverse TSAs with Energizer; (3) divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business. See Note 2 – Basis of Presentation & Significant Accounting Policies for additional details;

•

Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments. See Note 5 - Restructuring and Related Charges in Notes to the Condensed Consolidated Financial Statements, included elsewhere within this prospectus for further details;

•

Unrealized gains and losses attributable to the Company’s investment in Energizer common stock, acquired as part of consideration received from the Company’s sale and divestiture of GAC to Energizer. See Note 3 – Divestitures in Notes to the Condensed Consolidated Financial Statements, included elsewhere within this prospectus for further discussion;

•

Foreign currency gains and losses attributable to multicurrency loans that were entered into with foreign subsidiaries in exchange for the receipt of divestiture proceeds by the parent company through the distribution of the respective foreign subsidiaries’ net assets as part of the GBA and GAC divestitures. The Company has also entered into various hedging arrangements to mitigate the volatility of foreign exchange risk associated with such loans.

•	Non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition (when applicable);

•	Non-cash asset impairments or write-offs realized on goodwill, intangible assets, and property plant and equipment (when applicable);

•

Incremental costs associated with a safety recall in PET. See Note 18 – Commitments and Contingencies to the Consolidated Financial Statements, included elsewhere within this prospectus for further details; and

•

For the years ended September 30, 2018, 2017 and 2016, other adjustments consist of (1) incremental costs for separation of key senior executives during the year ended September 30, 2018 and 2016; (2) costs attributable to flood damage at the

Company’s facilities in Middleton, Wisconsin during the year ended September 30, 2018; (3) devaluation of cash and cash equivalents denominated in Venezuelan currency during the year ended September 30, 2017; and (4) the operating margin on H&G sales to GAC discontinued operations during the years ended September 30, 2018 and 2017.

•

For the three and ix month periods ended March 31, 2019 and April 1, 2018, other adjustments primarily consisting of costs attributable to (1) operating margin on H&G sales to GAC discontinued operations for the three and six month periods ended March 31, 2019 and April 1, 2018; (2) expenses and cost recovery for flood damage at Company facilities in Middleton, Wisconsin during the three and six month periods ended March 31, 2019; and (3) certain fines and penalties for delayed shipments following the completion of a PET distribution center consolidation in EMEA during the six month period ended March 31, 2019.

Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of reported net sales for the respective period and segment.

The following is a reconciliation of net income to Adjusted EBITDA for the three month periods ended March 31, 2019 and April 1, 2018:

(in millions)	HHI	HPC	PET	H&G	Corporate	Consolidated
Three Month Period Ended March 31, 2019
Net income (loss) from continuing operations	$43.6	$(6.6)	$19.6	$24.7	$(93.7)	$(12.4)
Income tax benefit	—	—	—	—	(17.3)	(17.3)
Interest expense	—	—	—	—	48.3	48.3
Depreciation and amortization	8.3	9.2	10.6	4.8	3.7	36.6

EBITDA	51.9	2.6	30.2	29.5	(59.0)	55.2
Share and incentive based compensation	—	—	—	—	16.9	16.9
Transaction related charges	0.4	0.9	0.3	—	3.7	5.3
Restructuring and related charges	0.4	1.3	2.3	0.3	8.3	12.6
Unrealized loss on Energizer investment	—	—	—	—	5.0	5.0
Foreign currency loss on multicurrency divestiture loans	—	—	—	—	21.8	21.8
Other	—	(0.3)	—	(0.2)	—	(0.5)

Adjusted EBITDA	$52.7	$4.5	$32.8	$29.6	$(3.3)	$116.3

Three Month Period Ended April 1, 2018
Net income from continuing operations	$18.5	$14.6	$15.2	$20.5	$(53.9)	$14.9
Income tax benefit	—	—	—	—	(0.8)	(0.8)
Interest expense	—	—	—	—	42.0	42.0
Depreciation and amortization	11.5	—	10.7	4.7	3.2	30.1

EBITDA	30.0	14.6	25.9	25.2	(9.5)	86.2
Share based compensation	—	—	—	—	(3.8)	(3.8)
Transaction related charges	1.9	5.3	2.1	—	0.3	9.6
Restructuring and related charges	13.6	0.2	3.8	0.2	2.5	20.3
Pet safety recall	—	—	3.9	—	—	3.9
Other	—	—	—	(0.1)	—	(0.1)

Adjusted EBITDA	$45.5	$20.1	$35.7	$25.3	$(10.5)	$116.1

The following is a reconciliation of net income to adjusted EBITDA for the six months periods ended March 31, 2019 and April 1, 2018:

(in millions)	HHI	HPC	PET	H&G	Corporate	Consolidated
Six Month Period Ended March 31, 2019
Net income (loss) from continuing operations	$87.3	$(14.8)	$31.4	$22.8	$(158.0)	$(31.3)
Income tax benefit	—	—	—	—	(15.8)	(15.8)
Interest expense	—	—	—	—	91.5	91.5
Depreciation and amortization	16.8	47.3	21.3	9.6	7.6	102.6

EBITDA	104.1	32.5	52.7	32.4	(74.7)	147.0
Share and incentive based compensation	—	—	—	—	22.5	22.5
Transaction related charges	0.9	5.6	0.9	—	4.2	11.6
Restructuring and related charges	3.2	1.5	4.9	1.0	10.9	21.5
Pet safety recall	—	—	0.6	—	—	0.6
Unrealized gain on investments	—	—	—	—	5.0	5.0
Foreign currency loss on intercompany divestiture loans	—	—	—	—	21.8	21.8
Other	—	(0.1)	2.8	(0.7)	0.4	2.4

Adjusted EBITDA	$108.2	$39.5	$61.9	$32.7	$(9.9)	$232.4

Six Month Period Ended April 1, 2018
Net income from continuing operations	$49.7	$47.2	$28.1	$21.4	$16.4	$162.8
Income tax benefit	—	—	—	—	(126.5)	(126.5)
Interest expense	—	—	—	—	80.5	80.5
Depreciation and amortization	22.4	8.8	21.1	9.4	6.9	68.6

EBITDA	72.1	56.0	49.2	30.8	(22.7)	185.4
Share based compensation	—	—	—	—	(0.3)	(0.3)
Transaction related charges	4.6	5.6	4.2	—	0.5	14.9
Restructuring and related charges	28.8	0.2	4.4	0.2	3.9	37.5
Inventory acquisition step-up	—	—	0.8	—	—	0.8
Pet safety recall	—	—	11.1	—	—	11.1
Other	—	—	—	(0.3)	—	(0.3)

Adjusted EBITDA	$105.5	$61.8	$69.7	$30.7	$(18.6)	$249.1

The following is a reconciliation of net income to Adjusted EBITDA for the years ended September 30, 2018, 2017 and 2016:

(in millions)	HHI	HPC	PET	H&G	Corporate	Consolidated
Year Ended September 30, 2018
Net income from continuing operations	$155.9	$94.3	$35.0	$88.0	$(166.3)	$206.9
Income tax benefit	—	—	—	—	(76.8)	(76.8)
Interest expense	—	—	—	—	167.0	167.0
Depreciation and amortization	40.0	8.8	42.3	18.8	14.7	124.6

EBITDA	195.9	103.1	77.3	106.8	(61.4)	421.7
Share based compensation	—	—	—	—	8.8	8.8
Acquisition and integration related charges	6.0	0.3	6.2	—	2.8	15.3
Restructuring and related charges	52.8	0.7	13.2	0.8	8.1	75.6
HPC divestiture costs	—	14.9	—	—	—	14.9
Write-off from impairment of intangible assets	—	—	20.3	—	—	20.3
Inventory acquisition step-up	—	—	0.8	—	—	0.8
Pet safety recall	—	—	18.9	—	—	18.9
Other	—	0.4	—	(0.1)	5.8	6.1

Adjusted EBITDA	$254.7	$119.4	$136.7	$107.5	$(35.9)	$582.4

Year Ended September 30, 2017
Net income from continuing operations	$184.0	$111.8	$28.8	$114.4	$(256.8)	$182.2
Income tax benefit	—	—	—	—	(8.6)	(8.6)
Interest expense	—	—	—	—	161.8	161.8
Depreciation and amortization	38.3	34.8	43.1	17.6	13.0	146.8

EBITDA	222.3	146.6	71.9	132.0	(90.6)	482.2
Share based compensation	—	—	—	—	46.2	46.2
Acquisition and integration related charges	5.5	0.9	7.3	—	4.0	17.7
Restructuring and related charges	26.6	—	9.1	—	1.8	37.5
Write-off from impairment of intangible assets	—	—	15.3	1.0	—	16.3
Inventory acquisition step-up	—	—	3.3	—	—	3.3
Pet safety recall	—	—	35.8	—	—	35.8
Venezuela devaluation	—	0.3	—	—	—	0.3

Adjusted EBITDA	$254.4	$147.8	$142.7	$133.0	$(38.6)	$639.3

Year Ended September 30, 2016
Net income from continuing operations	$190.6	$106.1	$84.2	$121.2	$(249.1)	$253.0
Income tax benefit	—	—	—	—	(33.4)	(33.4)
Interest expense	—	—	—	—	184.4	184.4
Depreciation and amortization	35.4	32.8	42.7	15.2	9.9	136.0

EBITDA	226.0	138.9	126.9	136.4	(88.2)	540.0
Share based compensation	—	—	—	—	52.5	52.5
Acquisition and integration related charges	13.3	0.1	5.5	0.5	2.8	22.2
Restructuring and related charges	2.3	0.3	6.0	0.4	1.2	10.2
Write-off from impairment of intangible assets	—	2.0	1.7	1.0	—	4.7
Other	—	—	—	—	0.3	0.3

Adjusted EBITDA	$241.6	$141.3	$140.1	$138.3	$(31.4)	$629.9

Consolidated Results of Operations

Fiscal Quarter and Fiscal Six Months Ended March 31, 2019 Compared to Fiscal Quarter and Fiscal Six Months Ended April 1, 2018

The following is summarized consolidated results of operations for the three and six month periods ended March 31, 2019 and April 1, 2018, respectively:

	Three Month Periods Ended				Six Month Periods Ended
(in millions, except %)	March 31, 2019	April 1, 2018	Variance		March 31, 2019	April 1, 2018	Variance
Net sales	$906.7	$882.6	$24.1	2.7%	$1,787.0	$1,804.9	$(17.9)	(1.0%)
Gross profit	305.5	306.0	(0.5)	(0.2%)	611.3	624.6	(13.3)	(2.1%)
Operating expenses	262.7	248.3	14.4	5.8%	541.9	504.6	37.3	7.4%
Interest expense	48.3	42.0	6.3	15.0%	91.5	80.5	11.0	13.7%
Income tax benefit	(17.3)	(0.8)	(16.5)	2,062.5%	(15.8)	(126.5)	110.7	(87.5%)
Net income from continuing operations	(12.4)	14.9	(27.3)	(183.2%)	(31.3)	162.8	(194.1)	(119.2%)
Income from discontinued operations, net of tax	783.6	11.3	772.3	6,834.5%	700.4	32.8	667.6	2,035.4%
Net income	771.2	26.2	745.0	2,843.5%	669.1	195.6	473.5	242.1%

Net Sales. Net sales for the three month period ended March 31, 2019 increased $24.1 million, or 2.7% with an increase in organic sales of $43.4 million, or 4.9%. Net sales for the six month period ended March 31, 2019 decreased $17.9 million, or 1.0% with an increase in organic sales of $15.0 million, or 0.8%. The following sets forth net sales by segment for the three and six month periods ended March 31, 2019 and April 1, 2018.

	Three Month Periods Ended				Six Month Periods Ended
(in millions, except %)	March 31, 2019	March 31, 2018	Variance		March 31, 2019	March 31, 2018	Variance
HHI	$331.1	$318.5	$12.6	4.0%	$636.2	$644.4	(8.2)	(1.3%)
HPC	221.7	231.1	(9.4)	(4.1%)	538.9	573.1	(34.2)	(6.0%)
PET	214.9	211.2	3.7	1.8%	419.6	413.6	6.0	1.5%
H&G	139.0	121.8	17.2	14.1%	192.3	173.8	18.5	10.6%

Net Sales	$906.7	$882.6	24.1	2.7%	$1,787.0	$1,804.9	(17.9)	(1.0%)

The following sets forth the principal components of change in net sales from the three and six month periods ended March 31, 2018 to the three and six month periods ended March 31, 2019.

(in millions)	Three Month Periods Ended	Six Month Periods Ended
Net Sales for the periods ended March 31, 2018	$882.6	$1,804.9
Increase (decrease) in H&G	17.2	(12.2)
Increase (decrease) in HHI	14.9	(4.3)
Increase in PET	8.9	13.0
Increase in HPC	2.4	18.5
Foreign currency impact, net	(19.3)	(32.9)

Net Sales for the year ended March 31, 2019	$906.7	$1,787.0

Gross Profit. For the three month period ended March 31, 2019, gross profit decreased $0.5 million, with a decrease in gross profit margin from 34.7% to 33.7% primarily due to changes in product mix. For the six month period ended March 31, 2019, gross profit decreased $13.3 million, with a decrease in gross profit margin from 34.6% to 34.2% primarily due to changes in product mix.

Operating Expenses. Operating expenses for the three month period ended March 31, 2019 increased $14.4 million, or 5.8%, primarily attributable to an increase in selling and general and administrative expenses of $25.2 primarily due to the incremental share based compensation expense offset by decrease in restructuring and related charges of $6.2 million and decrease in transaction related charges of $4.3 million. Operating expenses for the six month period ended March 31, 2019 increased $37.3 million, or 0.5%, primarily attributable to increase in selling and general and administrative expenses of $56.3 million driven by the recognition of incremental depreciation and amortization expense of $29.0 million for long-lived assets of HPC that were previously held for sale and increase in share-based compensation expense offset by decrease in restructuring and integration charges of $15.0 million and decrease in transaction related costs of $3.3 million. See Note 2 – Basis of Presentation & Significant Accounting Policies and Note 5 – Restructuring and Related Charges in Notes to the Condensed Consolidated Financial Statements included elsewhere within this prospectus, for additional detail on transaction related costs and restructuring costs, respectively.

Interest Expense. Interest expense for the three month period ended March 31, 2019 increased $6.3 million, or 15.0%, due to reduced borrowings and the recognition of non-cash write down of financing costs and original issuance discounts plus premiums for the early extinguishment of the Company’s Term Loans and partial paydown of 6.625% notes. Interest expense for the six month period ended March 31, 2019 increased $11.0 million or 13.7% due to the recognition of non-cash write down of financing costs and original issuance discounts plus premiums for the early extinguishment of the Company’s Term Loans and partial paydown of 6.625% notes. See Note 11 – Debt in Notes to the Condensed Consolidated Financial Statements included elsewhere within this prospectus, for additional detail.

Income Taxes. Our estimated annual effective rate was significantly impacted for the three and six months ended March 31, 2018 by income earned outside the U.S. that is subject to the U.S. tax on global intangible low taxed income, and losses earned outside the U.S. that it is more likely than not will not result in a tax benefit. During the six month period ended March 31, 2018, as a result of the Tax Cuts and Jobs Act, the Company recognized a $206.7 million tax benefit from revaluing its ending net U.S. deferred tax liabilities due to the reduction in the US corporate income tax rate from 35% to 21% and recognized $78.7 million of income tax expense for the one-time deemed mandatory repatriation.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The measurement period ended December 30, 2018 and the Company did not recognize changes to the provisional tax impacts during the three and six month periods ended March 31, 2019.

Income From Discontinued Operations. Discontinued operations include our GBL and GAC divisions that were sold on January 2, 2019 and January 28, 2019, respectively. Results of operations, financial position and cash flows for these businesses are separately reported as discontinued operations for all periods presented.

Income from discontinued operations, net of tax, for the three month period ended March 31, 2019 increased $772.3 million due to the recognition of $977.8 million gain on sale of the GBL discontinued operations, net reclassified accumulated other comprehensive loss realized of $18.5 million; a decrease in income from GAC discontinued operations of $18.1 million primarily attributable to a write-down of net assets to fair value of $3.5 million, reclassified accumulated other comprehensive loss realized of $3.3 million and lower income from GAC operations, net income tax expense of $171.8 million associated with the divestiture, which the Company estimates will result in approximately $10 million in incremental cash income taxes. Cash income tax on the divestiture is lower due to the use of U.S. net operating and capital loss carryforwards and a tax exemption, as provided under local law, that applies to the sale of the majority of the European GBL business.

Income from discontinued operations, net of tax, for the six month period ended March 31, 2019 increased $667.6 million due to the recognition of $977.8 million gain on sale of GBL discontinued operations, net reclassified accumulated other comprehensive loss realized of $18.5 million; a decrease in income from GAC discontinued operations of $133.1 million primarily attributable to a write-down of net assets to fair value of $110.8 million, net reclassified accumulated other comprehensive loss realized of $3.3 million and lower income from GAC operations, net income tax expense of $171.8 million associated with the divestiture.

See Note 3 – Divestitures to the Condensed Consolidated Financial Statements, included elsewhere in this prospectus, for more information on the assets and liabilities classified as held for sale and income from discontinued operations within the results of operations.

Noncontrolling Interest. The net income attributable to noncontrolling interest reflects the share of the net income of our subsidiaries, which are not wholly-owned, attributable to the accounting interest. Such amount varies in relation to such subsidiary’s net income or loss for the period and the percentage interest not owned.

Fiscal Year Ended September 30, 2018 Compared to Fiscal Year Ended September 30, 2017 and Fiscal Year Ended September 30, 2017 Compared to Fiscal Year Ended September 30, 2016

The following is summarized consolidated results of operations for the years ended September 30, 2018, 2017 and 2016:

	Year Ended September 30,				Year Ended September 30,
(in millions, except %)	2018	2017	Variance		2017	2016	Variance
Net sales	$3,808.7	$3,705.4	$103.3	2.8%	$3,705.4	$3,745.3	$(39.9)	(1.1%)

Gross profit	1,334.3	1,335.3	(1.0)	(0.1%)	1,335.3	1,364.1	(28.8)	(2.1%)

Operating expenses	1,032.0	994.1	37.9	3.8%	994.1	953.9	40.2	4.2%

Interest expense	167.0	161.8	5.2	3.2%	161.8	184.4	(22.6)	(12.3%)

Income tax benefit	(76.8)	(8.6)	(68.2)	793.0%	(8.6)	(33.4)	24.8	(74.3%)
Net income from continuing operations	206.9	182.2	24.7	13.6%	182.2	253.0	(70.8)	(28.0%)
(Loss) income from discontinued operations, net of tax	(24.0)	119.0	(143.0)	(120.2%)	119.0	99.3	19.7	19.8%
Net income	182.9	301.2	(118.3)	(39.3%)	301.2	352.3	(51.1)	(14.5%)

The following sets forth the principal components of the change in net sales from the year ended September 30, 2018 to the year ended September 30, 2017, and from the year ended September 30, 2017 to the year ended September 30, 2016:

(in millions)	2017 to 2018	2016 to 2017
Net Sales for the year ended September 30	$3,705.4	$3,745.3
Increase due to acquisitions	64.5	28.1
Increase in HHI	97.3	32.4
Decrease in H&G	(3.7)	(17.8)
Decrease in HPC	(44.7)	(5.2)
Decrease in PET	(52.6)	(53.9)
Foreign currency impact, net	42.5	(23.5)

Net Sales for the year ended September 30	$3,808.7	$3,705.4

Operating expenses for the year ended September 30, 2018 increased $37.9 million, or 3.8%, due to an increase in selling and general and administrative expenses of $1.3 million primarily from an increase in distribution expenses, incremental costs associated with the pet safety recall, HPC divestiture costs of $14.9 million, offset by a reduction in stock based compensation expense of $37.4 million, reduction of depreciation and amortization expense of $13.6 million associated with HPC while recognized as held for sale; increases in restructuring and related charges of $35.0 million from HHI and PET restructuring initiatives.

Operating expenses for the year ended September 30, 2017 increased $40.2 million, or 4.2%, due to an increase in selling and general and administrative expenses of $5.4 million due to increases attributable to operating costs of acquired PET businesses and costs associated with the pet safety recall; an increase in restructuring and related charges of $27.2 million primarily attributable to the HHI restructuring initiative; offset by decreased acquisition and integration related charges of $4.5 million. See Note 4 – Acquisitions and Note 5 – Restructuring and Related Charges to the Consolidated Financial Statements included elsewhere within this prospectus for additional detail on restructuring and acquisition and integration costs. See Note 10 – Goodwill and Intangible Assets to the Consolidated Financial Statements included elsewhere within this prospectus for additional detail on goodwill and intangible asset impairments.

An increase in interest expense of $5.2 million is primarily attributable to interest costs on variable interest debt and incremental borrowings on $520 million of debt with the parent company.

Income Taxes. The effective tax rate was (59.0%) for the year ended September 30, 2018 compared to (5.0%) for the year ended September 30, 2017 and (15.2%) for the year ended September 30, 2016. Our effective tax rate for the year ended September 30, 2018 was significantly impacted by the Tax Reform Act and goodwill impairment. Our effective tax rate for the year ended September 30, 2017 differs from the U.S federal statutory rate of 35% due to income earned outside the U.S. that is subject to statutory rates lower than 35%. Additionally, the Company recognized a $36.1 million tax benefit for changes in our assessment over our ability to effectively repatriate tax-free non-U.S. earnings upon which liabilities were previously recorded, and a $9.3 million tax benefit for the recognition of additional federal and state tax credits. The Company also recorded a $14.7 million valuation allowance on additional state net operating losses that more likely than not will expire unused. Our effective tax rate applied to the years ended September 30, 2016 differs from the U.S. federal statutory rate of 35% primarily due to the release of valuation allowances on U.S. net operating losses deferred tax assets and income earned outside the U.S. that is subject to statutory rates lower than 35% offsetting tax expense on U.S. pretax income. For the year ended September 30, 2016 the effective tax rate includes a $25.5 million expense to record a tax contingency reserve for a tax exposure in Germany where a local court ruled against our characterization of certain assets as amortizable under Germany tax law. Additionally, the Company released $111.1 million of domestic valuation allowance. In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 million of U.S. net operating losses being restored and a release of $16.2 million of domestic valuation allowance from additional deferred tax assets created by the IRS ruling. The Company also recorded tax expense of $3.1 million related to additional foreign valuation allowance during the year ended September 30, 2016.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The provisional tax impacts in our consolidated financial statements for the year ended September 30, 2018 may differ from these amounts due to, among other things, additional analysis, changes in interpretations and assumptions we have made, additional regulatory guidance that may be issued, and actions we may take as a result of the Tax Reform Act. See Note 15 - Income Taxes in Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding income taxes.

Segment Financial Data

Fiscal Quarter and Fiscal Six Months Ended March 31, 2019 Compared to Fiscal Quarter and Fiscal Six Months Ended April 1, 2018

Hardware & Home Improvement

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	March 31, 2019	April 1, 2018	Variance			March 31, 2019	April 1, 2018	Variance
Net sales	$331.1	$318.5	$12.6		4.0%	$636.2	$644.4	$(8.2)		(1.3%)

Operating income	44.4	19.6	24.8		126.5%	87.7	51.2	36.5		71.3%
Operating income margin	13.4%	6.2%	720	bps		13.8%	7.9%	590	bps
Adjusted EBITDA	$52.7	$45.5	$7.2		15.8%	$108.2	$105.5	$2.7		2.6%
Adjusted EBITDA margin	15.9%	14.3%	160	bps		17.0%	16.4%	60	bps

Net sales for the three month period ended March 31, 2019 increased $12.6 million, with an increase in organic net sales of $14.9 million or 4.7%.

•	Security and lockset increased $8.3 million due to growth in electronics channel.

•	Plumbing accessories increased $2.3 million due to new product introduction and promotional volumes.

•	Hardware increased $4.3 million due to delayed volumes in the prior year during the consolidation of the distribution centers.

Operating income in the three month period ended March 31, 2019 increased $24.8 million with operating income margin increase of 720 bps primarily due to increased sales volumes with operating efficiencies and reduced restructuring costs and depreciation following the distribution center consolidation in the prior year. Adjusted EBITDA in the three month period ended March 31, 2019 increased $7.2 million with an adjusted EBITDA margin increase of 160 bps primarily due to increased sales volumes and operating efficiencies.

Net sales for the six month period ended March 31, 2019 decreased $8.2 million, with a decrease in organic net sales of $4.3 or 0.7%.

•	Security and lockset decreased $1.4 million due to incremental sales from hurricane recovery orders and new product sales in the prior year, partially offset by growth in electronics channel.

•

Plumbing accessories decreased $2.6 million due to incremental sales from hurricane recovery in the prior year and POS softness at specialty home retailers, partially offset by new product introductions and promotional volumes.

•

Hardware decreased $0.3 million due to incremental sales from hurricane recovery orders in the prior year, offset by delayed volumes in the prior year during the consolidation of the distribution centers.

Operating income in the six month period ended March 31, 2019 increased $36.5 million with operating income margin increase of 590 bps primarily due to operating efficiencies and reduced restructuring costs and depreciation following the distribution center consolidation in the prior year. Adjusted EBITDA in the six month period ended March 31, 2019 increased $2.7 million with an adjusted EBITDA margin increase of 60 bps primarily due to operating efficiencies.

Home and Personal Care

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	March 31, 2019	March 31, 2018	Variance			March 31, 2019	March 31, 2018	Variance
Net sales	$221.7	$231.1	$(9.4)		(4.1%)	$538.9	$573.1	$(34.2)		(6.0%)
Operating (loss) income	(6.8)	14.2	(21.0)		(147.9%)	(14.7)	47.4	(62.1)		(131.0%)
Operating income margin	(3.1%)	6.1%	(920	) bps		(2.7%)	8.3%	(1,100	) bps
Adjusted EBITDA	$4.5	$20.1	$(15.6)		(77.6%)	$39.5	$61.8	$(22.3)		(36.1%)
Adjusted EBITDA margin	2.0%	8.7%	(670	) bps		7.3%	10.8%	(350	) bps

Net sales for the three month period ended March 31, 2019 decreased $9.4 million, or 4.1%, with an increase in organic net sales of $2.4 million or 1.0%.

•

Personal care appliances decreased $4.2 million primarily due to a $2.5 million decrease in NA sales for lost distribution with retailers, a decrease in EMEA sales of $1.8 million primarily from online channels and lower volumes in the UK.

•

Home and kitchen appliances increased $6.6 million primarily due to a $7.3 million increase in NA sales during the period from new product placements and online distribution; increase in EMEA sales of $1.9 million; partially offset by a decrease in LATAM sales of $2.2 million.

Operating income for the three month period ended March 31, 2019 decreased $21.0 million with operating income margin decrease of 920 bps due the deferral of depreciation and amortization of $8.6 million during the prior year while considered held for sale and expenses of $5.4 million related to the plan to sell in the prior year, incremental operating costs primarily due to high input costs and marketing and advertising spend, transaction foreign exchange and lower sales volumes with unfavorable product mix. Adjusted EBITDA for the three month period ended March 31, 2019 decreased $15.6 million with an adjusted EBITDA margin decrease of 670 bps due to incremental operating costs primarily due to high input costs and marketing and advertising spend, transaction foreign exchange and lower sales volumes with unfavorable product mix.

Net sales for the six month period ended March 31, 2019 decreased $34.2 million, or 6.0%, with a decrease in organic net sales of $12.2 million or 2.1%.

•

Personal care appliances decreased $18.4 million primarily due to a $17.3 million decrease in NA sales for lost distribution with retailers, a decrease in EMEA sales of $2.6 million primarily from online channels and lower volumes in the UK; partially offset by increase in LATAM sales of $3.6 million driven by promotional volumes and new product distribution.

•	Home and kitchen appliances increased $6.2 million primarily due to a $4.6 million increase in NA sales from new product placements and online distribution, increase in EMEA sales of $1.3 million.

Operating income for the six month period ended March 31, 2019 decreased $62.1 million with operating income margin decrease of 1,100 bps due to incremental depreciation and amortization of $29.0 million recognized for the change in plan to sell coupled with the deferral of depreciation and amortization of $8.6 million during the prior year while considered held for sale, incremental operating costs primarily due to high input costs and marketing and advertising spend, transaction foreign exchange and lower sales volumes with unfavorable product mix. Adjusted EBITDA for the six month period ended March 31, 2019 decreased $22.3 million with an adjusted EBITDA margin decrease of 350 bps due to incremental operating costs primarily due to high input costs and marketing and advertising spend, transaction foreign exchange and lower sales volumes with unfavorable product mix.

Global Pet Supplies

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	March 31, 2019	March 31, 2018	Variance			March 31, 2019	March 31, 2018	Variance
Net sales	$214.9	$211.2	$3.7		1.8%	$419.6	$413.6	$6.0		1.5%
Operating income	19.7	14.9	4.8		32.2%	32.2	27.9	4.3		15.4%
Operating income margin	9.2%	7.1%	210	bps		7.7%	6.7%	100	bps
Adjusted EBITDA	$32.8	$35.7	$(2.9)		(8.1%)	$61.9	$69.7	$(7.8)		(11.2%)
Adjusted EBITDA margin	15.3%	16.9%	(160	)bps		14.8%	16.9%	(210	)bps

Net sales for the three month period ended March 31, 2019 increased $3.7 million, or 1.8%, with an increase in organic net sales of $8.9 million or 4.2%.

•

Companion animal increased $9.3 million primarily due to a $8.9 million increase in NA sales from increased pricing for higher input costs, increased volumes and expanded product distribution through online channels, plus expanded distribution as part of the recovery from the pet safety rawhide recall in the prior period and continued growth in the acquired PetMatrix brands.

•	Aquatics decreased $0.4 million primarily due to a $2.3 million decrease in NA sales from slow retail POS and overall category softness; partially offset by increased EMEA sales of $2.0 million.

Operating income for the three month period ended March 31, 2019 increased $4.8 million with an increase in operating income margin of 210 bps primarily driven, increased sales volumes and incremental expenses in the prior year due to the pet safety recall, partially offset by increased manufacturing and distribution costs. Adjusted EBITDA in the three month period ended March 31, 2019 decreased $2.9 million with an adjusted EBITDA margin decline of 160 bps primarily due to increased manufacturing and distribution costs, partially offset by increased sales volumes.

Net sales for the six month period ended March 31, 2019 increased $6.0 million, or 1.5%, with an increase in organic net sales of $13.0 million or 3.1%.

•

Companion animal increased $16.7 million primarily due to a $19.7 million increase in NA sales from increased pricing for higher input costs, increased volumes and expanded product distribution through online channels, plus expanded distribution as part of the recovery from the pet safety rawhide recall in the prior period and continued growth in the acquired PetMatrix brands; offset by lower EMEA sales of $4.8 million.

•

Aquatics decreased $3.7 million primarily due to a $4.8 million decrease in NA sales from slow retail POS and overall category softness, partially offset by increased volumes through e-commerce channels; increase in EMEA sales of $0.8 million.

Operating income for the six month period ended March 31, 2019 increased $4.3 million with an increase in operating income margin of 100 bps primarily driven by increased sales volumes and incremental expenses in the prior year due to the pet safety recall, partially offset by increased manufacturing and distribution costs. Adjusted EBITDA in the six month period ended March 31, 2019 decreased $7.8 million with an adjusted EBITDA margin decline of 210 bps primarily due to increased manufacturing and distribution costs, partially offset by increased sales volumes.

Home and Garden

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	March 31, 2019	March 31, 2018	Variance			March 31, 2019	March 31, 2018	Variance
Net sales	$139.0	$121.8	$17.2		14.1%	$192.3	$173.8	$18.5		10.6%
Operating income	24.6	20.4	4.2		20.6%	22.3	21.1	1.2		5.7%
Operating income margin	17.7%	16.7%	100	bps		11.6%	12.1%	(50	)bps
Adjusted EBITDA	$29.6	$25.3	$4.3		17.0%	$32.7	$30.7	$2.0		6.5%
Adjusted EBITDA margin	21.3%	20.8%	50	bps		17.0%	17.7%	(70	)bps

Net sales and organic net sales for the three month period ended March 31, 2019 increased $17.2 million, or 14.1%.

•

Lawn & garden control products increased $17.1 million due to favorable weather compared to the prior year, strong POS and earlier seasonal orders from specialty home retailers, plus incremental distribution at home centers.

•	Repellent products increased $2.0 million due to strong POS earlier in the period from specialty home retailers.

•

Household insect control products decreased $3.0 million primarily due to initial stock orders for new product distribution in the prior year and reduction in LATAM sales due to incremental sales in the prior year from hurricane recovery orders.

•	Other net sales to GAC discontinued operations were $4.7 million and $3.7 million for the three month periods ended March 31, 2019 and 2018, respectively.

Operating income for the three month period ended March 31, 2019 increased $4.2 million with an increase in operating income margin of 100 bps due to increased sales volumes, improved operating efficiencies and pricing updates. Adjusted EBITDA in the three month period ended March 31, 2019 increased $4.3 million with an increase in adjusted EBITDA margin of 50 bps due to sales volumes, improved operating efficiencies and pricing updates.

Net sales and organic net sales for the six month period ended March 31, 2019 increased $18.5 million, or 10.6%.

•

Lawn & garden control products increased $18.6 million due to favorable weather compared to the prior year, strong POS and earlier seasonal orders from specialty home retailers, plus incremental distribution at home centers.

•

Repellent products increased $3.1 million due to strong POS earlier in the period from specialty home retailers, partially offset by a reduction in LATAM sales due to incremental sales in the prior year from hurricane recovery orders.

•

Household insect control products decreased $3.3 million primarily due to initial stock orders for new product distribution in the prior year and reduction in LATAM sales due to incremental sales in the prior year from hurricane recovery orders..

•	Other net sales to GAC discontinued operations were $6.5 million and $6.4 million for the six month periods ended March 31, 2019 and 2018, respectively.

Operating income for the six month period ended March 31, 2019 increased $1.2 million with a decline in operating income margin of 50 bps primarily due to increased sales volumes and pricing updates offset by unfavorable product mix. Adjusted EBITDA in the six month period ended March 31, 2019 increased $2.0 million with a decline in adjusted EBITDA margin of 60 bps due to increased sales volumes and pricing updates offset by unfavorable product mix.

Fiscal Year Ended September 30, 2018 Compared to Fiscal Year Ended September 30, 2017 and Fiscal Year Ended September 30, 2017 Compared to Fiscal Year Ended September 30, 2016

Hardware & Home Improvement (HHI)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$1,377.7	$1,276.1	$101.6		8.0%	$1,276.1	$1,241.0	$35.1		2.8%
Operating income	155.6	185.7	(30.1)		(16.2%)	185.7	191.9	(6.2)		(3.2%)
Operating income margin	11.3%	14.6%	(330	)bps		14.6%	15.5%	(90	)bps
Adjusted EBITDA	$254.7	$254.4	$0.3		0.1%	$254.4	$241.6	$12.8		5.3%
Adjusted EBITDA margin	18.5%	19.9%	(140	)bps		19.9%	19.5%	40	bps

Net sales for the year ended September 30, 2018 increased $101.6 million, or 8.0%, with an increase in organic net sales of $97.3 million, or 7.6%.

•

Security and locksets increased $93.0 million due to increased market share; new product introduction and promotion volumes with retail partners; increased volumes through e-commerce channels, wholesale distributors, and home builder channel.

•	Plumbing accessories increased $13.6 million due to promotional volumes and new product introductions with retail partners and increased volumes through e-commerce channels and wholesale distributors.

•	Hardware decreased $9.3 million due to substantive non-recurring sell-in volumes with a significant retail partner in the prior year.

Operating income for the year ended September 30, 2018 decreased $30.1 million with a margin decrease of 330 bps due to increased restructuring related activity and operating inefficiencies, coupled with increase in material input costs and distribution costs. Adjusted EBITDA for the year ended September 30, 2018 marginally increased $0.3 million with a decrease in margin of 140 bps primarily driven by increased material input costs, distribution costs, and operating inefficiencies from restructuring initiatives during the period despite increased sales previously discussed.

Net sales for the year ended September 30, 2017 increased $35.1 million, or 2.8%, with an increase in organic net sales of $32.4 million, or 2.6%.

•

Security and locksets increased $28.7 million due to increases in NA of $39.5 million from the introduction of new products with key retailers, expansion in electronic based products, promotional sales in e-commerce channel, increased volumes with non-retail wholesale and builder channels, and the introduction of Tell product into retail channels; partially offset by a reduction in LATAM sales of $11.1 million driven by the exit of lower margin business of $9.4 million.

•	Plumbing increased $6.7 million due to increases in NA of $8.1 million from promotional sales volumes with retailers and e-commerce channels, plus the introduction of new products with key retailers.

•

Hardware decreased $3.0 million due to decreases in LATAM of $6.7 million due to the exit of lower margin business of $7.2 million; offset by increase in NA of $1.5 million from incremental retail volumes and new product introductions.

Operating income for the year ended September 30, 2017 decreased $6.2 million with a margin decrease of 90 bps due to increases in restructuring related activity partially offset by an increase in net sales. Adjusted EBITDA for the year ended September 30, 2017 increased $12.8 million with a margin increase of 40 bps due to the increase in sales volumes and cost improvements.

Home & Personal Care (HPC)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$1,110.4	$1,132.3	$(21.9)		(1.9%)	$1,132.3	$1,169.6	$(37.3)		(3.2%)
Operating income	96.0	113.0	(17.0)		(15.0%)	113.0	109.4	3.6		3.3%
Operating income margin	8.6%	10.0%	(140	)bps		10.0%	9.4%	60	bps
Adjusted EBITDA	$119.4	$147.8	$(28.4)		(19.2%)	$147.8	$141.3	$6.5		4.6%
Adjusted EBITDA margin	10.8%	13.1%	(230	)bps		13.1%	12.1%	100	bps

Net sales from the year ended September 30, 2018 decreased $21.9 million, or 1.9%, with an organic net sales decrease of $44.7 million, or 3.9%

•

Home appliances sales decreased $28.4 million, primarily decrease in NA of $34.6 million driven by lost distribution and product placement with retail partners, reduced or non-recurring promotional activity from prior year, soft POS and slower product category sales; partially offset by increased sales in EMEA of $2.8 million driven by promotional sales with retail partners, increased distribution through online retailers and eastern European markets and increases in LATAM of $2.7 million from new product and expanded customer distribution.

•

Personal care sales decreased $16.3 million, primarily decreases in NA of $28.8 million driven by reduced marketing initiatives and promotional activity, lost distribution and product placement with retail partners; offset by increasedsales in EMEA of $8.7 million driven by promotional activities with retail partners and increased distribution through online retailers and increases in LATAM of $4.8 million from new product distribution and increased seasonal promotional activity.

Operating income for the year ended September 30, 2018 decreased $17.0 million with a decrease in margin of 140 bps primarily driven by decrease in sales volumes, unfavorable product mix, increased operating costs of $14.9 million associated with the plan to sell the business; offset by reduced depreciation and amortization expense from long-lived assets of $29.0 million due to the recognition of the business as held for sale since December 2017. Adjusted EBITDA for the year ended September 30, 2018 decreased $28.4 million with a decrease in margin by 230 bps primarily driven by lower sales volume, unfavorable product mix and increased operating costs associated with the plan to sell the business.

Net sales from the year ended September 30, 2017 decreased $37.3 million, or 3.2%, with an organic net sales decrease of $17.8 million, or 1.5%

•	Home appliances sales decreased $15.6 million due to decreases in EMEA of $4.2 million primarily from

Brexit-related market softness in the UK, decrease in NA of $2.0 million from slow product category POS and timing of holiday shipments, partially offset by growth in online distribution channels and promotional sales volumes; with decreases in LATAM of $4.4 million and APAC of $5.0 million from slower POS and promotional activity within the regions.

•

Personal care sales decreased $2.2 million due to a decrease in NA of $8.3 million from softer category POS, reduced retailer shelf space partially offset by continued growth through online distribution channels, increases in EMEA of $1.3 million primarily from market growth in Eastern European markets; with increase in LATAM of $1.4 million and APAC of $3.4 million.

Operating income for the year ended September 30, 2017 increased $3.6 million with an increase in margin of 60 bps primarily driven by cost improvements and favorable product mix. Adjusted EBITDA for the year ended September 30, 2017 increased $6.5 million with an increase in margin of 100 bps primarily driven by cost improvements and favorable product mix despite lower sales volumes.

Global Pet Supplies (PET)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$820.5	$793.2	$27.3		3.4%	$793.2	$825.7	$(32.5)		(3.9%)
Operating income	34.9	29.1	5.8		19.9%	29.1	85.0	(55.9)		(65.8%)
Operating income margin	4.3%	3.7%	60	bps		3.7%	10.3%	(660	)bps
Adjusted EBITDA	$136.7	$142.7	$(6.0)		(4.2%)	$142.7	$140.1	$2.6		1.9%
Adjusted EBITDA margin	16.7%	18.0%	(130	)bps		18.0%	17.0%	100	bps

Net sales for the year ended September 30, 2018 increased $27.3 million, or 3.4%, with an organic net sales decrease of $52.6 million, or 6.6%.

•

Companion animal sales decreased $28.9 million, excluding PetMatrix acquisition sales of $60.0 million, primarily due to a decrease in EMEA of $31.4 million due to the exit of a pet food tolling agreement and delayed shipments during transition of distribution centers within the region, and a decrease in NA of $1.7 million driven by lost distribution from the pet safety recall, reduced product listings and retail inventory reductions with specialty pet retailers.

•

Aquatics decreased $23.7 million, excluding GloFish acquisition sales of $4.5 million, due to a decrease in NA of $15.4 million due to product category softness and slower POS, and a decrease in EMEA of $7.2 million for delayed shipments during transition of distribution centers within the region.

Operating income for the year ended September 30, 2018 increased $5.8 million with an increase in margin of 60 bps primarily driven by the acquired businesses in the prior year and costs associated with the pet safety recall recognized in the prior year, partially offset by overall lower sales volume, unfavorable product mix, incremental production costs and inefficiencies from start-up of facilities following the product safety recall and restructuring of the European PET distribution center and write-offs of indefinite lived intangible assets of $20.3 million. Adjusted EBITDA for the year ended September 30, 2018 decreased $6.0 million with a decrease in margin by 130 bps primarily driven by lower sales volume, unfavorable product mix and the start-up costs and operating inefficiencies previously mentioned.

Net sales for the year ended September 30, 2017 decreased $32.5 million, or 3.9%, with an organic net sales decrease of $53.9 million, or 6.5%.

•

Companion animal sales decreased $44.1 million, excluding PetMatrix acquisition sales of $25.6 million, primarily due to a decrease in EMEA of $23.8 million from lower distribution and softer POS from increased competition and a reduction of $16.2 million for the acceleration of the exit of a pet food tolling agreement; decreases in NA of $21.8 million due to $7.1 million in customer returns from the product safety recall, low margin product exits of $5.2 million, retail inventory reduction management programs, and reduced listings and soft POS with pet specialty retailers.

•

Aquatic sales decreased $9.8 million, excluding GloFish acquisition sales of $2.5 million, due to a decrease in NA of $11.1 million from retail inventory reduction management programs and soft category POS with pet specialty retailers, increases in EMEA of $2.1 million due to promotional sales offset by slower seasonal weather sales.

Operating income for the year ended September 30, 2017 decreased $55.9 million with a margin decrease of 660 bps due to reduction in sales volumes, product recall, incremental acquisition and integration activity plus a $15.3 million impairment of indefinite lived intangible assets; partially offset by cost improvements. Adjusted EBITDA in the year ended September 30, 2017 increased $2.6 million with a margin increase of 100 bps primarily driven by cost improvements despite the decrease in sale volumes.

Home & Garden (H&G)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$500.1	$503.8	$(3.7)		(0.7%)	$503.8	$509.0	$(5.2)		(1.0%)
Operating income	88.0	114.4	(26.4)		(23.1%)	114.4	121.1	(6.7)		(5.5%)
Operating income margin	17.6%	22.7%	(510	)bps		22.7%	23.8%	(110	)bps
Adjusted EBITDA	$107.5	$133.0	$(25.5)		(19.2%)	$133.0	$138.3	$(5.3)		(3.8%)
Adjusted EBITDA margin	21.5%	26.4%	(490	)bps		26.4%	27.2%	(80	)bps

Net and organic net sales for the year ended September 30, 2018 decreased $3.7 million, or 0.7%.

•	Lawn & garden controls products decreased $14.3 million primarily due to slower seasonal volumes and POS from unfavorable weather compared to the prior year.

•

Repellent products decreased $6.2 million primarily due to slower seasonal volumes and POS from unfavorable weather compared to the prior year, and lost distribution; partially offset by inventory replenishment after hurricane activity in the U.S. earlier in the fiscal year.

•

Household insect controls products increased $9.4 million primarily due to increased volumes from hurricane activity in the U.S. earlier in the year, partially offset by slower seasonal volumes and POS from unfavorable weather compared to the prior year.

•	Other net sales to GAC were $17.8 million and $10.3 million for the years ended September 30, 2018 and 2017 respectively.

Operating income for the year ended September 30, 2018 decreased $26.4 million, or 23.1%, with a margin decrease of 510 bps primarily driven by lower sales volume, unfavorable product mix, incremental material input costs and distribution costs. Adjusted EBITDA for the year ended September 30, 2018 decreased $25.5 million, or 19.2%, with a margin decrease of 490 bps primarily driven by lower sales volume, unfavorable product mix, incremental material input costs and distribution costs.

Net sales and organic net sales for the year ended September 30, 2017 decreased $5.2 million, or 1.0%.

•

Lawn & garden control products decreased $3.6 million due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory reduction management programs, partially offset by the introduction of new products and increased market share with key retail partners.

•

Repellent products decreased $16.8 million due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory management programs, coupled with higher demand driven by Zika concerns in the prior year.

•	Household insect control products increased $4.7 million driven by stronger POS and volume growth with key retailers.

•	Other net sales to GAC were $10.3 million for the year ended September 30, 2017. There were no sales to GAC during the year ended September 30, 2016.

Operating income for the year ended September 30, 2017 decreased $6.7 million with a decline in margin of 110 bps primarily driven by lower sales volumes, incremental investment in marketing costs for new product launches and channel expansion with an increase in depreciation expense from capital investments, partially offset by product mix improvement. Adjusted EBITDA in the year ended September 30, 2017 decreased $5.3 million with a decrease in margin of 80 bps compared to the year ended September 30, 2016 due to the lower sales volumes and incremental marketing costs; partially offset by product mix improvement.

Liquidity and Capital Resources

Cash flows from operating activities

The following is a summary cash flows from continuing operations for the six month periods ended March 31, 2019 and April 1, 2018, respectively.

Six Month Periods Ended (in millions)	March 31, 2019	April 1, 2018
Operating activities	$(267.3)	$(207.1)
Investing activities	$2,827.4	$(37.3)
Financing activities	$(2,632.8)	$241.0

Cash flows from operating activities from continuing operations decreased $60.2 million during the six month period ended March 31, 2019 due to:

•	Increase in cash used by continuing operations of $71.7 million, with cash used for working capital of approximately $46.3 million;

•	Increase in cash paid for taxes of $11.5 million;

•	Increase in cash paid for transaction related charges of $8.3 million;

•	Increase in cash paid for interest of $5.9 million;

•	Decrease in cash paid for restructuring related charges of $28.6 million;

•

Decrease in net corporate expenditures of $8.7 million primarily attributable to the recognition of interest income on excess cash from divestiture proceeds and dividend income from Energizer common stock investment;

Depreciation and amortization

Depreciation and amortization for the Company was $102.6 million and $68.6 million for the six month periods ended March 31, 2019 and 2018, respectively. The increase in depreciation and amortization during the six month period ended March 31, 2019 is primarily attributable to the cumulative adjustment to depreciation and amortization from the change in plan to sell the HPC division during the three month period ended December 30, 2018 with the change in plan to sell, coupled with the deferred depreciation and amortization during the three month period ended March 31, 2018 when HPC was recognized as held for sale. See Note 3 – Divestitures for further discussion.

Cash flows from investing activities

Cash flows from investing activities from continuing operations increased $2,864.6 million during the six month period ended March 31, 2019 primarily attributable to the net cash proceeds from the GBL and GAC divestitures; partially offset by a reduction in capital expenditures.

Capital Expenditures

Capital expenditures for the Company were $27.1 million and $38.1 million for the six month periods ended March 31, 2019 and 2018, respectively. We expect to make investments in capital projects similar to historical levels.

Cash flows from financing activities

Cash flows for financing activities from continuing operations decreased $2,873.8 million for the six month period ended March 31, 2019 primarily due to repayment of debt on the Company’s Term Loans, partial paydown of the 6.625% Notes, and parent company loan of $520.0 million following the receipt of proceeds from the GBL and GAC divestitures, plus cash dividends to the parent company, SBH, of $676.4 million.

Debt

During the six month period ended March 31, 2019, the Company recognized net proceeds from the Revolver Facility of $126.0 million primarily to support working capital needs; and $10.3 million of other debt financing. The Company made $2,092.6 million of payment on debts, including the redemption of the USD Term Loans of $1,231.7 million, CAD Term Loan of $32.6 million, partial paydown of 6.625% Notes $285.0 million with payment of early extinguishment of $6.3 million, payment of $520.0 million loan with its parent company, SBH, and other debt payments of $17.0 million. As of March 31, 2019, the Company had borrowing availability of $652.4 million, net of outstanding letters of credit and amounts allocated to a foreign subsidiary.

At March 31, 2019, we were in compliance with all covenants under the Senior Credit Agreement and the indentures governing the 6.625% notes, 6.125% notes, 5.75% notes, and 4.00% notes.

The following is a summary of cash flows from continuing operations for the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Operating activities	$223.7	$444.0	$394.0
Investing activities	$(72.2)	$(384.7)	$(73.9)
Financing activities	$95.7	$(332.9)	$(481.7)

Cash flows from continuing operations decreased $220.3 million for the year ended September 30, 2018 due to:

•	Decrease in cash used in continuing operations of $114.4 million, including reduction in cash contributed from working capital of $57.3 million;

•

Increase in cash paid for restructuring and integration related activities, of $69.1 million, including divestiture related costs while HPC was considered held for sale, also associated with HHI restructuring activities;

•	Increase in cash paid for income taxes of $16.3 million;

•

Increase in cash paid for interest of $28.1 million, including a non-recurring tender premium of $4.6 million for the redemption of the 6.375% Notes in the prior year, due to a reduction in annualized interest costs from refinancing activities previously discussed;

•	Decrease in corporate expenditures of $3.0 million.

Cash flows from continuing operations increased $59.9 million for the year ended September 30, 2017 due to:

•

Increase in cash used in continuing operations of $17.5 million, including increase in cash contributed from working capital of $35.6 million and one-time settlement payment to Stanley Black & Decker of $23.2 million;

•	Increase in cash paid for income taxes of $2.1 million;

•

Increase in cash paid for acquisition, integration and restructuring related activities of $1.4 million, primarily from lower acquisition and integration activity partially offset by increased spending on restructuring related activities at HHI.

•

Decrease in cash paid for interest of $58.0 million, including a non-recurring tender premium of $4.6 million for the redemption of the 6.375% Notes, due to a reduction in annualized interest costs from refinancing activities previously discussed;

•	Increase in corporate expenditures of $7.4 million;

Depreciation and amortization

Depreciation and amortization for the Company totaled $124.6 million, $146.8 million and $136.0 million for the years ended September 30, 2018, 2017, and 2016, respectively. The decrease in depreciation and amortization for the years ended September 30, 2018 is attributable to the recognition of HPC as held for sale effective December 29, 2017 and the subsequent change in plan to sell in October 2018. The increase in depreciation and amortization for the years ended September 30, 2017 and 2016 is attributable to the increase in capital expenditures and the recognition of property, plant and equipment and definite lived intangible assets from the acquisitions of PetMatrix and GloFish during the year ended September 30, 2017.

Cash flows from investing activities

Cash flows from investing activities from continuing operations increased $312.5 million for the year ended September 30, 2018 primarily due to cash used of $304.7 million in business acquisitions during the year ended September 30, 2017 for the purchase of PetMatrix and GloFish and decrease in capital expenditures.

Cash flows used for investing activities from continuing operations increased $310.8 million during the year ended September 30, 2017 primarily due to cash used for the acquisitions of PetMatrix and GloFIsh by Spectrum and increase in capital expenditures.

Capital Expenditures

Capital expenditures totaled $75.9 million, $81.8 million and $73.5 million for the years ended September 30, 2018, 2017, and 2016, respectively. Increases in capital expenditures during the year ended September 30, 2017 are attributable to incremental investment in capacity expansion and cost reduction projects. We expect to make investments in capital projects similar to historical levels, as well as incremental investments slightly above historical levels related to acquisitions and in high return cost reduction projects.

Cash flows from financing activities

Cash flows provided by financing activities for continuing operations increased $428.6 million for the year ended September 30, 2018 due to incremental proceeds from the issuance of debt with its parent company of $520 million, lower payment on Spectrum debt; offset by increased dividend payments to parent company. Cash flows used by financing activities for continuing operations decreased $145.7 million for the year ended September 30, 2017 due to the reduction of debt net proceeds from debt financing activity, reduction of payments on debt; partially offset by an increase in dividends paid to parent company and the purchase of the non-controlling interest in Shaser for $12.6 million.

During the year ended September 30, 2017, Spectrum purchased the remaining 44% non-controlling interest of Shaser, Inc. with a cash payment of $12.6 million. During the year ended September 30, 2016, Spectrum paid $3.2 million of contingent consideration associated with its acquisition of Salix. Refer to the Note 4 - Acquisitions to the Consolidated Financial Statements included elsewhere in this prospectus for additional information.

During the year ended September 30, 2018, the Company recognized increased proceeds from the issuance of debt financing of $539.6 million primarily due to the issuance of USD Term Loan debt in the prior year. The Company made $69.3 million payments on debt during the year ended September 30, 2018.

During the year ended September 30, 2017, the Company recognized incremental proceeds from the issuance of debt of $265.6 million, including $250.0 million from the issuance of the USD Term Loan primarily to support funding acquisition activity. The Company made $229.2 million payments on debt, including $129.7 million for the redemption of the 6.375% Notes and $61.3 million for the redemption of the Euro Term Loan.

During the year ended September 30, 2016, the Company recognized incremental proceeds from the issuance of debt of $498.9 million, including $477.6 million from the issuance of the 4.00% Notes for refinancing the 6.375% Notes to extend maturities and reduce borrowing costs. The Company made $871.0 million of payments on debt, including partial redemption of $390.3 million of the 6.375% Notes, payments on Term Loans of $415.5 million.

In addition to the outstanding principal on our debt obligations, we have annual interest payment obligations of approximately $270.4 million in the aggregate (excluding the impact of changes to variable interest rates or foreign currency). This includes interest under our: (i) 4.00% Notes of approximately $19.8 million; (ii) 6.625% notes of approximately $37.8 million; (iii) 6.125% Notes of approximately $15.3 million; (iv) 5.75% Notes of $57.5 million; and (v) Term Loans of $56.1 million. Interest on the 4.00% Notes, the 6.625% notes and the 6.75% Notes is payable semi-annually in arrears and interest under the Term Loan and the Revolver Facility is payable on various interest payment dates as provided in the Senior Credit Agreement. Effective November 15, 2017, the 6.625% notes became callable by the Company, respectively.

The Company maintains a revolving credit facility that matures in March 2022 (“Revolver Facility”) pursuant to which the Company may borrow funds at a variable interest rate. During the year ended September 30, 2018, the Company increased the capacity of its Revolver facility by $100.0 million to $800.0 million. As a result of borrowings and payments under the Revolver Facility, at September 30, 2018, the Company had borrowing availability of $777.3 million, net of outstanding letters of credit of $20.7 million and a $2.0 million amount allocated to a foreign subsidiary. Certain fees are required to be paid in connection with our outstanding debt obligations including a quarterly commitment fee of up to 0.50% on the unused portion of the Revolver Facility and certain additional fees with respect to the letter of credit sub-facility under the Revolver Facility.

At September 30, 2018, we were in compliance with all covenants under the Credit Agreement and the indentures governing the 6.625% notes, the 6.125% Notes, the 5.75% Notes, and the 4.00% Notes.

The Company’s access to capital markets and financing costs may depend on the credit ratings of the Company when it is accessing the capital markets. Effective July 24, 2018, the Company’s S&P corporate credit rating was upgraded to ‘B+’ from ‘B’. S&P’s issue-level rating of the 7.75% Notes was lowered to ‘B-’ from ‘B’ to reflect the completion of the Merger. Previously, S&P downgraded the ratings on Spectrum’s corporate credit and senior unsecured debt from ‘BB-’ to ‘B+’ and senior secured debt ratings from ‘BB+’ to ‘BB’; with a continued stable outlook. None of the Company’s current borrowings are subject to default or acceleration as a result of a downgrading of credit ratings, although a downgrade of the Company’s credit ratings could increase fees and interest charges on future borrowings. The Company anticipates that it may use funds received for its divestitures to support the paydown and restructuring of debt.

Refer to Note 11 - Debt of Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information.

Liquidity Outlook

The Company’s ability to make principal and interest payment on borrowings under its debt agreements and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on its current level of operations, the Company believes that its existing cash balances and expected cash flows from operations will be sufficient to meet its operating requirements for at least the next 12 months. However, the Company may request borrowings under its credit facilities and seek alternative forms of financing or additional investments to achieve its longer-term strategic plans.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations & Other Commercial Commitments

The Company repaid certain of its long-term indebtedness during the six months ended March 31, 2019, as described under Note 11 - Debt. There have otherwise been no material changes to our contractual obligations since September 30, 2018.

The following table summarizes our contractual obligations as of September 30, 2018 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Contractual Payments Due by Period
(in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Debt, excluding capital lease obligations(1)	$4,106.5	$537.6	$28.2	$1,226.0	$2,314.7
Interest payments excluding capital lease obligations(2)	1,031.5	187.0	371.6	268.4	204.5
Capital lease obligations(3)	283.5	17.4	37.3	31.8	197.0
Operating lease obligations(4)	82.2	22.8	31.3	17.5	10.6
Employee benefit obligations(5)	94.6	8.0	16.9	17.6	52.1
Letters of credit(6)	20.7	20.7	—	—	—

Total Contractual Obligations	$5,619.0	$793.5	$485.3	$1,561.3	$2,778.9

(1)	See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.
(2)

Interest payments on debt subject to variable interest rates are based upon annualized interest rates as of September 30, 2018. See Note 11- Debt of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

(3)

Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the Consolidated Statements of Financial Position. See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

(4)

Operating lease payments due by fiscal year are not reflected in the Consolidated Statements of Financial Position. See Note 12 – Leases of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

(5)

Employee benefit obligations represent the sum of our estimated future minimum required funding for our qualified defined benefit plans based on actuarially determined estimates and projected future benefit payments from our unfunded postretirement plans. See Note 14 - Employee Benefit Plans of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

(6)	Standby letters of credit that back the performance of our entities under various credit facilities, insurance policies and lease arrangements.

At September 30, 2018, our Consolidated Statements of Financial Position includes reserves for both uncertain tax positions and deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits due to the Tax Reform Act enacted on December 22, 2017. However, it is not possible to predict or estimate the amount and timing of payments and have been excluded from the obligations above. The Company cannot reasonably predict the ultimate outcome of income tax audits currently in progress for certain of our companies; however, it is reasonably possible that during the next 12 months, some portion of our unrecognized tax benefits could be recognized. The mandatory repatriation tax is payable over 8 years, with the first payment due January 2019 and the company has recognized $5.9 million of the repatriation liability as Other Current Liabilities and $67.2 million as Other Long-Term Liabilities on the Consolidated Statement of Financial Position as of September 30, 2018. See Note 15 - Income Taxes of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our Condensed Consolidated Financial Statements included in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America and fairly present our financial position and results of operations. There have been no material changes to our critical accounting policies other than the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” which provides for a single comprehensive model for entities to use in account for revenue arising from contracts from customers. Refer to Note 2 – Significant Accounting Policies and Practices of Notes to the Condensed Consolidated Financial Statements included elsewhere in this prospectus for information about the adoption of Topic 606. There have been no material changes to our critical accounting estimates as discussed in our Annual Report on Form 10-K for the year ended September 30, 2018.

Our Consolidated Financial Statements have been prepared in accordance with GAAP and fairly present our financial position and results of operations. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, and evaluates its estimates on an ongoing basis. The following policies are considered by management to be the most critical to understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our results of operations, financial position and cash flows. The application of these accounting policies requires judgment and use of assumptions as to future events and outcomes that are uncertain and, as a result, actual results could differ from these estimates. Refer to Note 2 - Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements for all relevant accounting policies.

Goodwill, Intangible Assets and Other Long-Lived Assets

The Company’s goodwill, intangible assets and tangible fixed assets are stated at historical cost, net of depreciation and amortization, less any provision for impairment. Intangible and tangible assets with determinable lives are amortized or depreciated on a straight line basis over estimated useful lives. Refer to Note 2 - Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements for more information about useful lives.

On an annual basis, or more frequently if triggering events occur, the Company compares the estimated fair value of its reporting units to the carrying value to determine if potential goodwill impairment exists. Our reporting units are consistent with our operating segments. See Note 19 - Segment Information of Notes to the Consolidated Financial Statements for further discussion of operating and reporting segments. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded for the difference between the fair value of the reporting unit goodwill and its carrying value. The estimated fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value of the reporting unit, we used a discounted cash flows methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. We test the aggregate estimated fair value of our reporting units by comparison to our total market capitalization, including both equity and debt capital. The fair value of HHI, PET, and H&G reporting units exceeded their carrying value by 89%, 22%, and 222%, respectively, and did not recognize an impairment or deem the respective reporting units as ‘at risk’ of impairment.

In addition to goodwill, the Company has indefinite-lived intangible assets that consist of acquired tradenames. On an annual basis, or more frequently if triggering events occur, the Company compares the estimated fair value of the identified trade names to the carrying value to determine if potential impairment exists. If the fair value is less than its carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. During the year ended September 30, 2018, the Company recognized $20.3 million impairment on indefinite life intangible assets due to the reduction in value of certain tradenames associated with the PET segment driven by lost sales volumes attributable to the safety recall and increased market competition. With the recognition of the impairment, the respective intangible assets were adjusted to their determined fair value, leaving no excess fair value as of the measurement date and risk of further impairment.

The Company also reviews other definite-lived intangible assets and tangible fixed assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the year that necessitated an impairment test of definite-lived assets. No impairment loss was recognized on definite-lived assets.

During the year ended September 30, 2018, the HPC reporting unit was identified as a component of discontinued operations while it was marketed for sale and the net assets were recognized as held for sale, including its goodwill. While HPC was held for sale, there were no impairments of the net assets of the HPC business identified or recognized. Subsequent to September 30, 2018, the Company ceased its plan to sell the business and retroactively recasted its historical financial statements to reflect the HPC business as a component of continuing operations. There was no impairment on goodwill, indefinite lived assets, or long-lived assets with the Company’s change in plan and the deferral of depreciation and amortization associated with long-lived assets while the business was held for sale was recognized subsequent to the year ended September 30, 2018 in the period in which the change in plan was realized by the Company.

A considerable amount of judgment and assumptions are required in performing the impairment tests, principally in determining the fair value of each reporting unit and assets subject to impairment testing. While the Company believes its judgments and assumptions are reasonable, different assumptions could change the estimated fair value and therefore, additional impairment charges could be required. The Company is subject to financial statement risk in the event that business or economic conditions unexpectedly decline and impairment is realized.

Income Taxes

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

The Company assesses its income tax positions and records tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available for reporting. For those income tax positions where it is more-likely-than-not that a tax benefit will be sustained upon conclusion of an examination, the Company has recorded a reserve based upon the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority assuming that it has full knowledge of all relevant information. For those income tax positions where it is more-likely-than-not that a tax benefit will not be sustained, the Company did not recognize a tax benefit. As of September 30, 2018, the total amount of unrecognized tax benefits, including interest and penalties, that if not recognized, would affect the effective tax rate in future periods was $17.8 million. Our effective tax rate includes the impact of income tax reserves and changes to those reserves when considered appropriate. A number of years may elapse before a particular matter for which we have established a reserve is finally resolved. Unfavorable settlement of any particular issue may require the use of cash or a reduction in our net operating loss carryforwards. Favorable resolution would be recognized as a reduction to the effective rate in the year of resolution.

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses, tax credit, and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company does not adjust its measurement for proposed future tax rate changes that have not yet been enacted into law. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and ongoing prudent and feasible tax planning strategies. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. Should we determine that we would not be able to realize all or part ofour net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period we make that determination.

As of September 30, 2018, we have U.S. federal net operating loss carryforwards (“NOLs”) of $2,427.2 million, with a federal tax benefit of $509.7 million, future tax benefits related to state NOLs of $108.3 million and capital loss carryforwards of $442.2 million with a federal and state tax benefit of $104.1 million. Our total valuation allowance for the tax benefit of deferred tax assets that may not be realized is $282.6 million at September 30, 2018. Of this amount, $247.3 million relates to U.S. net deferred tax assets and $35.3 million relates to foreign net deferred tax assets. We estimate that $156.5 million of valuation allowance related to domestic deferred tax assets cannot be released regardless of the amount of domestic operating income generated due to both prior period ownership changes that limit the amount of NOLs we can use and legal limitations on the use of capital losses and foreign tax credits.

As of September 30, 2018, we have provided no significant residual US taxes on earnings not yet taxed in the U.S. As of September 30, 2018, we project $6.1 million of additional tax from non-U.S. withholding and other taxes expected to be incurred on repatriation of foreign earnings.

See Note 15 - Income Taxes of Notes to the Consolidated Financial Statements elsewhere included in this prospectus.

New Accounting Pronouncements

See Note 2 – Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements elsewhere included in this prospectus for information about recent accounting pronouncements not yet adopted.

BUSINESS

General

Overview

On July 13, 2018, SBH completed the planned Merger, as further discussed in Note 4 – Acquisitions to the Consolidated Financial Statements, included elsewhere in this prospectus. Prior to the Merger, SBH was a holding company, doing business as HRG Group, Inc. (“HRG”) and conducting its operations principally through its majority owned subsidiaries. Effective the date of the Merger, management of the organization was assumed by management of its majority owned subsidiary, Spectrum Brands Holdings, Inc. (subsequently renamed Spectrum Brands Legacy, Inc.) (“Spectrum”); resulting in HRG changing its name to SBH and changing the ticker of common stock traded on the New York Stock Exchange (“NYSE”) from the symbol “HRG” to “SPB”.

SB/RH is a wholly owned subsidiary of Spectrum and ultimately, SBH. Spectrum Brands, Inc., a wholly-owned subsidiary of SB/RH (“SBI”) incurred certain debt guaranteed by SB/RH and domestic subsidiaries of SBI.

Spectrum

We are a diversified global branded consumer products company. We manage the business in four vertically integrated, product focused segments: (i) Hardware & Home Improvement (“HHI”), (ii) Home and Personal Care (“HPC”), (iii) Global Pet Supplies (“PET”), and (iv) Home and Garden (“H&G”). The Company manufactures, markets and/or distributes its products globally in the North America (“NA”); Europe, Middle East & Africa (“EMEA”); Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers and distributors, original equipment manufacturers (“OEMs”) and construction companies. We enjoy strong name recognition in our regions under our various brands and patented technologies across multiple product categories. Geographic strategic initiatives and financial objectives are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for sales and marketing initiatives and the financial results for all product lines within that segment. The following is an overview of the consolidated business showing the net sales by segment and geographic region sold (based upon destination) as a percentage of consolidated net sales for the year ended September 30, 2018.

Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies. See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in this prospectus, for further discussion of the consolidated operating results and segment operating results.

Hardware and Home Improvement (HHI)

The following is an overview of net sales by product category and geographic region sold (based upon destination) for the year ended September 30, 2018

Product Category	Products	Brands
Residential Locksets	Residential locksets and door hardware including knobs, levers, deadbolts, handlesets, and electronic and connected keyless entry locks for residential and commercial applications.	Kwikset®, Weiser®, Baldwin®, EZSET®, and Tell Manufacturing®

Plumbing & Accessories	Kitchen, bath and shower faucets and plumbing products.	Pfister®

Builders’ Hardware	Hinges, metal shapes, security hardware, wire goods, track and sliding door hardware, screen and storm door products, garage door hardware, gate hardware, window hardware and floor protection.	National Hardware®, FANAL®, Stanley® and Black and Decker®

Our residential lockset products incorporate patented SmartKey® technology that provides advanced security and easy rekeying. We also supply product to some customers who have private label offerings. We license the Stanley® and Black & Decker® marks and logos for such products as residential locksets, builder’s hardware, padlocks, and door hardware through a transitional trademark license agreement with Stanley Black & Decker Corporation (“SBD”). Under the agreement we have a royalty-free, fully paid license to use certain trademarks, brand names and logos in marketing our products and services for five years after the completion of the HHI business acquisition in the 2013 fiscal year. The Company amended the license agreement with SBD to extend the license agreement and allow for the continued use of the respective trademarks, brand names and logos through December 2018. During this extension period, Spectrum will pay to SBD royalties based on a percentage of sales.

The sales force of the HHI business is aligned by brands, customers and geographic regions. We have strong partnerships with a variety of customers including large home improvement centers, wholesale distributors, home builders, plumbers, home automation providers, security/alarm monitoring providers, and commercial contractors. Our sales generally are made through the use of individual purchase orders. A significant percentage of our sales are attributable to a limited group of retailer customers, including Home Depot and Lowe’s, which are customers with more than 10% of Spectrum sales and represent approximately 37% of HHI sales for the fiscal year ended September 30, 2018.

Primary competitors in security and residential locksets include Allegion (Schlage), Assa Abloy (Emtek, Yale) and private label import brands such as Defiant. Primary competitors for plumbing include Masco (Delta), Fortune Brands (Moen), Kohler, American Standard and private label brands such as Glacier Bay. Primary competitors for hardware include The Hillman Group, Hampton Products, Koch (Lehigh) and private labels such as Crown Bolt.

Sales in our HHI segment primarily increase during the spring and summer construction period (the Company’s third and fourth fiscal quarters). Our sales by quarter as a percentage of annual net sales during the years ended September 30, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
First Quarter	24%	23%	23%
Second Quarter	23%	25%	24%
Third Quarter	27%	25%	27%
Fourth Quarter	26%	27%	26%

The principal raw materials used in manufacturing include brass, zinc, and steel that are sourced either on a global or regional basis. The prices of these raw materials are susceptible to fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. We have regularly engaged in forward purchase and hedging derivative transactions in an attempt to effectively manage certain raw material costs we expect to incur over the next 12 to 24 months. Substantially all of our Pfister products are manufactured by third party suppliers that are primarily located in the APAC region. We maintain ownership of most of the tooling and molds used by our suppliers. We continually evaluate our manufacturing facilities’ capacity and related utilization. In general, we believe our existing facilities are adequate for our present and foreseeable needs.

Our research and development strategy is focused on new product development and performance enhancements of our existing products. We plan to continue to use our brand names, customer relationships and research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

Home and Personal Care (“HPC”)

The following is an overview of net sales by product category and geographic region sold (based upon destination) for the year ended September 30, 2018

Product Category	Products	Brands
Home Appliances	Small kitchen appliances including toaster ovens, coffeemakers, slow cookers, blenders, hand mixers, grills, food processors, juicers, toasters, breadmakers, and irons.	Black & Decker®, Russell Hobbs®, George Foreman®, Toastmaster®, Juiceman®, Farberware®, and Breadman®

Personal Care	Hair dryers, flat irons and straighteners, rotary and foil electric shavers, personal groomers, mustache and beard trimmers, body groomers, nose and ear trimmers, women’s shavers, haircut kits and intense pulsed light hair removal systems.	Remington®, LumaBella®

We license the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products through a trademark license agreement with BDC through December 2021. Under the agreement, we agree to pay BDC royalties based on a percentage of sales, with minimum annual royalty payments of $15.0 million. The agreement also requires us to comply with maximum annual return rates for products. If BDC does not agree to renew the license agreement, we have 18 months to transition out of the brand name with no minimum royalty payments during such transition period and BDC has agreed to not compete in the four categories for five years after the end of the transition period. Upon request, BDC may elect to extend the license to use the Black & Decker® brand to certain additional product categories. BDC has approved several extensions of the license to additional categories and geographies.

We own the right to use the Remington® trademark for electric shavers, shaver accessories, grooming products and personal care products; and Remington Arms Company, Inc. (“Remington Arms”) owns the rights to use the trademark for firearms, sporting goods and products for industrial use, including industrial hand tools. The terms of a 1986 agreement between Remington Products, LLC and Remington Arms provides for the shared rights to use the trademark on products which are not considered “principal products of interest” for either company. We retain the trademark for nearly all products which we believe can benefit from the use of the brand name in our distribution channels. Through our acquisition of Shaser, Inc., we have patented technology that is used in our i-Light and i-Light Reveal intense pulsed light hair removal product line.

HPC products are sold primarily to large retailers, online retailers, wholesalers, distributors, warehouse clubs, food and drug chains and specialty trade or retail outlets such as consumer electronics stores, department stores, discounters and other specialty stores. International distribution varies by region and is often executed on a country-by-country basis. Our sales generally are made through the use of individual purchase orders. A significant percentage of our sales are attributable to a limited group of retailer customers, including Wal-Mart, which is a customer having more than 10% of Spectrum sales and represent approximately 21% of HPC net sales for the fiscal year ended September 30, 2018.

Primary competitors for small appliances include Newell Brands (Sunbeam, Mr. Coffee, Crockpot, Oster), De’Longhi America (DeLonghi, Kenwood, Braun), SharkNinja (Shark, Ninja), Hamilton Beach Holding Co. (Hamilton Beach, Proctor Silex), Sensio, Inc. (Bella); SEB S.A.(T-fal, Krups, Rowenta), Whirlpool Corporation (Kitchen Aid), Conair Corporation (Cuisinart, Waring), Koninklijke Philips N.V. (Philips), Glen Dimplex (Morphy Richards) and private label brands for major retailers. Primary competitors in personal care include are Koninklijke Philips Electronics N.V. (Norelco), The Procter & Gamble Company (Braun), Conair Corporation, Wahl Clipper Corporation and Helen of Troy Limited.

Sales from electric personal care product categories tend to increase during the December holiday season (the Company’s first fiscal quarter), while small appliances sales increase from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales (the Company’s fourth fiscal quarter) and in December for the holiday season. Our sales by quarter as a percentage of annual net sales during the years ended September 30, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
First Quarter	31%	31%	31%
Second Quarter	21%	20%	21%
Third Quarter	23%	23%	23%
Fourth Quarter	25%	26%	25%

Substantially all of our home appliances and personal care products are manufactured by third party suppliers that are primarily located in the APAC region. We maintain ownership of most of the tooling and molds used by our suppliers.

Our research and development strategy is focused on new product development and performance enhancements of our existing products. We plan to continue to use our brand names, customer relationships and research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

Pet Supplies (PET)

The following is an overview of PET net sales by product category and geographic region sold (based upon destination) for the year ended September 30, 2018:

Product Category	Products	Brands
Companion Animal	Rawhide chews, dog and cat clean-up, training, health and grooming products, small animal food and care products, rawhide-free dog treats, and wet and dry pet food for dogs and cats.	8IN1® (8-in-1), Dingo®, Nature’s Miracle®, Wild Harvest™, Littermaid®, Jungle®, Excel®, FURminator®, IAMS® (Europe only), Eukanuba® (Europe only), Healthy-Hide®, DreamBone®, SmartBones®, GloFish®, ProSense®, Perfect Coat®, eCOTRITION®, Birdola® and Digest-eeze®.

Aquatics	Consumer and commerical aquarium kits, stand-alone tanks; acqustics equipment such as filtration systems, heaters and pumps; and acqutics consumables such as fish food, water managerment and care	Tetra®, Marineland®, Whisper® and Instant Ocean®.

We sell primarily to pet superstores, mass merchandisers, e-tailers, grocery stores and drug chains, warehouse clubs and other specialty retailers. International distribution varies by region and is often executed on a country-by-country basis. Our sales generally are made through the use of individual purchase orders. In addition to product sales, we also perform installation and maintenance services on commercial aquariums. A significant percentage of our sales are attributable to a limited group of retailer customers, including Wal-Mart, which is a customer with more than 10% of Spectrum sales and represent approximately 23% of PET net sales for the fiscal year ended September 30, 2018.

Primary competitors are Mars Corporation, the Hartz Mountain Corporation and Central Garden & Pet Company which all sell a comprehensive line of pet supplies that compete across our product categories. The pet supplies product category is highly fragmented with no competitor holding a substantial market share and consists of small companies with limited product lines.

Sales remain fairly consistent throughout the year with little variation. Our sales by quarter as a percentage of annual net sales during the years ended September 30, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
First Quarter	25%	25%	25%
Second Quarter	25%	24%	25%
Third Quarter	24%	24%	25%
Fourth Quarter	26%	27%	25%

Substantially all of our rawhide alternative products are manufactured by third party suppliers that are primarily located in the Asia-Pacific region and Mexico. We maintain ownership of most of the tooling and molds used by our suppliers. We continually evaluate our manufacturing facilities’ capacity and related utilization. In general, we believe our existing facilities are adequate for our present and foreseeable needs.

Our research and development strategy is focused on new product development and performance enhancements of our existing products. We plan to continue to use our brand names, customer relationships and research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

Home and Garden (H&G)

The following is an overview of H&G net sales by product category and geographic region sold (based upon destination) for the year ended September 30, 2018:

Product Category	Products	Brands
Household	Household pest control solutions such as spider and scorpion killers; ant and roach killers; flying insect killers; insect foggers; wasp and hornet killers; and bedbug, flea and tick control products.	Hot Shot®, Black Flag®, Real-Kill®, Ultra Kill®, The Ant Trap® (TAT), and Rid-A-Bug®.

Controls	Outdoor insect and weed control solutions, and animal repellents such as aerosols, granules, and ready-to-use sprays or hose-end ready-to-sprays.	Spectracide®, Garden Safe®, Liquid Fence®, and EcoLogic®.

Repellents	Personal use pesticides and insect repellent products, including aerosols, lotions, pump sprays and wipes, yard sprays and citronella candles.	Cutter® and Repel®.

Other product category consists of products sold to the Global Auto Care business unit that was classified as discontinued operations and subsequently sold to Energizer Holdings, Inc. (“Energizer”) on January 28, 2019. Product sales and distribution will continue under a supply agreement with Energizer subsequent to the completion of the sale. See Note 3 – Divestitures, in Notes to the Consolidated Financial Statements, included elsewhere for additional discussion.

We sell primarily to home improvement centers, mass merchandisers, dollar stores, hardware stores, home and garden distributors, and food and drug retailers, primarily in the U.S. We also sell certain products in our LATAM markets, primarily in the Caribbean. Our sales generally are made through the use of individual purchase orders. A significant percentage of our sales are attributable to a limited group of retailer customers, including Wal-Mart, Home Depot and Lowe’s, which are customers with more than 10% of Spectrum sales and represent approximately 66% of H&G net sales for the fiscal year ended September 30, 2018.

Primary competitors are The Scotts Miracle-Gro Company (Scotts, Ortho, Roundup, Miracle-Gro, Tomcat); Central Garden & Pet (AMDRO, Sevin), Bayer A.G. (Bayer Advanced), S.C. Johnson & Son, Inc. (Raid, OFF!); and Henkel AG & Co. KGaA (Combat).

Sales typically peak during the first six months of the calendar year (the Company’s second and third fiscal quarters) due to customer seasonal purchasing patterns and timing of promotional activities. Our sales by quarter as a percentage of annual net sales during the years ended September 30, 2018, 2017 and 2016 are as follows

	2018	2017	2016
First Quarter	10%	10%	9%
Second Quarter	25%	27%	30%
Third Quarter	42%	39%	42%
Fourth Quarter	23%	24%	19%

Our research and development strategy is focused on new product development and performance enhancements of our existing products. We plan to continue to use our brand names, customer relationships and research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

Other Information

Governmental Regulations and Environmental Matters

Due to the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with the releases of hazardous substances at our facilities. We believe that compliance with the federal, state, local and foreign laws and regulations to which we are subject will not have a material effect upon our capital expenditures, financial condition, earnings or competitive position.

From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties. We have not conducted invasive testing at all facilities to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, it is possible that material liabilities may arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could incur material unforeseen expenses, which could have a material adverse effect on our financial condition, capital expenditures, earnings and competitive position. Although we are currently engaged in investigative or remedial projects at some of our facilities, we do not expect that such projects, taking into account established accruals, will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

We have been, and in the future may be, subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which we are held responsible as a result of our relationships with such other parties. In the U.S., these proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. We occasionally are identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where we have been notified of our status as a potentially responsible party, it is either premature to determine whether our potential liability, if any, will be material or we do not believe that our liability, if any, will be material. We may be named as a potentially responsible party under CERCLA or similar state laws for other sites not currently known to us, and the costs and liabilities associated with these sites may be material.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. See Note 18 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements included elsewhere within this prospectus for further discussion on estimated liabilities arising from such environmental matters. Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from such environmental matters should not be material to our business or financial condition.

Electronic and electrical products that depend on electric current to operate (“EEE”) that we sell in Europe are subject to regulation in European Union (“EU”) markets under two key EU directives. Among our brands, this includes a limited range of products, such as aquarium pumps, heaters, and lighting. The first directive is the Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) which took effect in EU member states beginning July 1, 2006. RoHS prohibits companies from selling EEE products which contain certain specified hazardous materials in EU member states. We believe that compliance with RoHS does not have a material effect on our capital expenditures, financial condition, earnings or competitive position. The second directive is entitled the Waste of Electrical and Electronic Equipment (“WEEE”). WEEE makes producers or importers of particular classes of EEE goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. WEEE assigns levels of responsibility to companies doing business in EU markets based on their relative market share. WEEE calls on each EU member state to enact enabling legislation to implement the directive. To comply with WEEE requirements, we have partnered with other companies to create a comprehensive collection, treatment, disposal and recycling program as specified within the member countries we conduct business. As EU member states pass enabling legislation we currently expect our compliance system to be sufficient to meet such requirements. Our current estimated costs associated with compliance with WEEE are not significant based on our current market share. However, we continue to evaluate the impact of the WEEE legislation and implementing regulations as EU member states implement guidance and as our market share changes and, as a result, actual costs to our company could differ from our current estimates and may be material to our business, financial condition or results of operations.

Certain of our products and facilities in each of our business segments are regulated by the United States Environmental Protection Agency (the “EPA”), the United States Food and Drug Administration (the “FDA”) and/or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides are regulated by the EPA and equivalent state agencies. The majority of these products must be registered at a federal and/or state level before they can be sold. Our inability to obtain, delay in our receipt of, or the cancellation of any registration could have an adverse effect on our business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of our products continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in our products.

Certain of our products and packaging materials are subject to regulations administered by the FDA. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated products, establishes ingredients and manufacturing procedures for certain products, establishes standards of identity for certain products, determines the safety of products and establishes labeling standards and requirements. In addition, various states regulate these products by enforcing federal and state standards of identity for selected products, grading products, inspecting production facilities and imposing their own labeling requirements.

The fish sold under the GloFish brand can be classified as an intragenic or transgenic species due to the addition of their bioluminescent genes, which means the FDA has the authority to regulate as the luminescence is caused by intentionally altered genomic DNA. Additional regulatory agencies, including the EPA, as well as agencies in U.S. and foreign states have authority to regulate these types of species. It is possible that the EPA, FDA, another U.S. federal agency, a U.S. state, or a foreign agency could in the future seek to exercise authority over the distribution and/or sale of GloFish brand fish. We will continue to monitor the development of any regulations that might apply to our bioluminescent fish.

Certain of our products may be regulated under programs within the United States, Canada, or in other countries that may require that those products and the associated product packaging be recycled or managed for disposal through a designated recycling program. Some programs are funded through assessment of a fee on the manufacturer and suppliers, including Spectrum Brands. We do not expect that such programs will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

The United States Toxic Substances Control Act (“TSCA”) was amended in 2016, and the EPA is currently evaluating additional chemicals for regulation under that amended law. Certain of our products may be manufactured using chemicals or other ingredients that may be subject to regulation under current TSCA regulations, and other chemicals or ingredients may be regulated under the law in the future. We do not expect that compliance with current or future TSCA regulations will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

Employees

We have approximately 14,000 full-time employees worldwide as of September 30, 2018 associated with our continuing operations. Approximately 4% of our total labor force is covered by 3 collective bargaining agreements that will expire during our fiscal year ending September 30, 2019. We believe that our overall relationship with our employees is good.

Discontinued Operations

Global Batteries and Lighting (“GBL”)

The Company’s assets and liabilities associated with GBL have been classified as held for sale and the respective operations have been classified as discontinued operations; and reported separately for all periods presented. GBL consists of consumer batteries products including alkaline batteries, zinc carbon batteries, nickel metal hydride (NiMH) rechargeable batteries, hearing aid batteries, battery chargers, battery-powered portable lighting products including flashlights and lanterns, and other specialty battery products primarily under the Rayovac® and VARTA® brand, and other proprietary brand names pursuant to licensing arrangements with third parties.

On January 15, 2018 the Company entered into a definitive acquisition agreement with Energizer Holdings, Inc. (“Energizer”) where Energizer has agreed to acquire from the Company its GBL business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments. The Agreement provides that Energizer will purchase the equity of certain subsidiaries of the Company and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GBL business. On November 15, 2018, subsequent to the year ended September 30, 2018, the Company entered into an amended acquisition agreement to address a proposed remedy submitted by Energizer to the European Commission, which provided for conditional approval from the commission provided the Varta® consumer battery, chargers, portable power and portable lighting business in the EMEA region be divested by Energizer subsequent to the GBL acquisition, including manufacturing and distribution facilities in Germany. Approval from the commission was received on December 11, 2018. The amended acquisition agreement provides for a purchase price adjustment that is contingent upon the completion of the divestiture of Energizer, including a potential downward adjustment equal to 75% of the difference between the divestiture sale price and the target sale price of $600 million, not to exceed $200 million; or a potential upward adjustment equal to 25% of the excess purchase price. Energizer anticipates that it will complete the divestiture in the 2019 fiscal year. On January 2, 2019, the Company completed the sale of GBL to Energizer. Refer to Note 3 – Divestitures and Note 22 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this prospectus, for further discussion pertaining to the GBL divestiture.

Global Auto Care (“GAC”)

The Company’s assets and liabilities associated with GAC have been classified as held for sale and the respective operations have been classified as discontinued operations; and reported separately for all periods presented. GAC consists of appearance products, including protectants, wipes, tire and wheel care products, glass cleaners, leather care products, air fresheners and washes designed to clean, shine, refresh and protect interior and exterior automobile surfaces under the Armor All® brand; performance products including STP® branded fuel and oil additives, functional fluids and automotive appearance products; A/C recharge products that consist of do-it-yourself automotive air conditioner recharge products under the A/C Pro® brand, along with other refrigerant and oil recharge kits, sealants and accessories.

On November 15, 2018 the Company entered into a definitive acquisition agreement with Energizer where Energizer agreed to acquire from the Company its GAC business for an aggregate purchase price of $1.25 billion, including $937.5 million in cash plus stock consideration of 5.3 million shares of Energizer common stock with an approximate value of $312.5 million, subject to customary purchase price adjustments. The agreement provides that Energizer will purchase the equity of certain subsidiaries of the Company and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GAC business. On January 28, 2019, the Company completed the sale of GAC to Energizer. Refer to Note 3 – Divestitures and Note 22 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this prospectus, for further discussion pertaining to the GAC divestiture.

MANAGEMENT

SBI and SB/RH Holdings are each wholly owned subsidiaries of SBH.

As disclosed in our prior filings, on July 13, 2018 (the “Merger Closing Date”), HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) completed a merger (the “Merger”) with its majority owned subsidiary, Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.). Following the completion of the Merger, HRG Group, Inc. changed its name to Spectrum Brands Holdings, Inc.

Unless otherwise indicated or the context requires otherwise, when used in this “Management” section of this prospectus, the terms (i) the “Company,” “Spectrum Brands,” “we,” “us” or “our” refer to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; (ii) “SPB Legacy” refers to Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iii) “HRG Legacy” refers to HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iv) “New SPB” refers to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) solely after the Merger Closing Date; (v) “Board” refers to the Board of Directors of Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; and (vi) “Fiscal” refers to fiscal year ended September 30 of each applicable year.

SBH Board of Directors

The board of Spectrum Brands is divided into three classes (designated as Class I, Class II, and Class III, respectively). The three classes are currently comprised of the following directors:

Class I Directors – Terms Expiring at the SBH 2019 Annual Stockholders Meeting

Sherianne James, age 49, was appointed to our Board in October 2018. Ms. James has served as Chief Marketing Officer of Essilor of America since August 2017 and previously was Vice President, Consumer Marketing for the company since July 2016. From February 2011 to July 2016, she held positions of increasing responsibility in marketing and operations for Transitions Optical, a division of Essilor of America, culminating in her role as Vice President of Transitions Optical from April 2014 to July 2016. From July 2005 through December 2010, Ms. James was Senior Marketing Manager for Russell Hobbs/Applica with responsibility for the Black+Decker® and George Foreman® small appliance brands. She previously held a number of key project manager, research manager and brand manager positions with Kraft Foods, Inc. and, later, Kraft/Nabisco Foods from June 1995 to June 2005. Ms. James earned a Bachelor of Science degree in chemical engineering from the University of Florida in 1994 and an MBA from Northwestern University’s Kellogg Graduate School of Management in 2002.

Norman S. Matthews, age 86, was appointed to our Board on the Merger Closing Date. From June 2010 to the Merger Closing Date, Mr. Matthews served as one of the directors of SPB Legacy. Prior to that time, he had served as a director of SBI since August 2009. Mr. Matthews has over three decades of experience as a business leader in marketing and merchandising and is currently an independent business consultant. As former President of Federated Department Stores, he led the operations of one of the nation’s leading department store retailers with over 850 department stores, including those under the names of Bloomingdales, Burdines, Foley’s, Lazarus and Rich’s, as well as various specialty store chains, discount chains and Ralph’s Grocery. In addition to his senior management roles at Federated Department Stores, Mr. Matthews also served as Senior Vice President and General Merchandise Manager at E.J. Korvette and Senior Vice President of Marketing and Corporate Development at Broyhill Furniture Industries. Mr. Matthews is a Princeton University graduate, and earned his Master’s degree in Business Administration from Harvard Business School. He also currently serves on the Boards of Directors of Party City Holdco, Inc. and The Children’s Place Retail Stores, Inc., and previously has served as a director of Henry Schein, Inc., Sunoco, The Progressive Corporation, Toys “R” Us, Duff & Phelps Corporation, and Federated Department Stores. He is a trustee emeritus at the American Museum of Natural History. Mr. Matthews is the Chairman of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. Mr. Matthews’ extensive experience with the operations of various notable consumer products retailers led the Board of Directors to conclude that he should be a member of the Board of Directors.

Joseph S. Steinberg, age 75, was appointed to our Board on the Merger Closing Date. From February 2015 until the Merger Closing Date, Mr. Steinberg served as one of the directors of SPB Legacy. In addition, from December 2014 until the Merger Closing Date, Mr. Steinberg served as the Chairman of the Board of Directors of HRG Legacy, and from April 2017 until the Merger Closing Date, Mr. Steinberg served as HRG Legacy’s Chief Executive Officer. Mr. Steinberg is Chairman of the board of directors of Jefferies Financial, a significant stockholder of the Company. He has served as a director of Jefferies Financial since December 1978 and as President from January 1979 until March 2013, when he became the Chairman of the Jefferies Financial board of directors. Mr. Steinberg has served as Chairman of the board of directors of HomeFed Corporation since 1999 and as a HomeFed director since 1998. Mr. Steinberg serves on the board of directors of Crimson Wine Group, Ltd. Mr. Steinberg also has served as a director of Jefferies Group, LLC, a subsidiary of Jefferies Financial, since April 2008. Mr. Steinberg previously served as a director of Mueller Industries, Inc. from September 2011 to September 2012 and Fidelity & Guaranty Life (“FGL”), a former subsidiary of HRG Legacy, from February 2015 until November 2017. Mr. Steinberg serves on the Board as the nominee of Jefferies Financial pursuant to the Shareholder Agreement between Jeffries Financial and the Company Agreement (see “Certain Relationships and Related Party Transactions”). Mr. Steinberg’s extensive experience with finance and investments and his leadership position at HRG Legacy led the Board of Directors to conclude that he should be a member of the Board of Directors.

Class II Directors – Terms Expiring at the SBH 2020 Annual Stockholders Meeting

Kenneth C. Ambrecht, age 73, was appointed to our Board on the Merger Closing Date. From June 2010 until the Merger Closing Date, Mr. Ambrecht served as one of the directors of SPB Legacy. Prior to that time, he had served as a director of SBI from August 2009 to June 2010. Since December 2005, Mr. Ambrecht has served as a principal of KCA Associates LLC, through which he provides advice on financial transactions. From July 2004 to December 2005, Mr. Ambrecht served as a Managing Director with the investment banking firm First Albany Capital, Inc. Prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director with its capital market division. Mr. Ambrecht is also a member of the Board of Directors of American Financial Group, Inc. During the past five years, Mr. Ambrecht has also served as a director of Dominion Petroleum Ltd. and Fortescue Metals Group Limited. Mr. Ambrecht serves as the Chairman of our Compensation Committee and is a member of our Audit and our Nominating and Corporate Governance Committees.

Hugh R. Rovit, age 58, was appointed to our Board on the Merger Closing Date. From June 2010 until the Merger Closing Date, Mr. Rovit served as one of the directors of SPB Legacy. Prior to that time, he had served as a director of SBI from August 2009 to June 2010. Mr. Rovit served as Chief Executive Officer of Ellery Homestyles, a leading supplier of branded and private label home fashion products to major retailers, offering curtains, bedding, throws and specialty products, from May 2013 until its sale in September 2018 to a strategic competitor. Previously, Mr. Rovit served as Chief Executive Officer of Sure Fit Inc., a marketer and distributor of home furnishing products from 2006 through 2012 and was a Principal at turnaround management firm Masson & Company from 2001 through 2005. Previously, Mr. Rovit held the positions of Chief Financial Officer of Best Manufacturing, Inc., a manufacturer and distributor of institutional service apparel and textiles, from 1998 through 2001 and Chief Financial Officer of Royce Hosiery Mills, Inc., a manufacturer and distributor of men’s and women’s hosiery, from 1991 through 1998. Mr. Rovit is a director of Xpress Retail and previously has served as a director of Nellson Nutraceuticals, Inc., Kid Brands Inc., Atkins Nutritional, Inc., Oneida, Ltd., Cosmetic Essence, Inc. and Twin Star International. Mr. Rovit received his Bachelor of Arts degree from Dartmouth College and has a Master’s of Business Administration degree from Harvard Business School. Mr. Rovit is a member of our Audit Committee.

Class III Directors – Terms Expiring at the SBH 2021 Annual Stockholders Meeting

David S. Harris, age 59, was appointed to our Board on the Merger Closing Date. Mr. Harris has served as President of Grant Capital, Inc., a private investment company, since 2002. From 1997 to 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail and Consumer Products Group of ING Barings LLC and ABN Amro Securities. From 1986 to 1997, Mr. Harris served in various capacities as a member of the Investment Banking Group of Furman Selz LLC, where he advised a wide range of consumer products and industrial companies on financings and mergers & acquisitions. Prior to joining Furman Selz, Mr. Harris was a CPA with Price Waterhouse in New York. Since 2003, Mr. Harris has served as a director of REX American Resources Corporation, and serves as Lead Director and the Chairman of its Audit and Compensation Committees. Mr. Harris is a director of Carrols Restaurant Group, which he joined in 2012 and served as Chairman of its Audit Committee from 2012 to 2017 and now serves as Chairman of its Compensation Committee. From June 2002 to December 2015, Mr. Harris was a director of Steiner

Leisure Limited. From 1995 to 2003, Mr. Harris was a director of Michael Anthony Jewelers, Inc., and served as the Chairman of its Audit Committee. Mr. Harris earned a B.S. in accounting and finance from Rider University in 1982 and an MBA from Columbia University in 1986. Mr. Harris was designated as a member of our Board by Jefferies Financial pursuant to the terms of the Merger Agreement governing the Merger (see “Certain Relationships and Related Party Transactions”).

David M. Maura, age 46, was appointed as the Executive Chairman of our Board and our Chief Executive Officer on the Merger Closing Date. Previously, he had served as the Executive Chairman, effective as of January 2016, and as Chief Executive Officer, effective as of April 2018, of SPB Legacy. Prior to such appointment, Mr. Maura served as non-executive Chairman of the Board of SPB Legacy since July 2011 and served as interim Chairman and as one of the directors of SPB Legacy since June 2010. Mr. Maura was a Managing Director and the Executive Vice President of Investments at HRG Legacy from October 2011 until November 2016 and had been a member of HRG Legacy’s board of directors from May 2011 until December 2017. Mr. Maura previously served as a Vice President and Director of Investments of Harbinger Capital Partners LLC (“Harbinger Capital”) from 2006 until 2012, where he was responsible for investments in consumer products, agriculture and retail sectors. Prior to joining Harbinger Capital in 2006, Mr. Maura was a Managing Director and Senior Research Analyst at First Albany Capital, Inc., where he focused on distressed debt and special situations, primarily in the consumer products and retail sectors. Prior to First Albany, Mr. Maura was a Director and Senior High Yield Research Analyst in Global High Yield Research at Merrill Lynch & Co. Previously, Mr. Maura was a Vice President and Senior Analyst in the High Yield Group at Wachovia Securities, where he covered various consumer product, service, and retail companies. Mr. Maura began his career at ZPR Investment Management as a Financial Analyst. Mr. Maura has served as Chairman, President and Chief Executive Officer of Mosaic Acquisition Corp. since October 2017. He previously has served on the boards of directors of Ferrous Resources, Ltd., Russell Hobbs, and Applica. Mr. Maura received a B.S. in Business Administration from Stetson University and is a CFA charterholder.

Terry L. Polistina, age 55, was appointed to our Board on the Merger Closing Date. From June 2010 until the Merger Closing Date, Mr. Polistina served as one of the directors of SPB Legacy. Since the Merger Closing Date, Mr. Polistina has also served as the Lead Independent Director of the Board. Prior to that, he served as a director of SBI from August 2009 to June 2010. Mr. Polistina served as the President, Small Appliances of SPB Legacy beginning in June 2010 and became President – Global Appliances of SPB Legacy in October 2010 until September 2013. Prior to that, Mr. Polistina served as the Chief Executive Officer and President of Russell Hobbs from 2007 until 2010. Mr. Polistina served as Chief Operating Officer at Applica from 2006 to 2007 and Chief Financial Officer from 2001 to 2007, at which time Applica combined with Russell Hobbs. Mr. Polistina also served as a Senior Vice President of Applica beginning in June 1998. Mr. Polistina is a director of privately held Entic, Inc. Mr. Polistina received an undergraduate degree in finance from the University of Florida and holds a Master’s of Business Administration degree from the University of Miami. Mr. Polistina is the Chairman of our Audit Committee, a member of our Compensation Committee and serves as the Lead Independent Director of the Board.

SBH Executive Officers Who Are Not Directors

The following sets forth certain information with respect to the executive officers of the Company, as of the date of this prospectus. All officers of the Company serve at the discretion of the Board.

Name	Age	Position
Douglas L. Martin	56	Executive Vice President and Chief Financial Officer
Randal Lewis	52	Chief Operating Officer
Ehsan Zargar	41	Executive Vice President, General Counsel and Corporate Secretary

Douglas L. Martin, age 56, was appointed as our Executive Vice President and Chief Financial Officer on the Merger Closing Date. From September 2014 until the Merger Closing Date, Mr. Martin served as the Executive Vice President and Chief Financial Officer of SPB Legacy. Prior to joining SPB Legacy, Mr. Martin served from September 2012 to August 2014 as Executive Vice President and Chief Financial Officer of Newell Brands, Inc. (formerly known as Newell Rubbermaid Inc.), a global marketer of consumer and commercial products, including writing, home solutions, tools, commercial products, and baby and parenting brands. Mr. Martin was employed by Newell Brands, Inc. since 1987, serving in a variety of senior financial roles, including Deputy Chief Financial Officer from February 2012 to September 2012, Vice President of Finance – Newell Consumer from November 2011 to

February 2012, Vice President of Finance – Office Products from December 2007 to November 2011, and Vice President and Treasurer from June 2002 to December 2007. Mr. Martin began his career with KPMG LLP, holds a Bachelor’s degree in accounting from Rockford University and is a Certified Public Accountant.

Randal Lewis, age 52, was appointed as our Chief Operating Officer in October 2018 and has direct responsibility for all operating divisions. Mr. Lewis previously led our former Pet, Home & Garden Division since November 2014. Prior to that, he was Senior Vice President and General Manager of our Home & Garden business since January 2011, where he led the restructuring of the business. From April 2005 to January 2011, Mr. Lewis served as our Home & Garden business’s Vice President, Manufacturing and Vice President, Operations. Prior to that, Mr. Lewis held various leadership roles from October 1997 to April 2005 with the former owners of United Industries Corporation, which is now owned by the Company, and from January 1989 to October 1997 Mr. Lewis worked at Unilever. Mr. Lewis earned a Bachelor of Science degree in mechanical engineering from the University of Illinois, Urbana-Champaign in 1988.

Ehsan Zargar, age 41, was appointed Executive Vice President, General Counsel and Corporate Secretary on October 1, 2018. From June 2011 until the Merger Closing Date, Mr. Zargar held a number of increasingly senior positions with HRG Legacy, including serving as its Executive Vice President and Chief Operating Officer from January 2017 until the Merger Closing Date, as its General Counsel since April 2015, and as Corporate Secretary since February 2012. From August 2017 until the Merger Closing Date, Mr. Zargar served as a director of SPB Legacy. From November 2006 to June 2011, Mr. Zargar worked in the New York office of Paul, Weiss, Rifkind, Wharton & Garrison LLP. Previously, Mr. Zargar practiced law at another major law firm focusing on general corporate matters. Mr. Zargar received a law degree from Faculty of Law at the University of Toronto and a B.A. from the University of Toronto.

COMPENSATION DISCUSSION AND ANALYSIS

SBI and SB/RH Holdings are each wholly owned subsidiaries of SBH.

As disclosed in our prior filings, on July 13, 2018 (the “Merger Closing Date”), HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) completed a merger (the “Merger”) with its majority owned subsidiary, Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.). Following the completion of the Merger, HRG Group, Inc. changed its name to Spectrum Brands Holdings, Inc.

Unless otherwise indicated or the context requires otherwise, when used in this “Compensation Discussion and Analysis” section of this prospectus, the terms (i) the “Company,” “Spectrum Brands,” “we,” “us” or “our” refer to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; (ii) “SPB Legacy” refers to Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iii) “HRG Legacy” refers to HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iv) “New SPB” refers to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) solely after the Merger Closing Date; (v) “Board” refers to the Board of Directors of Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; and (vi) “Fiscal” refers to fiscal year ended September 30 of each applicable year.

This section provides an overview and analysis of our compensation programs and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions. The discussion below is intended to help you understand the detailed information provided in our executive compensation tables and put that information into context within our overall compensation philosophy.

As discussed earlier in this prospectus, during Fiscal 2018 certain of the Company’s NEOs were the officers of New SPB, SPB Legacy and/or HRG Legacy. In order to help you understand the overall compensation earned or paid to such individuals during Fiscal 2018, Fiscal 2017 and Fiscal 2016, this Compensation Discussion and Analysis discloses the compensation our NEOs earned or received from New SPB, SPB Legacy and HRG Legacy during such years. In addition, since the Fiscal 2018 compensation plans and programs of New SPB are a continuation of the compensation plans of SPB Legacy, unless indicated otherwise herein, the compensation plans and programs of these two companies have been aggregated as a single plan or program. The compensation plans and programs of HRG Legacy, which were terminated at the Merger Closing Date and applied only to the HRG Legacy NEOs, are reported with respect to HRG Legacy only and only until the Merger Closing Date. In reviewing this disclosure, it is important to note that until the Merger Closing Date, the Company and HRG Legacy had two sets of officers and directors performing services for two separate companies and each had separate compensation plans until the companies were merged at the Merger. Upon the completion of the Merger, the officers and directors of HRG Legacy resigned their positions and one set of officers and directors provided services to the combined company.

Fiscal 2018 Named Executive Officers

The series of tables following this Compensation Discussion and Analysis provides more detailed information concerning compensation earned or paid in Fiscal 2018, Fiscal 2017 and Fiscal 2016 for the following individuals (each a “named executive officer” or “NEO” for all or a portion of Fiscal 2018):

•	David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board;

•	Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy;

•	Douglas L. Martin, our current Executive Vice President and Chief Financial Officer;

•	Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary;

•	Stacey L. Neu, our former Senior Vice President, Human Resources;

•	Joseph S. Steinberg, the former Chief Executive Officer and Chairman of the Board of HRG Legacy and our current Board member;

•

Ehsan Zargar, the former Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of HRG Legacy and our current Executive Vice President, General Counsel and Corporate Secretary; and

•	George C. Nicholson, the former Senior Vice President, Chief Financial Officer and Chief Accounting Officer of HRG Legacy.

During Fiscal 2018, Messrs. Steinberg, Zargar and Nicholson only participated in the executive compensation programs of HRG Legacy and did not participate in the executive compensation programs of New SPB or SPB Legacy. In Fiscal 2018, Messrs. Maura, Martin, Rouvé and Fagre and Ms. Neu only participated in the executive compensation programs of New SPB and SPB Legacy and did not participate in the executive compensation programs of HRG Legacy. During Fiscal 2018, Messrs. Steinberg and Zargar received ordinary board fees for their service as directors of SPB Legacy, Mr. Steinberg received ordinary board fees for his service as a director of HRG Legacy and New SPB and Mr. Zargar received $20,000 in connection with his provision of consulting and advisory services to New SPB from August 2018 through September of 2018. While Mr. Maura served as a director of HRG Legacy until December of 2017, he did not receive any payments from HRG Legacy for such service. While Mr. Steinberg served as the Chief Executive Officer of HRG Legacy, he did not receive compensation for such service and instead only received ordinary board fees as described above and from another former subsidiary of HRG Legacy, FGL.

HRG Legacy Compensation Programs

HRG Legacy’s compensation programs were administered by its Compensation Committee. For Fiscal 2018, in consideration of the limited number of employees at HRG Legacy and in connection with HRG Legacy’s general review of its strategic alternatives and short-term employment expectations, the executive compensation philosophy of HRG Legacy was focused on the retention of its executives and cash payments to its executives upon the achievement of certain tasks and/or time service requirements. HRG Legacy’s Compensation Committee considered several factors in designing levels of compensation, including, but not limited to, historical levels of pay for each executive, turnover in the executive ranks, and its judgment about retention risk with regard to each executive relative to his or her importance to the execution of HRG Legacy’s business strategy. More specifically, the principal elements of compensation for HRG Legacy’s NEOs in Fiscal 2018 were: base salary, retention bonus payable in cash, and limited benefits. During Fiscal 2018, HRG Legacy also provided its NEOs with standard medical, dental, vision, disability and life insurance benefits available to employees generally. Messrs. Nicholson and Zargar also participated in a supplemental health insurance plan that provided supplemental insurance coverage for certain out-of-pocket healthcare expenses.

HRG Legacy limited the use of perquisites as a method of compensation and provided executive officers with only those perquisites that it believed were reasonable and consistent with its overall compensation program to better enable it to attract and retain superior employees for key positions. In this regard, its NEOs were eligible to participate in a flexible perquisite account under its FlexNet Program and a 401(k) Retirement Savings Plan (the “HRG Legacy 401(k) Plan”), which are described further below and quantified in the Summary Compensation Table.

Base Salary

The annual base salaries for Messrs. Zargar and Nicholson for their service to HRG Legacy were initially set forth in each executive’s employment agreement, subject to subsequent review by the HRG Legacy Compensation Committee. Mr. Steinberg did not receive a base salary from HRG Legacy, Mr. Zargar’s annual base salary was $400,000 and Mr. Nicholson’s annual base salary was $338,000. The HRG Legacy Compensation Committee reviewed the applicable salaries of its NEOs during Fiscal 2018 and determined to make no changes in the salary levels.

Retention Payments

As discussed herein, in connection with its review of strategic alternatives and short-term employment expectations, HRG Legacy determined to focus its bonus program on the retention of its executives and provided cash payment to its executives upon the achievement of certain tasks and/or time service requirements.

For Fiscal 2018, Mr. Nicholson received a retention bonus equal to $750,000 pursuant to retention bonus arrangements entered into with HRG Legacy, plus a one-time payment of $200,000 and continued COBRA coverage or reimbursement for up to 12 months and such payments were in lieu of any severance or annual bonus payments. For Fiscal 2018, Mr. Zargar earned a retention bonus equal to $5,000,000 and continued COBRA coverage or reimbursement for up to 12 months pursuant to retention bonus arrangements entered into with HRG Legacy and such payments were in lieu of any severance or annual bonus payments. In addition, Mr. Zargar received a payment of $100,000 in lieu of the unused balance in connection with his FlexNet account.

As discussed above, Mr. Steinberg did not receive compensation in his capacity as the Chief Executive Officer of HRG Legacy and thus did not receive any bonus for Fiscal 2018.

For further details on the bonus amounts paid to the Named Executive Officers for Fiscal 2018, see the sections entitled “Summary Compensation Table” and “Agreements with HRG Legacy NEOs.”

Benefits

HRG Legacy limited the use of perquisites as a method of compensation and provided named executive officers with only those perquisites that it believed were reasonable and consistent with its overall compensation program to better enable it to attract and retain superior employees for key positions. In this regard, its NEOs were eligible to participate in a flexible perquisite account under its FlexNet Program, which permitted them to be reimbursed for certain eligible personal expenses, up to a per year cap of $50,000 for Mr. Zargar and $25,000 for Mr. Nicholson. In connection with the Merger, any remaining and unused amounts under the FlexNet Program were paid out in cash to the participants. Eligible expenses under this program included, but were not limited to, reimbursement for tax preparation, legal services, education programs, health and wellness programs, technology and personal computers, wills and estate planning services and transportation services. Participants were responsible for payment of taxes on FlexNet payments. Reimbursements, at participants’ elections, could have been net of taxes and/or included an estimated tax payment, subject to the annual maximum reimbursement cap. The perquisites provided to the HRG Legacy NEOs are quantified in the Summary Compensation Table below.

HRG Legacy also sponsored the HRG Legacy 401(k) Plan in which eligible participants were permitted to defer a fixed amount or a percentage of their eligible compensation, subject to limitations. In Fiscal 2018, HRG Legacy made discretionary matching contributions of up to 5% of eligible compensation.

HRG Legacy did not grant equity awards to its NEOs for Fiscal 2018 in connection with their service as NEOs.

Agreements with HRG Legacy NEOs

HRG Legacy had entered into written agreements with Mr. Zargar and Mr. Nicholson with respect to their service as employees of HRG Legacy, as described below. HRG Legacy did not enter into a written agreement with Mr. Steinberg because Mr. Steinberg did not receive compensation from HRG Legacy for his service as its Chief Executive Officer.

Agreements with Mr. Zargar

On October 1, 2012, HRG Legacy entered into an amended and restated employment agreement with Mr. Zargar. Pursuant to his employment agreement, Mr. Zargar’s annual base salary was $250,000 and Mr. Zargar was also eligible for an annual bonus. On April 19, 2015, Mr. Zargar’s base salary was increased to $400,000. Effective January 1, 2017, Mr. Zargar was appointed as Executive Vice President and Chief Operating Officer of HRG Legacy, in addition to his prior General Counsel and Corporate Secretary roles.

On January 20, 2017, HRG Legacy and Mr. Zargar entered into a retention agreement (the “Prior Zargar Retention Agreement”). The Prior Zargar Retention Agreement was designed to retain and incentivize Mr. Zargar to remain employed with HRG Legacy during Fiscal 2017; thus he was eligible to receive (i) $2,000,000 on June 30, 2017, (ii) $1,000,000 on October 2, 2017, (iii) $1,000,000 on the closing of a strategic transaction involving the Company and substantially all of its assets and (iv) COBRA reimbursement for a period of up to six months post-termination. The $2,000,000 referenced above was paid to Mr. Zargar on June 30, 2017 and the $1,000,000 was paid to Mr. Zargar on October 2, 2017.

On September 15, 2017, HRG Legacy and Mr. Zargar entered into an amended and restated retention letter agreement, designed to retain and incentivize Mr. Zargar to remain employed with HRG Legacy during Fiscal 2018 (the “Restated Zargar Retention Agreement”), which superseded in its entirety the Prior Zargar Retention Agreement. Pursuant to the Restated Zargar Retention Agreement, in addition to the retention payments which were previously received, Mr. Zargar was eligible to receive (i) a payment equal to $2,000,000 on June 30, 2018, (ii) a payment equal to $2,000,000, on October 1, 2018, (iii) a payment equal to $1,000,000 on the later of (x) closing of a sale, merger, change in control or other strategic transaction involving the HRG Legacy beneficial ownership interests in HRG Legacy’s former subsidiary, Fidelity & Guaranty Life (“FGL”) or (y) January 15, 2018, and (iv) COBRA reimbursement for a period of up to 12 months post-termination, subject with respect to (i) through (iii), to Mr. Zargar’s continued employment with HRG Legacy through such dates. Notwithstanding the foregoing, to the extent not yet paid, Mr. Zargar was eligible to receive the payments upon a termination without cause or resignation for good reason. In addition, in accordance with the terms of the Restated Zargar Retention Agreement, payments were accelerated to the Merger Closing Date. In addition, pursuant to the Restated Zargar Retention Agreement, his options to acquire stock of HRG Legacy would be exercisable for one year post-termination of employment, subject to certain additional extensions. To the extent not previously made, the payments described above were made by HRG Legacy to Mr. Zargar promptly following the Merger Close Date. As a condition to receiving such payments, Mr. Zargar executed a customary release in favor of HRG Legacy. The payments made to Mr. Zargar were in lieu of any severance or other bonus payments.

On July 30, 2018, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Zargar, for the provision of business and consulting services to the Company by Mr. Zargar as an independent contractor, for a period of three months, subject to early termination by either party. Under the Consulting Agreement, Mr. Zargar was entitled to receive a consulting fee at the rate of $10,000 per month plus reimbursement for reasonably incurred out-of-pocket expenses. The Consulting Agreement was terminated by mutual consent as of September 30, 2018 and Mr. Zargar received a total of $20,000 plus reimbursement for certain expenses.

On September 13, 2018, New SPB, its subsidiary Spectrum Brands, Inc. (“SBI”) and Mr. Zargar entered into an employment agreement (the “2018 Zargar Employment Agreement”) , which became effective as of October 1, 2018. The initial term of the 2018 Zargar Employment Agreement will extend until September 30, 2021, subject to earlier termination, with automatic one-year renewals thereafter unless the 2018 Zargar Employment Agreement is terminated by either party with at least 90 days’ prior written notice to the other party. The 2018 Zargar Employment Agreement provides Mr. Zargar with an annual base salary of $400,000 and he will be eligible to receive a performance-based management incentive plan bonus for each fiscal year starting in Fiscal 2019, based on a target of at least 60% of the then-current base salary (the “Target Amount”) paid during the applicable fiscal year during the term, provided the Company achieves certain annual performance goals as established by the Board and/or the Compensation Committee of the Board. If such performance goals are met, the bonus will be payable in cash or stock. If Mr. Zargar exceeds the performance targets, the bonus will be increased in accordance with the formula approved by the Compensation Committee provided that the bonus will not exceed 200% of the Target Amount.

Mr. Zargar will receive equity awards in Fiscal 2019 for the performance periods, with the terms and conditions, and in such amounts as determined by the Compensation Committee. Mr. Zargar will also be eligible for future awards under the Company’s equity plan at the discretion of the Compensation Committee and/or Board and will be eligible to participate in future multi-year incentive programs as may be adopted from time to time. The 2018 Zargar Employment Agreement also provides Mr. Zargar with certain other compensation and benefits, including the following: (i) four weeks of paid vacation for each full year; (ii) eligibility for Mr. Zargar to participate in the Company’s executive auto lease program; (iii) a stipend for corporate apartment and income tax filings and returns preparation and advice and estate planning advice; and (iv) eligibility for Mr. Zargar to participate in any of the Company’s insurance plans and other benefits, if any, as the benefits are made available to other executive officers of the Company.

Under the 2018 Zargar Employment Agreement, Mr. Zargar is entitled to receive severance benefits if his employment is terminated under certain circumstances. If Mr. Zargar’s employment is terminated by the Company without “Cause,” by Mr. Zargar for “Good Reason” (as defined below), or by reason of death or by the Company for disability, or upon a Company-initiated non-renewal, he will be entitled to the following severance benefits: (i) a cash payment equal to 2.99 times his then-current Base Salary, (ii) a cash payment equal to 1.5 times his then-current Target Amount bonus, each payable ratably on a monthly basis over the 18-month period following termination; (iii) a pro rata portion, in cash, of the annual bonus Mr. Zargar would have earned for the fiscal year in which termination occurs if his employment had not ceased; (iv) medical insurance coverage and certain other employee benefits for Mr. Zargar and his dependents for the 18-month period following termination; (v) payment of accrued vacation time pursuant to Company policy; and (vi) all unvested outstanding performance-based and time-based equity awards will immediately vest as provided in the applicable equity award agreements.

In the case of termination, severance payments and vesting are conditioned upon Mr. Zargar’s execution of a release of claims in favor of the Company and its affiliates. Mr. Zargar also is subject to non-solicitation restrictions with respect to Company customers and employees for 18 months following the termination of his employment. Further, Mr. Zargar is subject to confidentiality provisions protecting the Company’s confidential business information from unauthorized disclosure.

For purposes of the 2018 Zargar Employment Agreement, “Cause” is defined as (i) the commission by Mr. Zargar of any deliberate and premeditated act taken by him in bad faith against the interests of the Company that causes or is reasonably anticipated to cause material harm to the Company; (ii) Mr. Zargar being convicted of, or pleading nolo contendere with respect to, any felony or of any lesser crime or offense having as its predicate element fraud, dishonesty, or misappropriation of the property of the Company that causes or is reasonably anticipated to cause material harm to the Company; (iii) the habitual drug addiction or intoxication of Mr. Zargar which negatively impacts his job performance or Mr. Zargar’s failure of a Company-required drug test; (iv) the willful failure or refusal of Mr. Zargar to perform his duties as set forth in the agreement or the willful failure or refusal to follow the direction of the Board, provided such failure or refusal continues after 30 calendar days of the receipt of written notice from the Board of such failure or refusal; or (v) Mr. Zargar materially breaches any of the terms of the 2018 Zargar Employment Agreement or any other agreement between himself and the Company and the breach is not cured within 30 calendar days after written notice from the Company. In addition, for purposes of the 2018 Zargar Employment Agreement, “Good Reason” is defined as (i) any reduction, not consented to by Mr. Zargar, in Mr. Zargar’s Base Salary or target bonus opportunity, then in effect; (ii) the relocation, not consented to by Mr. Zargar, of the office at which he is principally employed as of the date of the 2018 Zargar Employment Agreement to a location more than 50 miles from such office, or the requirement by the Company that Mr. Zargar be based at a location other than such office on an extended basis, except for required business travel; (iii) a substantial diminution or other substantive adverse change, not consented to by Mr. Zargar, in the nature or scope of his responsibilities, authorities, powers, functions, or duties; (iv) a breach by the Company of any of its material obligations under the 2018 Zargar Employment Agreement; or (v) the failure of the Company to obtain the agreement for any successor to the Company to assume and agree to perform the Company’s obligations under the 2018 Zargar Employment Agreement.

As Mr. Zargar has subsequently been employed by the Company as its Executive Vice President, General Counsel and Corporate Secretary, the Company entered into an agreement with Mr. Zargar, whereby it confirmed that his 8,967 outstanding options to acquire stock of the Company would continue to be exercisable until the 10th anniversary of the original date of grant.

Agreements with Mr. Nicholson

On November 19, 2015, HRG Legacy entered into an employment agreement with Mr. Nicholson as its Senior Vice President and Chief Accounting Officer, and on December 26, 2015, Mr. Nicholson was promoted to the additional position of Acting Chief Financial Officer of HRG Legacy, effective as of January 4, 2016. Pursuant to his employment agreement, Mr. Nicholson’s annual base salary was $275,000 and Mr. Nicholson was also eligible for an annual bonus in a target amount equal to $275,000. Mr. Nicholson is subject to certain non-competition and non-solicitation restrictions for six months following termination of employment, as well as perpetual confidentiality and non-disparagement provisions.

On January 20, 2017, HRG Legacy and Mr. Nicholson entered into a retention letter agreement (the “Prior Nicholson Retention Agreement”) pursuant to which Mr. Nicholson was employed by HRG Legacy as its Senior Vice President, Chief Financial Officer and Chief Accounting Officer, effective as of January 20, 2017. In addition, his base salary was increased to $325,000 effective as of January 1, 2017 and he received a one-time bonus equal to $100,000 within ten days after January 20, 2017. The Prior Nicholson Retention Agreement was designed to retain and incentivize Mr. Nicholson to remain employed with HRG Legacy during Fiscal 2017 and for the filing of HRG Legacy’s Annual Report on Form 10-K for such year; thus if he remained so employed he could receive (i) a retention payment equal to $325,000, (ii) a bonus equal to $400,000 and (iii) COBRA reimbursement for a period of up to 12 months.

On September 15, 2017, HRG Legacy and Mr. Nicholson entered into an amended and restated retention letter agreement, designed to retain and incentivize Mr. Nicholson to remain employed with HRG Legacy during its Fiscal 2018 and for the filing of HRG Legacy’s Annual Report on Form 10-K for such year (the “Restated Nicholson Retention Agreement”), which superseded in its entirety the Prior Nicholson Retention Agreement.

Pursuant to the Restated Nicholson Retention Agreement, Mr. Nicholson’s base salary was increased from $325,000 to $338,000 effective as of October 1, 2017. In addition to the retention payment equal to $325,000 and the bonus equal to $400,000 that Mr. Nicholson would receive upon continued employment related to Fiscal 2017, the Restated Nicholson Retention Agreement provided that Mr. Nicholson would also receive (i) a retention payment equal to $325,000 for Fiscal 2018 and (ii) a bonus equal to $425,000 for Fiscal 2018, subject in each case to Mr. Nicholson’s continued employment with HRG Legacy through the earliest of November 30, 2018, the date HRG Legacy filed its Annual Report on Form 10-K for the fiscal year ending September 30, 2018 or an earlier date selected by HRG Legacy. Notwithstanding the foregoing, Mr. Nicholson would also receive these payments, to the extent not yet paid, if his employment was terminated prior to the above specified dates due to his death or disability, or by HRG Legacy without Cause or by Mr. Nicholson for Good Reason. To the extent not previously made, the payments described above were made by HRG Legacy to Mr. Nicolson promptly following the Merger Close Date. As a condition to receiving such payments, Mr. Nicolson executed a customary release in favor of HRG Legacy. The payments made to Mr. Nicolson were in lieu of any severance or other bonus payments.

As noted above, pursuant to the Restated Zargar Retention Agreement and the Restated Nicholson Retention Agreement, the employment of Mr. Zargar and Mr. Nicholson terminated on July 13, 2018 and such termination was a termination without Cause and the payments were made pursuant to such agreements.

“Cause” pursuant to the retention agreements generally means: (A) willful misconduct in the performance of the executive’s duties for HRG Legacy which causes material injury to HRG Legacy or its subsidiaries; (B) the executive willfully engages in illegal conduct that is injurious to HRG Legacy or its subsidiaries; (C) the executive’s material breach of the terms of the retention agreement or the executive’s employment agreement; (D) the executive willfully violates HRG Legacy’s written policies in a manner that causes material injury to HRG; (E) the executive commits fraud or misappropriates, embezzles or misuses the funds or property of HRG Legacy or its subsidiaries; (F) the executive engages in negligent actions that result in the loss of a material amount of capital of HRG Legacy or its subsidiaries; or (G) the executive willfully fails to follow the reasonable and lawful instructions of our Board or the executive’s superiors that are consistent with the executive’s position with HRG Legacy; provided, however, that the executive must be provided a ten day period to cure any of the events or occurrences described in the immediately preceding clause (C), (D) or (G), to the extent curable. No act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of HRG Legacy. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by our Board or based upon the written advice of outside counsel for HRG Legacy shall be presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of HRG Legacy.

“Good Reason” pursuant to the retention agreements generally means the occurrence, without the executive’s express written consent, of any of the following events: (A) a material diminution in the executive’s authority, duties or responsibilities; (B) a diminution of base salary; (C) a change in the geographic location of the executive’s principal place of performance of his services to a location more than thirty miles outside of New York City that is also more than thirty miles from the executive’s primary residence at the time of such change, except for travel consistent with the terms of the executive’s employment agreement; or (D) a material breach by HRG Legacy of the retention agreement or the executive’s employment agreement. The executive shall give HRG Legacy a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within 25 days after the executive has knowledge that an event or circumstances constituting Good Reason have occurred, and if the executive fails to provide such timely notice, then such event or circumstances will no longer constitute Good Reason. HRG Legacy has 30 days to cure the event or circumstances described in such notice, and if such event or circumstances are not timely cured, then the executive must actually terminate employment within 120 days following the specified event or circumstances constituting Good Reason; otherwise, such event or circumstances will no longer constitute Good Reason.

Agreement with Mr. Maura

Mr. Maura did not serve as an officer of or receive compensation from HRG Legacy during Fiscal 2018. However, in accordance with Mr. Maura’s separation agreement dated November 28, 2016 with HRG Legacy (the “Maura Separation Agreement”), Mr. Maura was entitled to receive on November 1, 2018 in part a cash payment of $1,815,080 which represented a previously earned but deferred bonus which payment was accelerated in connection with the Merger Closing Date. In addition, pursuant to the Maura Separation Agreement, Mr. Maura’s options to acquire stock of HRG Legacy were generally permitted to be exercised for one year post-termination of employment subject to certain extensions for blackouts and Mr. Maura was subject to certain post-employment restrictive covenants.

As Mr. Maura has subsequently been employed by the Company as its Executive Chairman and Chief Executive Officer, the Company entered into an agreement with Mr. Maura, whereby it confirmed that his 213,652 outstanding options to acquire stock of the Company would continue to be exercisable until the 10th anniversary of the original date of grant and the post-employment restrictive covenants contained in the Maura Separation Agreement would no longer be applicable.

Compensation Clawback Policy

The Compensation Clawback policy for HRG Legacy is similar to the policy described in the section entitled “Compensation Clawback Policy.”

Risk Review

The HRG Legacy Compensation Committee reviewed, analyzed and discussed the incentives created by HRG Legacy’s Fiscal 2018 compensation program. The HRG Legacy Compensation Committee did not believe that any aspect of its Fiscal 2018 compensation program encouraged its NEOs to take unnecessary or excessive risks.

Impact of Tax Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and three other named executive officers (other than the Chief Financial Officer), unless certain conditions are satisfied. Certain types of performance-based compensation were generally exempted from the $1 million limit. Historically, performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula-driven compensation that meets the requirements of Section 162(m). The exemption from Section 162(m) for performance-based compensation and for the chief financial officer was recently repealed for tax years beginning after December 31, 2017, subject to certain grandfather provisions. Due to the uncertainties of the application and interpretation of Section 162(m) and the transition relief, no assurance can be given that compensation originally intended to satisfy the exemption from Section 162(m) will be deductible. In structuring the compensation for its named executive officers, HRG Legacy’s Compensation Committee reviewed a variety of factors including the deductibility of such compensation under Section 162(m), to the extent applicable. However, this is not the driving or most influential factor with respect to HRG Legacy’s compensation programs (especially in light of HRG Legacy’s strategic business review) and the HRG Legacy Compensation Committee has approved and paid non deductible compensation.

Compensation in Connection with Termination of Employment

In connection with Mr. Zargar’s termination of employment with HRG Legacy on July 13, 2018, pursuant to the Restated Zargar Retention Agreement and subject to his execution of a release of claims, Mr. Zargar received a payment of $2,000,000 which represented the unpaid amount pursuant to the Restated Zargar Retention Agreement, plus COBRA reimbursement. In addition, Mr. Zargar received a payment of $100,000 in connection with his unused FlexNet balance.

In connection with Mr. Nicholson’s termination of employment with HRG Legacy on July 13, 2018, pursuant to the Restated Nicholson Retention Agreement in connection with the execution of a release of claims Mr. Nicholson received a payment of $750,000 which represented the unpaid amount pursuant to the Restated Nicholson Retention Agreement, plus COBRA reimbursement. In addition, Mr. Nicholson received payment of an additional $200,000 in connection with his additional work in connection with the Merger.

In connection with the termination of Mr. Steinberg with HRG Legacy on July 13, 2018, Mr. Steinberg did not receive severance.

During Fiscal 2018, HRG Legacy’s compensation programs did not provide for any “golden parachute” tax gross-ups to any named executive officer.

You can find additional information regarding compensation payable in connection with the termination of employment of HRG Legacy NEOs under the heading “Agreements with HRG Legacy NEOs” and the table below.

The following table sets forth amounts of compensation that were paid to Messrs. Zargar and Nicholson based upon their termination on July 13, 2018.

As discussed above, Mr. Steinberg was not eligible to receive severance.

Name	Cash Severance	Benefits Continuation(1)	Total
Ehsan Zargar(2)	$2,100,000	$5,772	$2,105,772
George C. Nicholson(3)	$980,971	$11,509	$992,480

(1)	This column reflects estimated payments for COBRA coverage. This does not include the vacation payout for Mr. Zargar of $30,769 and for Mr. Nicholson of $11,700.
(2)

For Mr. Zargar, the cash severance represented the $2,000,000 which remained payable pursuant to his retention agreement at the time of his termination on July 13, 2018 plus the payment of $100,000 for his FlexNet account.

(3)

For Mr. Nicholson, this represented the $750,000 which remained payable pursuant to his retention agreement at the time of his termination on July 13, 2018 plus the payment of an additional bonus of $200,000 plus the payment of $30,971 for his FlexNet account.

New SPB and SPB Legacy Compensation Programs

As noted above, the Fiscal 2018 compensation programs for New SPB were a continuation of the programs that were in place for SPB Legacy prior to the Merger, and the members of the Compensation Committee for New SPB following the Merger were the same as the members of SPB Legacy. Therefore, as we discuss the compensation programs for New SPB and SPB Legacy, and the actions of the Compensation Committees for these companies, for ease of discussion we are treating the programs on a unified basis.

Executive Summary

Our compensation programs are administered by our Compensation Committee. Our compensation programs are designed to attract and retain highly qualified executives, to align the compensation paid to executives with the business strategies of our Company, and to align the interests of our executives with the interests of our stockholders. In Fiscal 2018, these programs were based on our “pay-for-performance” philosophy in which variable compensation represents a majority of an executive’s potential compensation. The variable incentive compensation programs continued our focus on the company-wide goals of increasing growth and earnings, maximizing free cash flow generation, and building for superior long-term shareholder returns.

In terms of our Fiscal 2018 performance against the targets set by our Compensation Committee at the beginning of Fiscal 2018, we exceeded the minimum threshold performance target for company-wide net sales, but did not achieve the minimum threshold performance targets for company-wide adjusted EBITDA or adjusted free cash flow (“FCF” or “Free Cash Flow”). Accordingly, there were no payments earned by the SPB Legacy and New SPB executives under the Fiscal 2018 annual or multi-year equity incentive plans, and only a limited payment was made under the Company’s annual cash bonus plan known as the MIP. Further details on the incentive plans, the applicable targets and actual performance in Fiscal 2018 are set forth below, as well as the specific definitions of the performance metrics.

In establishing our compensation programs, our Compensation Committee obtains the advice of its independent compensation consultant, Lyons, Benenson & Company Inc. (“LB & Co.”), and evaluates the compensation programs with reference to a peer group of 15 companies, as outlined in the section entitled “Role of Committee-Retained Consultant.”

Background on Compensation Considerations

Our Compensation Committee pursued several objectives in determining its executive compensation programs for Fiscal 2018. It sought to attract and retain highly qualified executives for the Company and for each of the business segments and the overall corporate objectives. It sought to align the compensation paid to our executives with the overall corporate business strategies while leaving the flexibility necessary to respond to changing business priorities and circumstances. It also sought to align the interests of our executives with those of our stockholders and sought to reward our executives when they performed in a manner that created value for our stockholders. In order to pursue these objectives, our Compensation Committee:

Considered the advice of our independent compensation consultant on executive compensation issues and program design, including advice on the corporate compensation program as it compared to our peer group companies;

Conducted an annual review of compensation summaries for each NEO, including the compensation and benefit values offered to each executive and other contributors to compensation;

Consulted with our Executive Chairman and other members of senior management with regard to compensation matters and periodically met in executive session without management to evaluate management’s input; and

Solicited comments and concurrence from other Board members regarding its recommendations and actions.

Philosophy on Performance-Based Compensation

Our Compensation Committee designed the Fiscal 2018 executive compensation programs so that, at target levels of performance, a significant portion of the value of each executive’s annual compensation (consisting of salary and incentive awards) would be based on the achievement of company-wide Fiscal 2018 performance objectives set by our Compensation Committee. Our Compensation Committee concluded that a combination of annual fixed base pay and incentive performance-based pay provided our NEOs with an appropriate mix of current cash compensation and performance compensation. In applying these compensation programs to both individual and company-wide circumstances, the percentage of annual compensation based on the achievement of performance objectives set by our Compensation Committee could vary by individual. For Fiscal 2018, the percentage of annual compensation at target based on the achievement of company-wide performance for the NEOs serving at the end of Fiscal 2018 was 79.24% for the four executives as a group. In addition, to highlight the alignment of the incentive plans with stockholder interests, all of the incentive programs (whether equity or cash-based) in Fiscal 2018 were completely performance-based plans. Accordingly, since our Fiscal 2018 performance goals were not met no payments were made for Fiscal 2018 under these equity plans.

The remainder of each executive’s compensation was made up of amounts that did not vary based on performance. For each of the NEOs, these non-performance based amounts are set forth in such executive’s employment agreement or written terms of employment, as described below, subject to annual review and potential increase by our Compensation Committee. These amounts are determined by our Compensation Committee taking into account current market conditions, the Company’s financial condition at the time such compensation levels are determined, compensation levels for similarly situated executives with other companies, experience level and the duties and responsibilities of such executive’s position.

A component of the Fiscal 2018 incentive compensation also consisted of a multi-year program, known as the S3B award program. Our Compensation Committee determined that awards that have multi-year performance periods and that vest over time would enhance the consistency of our senior management team and provide greater incentives for our NEOs to remain at SPB Legacy and New SPB.

Role of Committee-Retained Consultant

In Fiscal 2018, our Compensation Committee continued to retain an outside consultant, LB & Co., to assist in formulating and evaluating executive and director compensation programs. During the past year, our Compensation Committee periodically requested LB & Co. to:

Provide comparative market data for our peer group, and other groups on request, with respect to compensation matters;

Analyze our compensation and benefit programs relative to our peer group, including our mix of performance based compensation, non-variable compensation and the retentive features of our compensation plans in light of the Company’s strategies and prospects;

Review the plan designs, including the performance metrics selected, for our various incentive plans and make recommendations to our Compensation Committee on appropriate plan designs to support the overall corporate strategic objectives, including the extensive work performed and benefits obtained from the efforts of our NEOs and other employees in carrying out the Company’s transformative M&A transactions;

Advise our Compensation Committee on compensation matters and management proposals with respect to compensation matters;

Assist in the preparation of the compensation discussion and analysis disclosure set forth in this prospectus and the compensation tables provided herewith; and

On request, participate in meetings of our Compensation Committee.

In order to encourage an independent viewpoint, our Compensation Committee and its members had access to LB & Co. at any time without management present and have consulted from time to time with LB & Co. without management present.

LB & Co., with input from management and our Compensation Committee, developed a peer group of companies based on a variety of criteria, including type of business, revenue, assets and market capitalization. The composition of this peer group is reviewed annually by our Compensation Committee and LB & Co., and, if appropriate, revised, based on changes in business orientation of peer group companies, changes in financial size or performance of SPB Legacy and New SPB and the peer group companies, and any mergers, acquisitions, spin-offs or bankruptcies of companies in the peer group. At the end of Fiscal 2018, the peer group utilized consisted of 15 companies comprised of: Central Garden and Pet Company, Church & Dwight Co., Inc., The Clorox Company, Edgewell Personal Care Company, Energizer Holdings, Inc., Fortune Brands Home & Security, Inc., Hanesbrands, Inc., Hasbro, Inc., Helen of Troy Limited, Mattel, Inc., Newell Brands, Inc., Nu Skin Enterprises, Inc., The Scotts Miracle-Gro Company, Stanley Black & Decker, Inc., and Tupperware Brands Corporation. There was no change in the composition of the peer group companies from Fiscal 2017 to Fiscal 2018. While our Compensation Committee does not target a particular range for total compensation as compared to our peer group, it does take this information into account when establishing compensation programs.

No fees were paid to LB & Co. for services other than executive and director compensation consulting during Fiscal 2018. In accordance with SEC rules, our Compensation Committee considered the independence of LB & Co., including an assessment of the following factors: (i) other services provided to SPB Legacy and New SPB or to HRG Legacy by the consultant; (ii) fees paid by SPB Legacy and New SPB as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by LB & Co. that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of our Compensation Committee; (v) any SPB Legacy, HRG Legacy or New SPB stock owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and LB & Co. or the individual consultants involved in the engagement. Our Compensation Committee has concluded that no conflict of interest exists that prevented LB & Co. from independently representing our Compensation Committee during Fiscal 2018.

Agreements with SPB Legacy and New SPB NEOs

Our Compensation Committee periodically evaluates the appropriateness of entering into employment agreements, severance agreements or other written agreements with members of the Company’s NEOs to govern compensation and other aspects of the employment relationship. During Fiscal 2018, SPB Legacy and its wholly owned subsidiary, SBI, had written employment agreements with the following executive officers: (i) an Employment Agreement, dated January 20, 2016, as amended and restated on dated April 25, 2018, with Mr. Maura (the “Maura Employment Agreement”); (ii) an Employment Agreement, dated September 1, 2014, as amended and restated on December 15, 2016, with Mr. Martin (the “Martin Employment Agreement”); (iii) an Employment Agreement, dated March 16, 2015, as amended and restated on December 15, 2016, with Mr. Rouvé (the “Rouvé Employment Agreement”) and a Separation Agreement and Release, dated April 25, 2018, with Mr. Rouvé (the “Rouvé Separation Agreement”); (iv) a Severance Agreement, dated November 19, 2012, with Mr. Fagre (the “Fagre Severance Agreement”) and a Separation and Release Agreement, dated September 12, 2018, with Mr. Fagre (the “Fagre Separation Agreement”); and (v) a Severance Agreement, dated September 1, 2009, with Ms. Neu (the “Neu Severance Agreement”) and a Separation and Release Agreement, dated September 12, 2018, with Ms. Neu (the “Neu Separation Agreement”).

Agreement with Mr. Maura

Pursuant to the Maura Agreement, the initial term will be until April 24, 2021, subject to earlier termination, with automatic one-year renewals thereafter. The Maura Employment Agreement provides Mr. Maura with an annual base salary as Executive Chairman of $700,000 and an annual base salary of $200,000 for the duration of his services as CEO and he will be eligible to receive a performance-based management incentive plan (“MIP”) bonus for each fiscal year, based on a target of 125% of his total base salary, as may be applicable at the time (the “Target Amount”), paid during the applicable fiscal year during the term of the Maura Employment Agreement, provided the Company achieves certain annual performance goals as established by the Board and/or the Compensation Committee. If such performance goals are met, the MIP bonus will be payable in cash and/or stock. If Mr. Maura exceeds the performance targets, the bonus will be increased in accordance with the formula approved by the Compensation Committee no later than the close of the first quarter of the year following the applicable fiscal year; provided that the bonus will not exceed 250% of the Target Amount.

Mr. Maura received an additional award valued at $200,000 under the SPB Legacy 2018 Equity Incentive Plan (“EIP”). The Maura Employment Agreement does not change prior equity awards made to Mr. Maura, including prior grants made to Mr. Maura under the EIP. Mr. Maura is eligible for a performance based restricted stock unit award with a target value of $3,000,000 for his service as Executive Chairman and $200,000 as Chief Executive Officer for each year during the term. In addition, at the discretion of the Compensation Committee and/or the Board, Mr. Maura is also eligible to receive future grants and/or participate in future multi-year incentive programs.

The Maura Employment Agreement also provides Mr. Maura with, among other things: (i) four weeks of paid vacation for each full year; (ii) eligibility for Mr. Maura to participate in the Company’s executive auto lease program; (iii) a stipend for income tax filings and returns preparation and advice and estate planning advice; and (iv) eligibility for Mr. Maura to participate in any of the Company’s insurance plans and other benefits, if any, as the benefits are made available to other executive officers of the Company.

Under the Maura Employment Agreement, Mr. Maura is entitled to receive severance benefits if his employment is terminated under certain circumstances. In general, termination as Executive Chairman and as CEO is determined separately, so that termination from either position will generally provide for payments in respect only of that position, and a termination from both positions will provide for payments in respect of both positions.

Termination with Cause or Voluntary Termination by the Executive (Other Than for Good Reason). In the event that Mr. Maura is terminated with “cause” or terminates his employment voluntarily, other than for “good reason,” from his role as Executive Chairman, or as CEO, or all his roles, Mr. Maura’s compensation (with respect to such roles) and other benefits (in the case where he is terminated from all his roles) provided under his employment agreement cease at the time of such termination and Mr. Maura is entitled to no further compensation under his employment agreement with respect to such role. Notwithstanding this, the Company would pay to Mr. Maura accrued compensation and benefits and continuation of Company medical benefits to the extent required by law.

Termination without Cause, for Good Reason, Death or Disability, upon a Change in Control, or upon Non-Renewal. If Mr. Maura’s role as CEO is terminated (without terminating his role as Executive Chairman), on the basis of without “cause,” by the Company, by Mr. Maura for “good reason,” due to Mr. Maura’s death or disability, or upon a Company-initiated non-renewal or upon a change in control, Mr. Maura will be entitled to receive the following severance benefits: (i) the vesting of $250,000 of his outstanding time-based equity awards, based on grant-date value, as determined by the Compensation Committee; (ii) a cash payment of $500,000 ratably monthly in arrears over the 12-month period following such termination; and (iii) a pro rata portion, in cash, of the annual MIP bonus related to the base salary that Mr. Maura would have earned for the fiscal year in which termination occurs. Notwithstanding the foregoing, if Mr. Maura’s employment is terminated in a CIC Termination (as defined below) during the initial term of the Maura Employment Agreement, then instead of the payment in clause (ii) above, he will receive a cash payment equal to the greater of (x) a cash amount equal to $500,000, or (y) a cash amount equal to his then-current base salary times the number of months remaining in the initial term, with a pro rata amount being calculated for any partial month in that time period.

In addition to the payments above, if Mr. Maura’s employment (as Executive Chairman) is terminated by the Company without “cause,” by Mr. Maura for “good reason,” upon Mr. Maura’s death or disability, or upon a –Company-initiated non-renewal of his employment agreement, the Company shall pay Mr. Maura: (i) (a) a cash payment equal to 1.5 times the base salary in effect immediately prior to his termination, plus (b) a cash payment equal to 1.0 times his target annual MIP bonus of 125% of his then-current base salary, each payable ratably on a monthly basis over the 18-month period immediately following his termination; (ii) the pro rata portion, in cash, of the annual MIP bonus (if any) he would have earned for the fiscal year in which such termination occurs if his employment had not ceased, to be paid at the same time such bonus would have been paid to Mr. Maura for such fiscal year if his employment had not terminated; (iii) for the 18-month period immediately following such termination, arrange to provide Mr. Maura and his dependents with medical insurance coverage and other employee benefits on a basis substantially similar to those provided to Mr. Maura and his dependents by the Company immediately prior to the date of termination at no greater cost to Mr. Maura or the Company than the cost to Mr. Maura and the Company immediately prior to such date; (iv) payment of accrued vacation time pursuant to Company policy; and (v) all unvested outstanding time-based equity awards will promptly vest as provided in the applicable equity award agreements. Notwithstanding the foregoing, if Mr. Maura’s employment is terminated in a CIC Termination during the initial term of the Maura Employment Agreement, then instead of the payment in clause (i)(a) above, he will receive a cash payment equal to the greater of (x) a cash amount equal to 1.5 times his then-current base salary, or (y) a cash amount equal to his then-current base salary times the number of months remaining in the initial term, with a pro rata amount being calculated for any partial month in that time period.

If Mr. Maura’s employment is terminated by the Company without “cause” (and not due to death or disability) or by Mr. Maura for “good reason” during the period that begins 60 days prior to the occurrence of a change in control (or, in limited cases, earlier) and ends upon the first anniversary of the change in control (a “CIC Termination”), then Mr. Maura will receive all severance benefits available to him as if he terminated his employment for “good reason” and all of his outstanding and unvested performance-based equity awards will vest in full (at the target level).

The payment of the severance payments and vesting of equity awards described above with respect to a termination of Mr. Maura’s employment are conditioned upon Mr. Maura’s execution of a release of claims in favor of the Company and its controlled affiliates, and Mr. Maura’s compliance with the non-competition and confidentiality restrictions set forth in his employment agreement. The non-competition and non-solicitation provisions extend for 18 months following Mr. Maura’s termination, and confidentiality provisions extend for seven years following Mr. Maura’s termination.

Under the Maura Employment Agreement, (a) “good reason” is defined as the occurrence of any of the following events without Mr. Maura’s consent: (i) any reduction in Mr. Maura’s annual base salary or target MIP bonus opportunity then in effect; (ii) the required relocation of Mr. Maura’s office at which he is principally employed as of April 25, 2018 to a location more than 50 miles from such office, or the requirement by the Company that Mr. Maura be based at a location other than such office on an extended basis, except for required business travel; (iii) a substantial diminution or other substantive adverse change in the nature or scope of Mr. Maura’s responsibilities, authorities, powers, functions, or duties; (iv) a breach by the Company of any of its other material obligations under the Maura Employment Agreement; or (v) the failure of the Company to obtain the agreement of any successor to the Company to assume and agree to perform the Maura Employment Agreement; and (b) “cause” is defined, in general, as the occurrence of any of the following events: (i) the commission by Mr. Maura of any deliberate and premeditated act taken by Mr. Maura in bad faith against the interests of the Company that causes or is reasonably anticipated to cause material harm to the Company; (ii) Mr. Maura has been convicted of, or pleads nolo contendere with respect to, any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty, or misappropriation of the property of the Company that causes or is reasonably anticipated to cause material harm to the Company; (iii) the habitual drug addiction or intoxication of Mr. Maura which negatively impacts his job performance or Mr. Maura’s failure of a company-required drug test; (iv) the willful failure or refusal of Mr. Maura to perform his duties as set forth in the employment agreement or the willful failure or refusal to follow the direction of our Board, which is not cured after 30 calendar days’ notice; or (v) Mr. Maura materially breaches any of the terms of the Maura Employment Agreement or any other agreement between himself and the Company and the breach is not cured within 30 calendar days after written notice from the Company.

Agreement with Mr. Martin

The initial term of the Martin Employment Agreement was until March 1, 2016, and thereafter is subject to automatic one-year renewals, subject to earlier terminations. Pursuant to the Martin Employment Agreement, Mr. Martin will receive an annual base salary of $550,000, subject to periodic review and increase by the Compensation Committee, in its discretion. In addition, Mr. Martin will receive a performance-based cash bonus under the MIP program for each fiscal year during the term of the agreement. The MIP bonus will be based on a target of 90% of Mr. Martin’s base salary paid during the applicable fiscal year, provided that the Company achieves certain annual performance goals as established by the Board and/or Compensation Committee. If such performance goals are met, the MIP bonus will be payable in equity within 74 days after fiscal year-end; provided that Mr. Martin remains employed with the corporation on the date the bonus is paid.

Mr. Martin is also eligible to participate in future equity or multi-year equity award programs, at the discretion of the Compensation Committee and/or the Board.

The Martin Employment Agreement also provides Mr. Martin with certain other compensation and benefits, including the following: (i) a full executive physical on an annual basis; (ii) an annual net cash payment of $20,000 for tax, estate, and financial planning assistance; (iii) eligibility for Mr. Martin to participate in the Company’s executive auto lease program during the term of the employment agreement; and (iv) a Company-funded executive life and disability insurance policy.

The Martin Employment Agreement contains the following provisions applicable upon the termination of Mr. Martin’s employment with the Company and/or in the event of a change in control of the Company (as defined in the SPB Legacy Plan).

Termination with Cause or Voluntary Termination by the Executive (Other Than for Good Reason). In the event that Mr. Martin is terminated with “cause” or terminates his employment voluntarily, other than for “good reason,” Mr. Martin’s salary and other benefits provided under his employment agreement cease at the time of such termination and Mr. Martin is entitled to no further compensation under his employment agreement. Notwithstanding this, Mr. Martin would be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Further, upon any such termination of employment, the Company would pay to Mr. Martin accrued pay and benefits.

Termination without Cause, for Good Reason, Death, or Disability, or upon a Change in Control. If the employment of Mr. Martin with the Company is terminated by the Company without “cause,” by Mr. Martin for “good reason,” or is terminated due to Mr. Martin’s death or disability, Mr. Martin is entitled to receive certain post-termination benefits, detailed below, contingent upon execution of a separation agreement with a release of claims agreeable to the Company and Mr. Martin’s compliance with the non-competition and confidentiality restrictions set forth in his employment agreement. In such event the Company will: (i) pay Mr. Martin (a) 1.5 times his base salary in effect immediately prior to his termination, plus (b) 1.0 times his target annual bonus award for the fiscal year in which such termination occurs, ratably over the 18-month period immediately following his termination; (ii) pay Mr. Martin the pro rata portion of the annual bonus (if any) he would have earned pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which such termination occurs if his employment had not ceased, to be paid at the same time such bonus would have been paid to Mr. Martin for such fiscal year if his employment had not terminated; (iii) for the 18-month period immediately following such termination, arrange to provide Mr. Martin and his dependents with insurance and other benefits on a basis substantially similar to those provided to Mr. Martin and his dependents by the Company immediately prior to the date of termination at no greater cost to Mr. Martin or the Company than the cost to Mr. Martin and the Company immediately prior to such date; (iv) pay Mr. Martin his accrued vacation time pursuant to Company policy; and (v) all unvested outstanding time-based equity awards will promptly vest as provided in the applicable equity award agreements.

If Mr. Martin’s employment is terminated in a CIC Termination, then Mr. Martin will receive all severance benefits available to him as if he terminated his employment for “good reason” (as described above), and all of his outstanding and unvested performance-based equity awards will vest in full (at the target level).

The payment of the severance payments and vesting of equity awards described above with respect to the termination of Mr. Martin’s employment are conditioned upon Mr. Martin’s execution of a release of claims in favor of the Company and its controlled affiliates, and Mr. Martin’s compliance with the non-competition and confidentiality restrictions set forth in his employment agreement. The non-competition and non-solicitation provisions extend for 18 months following Mr. Martin’s termination, and confidentiality provisions extend for seven years following Mr. Martin’s termination.

The definitions of “good reason” and “cause” under the Martin Agreement were similar to the definitions of such terms in the Maura Agreement.

Agreements with Mr. Rouvé

During Fiscal 2018, Mr. Rouvé was employed pursuant to the Rouvé Employment Agreement. As describe elsewhere herein, Mr. Rouvé’s employment with the Company ceased during Fiscal 2018. The Rouvé Employment Agreement contains the following provisions applicable upon the termination of Mr. Rouvé’s employment with the Company.

Termination with Cause or Voluntary Termination by the Executive (Other Than for Good Reason). In the event that Mr. Rouvé was terminated with “cause” or terminated his employment voluntarily, other than for “good reason,” Mr. Rouvé’s salary and other benefits provided under his employment agreement were to cease at the time of such termination and Mr. Rouvé was entitled to no further compensation under his employment agreement. Notwithstanding this, Mr. Rouvé would have been entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Further, upon any such termination of employment, the Company would have paid to Mr. Rouvé his accrued pay and benefits.

Termination without Cause, for Good Reason, Death, or Disability. If the employment of Mr. Rouvé with the Company was terminated by the Company without “cause,” by Mr. Rouvé for “good reason,” or due to Mr. Rouvé’s death or disability, Mr. Rouvé would have been entitled to receive certain post-termination benefits, detailed below, contingent upon execution of a separation agreement with a release of claims agreeable to the

Company and Mr. Rouvé’s compliance with the non-competition and confidentiality restrictions set forth in his employment agreement. In such event the Rouvé Employment Agreement provided for the Company to: (i) pay Mr. Rouvé a cash payment equal to 1.5 times his base salary, and a cash payment equal to 1 times the target annual MIP bonus of 125% of Mr. Rouvé’s then-current base salary, each payable ratably on a monthly basis over the 18-month period following termination; (ii) pay Mr. Rouvé a pro rata portion, in cash, of the annual MIP bonus Mr. Rouvé would have earned for the fiscal year in which termination occurs if his employment had not ceased; (iii) provide medical insurance coverage and certain other employee benefits for Mr. Rouvé and his dependents for the 18-month period following termination; (iv) pay Mr. Rouvé his accrued vacation time pursuant to Company policy; and (v) all unvested outstanding time-based equity awards will promptly vest as provided in the applicable equity award agreements. The definition of “good reason” and “cause” under the Rouvé Employment Agreement were substantially similar to the definition of such terms under the Maura Employment Agreement, described above.

If Mr. Rouvé’s employment was terminated by the Company in a CIC Termination, then Mr. Rouvé was entitled to receive all severance benefits available to him as if he terminated his employment for “good reason” (as described above), and all of his outstanding and unvested performance-based equity awards would have vested in full (at the target level).

Pursuant to the Rouvé Employment Agreement, the payment of the severance payments and vesting of equity awards described above with respect to the termination of Mr. Rouvé’s employment were conditioned upon Mr. Rouvé’s execution of a release of claims in favor of the Company and its controlled affiliates, and Mr. Rouvé’s compliance with the non-competition and confidentiality restrictions set forth in his employment agreement. The non-competition and non-solicitation provisions extend for 18 months following Mr. Rouvé’s termination, and confidentiality provisions extend for seven years following Mr. Rouvé’s termination.

Prior to his service as Chief Executive Officer of SPB Legacy, Mr. Rouvé entered into a pension agreement established under provisions of German law between Mr. Rouvé and VARTA Geratebatterie GmbH, a former subsidiary of the Company, dated May 17, 1989 as supplemented on July 1, 1999 (the “Rouvé Pension Agreement”), which obligations were assumed by subsidiaries of the Company. Under the Rouvé Pension Agreement, he is entitled to receive pension payments upon permanent disability, reaching age 65 or earlier termination or retirement at the request of the Company. The current calculated amount of the pension payments is $20,767 (Euro17,895) annually, which can be adjusted in future years pursuant to the provisions of the German Employers’ Retirement Benefits Law (Betriebsrentengesetz). As of September 30, 2018, the accrual amount for Mr. Rouvé’s pension was $315,670 (Euro272,012), and the Company’s allocation to the accrual amount for Fiscal 2018 was $19,276 (Euro16,610). All amounts stated in this paragraph are denominated in Euros and converted into U.S. Dollars at the rate of $1.1605 per Euro, using the published rate from the OANDA Corporation currency database as of September 30, 2018.

On April 26, 2018, Mr. Rouvé’s employment was terminated and he resigned as a member of the SPB Legacy Board on April 25, 2018. In connection with the foregoing, Mr. Rouvé’s SPB Legacy and SBI entered into a Separation Agreement and Release, dated April 25, 2018 (the “Rouvé Separation Agreement”).

Under the terms of the Rouvé Separation Agreement, Mr. Rouvé was entitled to receive: (i) $183,750, payable over 90 days from April 25, 2018, in lieu of 90 days’ notice of termination under the Rouvé Employment Agreement (the “Rouvé Notice Period”); (ii) payment for accrued but unused vacation days; (iii) $1,102,750, which was equal to one and one-half times Mr. Rouvé’s annual base salary at the time of his departure, payable over a period of 18 months following the Rouvé Notice Period; (iv) $918,750, which was equal to Mr. Rouvé’s annual bonus at target level under the SPB Legacy 2018 Management Incentive Plan, payable over a period of 18 months following the Rouvé Notice Period; (v) the annual bonus earned, if any, by Mr. Rouvé under the SPB Legacy 2018 Management Incentive Plan, based on actual performance results, to be paid, if at all, in a lump sum or, at the election of SPB Legacy, in common stock of SPB Legacy at substantially the same time as Fiscal 2018 bonuses were paid to other executives of SPB Legacy; (vi) for a period of 18 months following the Rouvé Notice Period, continuation medical, dental, vision and prescription drug benefits, provided that such continuation benefits shall end earlier upon Mr. Rouvé’s becoming eligible for comparable coverage under another employer’s benefit plans; (vii) the continuance of the Company-owned life insurance benefit for Mr. Rouvé and certain German pension contributions for a period of 18 months following the Rouvé Notice Period; (viii) a net relocation payment of $500,000 in satisfaction of the Company’s obligation to provide relocation costs and expenses under the Rouvé Employment Agreement; (ix) the use of Mr. Rouvé’s leased vehicle provided by SPB Legacy for a period of twelve months following the Rouvé Notice Period, and, after such period, the entitlement to purchase such leased vehicle; (x) any earned but unpaid base salary through the date of resignation and vesting of Mr. Rouvé’s previously earned performance shares under the SPB Legacy 2017 EIP Award; (xi) the reimbursement of any unreimbursed business expenses; (xii) accrued benefits, to the extent vested, under all employee benefit plans in which Mr. Rouvé participated (except for any plan that provides for bonus, severance, separation pay or termination benefits); and (xiii) tax preparation assistance, and if applicable, a make-whole payment equal to Mr. Rouvé’s tax liability for the foregoing benefits, to be paid, if at all, between January 1 and March 31 of the year following the year in which the foregoing benefits become includable in Mr. Rouvé’s income for tax purposes. Mr. Rouvé’s entitlement to the foregoing consideration was subject to his continuing compliance with the terms of the Rouvé Separation Agreement, which includes various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

In connection with the Rouvé Separation Agreement, Mr. Rouvé entered into a customary release of potential claims against SPB Legacy and its shareholders, subsidiaries and affiliates, officers and directors and forfeited his performance shares under the SPB Legacy 2018 EIP and the SPB Legacy S3B multi-year equity program and any other equity incentive plan.

Agreements with Mr. Fagre

The initial term of the Fagre Severance Agreement was until December 15, 2017, and thereafter was subject to an automatic one-year renewal. The Fagre Severance Agreement contained the following provisions applicable upon the termination of Mr. Fagre’s employment with SBI.

Termination for Cause or Voluntary Termination by the Executive. In the event that Mr. Fagre was terminated for “cause” or terminates his employment voluntarily, Mr. Fagre’s salary and other benefits ceased at the time of such termination and Mr. Fagre was entitled to no further compensation under his severance agreement. Notwithstanding this, Mr. Fagre would have been entitled to continue to participate in SBI’s medical benefit plans to the extent required by law. Further, upon any such termination of employment, SBI would have paid to Mr. Fagre his accrued pay and benefits.

Termination without Cause, for Good Reason, or for Death or Disability. If the employment of Mr. Fagre with SBI was terminated by SBI without “cause,” by Mr. Fagre for “good reason,” or due to Mr. Fagre’s death or disability, Mr. Fagre was entitled to receive certain post-termination benefits, detailed below, contingent upon execution of a separation agreement with a release of claims agreeable to SBI within 30 days following his termination date. In such event SBI would have paid Mr. Fagre an amount in cash equal to the sum of Mr. Fagre’s (i) annual base salary in effect immediately prior to Mr. Fagre’s termination, and (ii) target annual bonus award for the fiscal year in which such termination occurred, to be paid ratably over the 12-month period immediately following his termination. In addition, for the 12-month period immediately following such termination, SBI was required to arrange to provide to Mr. Fagre and his dependents insurance and other benefits on a basis substantially similar to those provided to Mr. Fagre and his dependents prior to his termination. In addition, Mr. Fagre would have been entitled to have all unvested outstanding time-based equity awards promptly vest to the extent provided in the applicable equity award agreements.

If Mr. Fagre’s employment was terminated by SBI in a CIC Termination, then Mr. Fagre would have received all severance benefits available to him as if he terminated his employment for “good reason” (as described above), and all outstanding and unvested performance-based equity awards would have vested in full (at the target level).

Pursuant to the Fagre Severance Agreement, the payment of the severance payments and vesting of equity awards described above with respect to the termination of Mr. Fagre’s employment were conditioned upon Mr. Fagre’s execution of a release of claims in favor of the Company and its controlled affiliates, and Mr. Fagre’s compliance with the non-competition and confidentiality restrictions set forth in his employment agreement. The non-competition and non-solicitation provisions extend for 18 months following Mr. Fagre’s termination, and confidentiality provisions extend for seven years following Mr. Fagre’s termination.

The Fagre Severance Agreement defined “cause” in general as the occurrence of any of the following events: (i) the commission by Mr. Fagre of any fraud, embezzlement or material act of dishonest faith against the interests of SBI; (ii) Mr. Fagre has been convicted of, or pleads nolo contendere with respect to, any felony or other crime, the elements of which are substantially related to the duties and responsibilities associated with Mr. Fagre’s employment; (iii) Mr. Fagre’s willful misconduct; (iv) the willful failure or refusal of Mr. Fagre to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the Chief Executive Officer or the Board, subject to a 30-day cure right; or (v) Mr. Fagre materially breaches any of the terms of the Fagre Severance Agreement, subject to a 30-day cure right. The definition of “good reason” under the Fagre Severance Agreement was substantially similar to the definition of such term under the Martin Employment Agreement, described above.

On September 12, 2018, Mr. Fagre entered into the Fagre Separation Agreement pursuant to which his employment as an officer of the Company ceased on October 1, 2018. Pursuant to the Fagre Separation Agreement, Mr. Fagre is entitled to receive: (i) $375,000, representing 12 month’s base salary, which is payable over a period of 52 weeks after October 1, 2018; (ii) a severance cash bonus of $225,000, equal to the bonus which Mr. Fagre would receive if target performance goals were achieved in year of termination; (iii) severance of $500,000, payable in cash or Company stock (or a combination thereof), at the Company’s option on or prior to December 31, 2018, (iv) 12 months’ continuation of medical, dental, vision and prescription drug benefits; and (v) any earned but unpaid base salary and other accrued benefits.

In addition, Mr. Fagre’s previously granted equity awards were treated as follows: (i) earned but unpaid restricted stock units awarded pursuant to the 2017 EIP Award under the Plan, which represented 4,018 restricted stock units for Mr. Fagre, were to vest upon the earlier of the scheduled vesting date under the EIP award agreement or thirty days following the applicable separation date and all other units made as part of the 2017 EIP Award were forfeited; and (ii) any earned portion of the 2018 EIP Award and the S3B Award were to be settled based on actual results and these awards were forfeited based on the actual results. In addition, the Fagre Separation Agreement provided that Mr. Fagre would continue to provide transition services as an employee until December 31, 2018 at a rate of $10,000 per month.

Mr. Fagre’s entitlement to the foregoing is subject to his continuing compliance with the terms of the Fagre Separation Agreement, which includes various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality. The Fagre Separation Agreement also contains customary release of potential claims by Mr. Fagre in favor of the Company.

Agreements with Ms. Neu

The Neu Severance Agreement contained the following provisions applicable upon the termination of Ms. Neu’s employment with SBI.

Termination for Cause or Voluntary Termination by the Executive. In the event that Ms. Neu was terminated for “cause” or terminated her employment voluntarily, Ms. Neu’s salary and other benefits ceased at the time of such termination and Ms. Neu was entitled to no further compensation under her severance agreement. Notwithstanding this, Ms. Neu would have been entitled to continue to participate in SBI’s medical benefit plans to the extent required by law. Further, upon any such termination of employment, SBI would have paid to Ms. Neu her accrued pay and benefits.

Termination without Cause, for Good Reason, or for Death or Disability. If the employment of Ms. Neu with SBI was terminated by SBI without “cause,” by Ms. Neu for “good reason,” or due to Ms. Neu’s death or disability, Ms. Neu was entitled to receive certain post-termination benefits, detailed below, contingent upon execution of a separation agreement with a release of claims agreeable to SBI within 30 days following her termination date. In such event SBI would have paid Ms. Neu an amount in cash equal to the sum of Ms. Neu’s (i) annual base salary in effect immediately prior to Mr. Neu’s termination, and (ii) target annual bonus award for the fiscal year in which such termination occurred, to be paid ratably over the 12-month period immediately following her termination. In addition, for the 12-month period immediately following such termination, SBI was required to arrange to provide to Ms. Neu and her dependents insurance and other benefits on a basis substantially similar to those provided to Ms. Neu and her dependents prior to her termination. In addition, Ms. Neu would have been entitled to have all unvested outstanding time-based equity awards promptly vest to the extent provided in the applicable equity award agreements.

If Ms. Neu’s employment was terminated by SBI in a CIC Termination or, in limited cases, earlier, and ends upon the first anniversary of the change in control, then Ms. Neu would have received all severance benefits available to her as if she terminated her employment for “good reason” (as described above), and all outstanding and unvested performance-based equity awards would have vested in full (at the target level).

Pursuant to the Neu Severance Agreement, the payment of the severance payments and vesting of equity awards described above with respect to the termination of Ms. Neu’s employment were conditioned upon Ms. Neu’s execution of a release of claims in favor of the Company and its controlled affiliates, and Ms. Neu’s compliance with the non-competition and confidentiality restrictions set forth in her employment agreement. The non-competition and non-solicitation provisions extend for 18 months following Ms. Neu’s termination, and confidentiality provisions extend for seven years following Ms. Neu’s termination.

The Neu Severance Agreement defined “cause” and “good reason” similar to the definitions of such terms under the Fagre Severance Agreement, described above.

On September 12, 2018, Ms. Neu entered into the Neu Separation Agreement pursuant to which her employment as an officer of the Company ceased on October 1, 2018. Pursuant to the Neu Separation Agreement, Ms. Neu is entitled to receive: (i) $275,000, representing 12 months’ base salary, which is payable over a period of 52 weeks after October 1, 2018; (ii) a severance cash bonus of $165,000, equal to the bonus which Ms. Neu could receive if target performance goals were achieved in the year of termination; (iii) severance of $300,000, payable in cash or Company stock (or a combination thereof), at the Company’s option on or prior to December 31, 2018; (iv) 12 months’ continuation of medical, dental, vision and prescription drug benefits; and (v) any earned but unpaid base salary and other accrued benefits.

In addition, Ms. Neu’s previously granted equity awards were treated as follows: (i) earned but unpaid restricted stock units awarded pursuant to the 2017 EIP Award under the Plan, which represented 2,318 restricted stock units for Ms. Neu, were to vest upon the earlier of the scheduled vesting date under the EIP award agreement or thirty days following the applicable separation date and all other units made as part of the 2017 EIP Award were forfeited; and (ii) any earned portion of the 2018 EIP Award and the S3B Award were to be settled based on actual results and these awards were forfeited based on the actual results.

Ms. Neu’s entitlement to the foregoing is subject to her continuing compliance with the terms of the Neu Separation Agreement, which includes various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality. The Neu Separation Agreement also contains customary release of potential claims by Ms. Neu in favor of the Company.

Compensation Components

Base Salary

The annual base salaries for Messrs. Maura, Rouvé, and Martin were initially set forth in each executive’s employment agreement, as amended, and in the case of Messrs. Maura and Martin are subject to subsequent increases by our Compensation Committee. Mr. Fagre’s base salary was initially set by the Chief Executive Officer at the time he joined SPB Legacy in January 2011. Ms. Neu’s base salary was initially set by the Chief Executive Officer at the time of her appointment as the head of Human Resources in April 2010. In determining the initial annual base salary for each NEO or in making any subsequent increases, our Compensation Committee considered the market conditions at the time such compensation levels were determined, the corporation’s financial condition at the time such compensation levels were determined, compensation levels for similarly situated executives at other companies, experience level, and the duties and responsibilities of such executive’s position. Base salary level is subject to evaluation from time to time by our Compensation Committee to determine whether any increase is appropriate. Our Compensation Committee reviewed the current salaries of the NEOs during Fiscal 2018 and determined to increase Mr. Maura’s base salary to $900,000 per annum in connection with his appointment in April 2018 to the additional role of Chief Executive Officer. With respect to the other NEOs, our Compensation Committee determined to make no changes in the salary levels. The annual base salaries at the end of Fiscal 2018 for the NEOs were as follows (Mr. Rouvé was not serving at the end of Fiscal 2018 and Mr. Fagre and Ms. Neu entered into Separation Agreements effective at the end of Fiscal 2018):

Named Executive*	Annual Base Salary at end of Fiscal 2018	Actual Base Salary Paid for Fiscal 2018
David M. Maura	$900,000	$769,744
Andreas Rouvé	$735,000	$603,077
Douglas L. Martin	$550,000	$540,128
Nathan E. Fagre	$375,000	$368,269
Stacey L. Neu	$275,000	$270,064

*

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; and Stacey L. Neu, our former Senior Vice President, Human Resources.

Management Incentive Plan

General Description

Our management personnel, including our NEOs, participate in our annual performance-based cash bonus program referred to as the Management Incentive Plan (the “MIP”), which is designed to compensate executives and other managers based on achievement of annual corporate, business segment, and/or divisional financial goals. Under the MIP, each participant has the opportunity to earn a threshold, target, or maximum bonus amount that is contingent upon achieving the annual performance goals set by our Compensation Committee and reviewed by our Board. Particular performance goals (such as increasing adjusted EBITDA) are established prior to or during the first quarter of the relevant fiscal year and reflect our Compensation Committee’s views at that time of the critical indicators of corporate success in light of primary business priorities.

The specific financial targets with respect to performance goals are then set by our Compensation Committee based on our annual operating plan, as approved by our Board, prior to or during the first fiscal quarter of the relevant fiscal year. The annual operating plan includes performance targets for the Company as a whole as well as for each business segment. Note that in connection with the Merger, the Company adopted SPB Legacy’s MIP program, but excluded the impact both of the costs associated with the Merger and net sales, income and expenses relating to HRG Legacy activities during Fiscal 2018.

Fiscal 2018 MIP Program

The Fiscal 2018 MIP program followed the plan design from prior years with the corporate goals of increasing Adjusted EBITDA growth and Free Cash Flow and added the corporate goal of increasing Net Sales. The Compensation Committee established the new weightings with the Adjusted EBITDA having a weighting of 50%, Net Sales having a weighting of 20%, and Free Cash Flow having a weighting of 30%. The performance targets for each of Messrs. Maura, Rouvé, Martin, and Fagre, and for Ms. Neu, were equal to those established for the corporation as a whole.

For purposes of determining achievement of the targets under the Fiscal 2018 MIP Program, the Compensation Committee established the definitions set forth below. Beginning in Fiscal 2018, the Board approved an incremental investment program of up to $20 million to support long-term growth initiatives of the Company in the areas of product innovation, R&D, and marketing and sales (“Investment Initiative”). In order to incentivize management to execute this initiative, the Board reduced the Adjusted EBITDA and Free Cash Flow targets for Fiscal 2018 (for both MIP and EIP) and the Adjusted Diluted EPS under the S3B Plan by the amount of investment made, subject to a $20 million cap.

“Adjusted EBITDA” is defined as earnings (defined as net income (loss) of SPB Legacy) before interest, taxes, depreciation, and amortization and excluding restructuring, acquisition, and integration charges, and other one-time charges. The result of the formula in the preceding sentence shall then be adjusted so as to negate the effects of acquisitions or dispositions; provided, however that Adjusted EBITDA resulting from businesses or products lines acquired (in Board-approved transactions) during the performance period will be included in the calculation from the date of acquisition, subject to negative discretion of the Compensation Committee.

“Free Cash Flow” is defined as Adjusted EBITDA plus or minus changes in current and long-term assets and liabilities, less cash payments for taxes, restructuring and interest, but excluding outlays or proceeds from acquisitions or dispositions. Any reductions in Free Cash Flow resulting from transaction costs or financing fees incurred in connection with any Board-approved acquisition or refinancing (in each case during the performance period) will be added back to Free Cash Flow, subject to negative discretion of the Compensation Committee.

“Net Sales” is defined as the amount of revenue generated less returns, cash discounts, trade rebates, and other trade spend or consumer offers that result in a reduction of revenue in accordance with generally accepted accounting principles in the U.S. GAAP. Net Sales achievement will be net of FX currency translation impact (e.g., achievement will exclude positive or negative impact(s) as a result of converting local currency sales into U.S. dollars), will include amounts in the annual operating plan relating to acquisitions completed in the prior year and will exclude amounts from acquisitions completed in the current year.

For Fiscal 2018, the MIP award levels achievable at target for each participating NEO were as follows:

Named Executive	MIP Target as % of Annual Base
David M. Maura	125%
Andreas Rouvé	125%
Douglas L. Martin	90%
Nathan E. Fagre	60%
Stacey L. Neu	60%

The Fiscal 2018 MIP plan design had a minimum financial threshold for each of Adjusted EBITDA, Net Sales, and Free Cash Flow, below which no payout would be earned with respect to that objective. The achievement of the goals of Adjusted EBITDA, Net Sales, and Free Cash Flow is determined and earned independently of one another.

As the table below outlines, for Fiscal 2018 the Company did not achieve the minimum threshold levels under the Fiscal 2018 MIP targets for Adjusted EBITDA or for Free Cash Flow, but did exceed the minimum threshold level for Net Sales.

Performance Required to Achieve Bonus % as Indicated ($ in millions)
Performance Metric	Weight (% of Target Bonus)	Threshold (50%)	Target (100%)	Maximum (200%)	Calculated 2018 Payout Factor (% of Target Bonus)
Consolidated Adjusted EBITDA	50%	$957.00	$995.00	$1,044.75	0.00%
Consolidated Free Cash Flow	30%	$587.00	$630.00	$686.70	0.00%
Net Sales	20%	$5,008.00	$5,336.00	$5,602.80	60.63%

The table above shows the three performance metrics for Messrs. Maura, Rouvé, Martin, Fagre and Ms. Neu. For Messrs. Maura and Rouvé, there was the opportunity to earn a MIP bonus of up to 250% of their target, and for Mr. Martin, Mr. Fagre and Ms. Neu, there was an opportunity to earn a MIP bonus of up to 200% of their target. As noted above the threshold was not achieved and no payment was made with respect to Consolidated Adjusted EBITDA or Consolidated Free Cash Flow. With respect to the Net Sales Component of 20%, 60.63% of the target was achieved representing a 12.12% payout.

Spectrum S3B Plan

During Fiscal 2016, our Compensation Committee, in consultation with members of management, its independent compensation consultant, and outside counsel for our Compensation Committee, reviewed and evaluated the success of the previous multi-year incentive plan, known as the “Spectrum S2B Plan,” in light of its original objectives of incentivizing senior management to drive the SPB Legacy’s performance in excess of key financial performance metrics during Fiscal 2015 and Fiscal 2016. Our Compensation Committee determined the Spectrum S2B Plan succeeded in driving accelerated growth of stockholder value during the 2-year performance period. As a result, our Compensation Committee designed a successor multi-year superior achievement incentive compensation program for SPB Legacy’s NEOs, other members of SPB Legacy’s management team and key employees that similarly was intended to promote significant stockholder value creation. This successor program is referred to as the “Spectrum S3B Plan” or “Spectrum S3B.” The purpose of the Spectrum S3B Plan was to incentivize senior management to drive the corporation’s performance in excess of key financial performance metrics over a two-year performance period consisting of Fiscal 2017 and Fiscal 2018.

Our Compensation Committee determined that the performance metrics for the Spectrum S3B Plan would be Adjusted Diluted EPS and Return on Assets (“ROA”). The specific performance targets for Adjusted Diluted EPS and Return on Assets for the two-year performance period were based on the financial goals in the SPB Legacy three-year strategic plan that covered this time period. In terms of potential award payouts for plan participants, 50% of the award was based on Adjusted Diluted EPS and 50% on ROA. In addition, there would be no payout with respect to a given metric if the performance targets were not fully achieved as of September 30, 2018. The maximum payout could be up to 125% of the target award.

Participants in the Spectrum S3B Plan had the opportunity to earn additional award amounts based on achievement in excess of the performance targets. The additional award opportunity was based on the corporation realizing aggressive targets above those set forth in the strategic plan, as determined separately for the Adjusted Diluted EPS metric and the Return on Assets metric. Under the Spectrum S3B Plan, maximum payouts under each of the performance metrics would be forfeited if the performance on the remaining metric was less than 90% of target. See “Fiscal 2018 MIP Program” for a discussion of potential adjustments to the Adjusted Diluted EPS calculations in connection with the Company’s Investment Initiative.

For purposes of determining achievement of the targets under the Spectrum S3B Plan, our Compensation Committee established the following definitions:

“Adjusted Diluted EPS” means GAAP-diluted income per share adjusted for the following items as they relate to the calculation of net income: acquisition and integration related charges, restructuring and related charges, one-time debt refinancing costs, inventory fair-value adjustments related to acquisitions, discontinued operations, stock-based compensation amortization related to the Spectrum S3B Plan above or below the amounts reflected in the plan targets, and normalizing the consolidated tax rate at 35%.

“Return on Assets” means Adjusted Cash Flow, divided by Average Tangible Assets. For these purposes, “Adjusted Cash Flow” means U.S. GAAP income plus depreciation and amortization adjusted for the following items as they relate to the calculation of net income: acquisition and integration related charges, restructuring and related charges, one-time debt refinancing costs, inventory fair-value adjustments related to acquisitions, discontinued operations, stock-based compensation amortized related to the Spectrum S3B Plan above or below the amounts reflected in the plan targets and normalizing the consolidated tax rate at 35% less capital expenditures.

“Average Tangible Assets” means total U.S. GAAP current assets excluding cash and cash equivalents minus total current liabilities excluding current maturities of long-term debt, plus net property, plant, and equipment.

Under the plan design, awards were to be paid in the form of performance-based RSUs. If the above performance criteria were satisfied as of September 30, 2018, then 50% of the award would be paid in RSUs within 74 days after the end of Fiscal 2018, and 50% would be paid in RSUs or restricted stock which vest one year after the first vesting date, subject to continued employment and any other applicable terms in the underlying award agreement. All participants, including our NEOs, would have been required to retain at least 50% of the shares they receive upon vesting (net of any shares withheld by the Company upon vesting for tax purposes) for one year after vesting. There were approximately 200 participants in the Spectrum S3B Plan.

For the Adjusted Diluted EPS metric, the target level of performance at the end of Fiscal 2018 was $6.40 per share and the maximum level was $6.54 per share. For the ROA metric, the target level of performance at the end of Fiscal 2018 was 44.30% and the maximum level was 48.70%. Based on the actual Fiscal 2018 company-wide performance for ROA and Adjusted Diluted EPS, the target levels were not achieved and accordingly there were no S3B awards earned by or paid to the NEOs with respect to the S3B program. The following table summarizes the S3B award opportunities for the NEOs and, as noted, no payout was made with respect to the S3B.

	Value of RSUs or Restricted Stock Granted (in $)
NEO*	Award at Target	Additional Award at Maximum Overachievement	Total	Calculated 2018 Payout Factor (% of Target Bonus)
David M. Maura	$3,000,000	$750,000	$3,750,000	0.00%
Andreas Rouvé	$3,000,000	$750,000	$3,750,000	0.00%
Douglas L. Martin	$2,000,000	$500,000	$2,500,000	0.00%
Nathan E. Fagre	$750,000	$187,500	$937,500	0.00%
Stacey L. Neu	$500,000	$125,000	$625,000	0.00%

*

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; and Stacey L. Neu, our former Senior Vice President, Human Resources.

Equity Incentive Plan

Fiscal 2018 EIP Program

The 2018 EIP program was consistent with the design of our prior years’ EIP programs. As with prior years, awards under the 2018 EIP for all participants were made in the form of performance-based RSUs, and the award agreements provided that RSUs vested based on the achievement of the performance goals set for the corporation for Fiscal 2018. For the 2018 EIP, the corporate performance goals were Adjusted EBITDA and Free Cash Flow, and the targets were as set forth in the Fiscal 2018 Annual Operating Plan approved by the SPB Legacy Board at the beginning of Fiscal 2018. The weighting of these two goals was 50% for Adjusted EBITDA and 50% for Free Cash Flow. The definitions of Adjusted EBITDA and Free Cash Flow were generally the same as described above for the 2018 MIP. Also, as was the case with the 2018 MIP, the Adjusted EBITDA and Free Cash Flow targets for Fiscal 2018 were reduced by up to $20 million for each dollar of actual spending on Board-approved Investment Initiatives.

Under the 2018 EIP, the two performance goals could be earned independently of one another. The achievement of the performance goals for each of our NEOs was measured on a consolidated company-wide basis. Acquisitions by the corporation are included in the Adjusted EBITDA calculations subject to the negative discretion of our Compensation Committee.

The potential RSUs that could have been earned by each participating NEO, for the 50% of the award based on Adjusted EBITDA, expressed as a percentage of that portion of the award amount, ranged from 50% for achievement of the threshold Adjusted EBITDA performance level established by our Compensation Committee of $957.00 million, 100% for achieving the performance goal in full at the target performance level of $995.00 million, and up to a maximum of 135% of the target award if actual performance reached or exceeded the upper achievement threshold of $1044.75 million. For the 50% of the award based on Free Cash Flow, the NEOs could achieve 50% of this portion of the award for achievement of the threshold Free Cash Flow performance level of $587.00 million, 100% for achieving the performance goal in full at the target performance level of $630.00 million, and up to a maximum of 135% of the target award if actual performance reached or exceeded the upper achievement threshold of $686.70 million.

The 2018 EIP design had a minimum financial threshold for each of Adjusted EBITDA and Free Cash Flow, set at the level of better than the prior year’s actual performance, below which there was no payout with respect to that objective. The award agreements for the 2018 EIP provided that if an award was earned for Fiscal 2018, then 50% of the RSUs awarded would vest as soon as practicable after certification of the results by our Compensation Committee, but no later than 74 days following the end of Fiscal 2018, and 50% would vest on the first anniversary of the initial vesting date, subject to continued employment on such anniversary. Awards for performance between threshold and target levels, and between target and maximum levels, could be earned based on a linear curve between the various levels. If both applicable threshold performances were not achieved, then no RSUs were earned. Our Compensation Committee also provided in the award agreements for the NEOs that such officers are required to hold at least 25% of the net shares they receive (after any shares withheld by the Company for tax purposes) for at least one year. In addition, the NEOs, and all other officers at the Vice President level or higher, are subject to the share ownership guidelines discussed below.

Based on the actual Fiscal 2018 company-wide performance for Adjusted EBITDA and Free Cash Flow, the minimum threshold levels were not achieved and accordingly, there were no Fiscal 2018 awards earned by or paid to the NEOs with respect to the 2018 EIP program. The table below reflects for each NEO the RSU award amount, the performance metrics established by our Compensation Committee, the weighting of each performance metric, the percentage of his or her target award achievable pursuant to the performance goals applicable to his or her award, the performance required to achieve the threshold, target, and maximum vesting eligibility based on those performance goals, and amounts actually paid (as noted no payouts were made under the Fiscal 2018 EIP):

			Performance Required to be Eligible to Vest - Indicated % of RSUs ($ in millions)
NEO*	Performance Metric	Weight (% of Target Bonus)	Threshold (50%)	Target (100%)	Maximum (135%)	Actual Payment
David M. Maura (29,515)	Consolidated Adjusted EBITDA	50%	$957	$995	$1,045	$0
	Consolidated Free Cash Flow	50%	$587	$630	$687	$0
Andreas Rouvé (27,410)	Consolidated Adjusted EBITDA	50%	$957	$995	$1,045	$0
	Consolidated Free Cash Flow	50%	$587	$630	$687	$0
Douglas L. Martin (13,705)	Consolidated Adjusted EBITDA	50%	$957	$995	$1,044.75	$0
	Consolidated Free Cash Flow	50%	$587	$630	$686.70	$0
Nathan E. Fagre (11,878)	Consolidated Adjusted EBITDA	50%	$957	$995	$1,045	$0
	Consolidated Free Cash Flow	50%	$587	$630	$687	$0
Stacey L. Neu (6,852)	Consolidated Adjusted EBITDA	50%	$957	$995	$1,045	$0
	Consolidated Free Cash Flow	50%	$587	$630	$687	$0

*

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; and Stacey L. Neu, our former Senior Vice President, Human Resources.

Other Compensation Matters

Stock Ownership Guidelines

Our Board believes that certain of the Company’s officers and the Company’s directors should own and hold Company common stock to further align their interests with the interests of stockholders and to further promote the Company’s commitment to sound corporate governance. Therefore, effective January 29, 2013, our Board, upon the recommendation of our Compensation Committee, established stock ownership guidelines applicable to the Company’s NEOs and all other officers of the Company and its subsidiaries with a level of Vice President or above. Members of the Board of Directors are also subject to stock ownership guidelines, which are summarized in the section entitled “Director Compensation” below.

Under the stock ownership guidelines, the applicable officers and the directors are expected to achieve the levels of stock ownership indicated below (which equal a dollar value of stock based on a multiple of the officer’s base salary or the director’s annual cash retainer) in the applicable time periods.

Position	$ Value of Stock to be Retained (Multiple of Base Salary)	Years to Achieve
Executive Chairman of our Board and our Chief Executive Officer	5x Base Salary	2 years
Chief Financial Officer, General Counsel, Chief Operating Officer, and Presidents of business units	3x Base Salary	2 years
Senior Vice Presidents	2x Base Salary	3 years
Vice Presidents	1x Base Salary	3 years
Board Members	5x Cash Retainer	5 years

The stock ownership levels attained by an officer are based on shares directly owned by the officer or director, whether through earned and vested RSU or restricted stock grants or open market purchases. Unvested restricted shares, unvested RSUs, and stock options are not counted toward the ownership goals. Our Compensation Committee reviews, on an annual basis; the progress of the officers and directors in meeting the guidelines; and in some circumstances failure to meet the guidelines by an officer or director could result in additional retention requirements or other actions by our Compensation Committee.

In addition, all incentive plan participants, including NEOs, are subject to an additional stock retention requirement requiring them to retain at least 25% of their earned net shares of Company stock (after tax withholding) received under awards granted per the Fiscal 2017 EIP and Fiscal 2018 EIP for one year after date of vesting. In addition, under the terms of the Spectrum S2B Plan and S3B Plan, all participants at the level of Vice President or higher were subject to the 50% stock retention requirement (net of tax withholding) for one year after the date of vesting of awards under that plan.

Deferral and Post-Termination Benefits

Retirement Benefits. The Company maintains a 401(k) plan for its employees, including the NEOs.

Supplemental Executive Life Insurance Program. During Fiscal 2018, each of Messrs. Maura, Rouvé, and Martin participated in a program pursuant to which SPB Legacy and New SPB, on behalf of each participant, made an annual contribution on October 1 equal to 15% of such participant’s base salary as of that date into a company-owned executive life insurance policy for such participant. The investment options for each such policy are selected by the insurance provider.

Post-Termination Benefits. As described above, the Legacy SPB and/or its subsidiary SBI had entered into agreements with Messrs. Maura, Rouvé, Martin, and Fagre and with Ms. Neu which govern, among other things, post-termination benefits payable to each such NEO should his or her employment with the Company terminate. These agreements were adopted and assumed by the Company at the time of the Merger. A detailed description of the post-termination rights and benefits pursuant to each of the agreements described in this paragraph is set forth under the heading “Agreements with SPB Legacy and New SPB NEOs” above.

Perquisites and Benefits

The Company provides certain limited perquisites and other benefits to certain executives, including the NEOs. Among these benefits are financial planning services, tax planning services, car allowances or leased car programs, executive medical exams, and executive life and disability insurance.

Timing and Pricing of Stock-Based Grants

SPB Legacy and New SPB did not grant stock options to its employees. HRG Legacy’s compensation package included options, but no options were granted to NEOs during Fiscal 2018. In connection with the Merger, New SPB retained the options issued and outstanding at the time of the Merger at HRG Legacy, which were adjusted to give effect to the stock split in connection with the Merger. New SPB does not anticipate that it will use options as part of its compensation program going forward.

SPB Legacy and New SPB do provide stock, restricted stock and RSUs as part of the compensation package made available to NEOs, directors and employees. With respect to annual or special grants of stock or restricted stock, these are generally made on the date or as soon as practicable following the date on which such grants are approved by our Compensation Committee or our Board, or, if the award dictated a subsequent date or the achievement of a particular event prior to grant, as soon as practicable after such subsequent date or achievement of such event. For purposes of valuing awards made under the Equity Plans, the grant price is generally the closing sales price of the Company’s common stock on the exchange on which the Company’s shares are listed on the day prior to the grant date.

Impact of Tax Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and three other named executive officers (other than the Chief Financial Officer), unless certain conditions are satisfied. Certain types of performance-based compensation were generally exempted from the $1 million limit. Historically, performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula-driven compensation that meets the requirements of Section 162(m). The exemption from Section 162(m) for performance-based compensation and for the chief financial officer was recently repealed generally for tax years beginning after December 31, 2017, subject to certain grandfather provisions. Due to the uncertainties of the application and interpretation of Section 162(m) and the transition relief, no assurance can be given that compensation originally intended to satisfy the exemption from Section 162(m) will be deductible. In structuring the compensation for our named executive officers, our Compensation Committee will review a variety of factors which may include the deductibility of such compensation under Section 162(m), to the extent applicable. However, this is not the driving or most influential factor, and the Compensation Committee has approved in the past and specifically reserves the right to pay or approve nondeductible compensation currently and in the future.

Tax Payments

The Company provides increases in payments to the NEOs and other management personnel to cover personal income tax due as a result of imputed income in connection with the provision of the following perquisites: company-leased car, financial planning and tax planning, executive life and disability insurance, and NEO or other management personnel relocation. Beyond these tax payments, the Company does not make any other payments to the NEOs or other management personnel to cover personal income taxes.

Background on Governing Equity Plans

In connection with the Merger, the Company assumed the pre-existing SPB Legacy omnibus equity plan and continued to maintain the omnibus equity plan that had been approved by the HRG Legacy stockholders. As a result, the Company has two plans under which awards have been granted in the past and awards may be made under in the future. These two plans are described below.

HRG Legacy stockholders approved the adoption of the HRG Group, Inc. 2011 Omnibus Equity Award Plan (formerly, Harbinger Group, Inc. 2011 Omnibus Equity Award Plan), as amended (the “Legacy HRG Plan”), pursuant to which incentive compensation and performance compensation awards may be provided to employees, directors, officers and consultants of HRG Legacy and, following the Merger, the Company or of their subsidiaries or their respective affiliates. The Legacy HRG Plan authorizes the issuance of up to 24 million shares of common stock of HRG. Immediately prior to the close of the Merger, each stock option and restricted stock award granted under the Legacy HRG Plan that was outstanding and unvested immediately prior to the closing became fully vested, and each stock option became exercisable. Each exercisable award that was unexercised was adjusted (including to give effect to the reverse stock split in connection with the Merger) and remains outstanding, subject to the same terms and conditions as applied in the corresponding award. Each HRG Legacy restricted stock award became fully vested and treated as a share of HRG common stock for purpose of the reverse stock split and Merger. As of September 30, 2018, there were 1.4 million shares available for issuance under the Legacy HRG Plan.

The SPB Legacy stockholders in 2011 approved the adoption of the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan, as subsequently amended in 2014 and 2017 (the “Legacy SPB Plan”, and together with the Legacy HRG Plan, the “Company’s Equity Plans”), pursuant to which incentive compensation and performance compensation awards may be provided to employees, directors, officers and consultants of SPB Legacy and, following the Merger, the Company, and their subsidiaries or their respective affiliates. Further, effective as of the closing date of the Merger, each restricted stock award, restricted stock unit and performance stock unit under the

Legacy SPB Plan, whether vested or unvested, were assumed by the Company and automatically converted into a corresponding equity-based award in the Company with the right to hold or acquire shares of common stock equal to the number of shares of SPB Legacy common stock previously underlying such award. Each new award is subject to the same terms and conditions as the corresponding SPB Legacy award. The Company assumed all rights and obligation in respect of each equity-based plan of SPB Legacy. As of September 30, 2018, there were 1.6 million shares available for issuance under the Legacy SPB Plan.

Compensation Clawback Policy

On January 28, 2016, the SPB Legacy Board adopted a Compensation Clawback Policy setting forth the conditions under which applicable incentive compensation provided by SPB Legacy and its subsidiaries to executive officers may be subject to forfeiture, disgorgement, recoupment, or diminution (“clawback”). This policy was ratified and adopted by our Company’s Board immediately following the Merger and made applicable to all incentive compensation paid by the Company to executive officers. The policy provides that our Board or our Compensation Committee shall require the clawback or adjustment of certain incentive-based compensation to the Company in the following circumstances:

As required by Section 304 of the Sarbanes Oxley Act of 2002, which generally provides that if the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct with financial reporting requirements under the securities laws, then the CEO and CFO must reimburse the Company for any incentive-based compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated;

As required by Section 954 of the Dodd-Frank Act and Rule 10D-1 of the Securities Exchange Act of 1934, which generally require that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation, including stock options, during the three-year period preceding the date on which the Company is required to prepare a restatement based on the erroneous financial reporting, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement; and

As required by any other applicable law, regulation, or regulatory requirement.

Additionally, our Board or Compensation Committee in their discretion may require that any executive officer who has been awarded incentive-based compensation shall forfeit, disgorge, return, or adjust such compensation in the following circumstances:

If the Company suffers significant financial loss, reputational damage, or similar adverse impact as a result of actions taken or decisions made by the executive officer in circumstances constituting illegal or intentionally wrongful conduct or gross negligence; or

If the executive officer is awarded or is paid out under any incentive compensation plan of the Company on the basis of a material misstatement of financial calculations or information, or if events coming to light after the award disclose a material misstatement which would have significantly reduced the amount of the award or payout if known at the time of the award or payout.

The awards and incentive compensation subject to clawback under the policy include vested and unvested equity awards, shares acquired upon vesting or lapse of restrictions, short- and long-term incentive bonuses and similar compensation, discretionary bonuses, and any other awards or compensation under the Company’s EIP, MIP, S2B Plan, S3B Plan, and any other incentive compensation plan of the Company. Any clawback under the policy may, in the discretion of our Board or Compensation Committee, be effectuated through the reduction, forfeiture, or cancellation of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities, or in such other manner as our Board and Compensation Committee determine to be appropriate, except as otherwise required by law.

In addition, under the Company’s Equity Plans, any equity award agreement granted may be cancelled by our Compensation Committee in its sole discretion, except as prohibited by applicable law, if the participant, without the consent of the Company, while employed by or providing services to the Company or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or is adverse to the interests of the Company or any affiliate, including fraud or conduct contributing to any financial restatements or irregularities engaged in, as determined by our Compensation Committee in its sole discretion. Our Compensation Committee may also provide in any award agreement that the participant will forfeit any gain realized on the vesting or exercise of such award, and must repay the gain to the Company, in each case except as prohibited by applicable law, if (a) the participant engages in any activity referred to in the preceding sentence, or (b) the amount of any such gain is in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations, or other administrative error). Additionally, awards are subject to claw-back, forfeiture, or similar requirements to the extent required by applicable law (including without limitation Section 302 of the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act). Equity awards issued by New SPB and SPB Legacy have included these provisions.

Executive Compensation Tables

The following tables and footnotes show the compensation earned for service in all capacities during Fiscal 2018, Fiscal 2017, and Fiscal 2016 by the NEOs of New SPB, SPB Legacy and HRG Legacy. We refer you to the “Compensation Discussion and Analysis” and the “Termination and Change in Control Provisions” sections herein as well as the corresponding footnotes to the tables for material factors necessary for an understanding of the compensation detailed in the Summary Compensation Table, All Other Compensation Table for Fiscal 2018, and Grants of Plan-Based Awards Table below.

Post-Merger Company and SPB Legacy Summary Compensation Table

Name and Principal Position(1)	Year	Salary	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
David M. Maura	2018	$769,744	—	$3,200,000	$136,463	$417,421	$4,523,628
Executive Chairman of the Board	2017	$700,000	—	$6,000,011	$549,784	$326,273	$7,576,068	(6)
and Chief Executive Officer	2016	$490,000	—	$3,000,035	$1,243,113	$449,359	$5,182,507

Andreas Rouvé	2018	$603,077	—	$3,000,025	$111,444	$603,688	$4,318,234
Former SPB Chief Executive Officer	2017	$735,000	—	$6,000,011	$577,274	$272,964	$7,585,249
	2016	$735,000	—	$3,000,035	$1,308,943	$701,910	$5,745,888

Douglas L. Martin	2018	$540,128	—	$1,500,012	$60,044	$229,074	$2,329,258
Chief Financial Officer	2017	$550,000	—	$3,500,007	$311,021	$189,391	$4,550,419
	2016	$550,000	—	$1,499,968	$705,227	$189,798	$2,944,993

Nathan E. Fagre	2018	$368,269	—	$1,300,047	$225,000	$126,904	$2,020,220
Former SPB Senior Vice President,	2017	$375,000	—	$2,049,992	$141,373	$101,826	$2,668,191
General Counsel and Secretary	2016	$375,000	—	$1,299,979	$320,558	$122,321	$2,117,858

Stacey L. Neu	2018	$270,064	—	$749,951	$165,000	$58,713	$1,243,728
Former Senior Vice President of	2017	$275,000	—	$1,249,942	$103,674	$46,377	$1,674,993
Global Human Resources	2016	$272,916	—	$750,033	$233,295	$39,290	$1,295,534

Name and Principal Position(1)	Year	Salary	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Joseph S. Steinberg	2018	—	—	—	—	—	—
Former HRG Chairman and	2017	—	—	$80,000	—	$85,927	$165,927
Chief Executive Officer	2016	—	—	—	—	—	—

Ehsan Zargar	2018	$315,384	$5,000,000	—	—	$165,582	$5,480,966
Former HRG Executive Vice	2017	$400,000	$3,000,000	—	—	$64,225	$3,464,225
President, General Counsel and
Chief Operating Officer

George C. Nicholson	2018	$279,000	$950,000	—	—	$61,380	$1,290.380
Former HRG Senior Vice President	2017	$312,500	$825,000	—	—	$42,441	$1,179,941
Chief Accounting Officer and	2016	$275,000	—	—	$300,000	$38,250	$613,250
Chief Financial Officer

(1)

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; Stacey L. Neu, our former Senior Vice President, Human Resources; Joseph S. Steinberg, the former Chief Executive Officer and Chairman of our Board of HRG Legacy and our current board member; Ehsan Zargar, the former Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of HRG Legacy and our current Executive Vice President, General Counsel and Corporate Secretary; and George C. Nicholson, the former Senior Vice President, Chief Financial Officer and Chief Accounting Officer of HRG Legacy.

(2)	For Messrs. Zargar and Nicholson this reflects amounts paid for Fiscal 2018 pursuant to their retention agreements with HRG Legacy.
(3)

The 2018 EIP grants and the grants made under the Spectrum S3B Plan which are represented this column did not meet the applicable performance criteria and were forfeited. Accordingly, this table does not reflect what was paid or what was earned and, as noted, no payments were made with respect to the 2018 EIP or the Spectrum 3B Plan. For Fiscal 2018, this column reflects grants of performance-based restricted stock units under the 2018 EIP. For Fiscal 2017, this column reflects grants of performance-based restricted stock units under the 2017 EIP and grants under the Spectrum S3B Plan. For Fiscal 2016, this column reflects grants of performance-based restricted stock units under the 2016 EIP. This column reflects the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 2, Significant Accounting Policies and Practices, of the Notes to Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K for Fiscal 2018. The performance-based restricted stock unit awards were subject to performance conditions and the values listed in this column with respect to such awards are based on the outcome of such grants at target as of the grant date. If the conditions for the highest level of performance were achieved, the value of the awards would have been as follows: Mr. Maura (2018 – $4,050,088; 2017 – $7,800,000; and 2016 - $4,050,000); Mr. Rouvé (2018 – $4,050,000; 2017 – $7,800,000; and 2016 – $4,050,000); Mr. Martin (2018 –$2,025,044; 2017 – $4,525,000; and 2016 – $2,025,000); Mr. Fagre (2018 – $1,755,031; 2017 – $2,692,500; and 2016 – $1,755,000); and Ms. Neu (2018 – $1,012,413; 2017 – $1,637,500; and 2016 – $1,012,500). At the lowest level of performance, the performance-based restricted stock unit awards are forfeited.
(4)

For Fiscal 2018, 2017, and 2016, this column represents amounts earned under the Company’s 2018, 2017, and 2016 MIP, as applicable. For additional detail on the 2018 MIP and the determination of the cash awards thereunder, please refer to the discussion under the headings “Management Incentive Plan” and the table entitled “Grants of Plan-Based Awards Table for Fiscal 2018” and its accompanying footnotes. The cash incentive awards payable under the 2018, 2017 and 2016 MIP for the NEOs were settled in shares of common stock in lieu of cash on November 25, 2016, December 8, 2017 and December 7, 2018 respectively, as follows: Mr. Maura – 9,594 shares for the 2016 MIP, 4,786 shares for the 2017 MIP and 2,748 shares for the 2018 MIP; Mr. Rouvé – 10,101 shares for the 2016 MIP, 5,025 shares for the 2017 MIP and 1,279 shares for the 2018 MIP; Mr. Martin – 5,442 shares for the 2016 MIP, 2,707 shares for the 2017 MIP and 1,209 shares for the 2018 MIP; Mr. Fagre – 2,474 shares for the 2016 MIP and 1,231 shares for the 2017 MIP; and Ms. Neu – 1,800 shares for the 2016 MIP and 902 shares for the 2017 MIP. For the 2018 MIP, Mr. Fagre and Ms. Neu received payment of their awards in cash, as provided for in their respective separation agreements.

(5)

Please see the following tables for the details of the amounts that comprise the All Other Compensation column. For Messrs. Zargar and Nicholson, the 2018 amounts reflect HRG Legacy’s FlexNet benefits, HRG Legacy’s 401(k) matching contributions and HRG Legacy paid premiums for supplemental health insurance.

(6)

For his services as an HRG Legacy employee during Fiscal 2017, Mr. Maura also received compensation from HRG Legacy consisting of the following (i) bonus of $2,150,000, (ii) option awards of $1,895,458, and (iii) all other compensation of $550,000 for a total of $4,595,458 (these amounts were earned in connection with Mr. Maura’s separation agreement from HRG Legacy in connection with the Maura Separation Agreement from November 2016). For Fiscal 2016, Mr. Maura also received compensation from HRG Legacy as follows (i) salary $150,824, (ii) stock awards $191,356, (iii) option awards $36,613, (iv) non-equity incentive plan compensation of $3,355,080 and all other compensation of $50,000, for a total of $3,783,873. These amounts are not reflected in the summary compensation table above and relate to Mr. Maura’s prior service for HRG Legacy. For additional details please see the Summary Compensation Table of HRG Legacy’s Proxy dated April 30, 2018.

All Other Compensation Table for Fiscal 2018

Name*	Financial Planning Services Provided to Executive	Life Insurance Premiums Paid on Executives Behalf(1)	Car Allowance/ Personal Use of Company Car(2)	Tax Equalization Payments(3)	Company Contributions to Executive’s Qualified Retirement Plan(4)	Company Contributions to Executive’s Supplemental Life Insurance Policy	Dividends(5)	FlexNet	Other(6)	Total
David M. Maura	$30,000	$4,943	$24,286	$14,852	$10,320	$77,000	$256,020	—	—	$417,421
Andreas Rouvé	$30,000	$17,640	$15,250	$39,641	$9,250	$110,250	$138,515	—	$243,142	$603,688
Douglas L. Martin	$20,000	$10,535	$15,250	$27,607	$9,250	$82,500	$63,932	—	—	$229,074
Nathan E. Fagre	$20,000	$9,185	$15,427	$28,474	$9,250	—	$44,568	—	—	$126,904

Name*	Financial Planning Services Provided to Executive	Life Insurance Premiums Paid on Executives Behalf(1)	Car Allowance/ Personal Use of Company Car(2)	Tax Equalization Payments(3)	Company Contributions to Executive’s Qualified Retirement Plan(4)	Company Contributions to Executive’s Supplemental Life Insurance Policy	Dividends(5)	FlexNet	Other(6)	Total
Stacey L. Neu	—	$2,132	$14,250	$10,300	$6,645	—	$25,386	—	—	$58,713
Joseph S. Steinberg	—	—	—	—	—	—	—	—	—	—
Ehsan Zargar	—	—	—	—	$9,269	—	—	$100,000	$56,313	$165,582
George C. Nicholson	—	—	—	—	$10,123	—	—	$25,000	$20,286	$61,380

*

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; Stacey L. Neu, our former Senior Vice President, Human Resources; Joseph S. Steinberg, the former Chief Executive Officer and Chairman of our Board of HRG Legacy and our current board member; Ehsan Zargar, the former Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of HRG Legacy and our current Executive Vice President, General Counsel and Corporate Secretary; and George C. Nicholson, the former Senior Vice President, Chief Financial Officer and Chief Accounting Officer of HRG Legacy.

(1)	The amount represents the life insurance premium paid for Fiscal 2018. The Company provides life insurance coverage equal to three times base salary for each executive officer.
(2)

The Company sponsors a leased car and car allowance program. Under the leased car program, costs associated with using the vehicle are also provided. These include maintenance, insurance, and license and registration. Under the car allowance program, the executive receives a fixed monthly allowance. Mr. Rouvé, Mr. Martin, Mr. Fagre, and Ms. Neu participated in the leased car program. Mr. Maura received up to $2,000 per month for a car allowance.

(3)	Includes tax payments for the financial benefits received for the following executive benefits and perquisites: financial planning, executive life insurance, and executive leased car program.
(4)	Represents amounts contributed under the Company-sponsored 401(k) retirement plan.
(5)	Dividends paid on RSUs held by NEOs which were not factored into the grant date fair value of the RSUs.
(6)

Represents salary continuance payments totaling $217,700 and vacation payout totaling $25,442 received by Mr. Rouvé as part of his severance. For Mr. Zargar, represents (i) vacation payout of $30,769 from HRG Legacy in connection with the termination of his employment with HRG Legacy, (ii) $20,000 payments from New SPB for consulting services provided to New SPB and (iii) $5,544 from HRG Legacy representing employer paid premiums for a supplemental health insurance plan. For Mr. Nicholson, represents vacation payout of $11,700 from HRG Legacy and $8,586 from HRG Legacy representing employer paid premiums for a supplemental health insurance plan. As noted above, pursuant to the Restated Zargar Retention Agreement and the Restated Nicholson Retention Agreement, the employment of Mr. Zargar and Mr. Nicholson with HRG Legacy terminated on July 13, 2018 and such termination was a termination without Cause and the payments were made by HRG Legacy pursuant to such agreements and are shown in the Bonus column.

Grants of Plan-Based Awards Table for Fiscal 2018

The following table and footnotes provide information with respect to equity grants made to the NEOs indicated in the table during Fiscal 2018 as well as the range of future payouts under non-equity incentive plans for the NEOs indicated.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock
Name*	Grant Date		Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $	Awards(3) $
David M. Maura	10/01/2017	(1)	$281,250	$1,125,000	$2,812,500
	12/15/2017	(2)				6,853	27,410	37,004	$3,000,025
	4/28/2018	(2)				526	2,105	2,842	$199,975
Andreas Rouvé	10/01/2017	(1)	$229,688	$918,750	$2,296,875
	12/15/2017	(2)				6,853	27,410	37,004	$3,000,025
Douglas L. Martin	10/01/2017	(1)	$123,750	$495,000	$990,000
	12/15/2017	(2)				3,426	13,705	18,502	$1,500,012
Nathan E. Fagre	10/01/2017	(1)	$56,250	$225,000	$450,000
	12/15/2017	(2)				2,970	11,878	16,035	$1,300,047
Stacey L. Neu	10/01/2017	(1)	$41,250	$165,000	$330,000
	12/15/2017	(2)				1,713	6,852	9,250	$749,951
Joseph Steinberg	—		—	—	—	—	—	—	—
Ehsan Zargar	—		—	—	—	—	—	—	—
George C. Nicholson	—		—	—	—	—	—	—	—

*

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; Stacey L. Neu, our former Senior Vice President, Human Resources; Joseph S. Steinberg, the former Chief Executive Officer and Chairman of our Board of HRG Legacy and our current board member; Ehsan Zargar, the former Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of HRG Legacy and our current Executive Vice President, General Counsel and Corporate Secretary; and George C. Nicholson, the former Senior Vice President, Chief Financial Officer and Chief Accounting Officer of HRG Legacy.

(1)

Represents the threshold, target, and maximum payouts under the Company’s 2018 MIP. The actual amounts earned under the plan for Fiscal 2018 are disclosed in the Summary Compensation Table above as part of the column entitled “Non-Equity Incentive Plan Compensation.” For Messrs. Maura and Rouvé the maximum payouts for the disclosed awards are equal to 250% of target. For Messrs. Martin and Fagre and for Ms. Neu the maximum payouts for the disclosed awards are equal to 200% of target.

(2)

The amounts represent the threshold, target, and maximum payouts, denominated in the number of shares of stock, in respect of performance-based RSUs granted under the Company’s 2018 EIP. See “Compensation Discussion and Analysis – Equity Incentive Plans – Fiscal 2018 EIP Program” for a discussion of the performance measures applicable to the grants.

(3)

Except as otherwise noted, reflects the value at the grant date based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

Outstanding Equity Awards at the End of Fiscal 2018

The following table and footnotes set forth information regarding outstanding options and restricted stock and restricted stock unit awards as of September 30, 2018 for the NEOs. The market value of shares that have not vested was determined by multiplying $74.04, the closing market price of the Company’s stock on September 28, 2018, the last trading day of Fiscal 2018, by the number of shares.

Name*	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
David M. Maura	70,294	$52.83	11/29/2022	(12)	—		—	—		—
	64,142	$72.92	12/3/2023	(12)	—		—	—		—
	26,743	$82.85	11/25/2024	(12)	—		—	—		—
	1,164	$86.38	11/24/2025	(12)	—		—	—		—
	51,309	$95.43	12/14/2026	(12)	—		—	—		—
	—	—	—		9,273	(2)	$686,573	54,328	(3)	$4,022,445
Andreas Rouvé	—	—	—		9,273	(4)	$686,573	52,223	(5)	$3,866,591

Douglas L. Martin	—	—	—		4,636	(6)	$343,249	30,232	(7)	$2,238,377
Nathan E. Fagre	—	—	—		4,018	(8)	$297,493	18,097	(9)	$1,339,902
Stacey L. Neu	—	—	—		2,318	(10)	$171,625	10,995	(11)	$814,070
Joseph S. Steinberg	—	—	—		—		—	—		—
Ehsan Zargar	3,958	$72.92	11/29/2023	(12)	—		—	—		—
	5,009	$82.86	11/25/2024	(12)	—		—	—		—
George C. Nicholson	—	—	—		—		—	—		—

*

David M. Maura, our current Chief Executive Officer and Executive Chairman of our Board; Andreas Rouvé, the former Chief Executive Officer and President of SPB Legacy; Douglas L. Martin, our current Executive Vice President and Chief Financial Officer; Nathan E. Fagre, our former Senior Vice President, General Counsel and Secretary; Stacey L. Neu, our former Senior Vice President, Human Resources; Joseph S. Steinberg, the former Chief Executive Officer and Chairman of our Board of HRG Legacy and our current board member; Ehsan Zargar, the former Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of HRG Legacy and our current Executive Vice President, General Counsel and Corporate Secretary; and George C. Nicholson, the former Senior Vice President, Chief Financial Officer and Chief Accounting Officer of HRG Legacy.

(1)

The performance-based RSUs represented in this column did not meet performance criteria and were forfeited. Accordingly, this table does not reflect what was paid or what was earned and as noted no payments were made with respect to the 2018 EIP or the Spectrum 3B Plan. This represents 54,328 RSUs for Mr. Maura, 52,223 RSUs for Mr. Rouvé, 30,232 RSUs for Mr. Martin, 18,097 RSUs for Mr. Fagre, and 10,995 RSUs for Ms. Neu. If the performance criteria under the 2018 EIP were satisfied as of September 30, 2018, the RSUs granted would have vested as follows: 50% of the award on December 1, 2018, and the remaining 50% (plus any over-achievement upside) on December 1, 2018, subject to continued employment on that date. If the performance criteria under the Spectrum S3B Plan had been satisfied as of September 30, 2018, the RSUs granted would have vested as follows: 50% of the award on December 1, 2018, and the remaining 50% on December 1, 2019.

(2)

Represents 9,273 performance-based RSUs granted to Mr. Maura pursuant to the Company’s 2017 EIP. The RSUs granted to Mr. Maura under the 2017 EIP vest as follows: 50% of the award vested on December 1, 2017, and the remaining 50% vest on December 1, 2018.

(3)

Represents 29,515 performance-based RSUs granted to Mr. Maura pursuant to the Company’s 2018 EIP, 87 performance-based RSUs granted pursuant to the Company’s 2017 EIP for reaching or exceeding the upper achievement thresholds for the performance goals, 24,726 performance-based RSUs granted pursuant to the Spectrum S3B Plan.

(4)

Represents 9,273 performance-based RSUs granted to Mr. Rouvé pursuant to the Company’s 2017 EIP. The RSUs granted to Mr. Rouvé under the 2017 EIP vest as follows: 50% of the award vested on December 1, 2017, and the remaining 50% vest on December 1, 2018.

(5)

Represents 24,410 performance-based RSUs granted to Mr. Rouvé pursuant to the Company’s 2018 EIP, 87 performance-based RSUs granted pursuant to the Company’s 2017 EIP for reaching or exceeding the upper achievement thresholds for the performance goals, and 24,726 performance-based RSUs granted pursuant to the Spectrum S3B Plan.

(6)

Represents 4,636 performance-based RSUs granted to Mr. Martin pursuant to the Company’s 2017 EIP. The RSUs granted to Mr. Martin under the 2017 EIP vest as follows: 50% of the award vested on December 1, 2017, and the remaining 50% vest on December 1, 2018.

(7)

Represents 13,705 performance-based RSUs granted to Mr. Martin pursuant to the Company’s 2018 EIP, 43 performance-based RSUs granted pursuant to the Company’s 2017 EIP for reaching or exceeding the upper achievement thresholds for the performance goals, and 16,484 performance-based RSUs granted pursuant to the Spectrum S3B Plan.

(8)

Represents 4,018 performance-based RSUs granted to Mr. Fagre pursuant to the Company’s 2017 EIP. The RSUs granted to Mr. Fagre under the 2017 EIP vest as follows: 50% of the award vested on December 1, 2017, and the remaining 50% vest on December 1, 2017.

(9)

Represents 11,878 performance-based RSUs granted to Mr. Fagre pursuant to the Company’s 2018 EIP, 38 performance-based RSUs granted pursuant to the Company’s 2017 EIP for reaching or exceeding the upper achievement thresholds for the performance goals, and 6,181 performance-based RSUs granted pursuant to the Spectrum S3B Plan.

(10)

Represents 2,318 performance-based RSUs granted to Ms. Neu pursuant to the Company’s 2017 EIP. The RSUs granted to Ms. Neu under the 2017 EIP vest as follows: 50% of the award vested on December 1, 2017, and the remaining 50% vest on December 1, 2018.

(11)

Represents 6,852 performance-based RSUs granted to Ms. Neu pursuant to the Company’s 2018 EIP, 22 performance-based RSUs granted pursuant to the Company’s 2017 EIP for reaching or exceeding the upper achievement thresholds for the performance goals, and 4,121 performance-based RSUs granted pursuant to the Spectrum S3B Plan.

(12)

The options granted to Mr. Maura and Mr. Zargar by HRG Legacy had an original expiration date of ten years from the date of grant, which were generally reduced to one year following the termination of their employment. As Mr. Maura and Mr. Zargar were subsequently employed by the Company following the Merger, the Company entered into an agreement with each Executive confirming that such options would continue to be exercisable until the tenth anniversary of their original grant date.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding option exercises and stock vesting during Fiscal 2018 for the NEOs.

	Stock Awards			Options
Name	Number of Shares Acquired on Vesting	Value Realized On Vesting		Number of Shares Acquired on Exercise	Value Realized On Exercise
David M. Maura	53,768	$6,142,088	(1)	—	—
Andreas Rouvé	61,725	$6,865,644	(2)	—	—
Douglas L. Martin	28,562	$3,262,770	(3)	—	—
Nathan E. Fagre	18,377	$2,099,157	(4)	—	—
Stacey L. Neu	10,635	$1,214,858	(5)	—	—
Joseph S. Steinberg(7)	—	—		—	—
Ehsan Zargar (7)(8)	4,118	$444,634		49,644	$244,274	(6)
George C. Nicholson	—	—		—	—

(1)

The amount for Mr. Maura in this column represents the value realized upon the vesting of 48,982 RSUs on December 1, 2017 and 4,786 RSUs on December 8, 2017. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on each such vesting date, which was $114.21 on December 1, 2017 and $114.47 on December 8, 2017.

(2)

The amount for Mr. Rouvé in this column represents the value realized upon the vesting of 47,427 RSUs on December 1, 2017, 5,025 RSUs on December 8, 2017, and 9,273 RSUs on April 25, 2018. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on each such vesting date, which was $114.21 on December 1, 2017, $114.47 on December 8, 2017 and $94.23 on April 25, 2018.

(3)

The amount for Mr. Martin in this column represents the value realized upon the vesting of 25,855 RSUs on December 1, 2017 and 2,707 RSUs on December 8, 2017. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on each such vesting date, which was $114.21 on December 1, 2017 and $114.47 on December 8, 2017.

(4)

The amount for Mr. Fagre in this column represents the value realized upon the vesting of 17,146RSUs on December 1, 2017 and 1,231 RSUs on December 8, 2017. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on each such vesting date, which was $114.21 on December 1, 2017 and $114.47 on December 8, 2017.

(5)

The amount for Ms. Neu in this column represents the value realized upon the vesting of 9,733 RSUs on December 1, 2017 and 902 RSUs on December 8, 2017. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on each such vesting date, which was $114.21 on December 1, 2017 and $114.47 on December 8, 2017.

(6)	The amount for Mr. Zargar in this column represents the value realized upon exercising 49,644 options on April 27, 2018.
(7)

The table above does not reflect the amount of stock awards that vested for Mr. Steinberg and Mr. Zargar in connection with their service as directors and such amounts are reflected in the director compensation table.

(8)	This represents the gross amount of shares which vested and 2,299 shares were withheld for taxes.

Pension Benefits

Except for Mr. Rouvé, none of the NEOs participated in any SPB Legacy, HRG Legacy or New SPB pension plans during or as of the end of Fiscal 2018. As noted under “Summaries of Employment and Severance Agreements with SPB Legacy and New SPB NEOs – Employment Agreement with Mr. Rouvé” above, Mr. Rouvé is entitled to receive certain pension payments.

Non-Qualified Deferred Compensation

None of our NEOs participated in any SPB Legacy or Company non-qualified deferred compensation programs during or as of the end of Fiscal 2018; except that Mr. Maura received a payment in August 2018 of $1,815,080 in connection with a previously earned and deferred bonus from HRG Legacy, which was scheduled to be paid by November 2018.

Termination and Change in Control Provisions

Awards under the Company Equity Plan. For purposes of these incentive plans, “change in control” generally means the occurrence of any of the events listed below and “Applicable Company” means SPB Legacy with respect to the Legacy SPB Plan and the Company with respect to the Legacy HRG Plan:

(i)	the acquisition, by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the Applicable Company’s then outstanding securities;

(ii)

individuals who constituted our Board at the effective time of the plan and directors who are nominated and elected as their successors from time to time cease for any reason to constitute at least a majority of our Board;

(iii)

consummation of a merger or consolidation of the Applicable Company or any direct or indirect subsidiary of the Applicable Company with any other entity, other than (A) a merger or consolidation which results in the voting securities of the Applicable Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Applicable Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Applicable Company (or similar transaction) in which no individual, entity or group is or becomes the beneficial owner, directly or indirectly, of voting securities of the Applicable Company (not including in the securities beneficially owned by such individual, entity or group any securities acquired directly from the Applicable Company or any of its direct or indirect subsidiaries) representing 50% or more of the combined voting power of the Applicable Company’s then outstanding voting securities or (C) a merger or consolidation affecting the Applicable Company as a result of which a Designated Holder (as defined below) owns after such transaction more than 50% of the combined voting power of the voting securities of the Applicable Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv)

approval by the stockholders of the Applicable Company of either a complete liquidation or dissolution of the Applicable Company or the sale or other disposition of all or substantially all of the assets of the Applicable Company, other than a sale or disposition by the Applicable Company of all or substantially all of the assets of the Applicable Company to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Applicable Company in substantially the same proportions as their ownership of the Applicable Company immediately prior to such sale.

Provided that, in each case, it shall not be a change in control if, immediately following the occurrence of the event described above (i) the record holders of the common stock of the Applicable Company immediately prior to the event continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following the event, or (ii) the Harbinger Master Fund, the Harbinger Special Situations Fund, HRG, and their respective affiliates and subsidiaries (the “Designated Holders”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the Applicable Company or any successor.

In general, in the event a change in control occurs, our Board may, in its sole discretion, provide that, with respect to any particular outstanding awards:

(i)	all stock options and stock appreciation rights outstanding as of immediately prior to the change in control will become immediately exercisable;

(ii)

the restricted period shall expire immediately prior to the change in control with respect to up to 100 percent of the then-outstanding shares of restricted stock or RSUs (including, without limitation, a waiver of any applicable performance goals);

(iii)

all incomplete performance periods in effect on the date the change in control occurs shall end on that date, and our Compensation Committee may (i) determine the extent to which performance goals with respect to each such performance period have been met based on such audited or unaudited financial information or other information then available it deems relevant and (ii) cause the participant to receive partial or full payment of awards for each such performance period based upon our Compensation Committee’s determination of the degree of attainment of such performance goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by our Compensation Committee; and

(iv)	any awards previously deferred shall be settled as soon as practicable.

Executive Specific Provisions regarding Termination and Change in Control

As discussed under the heading “Summary of Employment and Severance Agreements with New SPB and SPB Legacy NEOs,” each of the continuing NEOs are parties to continuing employment or other written agreements with the Company that govern various aspects of the employment relationship, including the rights and obligations of the parties upon termination of that employment relationship and/or a change in control.

Tables of Amounts Payable upon Termination or Change in Control

The following tables set forth the amounts that would have been payable at September 30, 2018 to each of the NEOs who were employed by the Company as NEOs on the last day of Fiscal 2018 under the various scenarios for termination of employment or a change in control of the Company had such scenarios occurred on September 30, 2018 (except for Mr. Rouvé whose employment terminated in April 2018).

David Maura

	Termination Scenarios (Assumes Termination On 9/30/2018)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control (CIC) and Termination
Cash Severance(1), (2)	$0	$3,185,411		$3,185,411		$3,185,411
Annual Bonus(3), (4)	$0	$136,418		$136,418		$136,418
Equity Awards (Intrinsic Value)(5)
Unvested Restricted Stock Units	$0	$936,508	(6)	$936,508	(6)	$4,708,865	(7)
Other Benefits
Health and Welfare(8)	$0	$10,121		$10,121		$10,121
Leased Vehicle(9)	$0	$24,000		$24,000		$24,000
Accrued, Unused Vacation(10)	$0	$47,942		$47,942		$47,942
Tax Gross-Up(11)	$0	$0		$0		$0

Total	$0	$4,340,400		$4,340,400		$8,112,757

(1)

Reflects cash severance payment, under the applicable termination scenarios, of 30.8 months of the Executive’s CEO base salary (the number of months remaining in the initial term of the Employment Agreement) plus the sum of 30.8 months of his Executive Chairman base salary and 1.0x the Fiscal 2018 Executive Chairman target bonus. Payments are to be made in monthly installments over 12 or 18 months (for the CEO and Executive Chairman payments, respectively) subject to the requirements of Section 409A of the Internal Revenue Code.

(2)	Includes $513,425 in cash-based severance compensation related to the executive’s role as CEO.
(3)	Reflects annual MIP bonus earned based on Fiscal 2018 performance. Payment is subject to the requirements of Section 409A of the Internal Revenue Code.
(4)	Includes $30,315 in pro rata bonus payments related to the executive’s role as CEO.
(5)	Reflects value of vested equity awards, if any, using a stock price of $74.04, which was Spectrum’s closing price on September 28, 2018.
(6)

Upon a termination without cause or due to death or disability, or for resignation with good reason, all RSUs earned under the Fiscal 2018 EIP award would be payable; 50% of the RSUs earned under the Fiscal 2017 EIP award would be payable; 50% of the S3B award earned would be payable; and, $250,000 of time-based equity awards would accelerate and vest. No awards were earned under the Fiscal 2018 EIP or S3B. Amounts shown reflect the value of the earned, but unpaid, RSUs under the Fiscal 2017 EIP plus the $250,000 of time-based equity.

(7)

Upon a termination in connection with a change in control that occurs between 60 days prior to the change in control and the one-year anniversary of the change in control, all outstanding time-based RSUs will accelerate and vest in full and all performance-based RSUs will accelerate and vest as if the performance goals had been achieved at target. Amounts shown here reflect the value of the earned, but unpaid RSUs under the Fiscal 2017 EIP (including the “Additional Award RSUs”), the base awards under the Fiscal 2018 EIP and the performance-based RSUs under the S3B grant.

(8)	Reflects 18 months of insurance and other benefits continuation for the executive and any dependents.
(9)	Reflects 12 months of car allowance continuation.
(10)	Represents compensation for 110.8 hours of unused vacation time in Fiscal 2018.
(11)	The Company does not provide any tax gross-up payments to cover excise taxes.

Douglas L. Martin

	Termination Scenarios (Assumes Termination On 9/30/2018)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control (CIC) and Termination
Cash Severance(1)	$0	$1,320,000		$1,320,000		$1,320,000
Annual Bonus(2)	$0	$60,024		$60,024		$60,024
Equity Awards (Intrinsic Value)(3)
Unvested Restricted Stock Units	$0	$343,254	(4)	$343,254	(4)	$2,581,621	(5)
Other Benefits
Health and Welfare(6)	$0	$10,121		$10,121		$10,121
Accrued, Unused Vacation(7)	$0	$29,298		$29,298		$29,298
Tax Gross-Up(8)	$0	$0		$0		$0

Total	$0	$1,762,697		$1,762,697		$4,001,064

(1)

Reflects cash severance payment, under the applicable termination scenarios, of 1.5X the executive’s current base salary plus 1.0X the Fiscal 2018 target bonus. Payments are to be made in monthly installments over 18 months, subject to the requirements of Section 409A of the Internal Revenue Code.

(2)	Reflects annual MIP bonus earned based on Fiscal 2018 performance. Payment is subject to the requirements of Section 409A of the Internal Revenue Code.
(3)	Reflects value of vested equity awards, if any, using a stock price of $74.04, which was Spectrum’s closing price on September 28, 2018.
(4)

Upon a termination without cause or in connection with a change in control, or for resignation with good reason, all RSUs earned under the Fiscal 2018 EIP award would be payable; 50% of the RSUs earned Fiscal 2017 EIP award would be payable; and 50% of the S3B award earned would be payable. No awards were earned under the Fiscal 2018 EIP or S3B. Amounts shown reflect the value of the earned, but unpaid, RSUs under the Fiscal 2017 EIP.

(5)

Upon a termination in connection with a change in control that occurs between 60 days prior to the change in control and the one-year anniversary of the change in control, all outstanding time-based RSUs will accelerate and vest in full and all performance-based RSUs will accelerate and vest as if the performance goals had been achieved at target. Amounts shown here reflect the value of the earned, but unpaid RSUs under the Fiscal 2017 EIP (including the “Additional Award RSUs”), the Base awards under the Fiscal 2018 EIP and the performance-based RSUs under the S3B grant.

(6)	Reflects 18 months of insurance and other benefits continuation for the Executive and any dependents.
(7)	Represents compensation for 110.8 hours of unused vacation time in Fiscal 2018.
(8)	The Company does not provide any tax gross-up payments to cover excise taxes.

Andreas Rouvé(1)

	Termination Scenarios (Termination As Of April 25, 2018)
Component	With Good Reason or Without Cause
Cash Severance(2)	$2,021,250
Annual Bonus(3)	$111,408
Termination Notice Period Consideration(4)	$183,750
Equity Awards (Intrinsic Value)(5)
Unvested Restricted Stock Units	$842,848	(5)
Other Benefits
Health and Welfare(6)	$10,121
Life Insurance(7)	$211,235
Leased Vehicle(8)	$19,063
Accrued, Unused Vacation(9)	$25,442
Relocation Bonus	$500,000
Tax Gross-Up(10)	$0

Total	$3,925,115

(1)

Mr. Rouvé’s employment with Spectrum ended on April 25, 2018. The amounts shown above reflect the amounts that Mr. Rouvé was eligible to receive in connection with his termination pursuant to the Rouvé Separation Agreement, which include the following:

(2)

A cash severance payment of 1.5X the sum of the Executive’s current base salary and 1.0X the Fiscal 2018 target bonus. Payments are to be made in monthly installments over 18 months, subject to the requirements of Section 409A of the Internal Revenue Code.

(3)	An annual MIP bonus earned based on Fiscal 2018 performance. Payment is subject to the requirements of Section 409A of the Internal Revenue Code.
(4)	Payment in lieu of ninety (90) days’ notice of termination under his employment agreement.
(5)	Accelerated delivery of the service-based RSUs earned, but not yet delivered, under the Fiscal 2017 EIP valued at $90.90 per share, the closing price on the date of termination.
(6)	Insurance and other benefits continuation for the Executive and any dependents for 18 months.
(7)	Payment of executive’s life insurance premium through the end of the severance period (18 months).
(8)	Car allowance continuation for 15 months.
(9)	Compensation for 72 hours (9 days) of unused vacation time in Fiscal 2018.
(10)	The Company does not provide any tax gross-up payments to cover excise taxes.

Nathan E. Fagre(1)

	Termination Scenarios (Assumes Termination On 9/30/2018)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control (CIC) and Termination
Cash Severance(2)	$0	$600,000		$600,000		$600,000
Equity Awards (Intrinsic Value)(3)
Unvested Restricted Stock	$0	$297,498	(4)	$297,498	(4)	$1,637,345	(5)
Other Benefits
Health and Welfare(6)	$0	$6,747		$6,747		$6,747
Accrued, Unused Vacation(7)	$0	$19,976		$19,976		$19,976
Tax Gross-Up(8)	$0	$0		$0		$0

Total	$0	$924,221		$924,221		$2,264,068

(1)

Mr. Fagre’s employment as an officer with Spectrum ended on October 1, 2018, at which time Mr. Fagre was eligible to receive certain benefits in connection with his termination pursuant to the Fagre Separation Agreement, which included the following: (i) the sum of his base salary ($375,000) plus target bonus ($225,000) for Fiscal 2018, payable over 52 weeks (the “Severance Period”) following his separation; (ii) “Additional Severance Pay” of $500,000; (iii) health benefits continuation through the end of the Severance Period with a total value of $6,747; (iv) 4,018 earned but undelivered RSUs pursuant to the Fiscal 2017 EIP (valued at $171,613 as of September 28, 2018); (v) auto-lease continuation for the duration of the Severance Period (value of $14,250); and, (vi) 110.8 hours of accrued, unused vacation ($19,976 in value).

(2)

Reflects cash severance payment, under the applicable termination scenarios, of 1.0X the sum of the Executive’s current base salary and 1.0X the Fiscal 2018 target bonus. Payments are to be made in semi-monthly installments over 12 months, subject to the requirements of Section 409A of the Internal Revenue Code.

(3)	Reflects equity value using a stock price of $74.04, which was Spectrum’s closing price on 9/28/2018.
(4)

Upon a termination without cause or in connection with a change in control, or for resignation with good reason, all RSUs earned under the Fiscal 2018 EIP award would be payable; 50% of the RSUs earned Fiscal 2017 EIP award would be payable; and 50% of the S3B award earned would be payable. No awards were earned under the Fiscal 2018 EIP or S3B. Amounts shown reflect the value of the earned, but unpaid, RSUs under the Fiscal 2017 EIP.

(5)

Upon a termination in connection with a change in control that occurs between 60 days prior to the change in control and the one-year anniversary of the change in control, all outstanding time-based RSUs will accelerate and vest in full and all performance-based RSUs will accelerate and vest as if the performance goals had been achieved at target. Amounts shown here reflect the value of the earned, but unpaid RSUs under the Fiscal 2017 EIP (including the “Additional Award RSUs”), the Base awards under the Fiscal 2018 EIP and the performance-based RSUs under the S3B grant.

(6)	Reflects 12 months of insurance and other benefits continuation for the executive and any dependents.
(7)	Represents compensation for 110.8 hours of unused vacation time in Fiscal 2018.
(8)	The Company does not provide any tax gross-up payment to cover excise taxes.

Stacey L. Neu (1)

	Termination Scenarios (Assumes Termination On 9/30/2018)
Component	Without Good Reason Or For Cause	With Good Reason Or Without Cause		Upon Death Or Disability		Change in Control (CIC) and Termination
Cash Severance(2)	$0	$440,000		$440,000		$440,000
Equity Awards (Intrinsic Value)(3)
Unvested Restricted Stock	$0	$171,613	(4)	$171,613	(4)	$985,645	(5)
Other Benefits
Health and Welfare(5)	$0	$6,747		$6,747		$6,747
Accrued, Unused Vacation(6)	$0	$17,108		$17,108		$17,108
Tax Gross-Up(7)	$0	$0		$0		$0

Total	$0	$635,469		$635,469		$1,449,500

(1)

Ms. Neu’s employment with Spectrum ended on October 1, 2018, at which time Ms. Neu was eligible to receive certain benefits in connection with her termination pursuant to the Neu Separation Agreement, which included the following: (i) the sum of her base salary ($275,000) plus target bonus ($165,000) for Fiscal 2018, payable over 52 weeks (the “Severance Period”) following her separation; (ii) ”Additional Severance Pay” of $300,000; (iii) health benefits continuation through the end of the Severance Period with a total value of $6,747; (iv) 2,318 earned but undelivered RSUs pursuant to the Fiscal 2017 EIP (valued at $171,613 as of 9/28/18); (v) auto-lease continuation for the duration of the Severance Period (value of $14,250); and, (vi) 129.4 hours of accrued, unused vacation ($17,108 in value).

(2)

Reflects cash severance payment, under the applicable termination scenarios, of 1.0X the sum of executive’s current base salary and 1.0X the Fiscal 2018 target bonus. Payments are to be made in semi-monthly installments over 12 months, subject to the requirements of Section 409A of the Internal Revenue Code.

(3)	Reflects equity value using a stock price of $74.04, which was Spectrum’s closing price on September 28, 2018.
(4)

Upon a termination without cause or in connection with a change in control, or for resignation with good reason, all RSUs earned under the Fiscal 2018 EIP award would be payable; 50% of the RSUs earned Fiscal 2017 EIP award would be payable; and 50% of the S3B award earned would be payable. No awards were earned under the Fiscal 2018 EIP or S3B. Amounts shown reflect the value of the earned, but unpaid, RSUs under the Fiscal 2017 EIP.

(5)

Upon a termination in connection with a change in control that occurs between 60 days prior to the change in control and the one-year anniversary of the change in control, all outstanding time-based RSUs will accelerate and vest in full and all performance-based RSUs will accelerate and vest as if the performance goals had been achieved at target. Amounts shown here reflect the value of the earned, but unpaid RSUs under the Fiscal 2017 EIP (including the “Additional Award RSUs”), the Base awards under the Fiscal 2018 EIP and the performance-based RSUs under the S3B grant.

(6)	Reflects 12 months of insurance and other benefits continuation for the executive and any dependents.
(7)	Represents compensation for 110.8 hours of unused vacation time in Fiscal 2018.
(8)	The Company does not provide any tax gross-up payment to cover excise taxes.

Fiscal 2018 CEO Pay Ratio

Under rules adopted by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to determine and disclose the ratio of the annual total compensation of our CEO to that of our global median employee.

To determine the median employee, we made a determination from our global employee population, excluding non-U.S. locations to the extent that the total employees excluded in these locations in aggregate did not exceed 5% of our total employee population at the time of the determination. We have excluded 788 employees in Cambodia and 80 employees in Honduras out of our global employee population of approximately 17,600. We established a consistently applied compensation measure of annualized base pay, converted to U.S. dollars based on applicable exchange rates as of September 30, 2018. Our population was evaluated as of September 30, 2018 and reflects paid compensation for the entire fiscal year. Where allowed under the rule, we have annualized compensation for employees newly hired during Fiscal 2018.

Based on the above determination, the total compensation (using the same methodology as we use for our named executive officers as set forth in the Summary Compensation Table in this prospectus) for the median employee is $22,710. Using the CEO’s total compensation of $4,523,628 under the same methodology, the resulting ratio is 199:1. The pay ratio reported here is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Director Compensation

New SPB and SPB Legacy

Our Compensation Committee is responsible for approving, subject to review by our Board as a whole, compensation programs for our non-employee directors. In that function, our Compensation Committee considers market and peer company data regarding director compensation and evaluates the Company’s director compensation practices in light of that data and the characteristics of the Company as a whole, with the assistance of its independent compensation advisors.

Under the director compensation program in place for SPB Legacy and continuing at New SPB, at the beginning of each fiscal year, each director who was not an employee (“non-employee director”) of SPB Legacy or New SPB receives an annual cash retainer of $105,000 and an annual grant of restricted stock units equal to that number of shares of the Company’s common stock with a value on the date of grant of $125,000. In addition, the lead independent director of the Board (Mr. Polistina was appointed to this position in July 2018) receives an additional annual cash retainer of $40,000 and an additional annual equity retainer amount of $20,000. Directors are permitted to make an annual election to receive all of their director compensation (including service on committees of the Board) in the form of Company stock in lieu of cash. For Fiscal 2018, the grants of RSUs were made on October 1, 2017 and vested on October 1, 2018. In addition, during Fiscal 2018 until the Merger Closing Date, the directors who served on the Special Committee formed by the SPB Legacy Board in connection with the Merger also received a monthly cash retainer during their months of services equal to $20,000 per month for the members of the Special Committee and $26,000 per month for the chairman of the Special Committee.

For Fiscal 2018, compensation for service on the standing committees of the SPB Legacy Board and, following the Merger Closing Date, the New SPB Board, was paid in an annual amount as follows:

Committee	Chair Annual Retainer	Member Annual Retainer
Audit	$20,000	N/A
Compensation	15,000	N/A
Nominating and Corporate Governance	15,000	N/A

Our Board has stock ownership guidelines for directors, which provide that each director is expected to hold shares of the Company’s common stock equal to at least five times the director’s annual cash retainer for service as a director.

Mr. Maura, our Executive Chairman of our Board and from April 2018 to present our Chief Executive Officer, and Mr. Rouvé, as our Chief Executive Officer until April 2018, as a management directors did not receive director fees.

HRG Legacy

Directors who were non-employee directors of HRG Legacy received an annual retainer of $80,000 (paid on a quarterly basis) during each fiscal year of their service. Non-employee directors also received an annual equity award of $80,000, granted as restricted stock or restricted stock units, which vested on the last date of HRG Legacy’s fiscal year, subject to continued service on the HRG Legacy Board on such date.

In addition, newly elected non-employee directors received a commencement equity award of $80,000, granted as restricted stock or restricted stock units, to vest in full on the one-year anniversary of the commencement of each such director’s service on the HRG Legacy Board. Newly elected directors were only entitled to receive the annual equity award in the first fiscal year commencing immediately following the date such newly elected director became a member of the HRG Legacy Board.

For Fiscal 2018, compensation for service on the standing committees of the Board of Directors was paid in quarterly installments as follows:

Committee	Chair Annual Retainer	Member Annual Retainer
Audit	$26,000	$15,000
Compensation	15,000	6,000
Nominating and Corporate Governance	10,000	5,000

In addition, if a non-employee director attended in excess of 20 in-person committee meetings of the HRG Legacy Board in one fiscal year, then such director was entitled to receive $1,500 for each meeting in excess of the 20 that such director attended.

HRG Legacy maintained a non-employee director share retention requirement, requiring each non-employee director to retain ownership of 100% of his or her covered shares, net of taxes and transaction costs, until the earlier of (i) the date of such director’s termination of employment or (ii) the date such person is no longer a director.

Director Compensation Table for Fiscal 2018

The table set forth below, together with its footnotes, provides information regarding compensation paid to the directors of New SPB, SPB Legacy and HRG Legacy in Fiscal 2018.

Name (1)	Fees Earned or Paid in Cash (2)		Stock Awards (3)		All Other Compensation		Total
Kenneth C. Ambrecht	$180,000	(4)	$244,993	(5)	$3,886	(6)	$428,879
Curtis Glovier*	$106,000	(7)	$80,000	(8)	$—		$186,000
David S. Harris	$—		$51,121	(9)	$260	(10)	$51,381
Frank Ianna*	$120,000	(11)	$80,000	(12)	$—		$200,000
Gerald Luterman*	$117,000	(13)	$80,000	(14)	$—		$197,000
Andrew McKnight* (15)	$—		$—		$—		$—
Norman S. Matthews	$180,000	(16)	$244,993	(17)	$3,886	(18)	$428,879
Terry L. Polistina	$245,500	(19)	$249,971	(20)	$3,965	(21)	$487,936
Hugh R. Rovit	$180,000	(22)	$229,952	(23)	$3,647	(24)	$413,599
Joseph S. Steinberg (25)	$80,000	(26)	$309,952	(27)	$3,647	(28)	$233,599
Andrew Whittaker*	$80,000	(29)	$80,000	(30)	$—		$160,000
Ehsan Zargar*	$—		$229,952	(31)	$2,735	(32)	$232,687

*	No longer a director of the Company as of July 13, 2018.

(1)	This column reflects only directors who received compensation during Fiscal 2018.
(2)

Amounts reflected in this column include the annual retainer fees and committee chair fees paid in cash to the applicable director during Fiscal 2018. These amounts include the monthly cash retainers for service on the SPB Legacy Special Committee (chaired by Mr. Polistina), which totaled $234,000 for Mr. Polistina and $180,000 for each of Mr. Ambrecht, Mr. Matthews, and Mr. Rovit. See “Board Actions; Board Member Independence; Committees of the Board of Directors – Committees Established by Our Board of Directors – Special Committee” above.

(3)

Amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. The value was computed by multiplying the number of shares underlying the stock award by the closing price per share of the Company’s common stock on each grant date (or, as applicable, the last trading date immediately prior to the grant date if the grant date fell on a date when the New York Stock Exchange was closed), which was $105.92 on September 29, 2017 (the grant date of October 1, 2017 fell on a Sunday). For the pro-rata awards for Mr. Harris, the closing price on July 12, 2018 of $82.72 was used to compute the value.

(4)	This amount is the monthly cash retainer for service on the SPB Legacy Special Committee which totaled $180,000 for Mr. Ambrecht.
(5)

Includes 2,313 RSUs granted to Mr. Ambrecht on October 1, 2017 representing the combined equity portion and in lieu of cash portion of Mr. Ambrecht’s annual SPB Legacy and New SPB director compensation (which vested in full on October 1, 2018). As of September 30, 2018, Mr. Ambrecht held 2,313 outstanding unvested RSUs.

(6)	Includes dividends paid on RSUs held by Mr. Ambrecht which were not factored into the grant date fair value of the RSUs.
(7)	Represents an equity award of 765 shares of restricted stock granted to Mr. Glovier on November 22, 2017 for Fiscal 2018 HRG Legacy Board services, which vested on July 13, 2018.
(8)

This amount includes quarterly cash retainers for regular HRG Legacy Board service and service on the Audit, Compensation and Nominating and Corporate Governance Committees, totaling $106,000 for Mr. Glovier.

(9)

Includes 618 RSUs granted to Mr. Harris on July 13, 2018 representing the combined pro-rata equity portion and in lieu of cash portion of his annual New SPB director compensation (which vested in full on October 1, 2018). As of September 30, 2018, Mr. Harris held 618 outstanding unvested RSUs.

(10)	Includes dividends paid on RSUs held by Mr. Harris which were not factored into the grant date fair value of the RSUs.
(11)

This amount includes quarterly cash retainers for regular HRG Legacy Board service and service on the Audit, Compensation and Nominating and Corporate Governance Committees, totaling $120,000 for Mr. Ianna.

(12)	Represents an equity award of 765 shares of restricted stock granted to Mr. Ianna on November 22, 2017 for Fiscal 2018 HRG Legacy Board services, which vested on July 13, 2018.
(13)

This amount includes quarterly cash retainers for regular HRG Legacy Board service and service on the Audit, Compensation and Nominating and Corporate Governance Committees, totaling $117,000 for Mr. Luterman.

(14)	Represents an equity award of 765 shares of restricted stock granted to Mr. Luterman on November 22, 2017 for Fiscal 2018 HRG Legacy Board services, which vested on July 13, 2018.
(15)	Mr. McKnight joined the HRG Legacy Board on July 21, 2016. Mr. McKnight was entitled to, but did not receive, compensation for his services as a director of HRG Legacy.
(16)	This amount is the monthly cash retainer for service on the SPB Legacy Special Committee which totaled $180,000 for Mr. Matthews.
(17)

Includes 2,313 RSUs granted to Mr. Matthews on October 1, 2017 representing the combined equity portion and in lieu of cash portion of his annual SPB Legacy and New SPB director compensation (which vested in full on October 1, 2018). As of September 30, 2018, Mr. Matthews held 2,313 outstanding unvested RSUs.

(18)	Includes dividends paid on RSUs held by Mr. Matthews which were not factored into the grant date fair value of the RSUs.
(19)

This amount includes the monthly cash retainer for service as the Chairman of the SPB Legacy Special Committee which totaled $234,000 and for the pro-rata portion of the Lead Independent Director retainer for Fiscal 2018, paid January 14, 2019, for Mr. Polistina.

(20)

Includes 2,360 RSUs granted to Mr. Polistina on October 1, 2017 representing the combined equity portion and in lieu of cash portion of his annual SPB Legacy and New SPB director compensation (which vested in full on October 1, 2018). As of September 30, 2018, Mr. Polistina held 2,360 outstanding unvested RSUs.

(21)	Represents dividends paid on RSUs held by Mr. Polistina which were not factored into the grant date fair value of the RSUs.

(22)	This amount is the monthly cash retainer for service on the SPB Legacy Special Committee which totaled $180,000 for Mr. Rovit.
(23)

Includes 2,171 RSUs granted to Mr. Rovit on October 1, 2017 representing the combined equity portion and in lieu of cash portion of his annual SPB Legacy and New SPB director compensation (which vested in full on October 1, 2018). As of September 30, 2018, Mr. Rovit held 2,171 outstanding unvested RSUs.

(24)	Includes dividends paid on RSUs held by Mr. Rovit which were not factored into the grant date fair value of the RSUs.
(25)

Represents ordinary director fees received from HRG Legacy, SPB Legacy and New SPB. This table does not include ordinary board fees Mr. Steinberg received from Fidelity & Guaranty Life, HRG Legacy’s former subsidiary.

(26)	This amount includes quarterly cash retainers for regular HRG Legacy Board service totaling $80,000 for Mr. Steinberg.
(27)

Includes 2,171 RSUs granted to Mr. Steinberg on October 1, 2017 representing a combined equity portion of his annual SPB Legacy and New SPB director compensation and in lieu of cash portion of his annual director compensation (which vested in full on October 1, 2018). This also includes an equity award of 765 shares of restricted stock granted to Mr. Steinberg on November 22, 2017 for Fiscal 2018 HRG Legacy Board service, which vested on July 13, 2018. As of September 30, 2018, Mr. Steinberg held 2,171 outstanding unvested RSUs.

(28)	Includes dividends paid on RSUs held by Mr. Steinberg which were not factored into the grant date fair value of the RSUs.
(29)	This amount includes quarterly cash retainers for regular HRG Legacy Board service totaling $80,000 for Mr. Whittaker.
(30)	Represents an equity award of 765 shares of restricted stock granted to Mr. Whittaker on November 22, 2017 for Fiscal 2018 HRG Legacy Board services, which vested on July 13, 2018.
(31)

Includes 1,180 RSUs granted to Mr. Zargar on October 2, 2017 and 991 RSUs granted to Mr. Zargar on October 6, 2017, representing a combined equity portion of his annual SPB Legacy director compensation and in lieu of cash portion of his annual director compensation (which vested in full on October 1, 2018). As of September 30, 2018, Mr. Zargar held 1,180 outstanding unvested RSUs.

(32)	Includes dividends paid on RSUs held by Mr. Zargar which were not factored into the grant date fair value of the RSUs.

Compensation Committee Interlocks and Insider Participation

Compensation policies for the Company’s NEOs are developed, adopted, reviewed and maintained by our Compensation Committee. Prior to the Merger, the members of the Compensation Committee were Frank Ianna (Chairman), Curtis Glovier, Gerald Luterman and Andrew McKnight. The current members of our Compensation Committee are Kenneth C. Ambrecht (Chairman), Norman S. Matthews and Terry L. Polistina. None of the members of our Compensation Committee during Fiscal 2018 is or has ever been one of our officers or employees, except that Mr. Polistina previously served as an officer of Spectrum Brands Legacy from June 2010 until September 2013. In addition, during Fiscal 2018, none of our executive officers served as a member of the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SBI and SB/RH Holdings are each wholly owned subsidiaries of SBH.

As disclosed in our prior filings, on July 13, 2018 (the “Merger Closing Date”), HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) completed a merger (the “Merger”) with its majority owned subsidiary, Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.). Following the completion of the Merger, HRG Group, Inc. changed its name to Spectrum Brands Holdings, Inc.

Unless otherwise indicated or the context requires otherwise, when used in this “Security Ownership of Certain Beneficial Owners and Management” section of this prospectus, the terms (i) the “Company,” “Spectrum Brands,” “we,” “us” or “our” refer to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; (ii) “SPB Legacy” refers to Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iii) “HRG Legacy” refers to HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iv) “New SPB” refers to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) solely after the Merger Closing Date; (v) “Board” refers to the Board of Directors of Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; and (vi) “Fiscal” refers to fiscal year ended September 30 of each applicable year.

The following table sets forth information regarding beneficial ownership of our Common Stock as of April 24, 2019, by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock (each, a “5% Stockholder”);

•	our named executive officers for Fiscal 2018;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% Stockholders is based upon filings with the SEC and other publicly available information. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 48,764,053 shares of Common Stock issued and outstanding as of the close of business on April 24, 2019. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that are subject to options and RSUs held by that person that are currently expected to vest within 60 days of April 24, 2019 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
5% Stockholders as of April 24, 2019
Jefferies Financial Group, Inc. (1)	7,525,666	15.4%
FMR LLC (2)	6,909,284	14.2%
CF Turul LLC (3)	5,320,562	10.0%
The Vanguard Group (4)	3,648,367	6.9%
Arlington Value Capital, LLC (5)	3,052,852	6.3%
Wells Fargo & Company (6)	2,720,528	5.1%
Our Directors and Named Executive Officers, each as of April 24, 2019
Kenneth C. Ambrecht	28,899	*
Nathan E. Fagre (7)	46,334	*
David S. Harris	3,696	*
Sherianne James	1,834	*
Randy Lewis (8)	12,076	*
Douglas L. Martin	52,286	*
Norman S. Matthews	25,907	*
David M. Maura (9)	501,603	*
Stacey L. Neu (10)	16,381	*
George C. Nicholson (11)	—	*
Terry L. Polistina	28,011	*
Andreas Rouvé (12)	135,347	*
Hugh R. Rovit	29,907	*
Joseph S. Steinberg	15,276	*
Ehsan Zargar (13)	34,333	*
All current directors and executive officers as a group	733,828	1.4%

*	Indicates less than 1% of our outstanding Common Stock.
(1)	Based solely on Schedule 13D/A, filed with the SEC on November 19, 2018. The address of Jefferies Financial is 520 Madison Avenue, New York, New York, 10022.
(2)	Based solely on a Schedule 13G/A, filed with the SEC on February 13, 2019. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)

Based solely on a Schedule 13D/A, filed with the SEC on July 17, 2018. The address of CF Turul LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.

(4)	Based solely on a Schedule 13G/A, filed with the SEC on February 11, 2019. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(5)	Based solely on a Form 13F, filed with the SEC on February 14, 2019. The address of Arlington Value Capital, LLC is 222 S. Main Street, Suite 1750, Salt Lake City, UT 84101.
(6)	Based solely on a Schedule 13G, filed with the SEC on January 22, 2019. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94163.
(7)	Mr. Fagre’s position as Senior Vice President, General Counsel and Secretary ceased on October 1, 2018.
(8)	Mr. Lewis was appointed Executive Vice President, Chief Operating Officer on October 22, 2018.
(9)	Includes 213,652 shares of Common Stock underlying options that have vested.
(10)	Ms. Neu’s position as Senior Vice President, Human Resources ceased on October 1, 2018.
(11)	Mr. Nicholson’s position as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of HRG Legacy ceased on July 13, 2018.
(12)	Mr. Rouvé’s position as President and Chief Executive Officer ceased on April 26, 2018.
(13)	Includes 8,967 shares of Common Stock underlying options that have vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SBI and SB/RH Holdings are each wholly owned subsidiaries of SBH.

As disclosed in our prior filings, on July 13, 2018 (the “Merger Closing Date”), HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) completed a merger (the “Merger”) with its majority owned subsidiary, Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.). Following the completion of the Merger, HRG Group, Inc. changed its name to Spectrum Brands Holdings, Inc.

Unless otherwise indicated or the context requires otherwise, when used in this “Certain Relationships and Related Party Transactions” section of this prospectus, the terms (i) the “Company,” “Spectrum Brands,” “we,” “us” or “our” refer to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; (ii) “SPB Legacy” refers to Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iii) “HRG Legacy” refers to HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) solely prior to the Merger Closing Date; (iv) “New SPB” refers to Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) solely after the Merger Closing Date; (v) “Board” refers to the Board of Directors of Spectrum Brands Holdings, Inc. (formerly known as HRG Group, Inc.) prior to and after the Merger Closing Date; and (vi) “Fiscal” refers to fiscal year ended September 30 of each applicable year.

Review, Approval or Ratification of Transactions with Related Persons

New SPB and Spectrum – Policies on Transactions with Related Persons

The Company’s policies and procedures for review and approval of related-person transactions appear in the Code of Ethics for the Principal Executive Officer and Senior Financial Officers and the Spectrum Brands Code of Business Conduct and Ethics, each of which is posted on the Company’s website at www.spectrumbrands.com under “Investor Relations – Corporate Governance.”

All of the Company’s executive officers, directors, and employees are required to disclose to the Company’s General Counsel all transactions which involve any actual, potential, or suspected activity or personal interest that creates or appears to create a conflict between the interests of the Company and the interests of their executive officers, directors, or employees. In cases involving executive officers, directors, or senior-level management, the Company’s General Counsel will investigate the proposed transaction for potential conflicts of interest and then refer the matter to the Company’s Audit Committee to make a full review and determination. In cases involving other employees, the Company’s General Counsel, in conjunction with the employee’s regional supervisor and the Company’s Director of Internal Audit, will review the proposed transaction. If they determine that no conflict of interest will result from engaging in the proposed transaction, then they will refer the matter to the Company’s Chief Executive Officer for final approval.

In addition, under our Corporate Governance Guidelines, our directors are prohibited from taking for themselves opportunities related to the Company’s business that are presented to them in their capacity as a director for the Company’s benefit, from using our property, information or position for personal gain, or from competing with the Company for business opportunities if such opportunities were presented to them in their capacity as a director for the Company’s benefit. If the Company’s disinterested Board members determine that the Company will not pursue an opportunity that relates to our business, and consent to a director then personally pursuing the opportunity, then the director may do so.

The Company’s Audit Committee is required to consider all questions of possible conflicts of interest involving executive officers, directors, and senior-level management and to review and approve certain transactions, including all (i) transactions in which a director, executive officer, or an immediate family member of a director or executive officer has an interest, (ii) proposed business relationships between the Company and a director, executive officer, or other member of senior management, (iii) investments by an executive officer in a company that competes with the Company or an interest in a company that does business with the Company, and (iv) situations where a director or executive officer proposes to be a customer of the Company, be employed by, serve as a director of, or otherwise represent a customer of the Company.

The Company’s legal department and financial accounting department monitor transactions for an evaluation and determination of potential related-person transactions that would need to be disclosed in the Company’s periodic reports or proxy materials under generally accepted accounting principles and applicable SEC rules and regulations.

Transactions with New SPB

Shareholder Agreement with Jefferies Financial

On February 24, 2018, in connection with the execution of the Merger Agreement, Jefferies Financial and the Company entered into a Shareholder Agreement (the “Shareholder Agreement”), which became effective as of the closing date of the Merger (the “Merger Closing Date”). On November 19, 2018, the parties entered into an amendment to the Shareholder Agreement. References below to such agreement refer to the Shareholder Agreement, as amended by the amendment.

Under the Shareholder Agreement, following the Merger Closing Date, Jeffries Financial received the right to designate one individual to be nominated as a member of the SBH board (the “Jefferies Nominee”) until the earliest to occur of (i) such time as Jefferies Financial and its subsidiaries own less than 10% of the number of shares of our Common Stock (calculated on a fully diluted basis) issued and outstanding immediately after the Merger Closing Date, (ii) such time as Jefferies Financial and its subsidiaries own less than 5% of the number of shares of our Common Stock (calculated on a fully diluted basis) then issued and outstanding, and (iii) the later of (A) the 60-month anniversary of the Merger Closing Date and (B) such time as Jefferies Financial and its subsidiaries own less than 10% of the number of shares of our Common Stock (calculated on a fully diluted basis) then issued and outstanding. Upon the occurrence noted above, the Jefferies Nominee is required to promptly resign from the SBH board. We have generally agreed to include the Jefferies Nominee on our slate of nominees for election as directors at any applicable meeting of stockholders at which directors are to be elected and will use our reasonable best efforts to cause the Jefferies Nominee to be elected and maintained in office as a director. If the Jefferies Nominee resigns or is otherwise unavailable to serve as a director, Jefferies Financial generally will have the right to designate a replacement to serve on the SBH board for so long as Jefferies Financial has the right to designate a director. Mr. Joseph S. Steinberg currently serves as the Jefferies Nominee.

In addition, under the Merger Agreement, Jefferies Financial has the right to designate an independent director (the “Independent Designee”) who satisfies certain requirements specified in the Merger Agreement and who will be a Class III director. Jefferies Financial designated David S. Harris as such director, who is serving on the SBH board. In the event that the Independent Designee is unable or unwilling to serve as a director, Jefferies Financial has the right to designate a replacement director who satisfies the requirements specified in the Merger Agreement, who shall be appointed by the SBH board to serve the remainder of the Independent Designee’s term. Jefferies Financial’s right to designate an Independent Designee shall terminate when Jefferies Financial and its subsidiaries own less than 10% of the outstanding shares of our Common Stock issued and outstanding immediately after the Merger Closing Date.

Under the Shareholder Agreement, Jefferies Financial is subject to certain standstill provisions following the Merger Closing Date providing that it and its subsidiaries will not, among other things, (i) acquire equity securities or derivative instruments of the Company, if after giving effect to such acquisitions the aggregate number of shares of our Common Stock beneficially owned by Jefferies Financial and its subsidiaries exceeds 19.9% of the number of shares of our Common Stock (calculated on a fully diluted basis) then issued and outstanding, (ii) make, or in any way participate in, any solicitation of proxies to vote any of our voting securities, (iii) commence a tender offer or exchange offer for our voting securities without the prior written consent of the SBH board, (iv) form or join a group for the purpose of voting, acquiring or disposing of any of our voting securities, (v) submit to the SBH board a written proposal for an acquisition of the Company or make any public announcement related thereto, or (vi) call a meeting of our stockholders. The standstill provisions are subject to certain exceptions as set forth in the Shareholder Agreement. The standstill provisions cease at such time as both (i) Jefferies Financial and its subsidiaries no longer own, in the aggregate, at least 10% of the number of shares of our Common Stock (calculated on a fully diluted basis) issued and outstanding immediately after the Merger Closing Date and (ii) a nominee of Jefferies Financial is no longer serving on the SBH board.

Under the Shareholder Agreement, Jefferies Financial has agreed, through the conclusion of our 2019 annual stockholders meeting (so long as it is held on or prior to September 30, 2019), to cause the shares of our Common Stock it owns

(and such shares owned by its affiliates) to be present for quorum purposes and to be voted in favor of the directors nominated by our Nominating and Corporate Governance Committee or the SBH board, against any director nominees who were not nominated by such Committee or the SBH board, in favor of the “say on pay” proposal recommended by the SBH board, and in accordance with the SBH board’s recommendation regarding ratification of the selection of independent auditors for the Company.

Permitted Transfer Agreement with Fortress and Jefferies Financial

Pursuant to the Amended and Restated Certificate of Incorporation of the Company, Jefferies Financial and Fortress were subject to certain limitations on the transfer of Common Stock, provided that each was given a permitted cushion from these restrictions to transfer a portion of their Common Stock (“Transfer Cushion”). In connection with the foregoing, on February 24, 2018, Fortress, Jefferies Financial and the Company entered into a letter agreement (the “Permitted Transfer Agreement”), pursuant to which Jefferies Financial and Fortress could have transferred to one another a portion of their unutilized Transfer Cushion, subject to the consent of the Company. Following the closing of the sale of the Company’s global battery, lighting and portable power business, the limitations on transfer contained in the Amended and Restated Certificate of Incorporation and the Permitted Transfer Agreement are no longer applicable, except that Jefferies Financial continues to be subject to the standstill provisions set forth in the Shareholder Agreement.

Registration Rights Agreement

On February 24, 2018, Jefferies Financial, Fortress and the Company entered into a registration rights agreement (the “Post-Closing Registration Rights Agreement”), which became effective at the Merger Closing Date. Under this agreement, we are required to file a shelf registration statement and keep this registration statement effective so long as Fortress and Jefferies Financial (and their permitted assigns) own shares of our Common Stock (such shares of our Common Stock owned by Fortress and Jefferies Financial (and their permitted assigns), the “Registrable Securities”). In addition, each of Fortress and Jefferies Financial (and their permitted assigns) will be able to cause us to undertake up to two underwritten takedowns of the shelf registration statement. The Post-Closing Registration Rights Agreement also grants certain customary piggyback rights for Fortress and Jefferies Financial (and their permitted assigns), and allows Fortress and Jefferies Financial (and their affiliates) to transfer their registration rights to, among others, certain permitted transferees, including to affiliates of Fortress and Jefferies Financial, respectively, and to persons advised by Fortress or Jefferies Financial, respectively (so long as the decision-making control with respect to such interests remains after such transfer with Fortress or Jefferies Financial, respectively), and in certain circumstances, to the direct or indirect members, shareholders, general or limited partners, or other equity holders of Fortress and Jefferies Financial.

Repurchase of Shares from David Maura

As previously disclosed, on November 21, 2018, the Company repurchased 79,809 shares of Common Stock from David Maura, our Chairman and Chief Executive Officer, at a price of $50.12 per share, the closing price of our Common Stock on such date. The Company repurchased an additional 78,509 shares of Common Stock from Mr. Maura on November 26, 2018 at a price of $50.95 per share, the closing price of our Common Stock on such date.

Transactions with Spectrum

In Fiscal 2016, Jefferies, a wholly owned subsidiary of Jefferies Financial, a significant stockholder of HRG Legacy and New SPB, acted as one of the initial purchasers of Spectrum’s offering of €425.0 million of its 4.00% Notes due 2026, for which Jefferies received $0.3 million in discounts, commissions and reimbursements of expenses.

Transactions with HRG Legacy

Agreements with Jefferies LLC

On October 7, 2015, FGL, a former subsidiary of HRG Legacy, entered into an Engagement Letter with Jefferies pursuant to which Jefferies agreed (on a non-exclusive basis) to provide financial advisory services to FGL in connection with a transaction involving a merger or other similar transaction with respect to at least a majority of the capital stock of FGL. HRG Legacy was also a party to the Engagement Letter. Under the Engagement Letter, Jefferies was entitled to receive a fee which represented a percentage of the value of the transaction, plus reimbursement for all reasonable out-of-pocket expenses incurred by Jefferies in connection with their engagement. FGL also agreed to indemnify Jefferies for certain liabilities in connection with their engagement. HRG Legacy was required to reimburse FGL for compensation paid by FGL to Jefferies under certain circumstances. Specifically, if compensation to Jefferies became payable in respect of a transaction that involved a disposition of shares of FGL held by HRG Legacy and not other stockholders of FGL, HRG Legacy agreed to reimburse FGL for the full amount of such compensation. If compensation to Jefferies became payable in respect of a transaction that involved a disposition of shares of FGL held by HRG Legacy and a disposition of not more than 50% of the shares of FGL held by stockholders of FGL other than HRG Legacy, HRG Legacy agreed to reimburse FGL for its pro rata portion of such compensation (based on its relative number of shares compared to those held by stockholders of FGL other than HRG Legacy). On May 8, 2017, the parties executed an amendment to extend the term of the Engagement Letter.

On October 9, 2015, HGI Funding, LLC, a subsidiary of the Company, entered into a Stock Purchase Agreement, by and among HGI Funding, HC2 Holdings, Inc. (“HC2”) and the purchasers party thereto, whereby HGI Funding sold its remaining equity interest in HC2 for an aggregate purchase price of $35.1 million. Jefferies agreed to purchase 1.2 million shares in the transaction at a purchase price of $7.50.

On October 23, 2015, Front Street Cayman, a former subsidiary of HRG Legacy, sold bonds issued by Phoenix Life Insurance Company and received approximately $14.0 million in aggregate proceeds from the sale. Jefferies acted as the principal in the transaction.

On October 16, 2017, HRG Legacy entered into an engagement letter with Jefferies pursuant to which Jefferies agreed to act as co-advisor to HRG Legacy (with the other co-advisors acting as lead financial advisor to HRG Legacy) with respect to HRG Legacy’s review of strategic alternatives. Under this engagement letter, Jefferies was entitled to receive up to a $3.0 million transaction fee, which could be increased by another $1.0 million at the sole discretion of HRG Legacy, and reimbursement for all reasonable out-of-pocket expenses. In addition, HRG Legacy agreed to indemnify Jefferies for certain liabilities in connection with such engagement. On July 13, 2018, in connection with the consummation of the Merger, Jefferies received a total of $3.0 million in payments pursuant to such engagement letter.

Transaction with Fortress

FGL, a former subsidiary of HRG Legacy, invested in CLO securities issued by Fortress Credit Opportunities III CLO LP (“FCO III”) and also invested in securities issued by Fortress Credit BSL Limited (“Fortress BSL”). The parent of both FCO III and Fortress BSL is Fortress Investment Group LLC, which, through its affiliates, was a significant stockholder of HRG Legacy. Such CLOs had an aggregate total carrying value of $176.3 million and $227.5 million as of September 30, 2017 and 2016, respectively. HRG Legacy’s net investment income from such securities was $11.6 million and $11.0 million for Fiscal 2017 and 2016, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

The facility under our credit agreement, dated as of June 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Spectrum Brands, SB/RH Holdings, Royal Bank of Canada, as administrative agent, and the lenders party thereto from time to time consists of a $126.0 million revolving credit facility (with a U.S. dollar tranche and a multicurrency tranche), which matures on March 6, 2022 (the “Revolving Facility”).

Revolving Facility Commitments.

The aggregate commitment amount of the U.S. dollar tranche of the Revolving Facility is $600 million and the aggregate commitment amount of the multi-currency tranche of the Revolving Facility is $200 million. At March 28, 2018, after giving effect to the Fifth Amendment and the use of proceeds from borrowings incurred under the Credit Agreement as of such date, $25.5 million is available under the U.S. dollar tranche of the Revolving Facility and $188.46 million is available under the multi-currency tranche of the Revolving Facility. The commitment fee rate will be equal to 0.35% of the unused commitment amounts, which may be reduced by 0.05% based on achieving a certain total net leverage ratio specified in the Credit Agreement.

Interest Rates.

All outstanding amounts under the Revolving Facility (if funded in U.S. dollars) will bear interest, at Spectrum’s option, at a rate per annum equal to (x) the LIBO rate, adjusted for statutory reserves, plus a margin ranging between 1.75% to 2.25% or (y) the Alternate Base Rate (as defined in the Credit Agreement), plus a margin ranging between 0.75% to 1.25%.

The Revolving Facility (if funded in Euros) will bear interest at a rate per annum equal to the EURIBOR Rate (as defined in the Credit Agreement), plus a margin ranging between 1.75% to 2.25% per annum. The Revolving Facility (if funded in Canadian dollars) will bear interest, at Spectrum’s option, at a rate per annum equal to (x) the BA Rate (as defined in the Credit Agreement), plus a margin ranging between 1.75% to 2.25% or (y) the Canadian Base Rate (as defined in the Credit Agreement), plus a margin ranging between 0.75% to 1.25%.

The margin in each of the foregoing is determined based on certain total net leverage ratios specified in the Credit Agreement.

Maturity.

The Revolving Facility will mature on March 6, 2022.

Prepayment Provisions.

Subject to certain exceptions, the Credit Agreement requires mandatory prepayments, in amounts equal to: (i) 50% (reduced to 25% and 0% upon the achievement of certain specified First Lien Leverage Ratio) of excess cash flow (as defined in the Credit Agreement), at the end of each fiscal year, (ii) 100% of the net cash proceeds from certain asset sales by Spectrum Brands or any of its restricted subsidiaries and certain casualty and condemnation events (subject to certain exceptions and reinvestment rights) and (iii) 100% of the net cash proceeds from the issuance or incurrence after June 23, 2015 of any additional debt by Spectrum Brands or any of its restricted subsidiaries excluding debt permitted under the Credit Agreement except for permitted refinancing indebtedness.

Voluntary prepayments of borrowings under the Credit Agreement are permitted at any time, in agreed-upon minimum principal amounts. Prepayments are not subject to premium or penalty (except customary LIBOR breakage costs, if applicable).

Guarantees and Security.

Obligations under the Credit Agreement and, at Spectrum Brands’ option, under certain interest rate protection or other hedging arrangements and certain cash management arrangements (collectively, the “Secured Obligations”) are guaranteed by SB/RH Holdings and the direct and indirect wholly-owned material domestic subsidiaries of SB/RH Holdings, other than Spectrum Brands (the “Subsidiary Guarantors”), subject to certain exceptions, pursuant to the Loan Guaranty, dated as of June 23, 2015 (the “Loan Guaranty”).

The Secured Obligations are secured by first-priority liens on substantially all of the assets of Spectrum Brands and the Subsidiary Guarantors and on the equity interests of Spectrum Brands directly held by SB/RH Holdings pursuant to the Security Agreement, dated as of June 23, 2015 (the “Security Agreement”).

Other.

The Credit Agreement contains customary affirmative and negative covenants, including, but not limited to, restrictions on Spectrum Brands’ and its restricted subsidiaries’ ability to incur indebtedness, create liens, make investments, pay dividends or make certain other distributions, and merge or consolidate or sell assets, in each case subject to certain exceptions set forth in the Credit Agreement.

The foregoing summary is not complete and is qualified entirely by reference to the full text of the applicable documents. The Credit Agreement, the Amendments, the Loan Guaranty and the Security Agreement are each incorporated by reference herein as exhibits to the registration statement of which this prospectus forms a part.

4.00% Senior Notes due 2026

On September 20, 2016, Spectrum Brands issued € 425 million aggregate principal amount of its 4.000% Senior Notes due 2026 (the “2026 notes”) at par value, which mature October 1, 2026. The 2026 notes were issued under the 2026 notes indenture (the “2026 notes indenture”) between Spectrum Brands, Inc., the guarantors named therein and U.S. Bank National Association, as Trustee. The 2026 notes are guaranteed by SB/RH Holdings as well as by Spectrum Brands’ existing and future domestic subsidiaries.

Spectrum Brands may redeem all or a part of the 2026 notes, at any time on or after October 1, 2021 at specified redemption prices. In addition, prior to October 1, 2021, Spectrum Brands may redeem the notes at a redemption price equal to 100% of the principal amounts plus a “make-whole” premium. Spectrum Brands is also entitled to redeem up to 35% of the aggregate principal amount of the notes before October 1, 2019 with an amount of cash equal to the net proceeds that Spectrum Brands raises in equity offerings at specified redemption prices. Further, the 2026 notes indenture requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in the 2026 notes indenture.

The 2026 notes indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2026 notes indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2026 notes indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 2026 notes. If any other event of default under the 2026 notes indenture occurs and is continuing, the trustee for the 2026 notes indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 2026 notes, may declare the acceleration of the amounts due under those notes.

DESCRIPTION OF 2022 NOTES

In this Description of 2022 Notes, (i) “Spectrum Brands” refers to Spectrum Brands, Inc. (“Spectrum”) and any successor obligor on the 2022 notes and not to any of its subsidiaries, affiliates or direct or indirect parent companies and (ii) the terms “we,” “our” and “us” refer to Spectrum and the Guarantors. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

Spectrum Brands issued $570.0 million aggregate principal amount of 2022 notes on March 21, 2019. Spectrum Brands completed the prepayment of $285.0 million out of the $570.0 million aggregate principal amount of 2022 notes, plus accrued and unpaid interest thereon.

The following is a summary of the material provisions of the 2022 notes indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the 2022 notes indenture in its entirety because it, and not this description, defines your rights as holders of the 2022 notes. Copies of the 2022 notes indenture are available at the address described under “Where You Can Find More Information.”

Basic Terms of 2022 Notes

The 2022 notes will:

•	be general unsecured obligations of Spectrum, ranking equally in right of payment with all existing and future unsecured senior Indebtedness of Spectrum;

•

be guaranteed by Spectrum’s direct parent, SB/RH Holdings, LLC (“Holdings”), and each of Spectrum’s existing and future Domestic Subsidiaries, which guaranty in each case shall be a senior unsecured obligation of such Guarantor, ranking equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	rank senior in right of payment to all of Spectrum’s and the Guarantors’ existing and future Indebtedness that expressly provides for its subordination to the 2022 notes and the Note Guarantees;

•	be effectively subordinated to any secured Indebtedness of Spectrum, to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all Indebtedness and other liabilities of Spectrum’s subsidiaries that do not guarantee the 2022 notes.

Principal, Maturity and Interest

The 2022 notes will mature on November 15, 2022. Spectrum Brands will pay interest on the 2022 notes semi-annually in arrears on May 15 and November 15 of each year to holders of record on the immediately preceding May 1 and November 1. Interest on the 2022 notes will accrue from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Spectrum Brands will pay interest on overdue principal of the 2022 notes at a rate equal to 1.0% per annum in excess of the rate per annum set forth on the cover of this prospectus and will pay interest on overdue installments of interest at such higher rate, in each case to the extent lawful.

Additional Notes

Subject to the covenants described below, Spectrum Brands may issue additional 2022 notes or may issue 2020 notes or both series (“Additional Notes”) under the 2022 notes indenture in an unlimited aggregate principal amount, having the same terms in all respects as that series of notes, or in all respects except with respect to issue price and interest accrued on or prior to the issue date thereof.

To the extent required by applicable tax regulations, if Additional Notes of a series are not fungible with other notes of such series, the Additional Notes may trade under a separate CUSIP number and may be treated as a separate class for purposes of transfer and exchange. Nevertheless, each series of notes offered hereby and any Additional Notes of such series may, at our election, be treated as a single class for all purposes under the 2022 notes indenture and vote together as one class on all matters with respect to the notes of such series.

Methods of Receiving Payments on the 2022 Notes

If a Holder has given wire transfer instructions to Spectrum Brands at least ten Business Days prior to the applicable payment or redemption date, Spectrum Brands will pay all principal, interest and premium, if any, on that Holder’s 2022 notes in accordance with those instructions. All other payments on 2022 notes will be made at the office or agency of the Paying Agent and Registrar unless Spectrum Brands elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the 2022 Notes

The Trustee is acting as Paying Agent and Registrar. Under the 2022 notes indenture, Spectrum Brands reserves the right to change the Paying Agent or Registrar without prior notice to the Holders, and Spectrum Brands or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange 2022 notes in accordance with the 2022 notes indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Spectrum Brands may require a Holder to pay any taxes and fees required by law or permitted by the 2022 notes indenture. Spectrum Brands is not required to transfer or exchange any 2022 note selected for redemption. Also, Spectrum Brands is not required to transfer or exchange any 2022 note for a period of 15 days before a selection of the 2022 notes to be redeemed.

The registered Holder of a 2022 note will be treated as the owner of such 2022 note for all purposes.

Note Guarantees

Spectrum Brands’ obligations under the 2022 notes and the 2022 notes indenture will be guaranteed, jointly and severally, on a senior unsecured basis, by Holdings and all of the Domestic Subsidiaries of Spectrum. Each Note Guarantee will:

•	be a general, unsecured obligation of the Guarantor;

•	rank equally in right of payment with all existing and future unsecured senior Indebtedness of the Guarantor;

•	rank senior in right of payment to all existing and any future subordinated Indebtedness of the Guarantor;

•	be effectively subordinated to any secured Indebtedness of the Guarantor, to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all Indebtedness and other liabilities of any of Spectrum’s subsidiaries that do not guarantee the 2022 notes.

The 2022 notes indenture will provide that the obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. If Spectrum Brands or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then that newly acquired or created Domestic Subsidiary must become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

None of Spectrum’s Foreign Subsidiaries will guarantee the 2022 notes. Spectrum’s Subsidiaries that will not be guaranteeing the 2022 notes had, as of September 30, 2018, approximately 16% of total liabilities and generated 53% of Spectrum’s revenue for the twelve month period ended September 30, 2018. See “Risk Factors—Risks Related to the Notes—The notes will be effectively subordinated to all liabilities of, and claims of creditors of, all of our foreign subsidiaries.” Under the circumstances described below under the caption “— Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Spectrum’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the 2022 notes indenture and will not guarantee the 2022 notes.

Optional Redemption

2022 notes

At any time prior to November 15, 2017, Spectrum Brands may redeem the 2022 notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of 2022 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date.

At any time on or after November 15, 2017, Spectrum Brands may redeem all or a part of the 2022 notes, from time to time, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, in cash, if redeemed during the twelve-month period beginning on November 15 in the years indicated below:

Year	Percentage
2017	103.3125%
2018	102.2083%
2019	101.1042%
2020 and thereafter	100.0000%

Selection and Notice

If less than all of the notes of a series are to be redeemed at any time, the Trustee will select notes of that series for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No 2022 notes of less than $2,000 shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the 2022 notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with the defeasance of the 2022 notes or a satisfaction and discharge of the 2022 notes indenture. Other than in connection with Equity Offerings as described above, notices of redemption may not be conditional.

If any 2022 note is to be redeemed in part only, the notice of redemption that relates to that 2022 note shall state the portion of the principal amount thereof to be redeemed. A new 2022 note in principal amount equal to the unredeemed portion of the original 2022 note will be issued in the name of the Holder thereof upon cancellation of the original 2022 note. The 2022 notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the 2022 notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases and Other Purchases

Spectrum Brands is not required to make mandatory redemption or sinking fund payments with respect to the 2022 notes.

From time to time, Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates may acquire any series of 2022 notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates (as applicable) may determine (or as may be provided for in the 2022 notes indenture), which may be more or less than the consideration for which such series of 2022 notes are being sold and may be less than the redemption price in effect and could be for cash or other consideration, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the 2022 notes indenture. There can be no assurance as to which, if any, of these alternatives or combinations thereof Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates may choose to pursue in the future.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of 2022 notes will have the right to require Spectrum Brands to repurchase all or any part (equal to $2,000 or a higher multiple of $1,000) of that Holder’s 2022 notes pursuant to a Change of Control Offer on the terms set forth in the 2022 notes indenture. In the Change of Control Offer, Spectrum Brands will offer a payment (such payment, a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of 2022 notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, Spectrum Brands will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 2022 notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the 2022 notes indenture and described in such notice. Spectrum Brands will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the 2022 notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the 2022 notes indenture, Spectrum Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the 2022 notes indenture by virtue of such compliance.

On or before the Change of Control Payment Date, Spectrum Brands will, to the extent lawful:

(1) accept for payment all 2022 notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2022 notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the Trustee the 2022 notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of 2022 notes or portions thereof being purchased by Spectrum Brands.

The Paying Agent will promptly mail or wire transfer to each Holder of 2022 notes properly tendered the Change of Control Payment for such 2022 notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new 2022 note equal in principal amount to any unpurchased portion of the 2022 notes surrendered, if any; provided that such new 2022 note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

Spectrum Brands’ Credit Agreement provides that certain change of control events with respect to Spectrum Brands would constitute a default under such agreement. Any future credit agreements or other agreements to which Spectrum Brands becomes a party may contain similar provisions. Spectrum Brands’ ability to pay cash to the Noteholders following the occurrence of a Change of Control may be limited by Spectrum Brands’ then existing financial resources. Moreover, the exercise by the Noteholders of their right to require Spectrum Brands to purchase the 2022 notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Spectrum Brands. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the 2022 notes. See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indentures.”

Spectrum Brands will not be required to make a Change of Control Offer with respect to a series of 2022 notes upon a Change of Control if (1) a third party makes the Change of Control Offer with respect to such series in the manner, at the times and otherwise in compliance with the requirements set forth in the 2022 notes indenture applicable to a Change of Control Offer made by Spectrum Brands and purchases all 2022 notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption with respect to such series has been given pursuant to the 2022 notes indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control or other events, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The provisions under the 2022 notes indenture relative to Spectrum Brand’s obligation to make a Change of Control Offer with respect to a series of 2022 notes may be waived or modified with the written consent of the holders of a majority in principal amount of the 2022 notes of that series then outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Spectrum Brands and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the 2022 notes to require Spectrum Brands to repurchase such 2022 notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Spectrum Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit Spectrum Brands’ Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the 2022 notes indenture that would trigger the rights of a holder of 2022 notes to require a repurchase of the 2022 notes pursuant to this covenant.

Asset Sales

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Spectrum Brands (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefore received by Spectrum Brands or such Restricted Subsidiary is in the form of Cash Equivalents or Replacement Assets. For purposes of this clause, each of the following shall be deemed to be Cash Equivalents:

(a) any liabilities (as shown on Spectrum Brands’ or such Restricted Subsidiary’s most recent balance sheet) of Spectrum Brands or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the 2022 notes or any Note Guarantee and liabilities to the extent owed to Spectrum Brands or any Affiliate of Spectrum Brands) that are assumed by the transferee of any such assets and with respect to which Spectrum Brands and its Restricted Subsidiaries are unconditionally released from further liability in writing or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b) any securities, notes or other obligations or assets received by Spectrum Brands or any such Restricted Subsidiary from such transferee that are converted by Spectrum Brands or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of the applicable Asset Sale; and

(c) any Designated Non-cash Consideration received by Spectrum Brands or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $10.0 million or 1.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

If at any time any non-cash consideration received by Spectrum Brands or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Spectrum Brands may apply such Net Proceeds at its option:

(1) to repay secured Indebtedness or Indebtedness of a non-Guarantor Restricted Subsidiary owed to a Person that is not an Affiliate of Spectrum Brands and, except in the case of Indebtedness under the Revolving Credit Agreement, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to prepay, repay or repurchase any Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries which is not expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2022 notes, in the case of Spectrum Brands, or the Note Guarantee, in the case of a Guarantor; or

(3) to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; provided that, if during the 365 day period following the consummation of an Asset Sale, Spectrum Brands or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply the Net Proceeds in accordance with the requirements of this clause (3) after such 365 day period, such 365 day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) or, if earlier, the date of termination of such agreement.

Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, Cash Equivalents (whether or not actual Net Proceeds of such Asset Sale) used for the purposes described in clause (3) that are designated as used in accordance with clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Proceeds applied in accordance with clause (3).

Pending the final application of any such Net Proceeds, Spectrum Brands may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the 2022 notes indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (1), (2) or (3) of the second preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $50.0 million, Spectrum Brands will make an Asset Sale Offer to all Noteholders and all holders of other Indebtedness that is pari passu with the 2022 notes or any Note Guarantee containing provisions similar to those set forth in the 2022 notes indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of the 2022 notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. Spectrum Brands and its Restricted Subsidiaries may make an Asset Sale Offer under this section using Net Proceeds prior to the time any such Net Proceeds become Excess Proceeds, in which case such Net Proceeds shall be deemed to have been applied within the time frame required by this covenant. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the 2022 notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Spectrum Brands may use such Excess Proceeds for any purpose not otherwise prohibited by the 2022 notes indenture. If the aggregate principal amount of the 2022 notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the 2022 notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of the 2022 notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Spectrum Brands will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of the 2022 notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the 2022 notes indenture, Spectrum Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the 2022 notes indenture by virtue of such compliance.

Suspension of Certain Covenants

If at any time after the Issue Date that (i) the 2022 notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the 2022 notes indenture, Spectrum Brands and its Restricted Subsidiaries will not be subject to the covenants in the 2022 notes indenture specifically listed under the following captions in this “Description of Notes” section of this prospectus (the “Suspended Covenants”):

(1) “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) “—Certain Covenants—Restricted Payments (except to the extent applicable under the definition of “Unrestricted Subsidiary”)”;

(3) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Certain Covenants—Limitation on Transactions with Affiliates”;

(5) “—Asset Sales”; and

(6) clause (3) under “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Additionally, during such time as the above referenced covenants are suspended (a “Suspension Period”), Spectrum Brands will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that Spectrum Brands and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then Spectrum Brands and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events.

On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt incurred pursuant to clause (b)(2) under “—Incurrence of Indebtedness and Issuance of Preferred Stock.” For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (A) of “—Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect during the Suspension Period. Restricted Payments made during the Suspension Period not otherwise permitted pursuant under clause (B) of the “—Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (3) of clause (A) of such covenant. For purposes of the “Asset Sales” covenant, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).

There can be no assurance that the 2022 notes will ever achieve or maintain a rating of Investment Grade from the Rating Agencies.

Certain Covenants

Restricted Payments

(A) Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Spectrum Brands’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Spectrum Brands or any of its Restricted Subsidiaries) or to the direct or indirect holders of Spectrum Brands’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Spectrum Brands or to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands; and (B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividends, payments or distributions payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not Wholly Owned, Spectrum Brands or a Restricted Subsidiary receives at least its pro rata share of such dividends, payments or distributions in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Spectrum Brands) any Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands, including Holdings;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the 2022 notes or the Note Guarantees, except (a) payments of interest on or after Stated Maturity thereof, (b) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value of principal on or after the date that is one year prior to the Stated Maturity thereof or (c) payments on Indebtedness permitted to be incurred pursuant to clause (6) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(4) make any Restricted Investment.

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Spectrum Brands would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Spectrum Brands and its Restricted Subsidiaries after June 16, 2010 (excluding Restricted Payments permitted by clauses (2), (3) (4) (to the extent such dividends are paid to Spectrum Brands or any of its Restricted Subsidiaries) and (5), (6), (8), (9)(i), (ii) or (iv), (10), (11), (12) and (13) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Spectrum Brands for the period (taken as one accounting period) from April 1, 2010 to the end of Spectrum Brands’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds (and fair market value of marketable securities or other property) received by Spectrum Brands after June 16, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Spectrum Brands or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Spectrum Brands that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Spectrum Brands); plus

(c) with respect to Restricted Investments made by Spectrum Brands and its Restricted Subsidiaries after June 16, 2010, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to Spectrum Brands or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by Spectrum Brands or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(B) So long as, in the case of clauses (7) and (8), no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or consummation of a redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at said date of declaration or notice such payment would have complied with the provisions of the 2022 notes indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Spectrum Brands or any Guarantor or of any Equity Interests (including Disqualified Stock) of Spectrum Brands or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of Spectrum Brands or sale (other than to a Subsidiary of Spectrum Brands) of, Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands (other than Disqualified Stock) contributed to the equity of Spectrum Brands, in each case, within 60 days of such redemption, repurchase, retirement, defeasance or other acquisition; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, repayment, redemption, repurchase or other acquisition of subordinated Indebtedness of Spectrum Brands or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Spectrum Brands to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of an offering of, Equity Interests (other than Disqualified Stock) of Spectrum Brands or other contributions to the common equity capital of Spectrum Brands, in each case within 60 days of the acquisition of such Investment; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or other convertible or exchangeable securities or the vesting of restricted stock, restricted stock units or similar instruments if such Capital Stock represents fractional shares or all or a portion of the exercise price thereof or withholding taxes payable in connection with the exercise thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of (or payments to Holdings to fund any such repurchase, redemption or other acquisition of value) any Equity Interests of Holdings (or any direct or indirect parent of Holdings) or Spectrum Brands held by any employee, former employee, director or former director of Spectrum Brands (or any of its Restricted Subsidiaries) or Holdings (or any direct or indirect parent of Holdings) or any permitted transferee of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year, and any payment by Spectrum Brands to Holdings to enable Holdings (or any direct or indirect parent of Holdings) to make such payments, shall not exceed the sum of (x) $5.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in prior fiscal years; provided that no more than $10.0 million may be carried forward in any fiscal year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Spectrum Brands or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Spectrum Brands or any direct or indirect parent of Spectrum Brands (to the extent contributed to Spectrum Brands) to members of management, directors, employees or consultants of Spectrum Brands, its Restricted Subsidiaries or any direct or indirect parent of Spectrum Brands that occurs after the Issue Date (provided that the amount of cash proceeds utilized for any such repurchase, redemption or other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph (A)); plus

(b) the cash proceeds of key man life insurance policies received by Spectrum Brands or any direct or indirect parent of Spectrum Brands (to the extent contributed to Spectrum Brands) or the Restricted Subsidiaries after the Issue Date;

provided that cancellation of Indebtedness owing to Spectrum Brands or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Spectrum Brands, any Restricted Subsidiary or the direct or indirect parents of Spectrum Brands in connection with a repurchase of Equity Interests of Spectrum Brands or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the 2022 notes indenture;

(8) the payment, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the “Asset Sales” and “Change of Control” covenants; provided that all 2022 notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) (x) payments made to Holdings (i) to allow Holdings (or any direct or indirect parent of Holdings) to pay administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees in an aggregate amount not to exceed $5.0 million in any calendar year; (ii) to allow Holdings to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, (iii) to allow Holdings or such other parent of Spectrum Brands to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such direct or indirect parent company of Spectrum Brands and (iv) to allow Holdings (or any direct or indirect parent of Holdings) to pay income taxes attributable to Spectrum Brands and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by Spectrum Brands and its Subsidiaries on a stand-alone basis (if Spectrum Brands were a corporation and parent of a consolidated group including its Subsidiaries); provided that any payments pursuant to this clause (iv) in any period not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Consolidated Cash Flow for such period);

(10) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed the greater of 10% of Consolidated Net Tangible Assets and $120.0 million;

(11) (A) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Spectrum Brands or any Restricted Subsidiary or preferred stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges and payment of any redemption price or liquidation value of any such Disqualified Stock or preferred stock when due at final maturity in accordance with its terms and (B) the declaration and payment of dividends to a direct or indirect parent company of Spectrum Brands, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that (i) the aggregate amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Spectrum Brands from the sale of such preferred stock and (ii) the amount of cash used to make any payments pursuant to this clause (B) shall be excluded from calculations pursuant to clause (3) of the first paragraph above and shall not be used for the purpose of any other Restricted Payment;

(12) (a) any Restricted Payments used to fund the Transactions and the fees and expenses related thereto, including those owed to Affiliates and (b) any Restricted Payments used to fund the Prior Transactions and the fees and expenses related thereto, including those owed to Affiliates;

(13) any “deemed dividend” resulting under the tax laws from, or in connection with, the filing of a consolidated or combined tax return by Holdings or any direct or indirect parent of Spectrum Brands (and not involving any cash distribution from Spectrum Brands or any Restricted Subsidiary except as permitted by clause (9)(iv) above); and

(14) the payment of dividends to Holdings to fund a payment of dividends on Holdings’ common stock (or the common stock of any direct or indirect parent of Holdings), following the first public offering of Holdings’ common stock (or the common stock of any of its direct or indirect parent companies) after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to Spectrum Brands as a contribution to equity in or from any such public offering.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Spectrum Brands or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities in excess of $10.0 million that are required to be valued by this covenant shall be determined by the Board of Directors.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Spectrum Brands will be entitled to divide, classify or re-classify (based on circumstances existing on the date of such reclassification) such restricted payment or portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

(a) Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and Spectrum Brands will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that Spectrum Brands or any Guarantor may incur Indebtedness, if the Fixed Charge Coverage Ratio for Spectrum Brands’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

(b) Paragraph (a) of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Spectrum Brands or any Guarantor of Indebtedness (including Indebtedness under the Revolving Credit Agreement, the Term Loan Agreement and the Existing Senior Secured Notes) under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Spectrum Brands and its Restricted Subsidiaries thereunder) not to exceed the sum of (A) the greater of $500 million and the Borrowing Base; and (B) the greater of (x) $2,000 million and (y) an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and application of the net proceeds therefrom), the Secured Leverage Ratio would be no greater than 3.25 to 1.0 (provided that only Indebtedness that is secured by a Lien may be incurred under clause (y)); less the aggregate amount of all Net Proceeds of Asset Sales applied by Spectrum Brands or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by Spectrum Brands and the Guarantors of Indebtedness represented by the 2022 notes and the related Note Guarantees;

(4) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), plant, equipment or other fixed or capital assets that are used or useful in the Permitted Business, whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets (in each case, incurred within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (a) $200.0 million and (b) 17.5% of Consolidated Net Tangible Assets of Spectrum Brands;

(5) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the 2022 notes indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (8), (10) or (11) of this paragraph;

(6) the incurrence by Spectrum Brands or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Spectrum Brands or any of its Restricted Subsidiaries; provided, however, that:

(a) if Spectrum Brands or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2022 notes, in the case of Spectrum Brands, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Spectrum Brands or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Spectrum Brands or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Spectrum Brands or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by Spectrum Brands or any Restricted Subsidiary of Indebtedness of Spectrum Brands or a Restricted Subsidiary of Spectrum Brands that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of additional Indebtedness in an aggregate principal amount (or accreted amount as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed the greater of (a) $250.0 million and (b) 20% of Consolidated Net Tangible Assets of Spectrum Brands;

(9) the incurrence of Indebtedness by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Acquired Debt; provided that after giving effect to the incurrence thereof, Spectrum Brands either (x) could incur $1.00 of indebtedness under paragraph (a) above or (y) would have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Spectrum Brands for the four-quarter period immediately prior to such transaction;

(11) the incurrence of Indebtedness of Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $300.0 million, and Guarantees thereof by any Foreign Subsidiary;

(12) (A) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations or health, disability or other benefits to employees or former employees or their families, and Indebtedness incurred in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, in each case incurred in the ordinary course of business, including guarantees or obligations of Spectrum Brands or any Restricted Subsidiary with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed); and (B) Indebtedness consisting of the financing of insurance premiums, in the ordinary course of business;

(13) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14) Indebtedness of Spectrum Brands or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount not to exceed $5.0 million at any time outstanding;

(15) the incurrence by Spectrum Brands or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business;

(16) Contribution Indebtedness; and

(17) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of Spectrum Brands or any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (17), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (17) does not exceed $50.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, Spectrum Brands will be permitted to divide, classify or reclassify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant; and

In addition, any Indebtedness originally classified as incurred pursuant to paragraph (a) or clauses (1) through (17) above may later be reclassified by Spectrum Brands such that it will be deemed as having been incurred pursuant to another of such clauses or paragraph (a) above to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or paragraph (a) at the time of such reclassification (based on circumstances existing at the time of such reclassification). If any Contribution Debt is designated as incurred under any provision other than clause (16) under paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (A)(3)(b) of “Restricted Payments.”

Subject to the foregoing, any Indebtedness incurred pursuant to clause (1) above shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

The amount of Indebtedness incurred in any foreign currency for purposes of the 2022 notes indenture shall be converted into U.S. dollars at the time of incurrence and the amount of such Indebtedness outstanding will not be deemed to change as a result of fluctuations in currency exchange rates after such date of incurrence.

Spectrum Brands shall not incur any Indebtedness that is subordinated or junior in right of payment to any Indebtedness of Spectrum Brands unless it is subordinated in right of payment to the 2022 notes at least to the same extent. No Guarantor shall incur any Indebtedness that is subordinated or junior in right of payment to the Indebtedness of such Guarantor unless it is subordinated in right of payment to such Guarantor’s Note Guarantee at least to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of Spectrum Brands or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, without effectively providing that the 2022 notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the 2022 notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (27) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (27) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, Spectrum Brands shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in subclause (x) of the second paragraph of the definition of “Indebtedness”.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Spectrum Brands or any of its Restricted Subsidiaries or pay any liabilities owed to Spectrum Brands or any of its Restricted Subsidiaries;

(2) make loans or advances to Spectrum Brands or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Spectrum Brands or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of or with respect to:

(1) the Revolving Credit Agreement, the Term Loan Agreement, Existing Indebtedness or any other agreements as in effect on the Issue Date;

(2) applicable law, rule, regulation or order;

(3) any Person or the property or assets of a Person acquired by Spectrum Brands or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(4) in the case of clause (3) of the first paragraph of this covenant:

(a) provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Spectrum Brands or any Restricted Subsidiary not otherwise prohibited by the 2022 notes indenture; or

(c) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Spectrum Brands or any Restricted Subsidiary in any manner material to Spectrum Brands or any Restricted Subsidiary;

(5) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other agreements;

(6) any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) Indebtedness of a Foreign Subsidiary permitted to be incurred under the 2022 notes indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not materially (in good faith by the Board of Directors of Spectrum Brands) impair Spectrum Brands’ ability to make principal and interest payments on the 2022 notes, as determined;

(8) the 2022 notes indenture, the 2022 notes, any Additional Notes or the Guarantees;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions will not materially (in the good faith judgment of the Board of Directors of Spectrum Brands) impair Spectrum Brands’ ability to make principal and interest payments on the 2022 notes;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which Spectrum Brands or any of its Restricted Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Spectrum Brands or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Spectrum Brands or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(12) any instrument governing any Indebtedness or Capital Stock of a Person that is an Unrestricted Subsidiary as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Restricted Subsidiary, or the property or assets of the Person who became a Restricted Subsidiary and was not entered into in contemplation of the designation of such Subsidiary as a Restricted Subsidiary; provided that, in the case of Indebtedness, the incurrence of such Indebtedness as a result of such Person becoming a Restricted Subsidiary was permitted by the terms of the 2022 notes indenture;

(13) purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of the first paragraph of this covenant on the property so acquired; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Spectrum Brands’ Board of Directors, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands to other Indebtedness Incurred by Spectrum Brands or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

Spectrum Brands will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Spectrum Brands is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Spectrum Brands and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) Spectrum Brands is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Spectrum Brands) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of Spectrum Brands under the 2022 notes, the 2022 notes indenture, and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists; and

(3) immediately after giving effect to such transaction on a pro forma basis, Spectrum Brands or the Person formed by or surviving any such consolidation or merger (if other than Spectrum Brands), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be (i) permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Spectrum Brands for the four-quarter period immediately prior to such transaction.

In addition, neither Spectrum Brands nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (2) and (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, lease, conveyance or other disposition of assets between or among Spectrum Brands and any of its Restricted Subsidiaries.

Transactions with Affiliates

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving payments of consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Spectrum Brands or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Spectrum Brands or such Restricted Subsidiary with a Person that is not an Affiliate of Spectrum Brands; and

(2) Spectrum Brands delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Spectrum Brands and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of Spectrum Brands;

(3) Restricted Payments that are permitted by the provisions of the 2022 notes indenture described above under the caption “—Restricted Payments,” or any Permitted Investments;

(4) any sale of Capital Stock (other than Disqualified Stock) of Spectrum Brands;

(5) loans and advances to officers and employees of Spectrum Brands or any of its Restricted Subsidiaries or Holdings (or any direct or indirect parent of Holdings) for bona fide business purposes in the ordinary course of business consistent with past practice;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by Spectrum Brands or any of its Restricted Subsidiaries with officers and employees of Spectrum Brands or any of its Restricted Subsidiaries or Holdings (or any direct or indirect parent of Holdings) and the payment of compensation to officers and employees of Spectrum Brands or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7) any agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or any replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to Spectrum Brands and its Restricted Subsidiaries than the original agreement as in effect on the Issue Date, as determined in good faith by Spectrum Brands’ Board of Directors, and any transactions contemplated by any of the foregoing agreements or arrangements;

(8) transactions with customers, clients, suppliers, joint ventures, joint venture partners, Unrestricted Subsidiaries or purchasers or sellers of goods and services, in each case in the ordinary course of business and on terms no less favorable than that available from non-affiliates (as determined by Spectrum Brands) and otherwise not prohibited by the 2022 notes indenture;

(9) any transaction with an Affiliate (i) where the only consideration paid by Spectrum Brands or any Restricted Subsidiary is Qualified Equity Interests or (ii) consisting of the provision of customary registration rights;

(10)(a) the payment of all Transaction Expenses by Spectrum Brands and its Restricted Subsidiaries and (b) the payment of all Prior Transaction Expenses by Spectrum Brands and its Restricted Subsidiaries;

(11) any merger, consolidation or reorganization of Spectrum Brands (otherwise permitted by the 2022 notes indenture) with an Affiliate of Spectrum Brands solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of Spectrum Brands or a direct or indirect parent of Spectrum Brands, (b) forming or collapsing a holding company structure or (c) reincorporating Spectrum Brands in a new jurisdiction;

(12) transactions between Spectrum Brands or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Spectrum Brands or any direct or indirect parent of Spectrum Brands; provided that such director abstains from voting as a director of Spectrum Brands or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith that is consistent with paragraph (b)(9)(iv) of the “—Restricted Payments” covenant; and

(14) transactions in which Spectrum Brands or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Spectrum Brands or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by Spectrum Brands or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Spectrum Brands or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate fair market value of all outstanding Investments owned by Spectrum Brands and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Spectrum Brands or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, Spectrum Brands or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with Spectrum Brands or any Restricted Subsidiary of Spectrum Brands that would not be permitted under “Transactions with Affiliates” and;

(b) except as permitted under clauses (1) and (2) above is a Person with respect to which neither Spectrum Brands nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(5) no Default or Event of Default would be in existence following such designation.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the 2022 indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Spectrum Brands as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the 2022 notes indenture, Spectrum Brands shall be in default under the 2022 notes indenture.

The Board of Directors of Spectrum Brands may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Spectrum Brands of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If Spectrum Brands or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Escrow Release Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Spectrum Brands or another Guarantor unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the 2022 notes indenture, Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) except in the case of Holdings, such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor (other than Holdings) will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Spectrum Brands or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) if Spectrum Brands designates such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the 2022 notes indenture;

(3) upon legal or covenant defeasance of the 2022 notes or satisfaction and discharge of the 2022 notes indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge” or;

(4) upon a sale of Capital Stock which causes such Guarantor to cease to be a Subsidiary if such sale does not violate any of the provisions of the 2022 notes indenture; provided that such Guarantor is concurrently released from any other Guarantees of Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries at such time.

Reports

From and after the Escrow Release Date, so long as any 2022 notes are outstanding, Spectrum Brands will file with the U.S. Securities and Exchange Commission (“Commission”) and furnish to the Trustee and, upon request, to the Holders:

(1) within 90 days after the end of each fiscal year, an annual report on Form 10-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly report on Form 10-Q; and

(3) promptly from time to time after the occurrence of an event required to be therein reported pursuant to Form 8-K, a current report on Form 8-K.

If Spectrum Brands is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Spectrum Brands will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. If the Commission will not accept Spectrum Brands’ filings for any reason, Spectrum Brands will furnish the reports referred to in the preceding paragraphs to the Trustee within the time periods that would apply if Spectrum Brands were required to file those reports with the Commission. Spectrum Brands will not take any action for the purpose of causing the Commission not to accept any such filings. Any information filed with, or furnished to, the Commission via EDGAR shall be deemed to have been made available to the Trustee and the registered holders of the 2022 notes.

Notwithstanding the foregoing, if Holdings or any other direct or indirect parent of Spectrum Brands fully and unconditionally guarantees the 2022 notes, the filing of such reports by such parent within the time periods specified above will satisfy such obligations of Spectrum Brands; provided that such reports shall include the information required by Rule 3-10 of Regulation S-X with respect to Spectrum Brands and the Guarantors.

Spectrum Brands shall distribute such information and such reports to the Trustee, and make them available, upon request, to any Holder and to any such prospective investor or securities analyst. To the extent not satisfied by the foregoing, Spectrum Brands shall also make publicly available the information required to be available pursuant to Rule 144A(d)(4) under the Securities Act.

Activities of Holdings

Holdings shall not engage in any material activities or hold any material assets other than holding the Capital Stock of Spectrum Brands and those activities incidental thereto and will not incur any material liabilities other than liabilities relating to its Guarantee of the 2022 notes, its Guarantee of any other Indebtedness of Spectrum Brands or any of its Subsidiaries and any other obligations or liabilities incidental to its activities as a holding company.

Events of Default and Remedies

Each of the following is an Event of Default with respect to a series of 2022 notes:

(1) default for 30 days in the payment when due of interest on such series of 2022 notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on such series of 2022 notes;

(3) failure by Spectrum Brands or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the second paragraph under the caption “—Certain Covenants—Guarantees”;

(4) failure by Spectrum Brands or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of 2022 notes outstanding to comply with any of the other agreements in the 2022 notes indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Spectrum Brands or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Spectrum Brands or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment of principal at the final maturity of such Indebtedness (a “Payment Default”);

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by Spectrum Brands or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the 2022 notes indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any authorized Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to Spectrum Brands, any Significant Subsidiary of Spectrum Brands (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Spectrum Brands, all outstanding 2022 notes will become due and payable immediately without further action or notice. If any other Event of Default with respect to a series of 2022 notes occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2022 notes of such series may declare all the 2022 notes of such series to be due and payable immediately by notice in writing to Spectrum Brands specifying the Event of Default.

Holders of the 2022 notes may not enforce the 2022 notes indenture or the 2022 notes except as provided in the 2022 notes indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2022 notes of a series may direct the Trustee in its exercise of any trust or power with respect to such series of 2022 notes. The Trustee may withhold from Holders of the 2022 notes of such series notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of a series of 2022 notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the 2022 notes of such Series waive any existing Default or Event of Default and its consequences under the 2022 notes indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the 2022 notes of such series. The Holders of a majority in principal amount of a series of 2022 notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of 2022 notes. However, the Trustee may refuse to follow any direction that conflicts with law or the 2022 notes indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of such series of 2022 notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the 2022 notes indenture or the 2022 notes, or form the appointment of a recipient or a trustee, or pursue any remedy with respect to the 2022 notes indenture or the 2022 notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding 2022 notes of a series make a written request to the Trustee to pursue the remedy with respect to such series of 2022 notes;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding 2022 notes of such series do not give the Trustee a direction that is inconsistent with the request with respect to such series of 2022 notes.

However, such limitations do not apply to the right of any Holder of a 2022 note to receive payment of the principal of, premium, if any, or interest on, such 2022 note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the 2022 notes, which right shall not be impaired or affected without the consent of the Holder.

Spectrum Brands is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the 2022 notes indenture. Upon becoming aware of any Default or Event of Default, Spectrum Brands is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or controlling person of Spectrum Brands or any Guarantor, as such, shall have any liability for any obligations of Spectrum Brands or the Guarantors under the 2022 notes, the 2022 notes indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2022 notes by accepting a 2022 note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2022 notes.

Legal Defeasance and Covenant Defeasance

Spectrum Brands may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding 2022 notes of a series (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding 2022 notes of a series to receive payments in respect of the principal of, or interest or premium, if any, on such series of 2022 notes when such payments are due from the trust referred to below;

(2) Spectrum Brands’ obligations with respect to such series of 2022 notes concerning issuing temporary 2022 notes, registration of 2022 notes, mutilated, destroyed, lost or stolen 2022 notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Spectrum Brands’ and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 2022 notes indenture.

In addition, Spectrum Brands may, at its option and at any time, elect to have the obligations of Spectrum Brands and the Guarantors released with respect to a series of 2022 notes with respect to most covenants that are described in the 2022 notes indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to such series of 2022 notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to such series of 2022 notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of 2022 notes:

(1) Spectrum Brands must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such series of 2022 notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy, in the opinion of Spectrum Brands’ chief financial officer) to pay the principal of, or interest and premium, if any, on the outstanding 2022 notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and Spectrum Brands must specify whether such series of 2022 notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Spectrum Brands shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) Spectrum Brands has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding 2022 notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Spectrum Brands shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding 2022 notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit other than a Default resulting from the borrowing of funds to be applied to such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Spectrum Brands or any of its Subsidiaries is a party or by which Spectrum Brands or any of its Subsidiaries is bound;

(6) Spectrum Brands must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Spectrum Brands with the intent of preferring the Holders of 2022 notes of such series over the other creditors of Spectrum Brands with the intent of defeating, hindering, delaying or defrauding creditors of Spectrum Brands or others;

(7) if the 2022 notes are to be redeemed prior to their stated maturity, Spectrum Brands must deliver to the Trustee irrevocable instructions to redeem all of the 2022 notes of such series on the specified redemption date; and

(8) Spectrum Brands must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

In the case of legal or covenant defeasance, all Guarantees and Liens will be released.

Amendment, Supplement and Waiver

Except as provided in the next succeeding paragraphs, with respect to a series of 2022 notes, the 2022 notes indenture, the 2022 notes or the Guarantees with respect to such series may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of such series of 2022 notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of 2022 notes), and any existing Default or Event of Default or compliance with any provision of the 2022 notes indenture, the 2022 notes or the Guarantees with respect to such series may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding 2022 notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of 2022 notes).

Without the consent of each Holder of 2022 notes of such series affected, an amendment, supplement or waiver may not (with respect to such series of 2022 notes held by a non-consenting Holder):

(1) reduce the principal amount of the 2022 notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any 2022 note or alter the provisions, or waive any payment, with respect to the redemption of the 2022 notes (other than the notice period with respect to the redemption of the 2022 notes);

(3) reduce the rate of or change the time for payment of interest on any 2022 note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the 2022 notes (except a rescission of acceleration of the 2022 notes by the Holders of at least a majority in aggregate principal amount of the then outstanding 2022 notes and a waiver of the payment default that resulted from such acceleration);

(5) make any 2022 note payable in money other than U.S. dollars;

(6) make any change in the provisions of the 2022 notes indenture relating to waivers of past Defaults or the rights of Holders of 2022 notes to receive payments of principal of, or interest or premium, if any, on the 2022 notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the 2022 notes indenture, except in accordance with the terms of the 2022 notes indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the 2022 notes or the Note Guarantees;

(9) amend, change or modify the obligation of Spectrum Brands to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen, or the obligation of Spectrum Brands to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders—Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by Spectrum Brands of any of its rights or obligations under the 2022 notes indenture; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the 2022 notes of such series, Spectrum Brands, the Guarantors and the Trustee may amend or supplement the 2022 notes indenture, the 2022 notes or the Guarantees with respect to such series:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated 2022 notes in addition or in place of certificated 2022 notes of such series;

(3) to provide for the assumption of Spectrum Brands’ or any Guarantor’s obligations to Holders of 2022 notes of such series in the case of a merger or consolidation or sale of all or substantially all of Spectrum Brands’ or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of 2022 notes of such series or that does not adversely affect the legal rights under the 2022 notes indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the 2022 notes indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants—Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Notes in accordance with the 2022 notes indenture; or

(9) to conform any provision to this “Description of Notes.”

Satisfaction and Discharge

The 2022 notes indenture will be discharged and will cease to be of further effect as to a series of 2022 notes issued thereunder, when:

(1) either:

(a) all 2022 notes of such series that have been authenticated (except lost, stolen or destroyed 2022 notes that have been replaced or paid and 2022 notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Spectrum Brands) have been delivered to the Trustee for cancellation; or

(b) all 2022 notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Spectrum Brands or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such series of 2022 notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the 2022 notes of such series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing with respect to such series of 2022 notes on the date of such deposit or shall occur as a result of such deposit (other than from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the 2022 notes indenture) to which Spectrum Brands or any Guarantor is a party or by which Spectrum Brands or any Guarantor is bound;

(3) Spectrum Brands or any Guarantor has paid or caused to be paid all sums payable by it under the 2022 notes indenture with respect to such series of 2022 notes; and

(4) Spectrum Brands has delivered irrevocable instructions to the Trustee under the 2022 notes indenture to apply the deposited money toward the payment of the 2022 notes of such series at maturity or the redemption date, as the case may be.

In addition, Spectrum Brands must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Spectrum Brands or any Guarantor, the 2022 notes indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The 2022 notes indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 2022 notes indenture at the request of any Holder of the 2022 notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the 2022 notes indenture. Reference is made to the 2022 notes indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Spectrum of all or substantially all of the business (including, without limitation, all assets, licenses and related operations) of the HHI Business (as defined in the Acquisition Agreement) and the TLM Business (as defined in the Acquisition Agreement) from Stanley Black & Decker, Inc. pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Acquisition Agreement dated October 8, 2012 by and between Stanley Black & Decker, Inc. and Spectrum, as amended, supplemented or modified from time to time prior to the Escrow Release Date or thereafter, in accordance with its terms.

“Acquisition Documents” means the Acquisition Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Escrow Release Date or thereafter.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings; provided further that Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs-KG, Mannheim shall not be deemed an Affiliate of Spectrum Brands or any of its Restricted Subsidiaries solely by virtue of the beneficial ownership by Spectrum Brands or its Restricted Subsidiaries of up to 20% of the Voting Stock of such entity.

“Applicable Premium” means, with respect to any 2022 note on any redemption date, the greater of

(i) 1.0% of the principal amount of such 2022 note; or

(ii) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such 2022 note at November 15, 2016 (in the case of the 2020 notes) or November 15, 2017 (in the case of the 2022 notes) (such redemption price being set forth in the table appearing below), plus (ii) all required interest payments due on such 2022 note through November 15, 2016 (in the case of the 2020 notes) or November 15, 2017 (in the case of the 2022 notes) excluding accrued but unpaid interest to the applicable redemption date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such 2022 note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets of Spectrum Brands or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Spectrum Brands and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the 2022 notes indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under “—Repurchase at the Option of Holders—Asset Sale”; and

(2) the issuance of Equity Interests (other than directors’ qualifying shares) by any of Spectrum Brands’ Restricted Subsidiaries or the sale by Spectrum Brands or any Restricted Subsidiary of Equity Interests (other than directors’ qualifying shares) in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $15.0 million;

(2) a transfer of assets between or among Spectrum Brands and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Spectrum Brands or to another Restricted Subsidiary;

(4) the sale, lease, assignment or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business and any other non-recourse factoring of accounts receivable pursuant to a factoring program sponsored by a retailer of national standing in partnership with a financial institution or otherwise entered into by Spectrum Brands or any of its subsidiaries with a financial institution;

(5) the sale or other disposition of Cash Equivalents;

(6) a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(7) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or no longer used or required for use in the ordinary course of the business of Spectrum Brands or its Restricted Subsidiaries;

(8) the licensing of intellectual property in the ordinary course of business;

(9) any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the 2022 notes indenture;

(10) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(11) foreclosure or any similar action with respect to any property or other asset of Spectrum Brands or any of its Restricted Subsidiaries, which foreclosure or other similar action does not otherwise constitute a Default;

(12) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business; and

(13) the unwinding of any Hedging Obligation.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is affected.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(2) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers thereof, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means the sum of (A) 80% of the net book value of accounts receivable of Spectrum Brands and its Restricted Subsidiaries and (B) 60% of the net book value of inventory of Spectrum Brands and its Restricted Subsidiaries (with accounts receivable and inventory calculated on the basis that all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a pro forma basis with such calculations made in good faith by a responsible financial or accounting officer of the Company).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) United States dollars, Euros, British Pounds Sterling or any other currencies received in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (c) time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank or trust company organized or licensed under the laws of the United States or any state thereof or the District of Columbia whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having at least a “P-1” rating from Moody’s or “A-1” from S&P and in each case maturing within nine months after the date of acquisition; (f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest ratings obtainable from Moody’s or S&P and maturing within six months from the date of acquisition thereof; (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and (h) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts and related liabilities or arising from (i) services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox or stop payment services, (ii) commercial credit card and merchant card services; and (iii) other banking products or services (other than letters of credit and leases).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Spectrum Brands and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Spectrum Brands;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of Spectrum Brands or Holdings other than a Permitted Holder; provided that such event shall not be deemed a Change of Control so long as one or more Permitted Holders shall Beneficially Own more of the voting power of the Voting Stock of Spectrum Brands or Holdings than such person or group;

(4) the first day on which a majority of the members of the Board of Directors of Spectrum Brands or Holdings are not Continuing Directors; or

(5) Holdings ceases to directly own all Capital Stock of Spectrum Brands.

For purposes of this definition, (i) any direct or indirect holding company of Spectrum Brands (including Holdings) shall not itself be considered a Person for purposes of clauses (3) or (5) above or a “person” or “group” for purposes of clauses (3) or (5) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of Spectrum Brands is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of Spectrum Brands immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement. In addition, any foreclosure (but not any sale thereof to a third party) with respect to Equity Interests of Spectrum Brands by the trustee or the holders of Harbinger Group Inc.’s outstanding 10.625% notes shall not be deemed a Change of Control.

“Change of Control Offer” has the meaning assigned to that term in the 2022 notes indenture governing the 2022 notes.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(d) (i) unusual or non-recurring charges, (ii) relocation costs and integration costs or reserves (including such items related to proposed and completed acquisitions and Asset Sales and to closure/consolidation of facilities), (iii) Transaction Expenses, (iv) Prior Transaction Expenses and (v) severance costs, including such costs related to proposed and completed Permitted Investments and Asset Sales and to closure/consolidation of facilities, in each case incurred by Spectrum Brands, Inc. and its Restricted Subsidiaries; minus

(e) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6)(a) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (b) unrealized gains and losses with respect to Hedging Obligations shall be excluded (until realized, at which time such gains or losses shall be included);

(7) any non-cash charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(8)(a)(i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be excluded and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded (until realized, at which time such gains or losses shall be included);

(9) expenses with respect to liability or casualty events or business interruption shall be excluded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) approved by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days);

(10) any charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, Accounting Standards Codification Topic 360-10-35-15, Impairment or Disposal of Long-Lived Assets, Accounting Standards Codification Topic 480-10-25-4, Distinguishing Liabilities from Equity—Overall Recognition, or Accounting Standards Codification Topic 820 Fair Value Measurements and Disclosures,

the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 Debt—Debt with Conversion Options—Recognition, and any non-cash income tax expense that results from the inability to include deferred tax liabilities related to indefinite-lived intangible assets as future reversals of temporary differences under FASB ASC 740-10-30-18, shall be excluded; and

(11) restructuring and related charges and acquisition and related integration charges, including but not limited to, restructuring charges related to the Prior Transactions incurred prior to or within 36 months of June 16, 2010 and the Transactions, shall be excluded.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries (or, in the case of a group of Foreign Subsidiaries, on a combined basis), as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Spectrum Brands or Holdings who:

(1) was a member of such Board of Directors on the Issue Date or

(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Debt” means Indebtedness or Disqualified Stock of Spectrum Brands or any Guarantor in an aggregate principal amount or liquidation preference not greater than twice the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of Spectrum Brands after the Issue Date; provided that:

(1) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (A)(3)(b) under “Limitation on Restricted Payments” or used to make any Restricted Payment pursuant to paragraph (B) of such covenant (it being understood that if any such Indebtedness or Disqualified Stock incurred as Contribution Debt is redesignated as incurred under any provision other than paragraph (b)(16) of the “Limitation on Debt” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (A)(3)(b) in the “Limitation on Restricted Payments” covenant); and

(2) such Contribution Debt (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an officers’ certificate on the incurrence date thereof.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement, the Term Loan Agreement and the Existing Senior Secured Notes), or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities (including related exchange notes and guarantees thereof), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other long-term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, in any manner whatsoever modified, refinanced, extended, substituted, replaced, renewed, or otherwise restructured or refunded, in whole or in part, in one or more instances, from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Spectrum Brands or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by an officer of Spectrum Brands or such Restricted Subsidiary at the time of such Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date that is the earlier date on which the 2022 notes mature and the date the 2022 notes are no longer outstanding, except to the extent such Capital Stock is solely redeemable with, or solely exchangeable for, any Equity Interests of Spectrum Brands that are not Disqualified Stock; provided that if such Capital Stock is issued to any plan for the benefit of employees of Spectrum Brands or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Spectrum Brands or its Subsidiaries in order to satisfy applicable statutory or regulatory obligation; provided, further, that any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of Spectrum Brands, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Spectrum Brands or its Subsidiaries following the termination of employment of such employee, director, officer, manager or consultant with Spectrum Brands or any of its Subsidiaries (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with the 2022 notes indenture). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Spectrum Brands to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Spectrum Brands may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the 2022 notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of Spectrum Brands other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a primary offering, after the Issue Date, of Qualified Stock of Spectrum Brands or of Holdings or any direct or indirect parent of Holdings (to the extent the proceeds thereof are contributed to the common equity of Spectrum Brands) other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Spectrum and its Subsidiaries (other than Indebtedness under the Revolving Credit Agreement, the Term Loan Agreement and the indenture governing the Existing Senior Secured Notes) in existence on the Issue Date, until such amounts are repaid.

“Existing Senior Notes” means Spectrum’s 6.75% Senior Notes due 2020 outstanding on the Issue Date.

“Existing Senior Secured Notes” means Spectrum’s 9.50% Senior Secured Notes due 2018 outstanding on the Issue Date.

“Existing Term Loan Agreement” means the amended and restated credit agreement dated February 1, 2011 among Spectrum, the lenders party thereto and Credit Suisse AG, as agent, together with any related documents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such term loan credit agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior term loan credit agreement or (2) occurs on one or more separate occasions.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, retires, extinguishes, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, retirement, extinguishment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments or acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Spectrum Brands. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Spectrum Brands as set forth in an officer’s certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations (but excluding unrealized gains or losses with respect thereto), but excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) any redemption premiums, prepayment fees, or other charges or penalties incurred in connection with the Transactions or Prior Transactions and (iv) any premiums, fees or other charges incurred in connection with the refinancing of the Existing Indebtedness on the Issue Date (in each case of (i) through (iv), to the extent included in any of the foregoing items listed in clause (1)); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of Spectrum Brands (other than Disqualified Stock) or (ii) dividends to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 (Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Equity Interests or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculated of Consolidated Fixed Charges.

“Foreign Subsidiary” means any Restricted Subsidiary of Spectrum Brands other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on April 1, 2010.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) Holdings and each direct or indirect Domestic Subsidiary of Spectrum Brands on December 17, 2013; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the 2022 notes indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the 2022 notes indenture in accordance with the terms of the 2022 notes indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of managing interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of managing commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of managing foreign currency exchange rate risk.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Spectrum Brands will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Spectrum Brands and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Spectrum Brands or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations, other than Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging, swapping, managing interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP or, in the case of any earn-out obligation or purchase price adjustment, would have been recorded as a liability under GAAP prior to the adoption of Financial Accounting Standards Board Statement No. 141R. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the 2022 notes indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) performance, surety or appeal bonds provided in the ordinary course of business;

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Spectrum Brands or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Spectrum Brands or any Restricted Subsidiary in connection with such disposition; or

(iv) deferred revenue.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Spectrum Brands or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, payroll and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If Spectrum Brands or any Restricted Subsidiary of Spectrum Brands sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Spectrum Brands such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Spectrum Brands, Spectrum Brands shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Spectrum Brands or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by Spectrum Brands or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means November 16, 2012.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Spectrum Brands or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, brokerage and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions arising therefrom and any tax sharing arrangements in connection therewith, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Guarantee” means the Guarantee by each Guarantor of Spectrum Brands’ payment obligations under the 2022 notes indenture and on the 2022 notes, executed pursuant to the 2022 notes indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Paying Agent” means an office or agency where 2022 notes may be presented for payment.

“Permitted Business” means any business conducted or proposed to be conducted by Spectrum Brands and its Restricted Subsidiaries on the Issue Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Holders” means

(1) each of Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;

(2) any Affiliate or Related Party of any Person specified in clause (1), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”;

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) and (2) or any group in which the Persons specified in clauses (1) and (2) own more than a majority of the voting power of the Voting Stock held by such group.

“Permitted Investments” means:

(1) any Investment in Spectrum Brands or in a Restricted Subsidiary of Spectrum Brands;

(2) any Investment in Cash Equivalents;

(3) any Investment by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Spectrum Brands; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Spectrum Brands or a Restricted Subsidiary of Spectrum Brands;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (including Designated Non-Cash Consideration) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) Hedging Obligations that are incurred in the ordinary course of business for the purpose of managing interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) stock, obligations or securities received in satisfaction of judgments;

(7) Investments in securities of trade debtors or customers received (x) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, (y) as a result of the foreclosure by Spectrum Brands or any Restricted Subsidiaries with respect to any secured Investment or other transfer of title, or (z) as a result of litigation, or other disputes with Persons who are not Affiliates;

(8) other Investments in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the Issue Date, not to exceed the greater of (x) $150.0 million and (y) 12.5% of Consolidated Net Tangible Assets, in each case, net of any return of or on such Investment received by Spectrum Brands or a Restricted Subsidiary;

(9) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(10) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(11) Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business; and

(12) Investments (other than in Restricted Subsidiaries) outstanding on the Issue Date or made pursuant to binding agreements in effect on the Issue Date, including any extension, modification or renewal of such Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities;

(13) advances and loans to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Spectrum or any direct or indirect parent of Spectrum;

(14) Investments in joint ventures having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not Spectrum Brands or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Spectrum Brands or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14) for so long as such Person continues to be Spectrum Brands or a Restricted Subsidiary; and

(15) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred and then outstanding pursuant to clause (1) of the second paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and other Obligations in respect thereof;

(2) Liens in favor of Spectrum Brands or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Spectrum Brands or any Restricted Subsidiary of Spectrum Brands; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Spectrum Brands or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Spectrum Brands or the Restricted Subsidiary;

(5) Liens existing on the Issue Date not otherwise permitted hereby;

(6) Liens securing Permitted Refinancing Indebtedness (other than in respect of Indebtedness referred to in clause (1)); provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(7) Liens incurred in the ordinary course of business of Spectrum Brands or any Restricted Subsidiary of Spectrum Brands with respect to obligations that do not exceed the greater of $125 million or 10% of Consolidated Net Tangible Assets;

(8) Liens on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary that was permitted by the terms of the 2022 notes indenture to be incurred;

(9) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Indebtedness;

(10) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens or other similar liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(11) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(12) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(13)(x) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or the ownership of its properties, not interfering in any material respect with the conduct of the business of Spectrum Brands and its Restricted Subsidiaries or (y) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property;

(14) licenses or leases or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(15) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(16) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(17) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(18) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(19) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Spectrum Brands and its Restricted Subsidiaries;

(20) Liens (including the interest of a lessor under a Capital Lease) on property that secure Indebtedness Incurred under clause (4) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(21) deposits in the ordinary course of business to secure liability to insurance carriers;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens consisting of contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Spectrum Brands or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Spectrum Brands and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Spectrum Brands or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens arising from financing statements filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by Spectrum Brands and its Restricted Subsidiaries in the ordinary course of business;

(25) Liens securing Cash Management Obligations and all Obligations under the Hedging Agreements owed to Persons that were agents and the lenders under the Revolving Credit Agreement or their affiliates at the time of entry into the agreements governing such obligations;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Spectrum Brands and its subsidiaries in the ordinary course of business; and

(27) Liens created for the benefit of each series of 2022 notes or the Note Guarantees with respect thereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the 2022 notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the 2022 notes or such Note Guarantees on terms at least as favorable to the Holders of 2022 notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) in no event may Indebtedness of Spectrum Brands or any Guarantor be refinanced by means of Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption upon liquidation.

“Prior Transaction Expenses” means fees and expenses payable or otherwise borne by Spectrum Brands and its Restricted Subsidiaries in connection with the Prior Transactions and incurred before, or on or about, the issue date of the Existing Senior Secured Notes, including the costs of legal and financial advisors to Spectrum Brands and the lenders under the Existing Term Loan Agreement and the Revolving Credit Agreement and prepayment fees and penalties in connection with the prepayment of the existing Indebtedness of Spectrum Brands and its Restricted Subsidiaries on or about the issue date of the Existing Senior Secured Notes.

“Prior Transactions” means, collectively, (a) the execution, delivery and performance by Spectrum and the other parties thereto of the Revolving Credit Agreement and the Existing Term Loan Agreement and the making of the borrowings thereunder, (b) the execution, delivery and performance by Spectrum and the Guarantors of the indenture relating to the Existing Senior Secured Notes and related documents and the issuance of the Existing Senior Secured Notes, (c) the refinancing of certain Existing Indebtedness, (d) the mergers of Spectrum and Russell Hobbs, Inc. pursuant to that certain Agreement and Plan of Merger, dated February 9, 2010, by and among Spectrum Brands Holdings, Inc., (formerly SB/RH Holdings, Inc.), Russell Hobbs, Inc., Spectrum, Battery Merger Corp. and Grill Merger Corp., and the other transactions ancillary to or contemplated by such agreement and (e) the payment of the costs in respect thereof, in each case which occurred on or about June 16, 2010.

“Qualified Equity Interests” means all Equity Interests of a person other than Disqualified Stock.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the 2022 notes for reasons outside the control of Spectrum Brands, Spectrum Brands may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Registrar” means an office or agency where 2022 notes may be presented for registration of transfer or for exchange.

“Replacement Assets” means (1) non-current assets (other than securities of any Person) that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, “Restricted Subsidiary” refers to a Restricted Subsidiary of Spectrum Brands.

“Revolving Credit Agreement” means the revolving credit agreement dated June 16, 2010 among Spectrum, the lenders party thereto and Bank of America NA, as agent, together with any related documents (including any security documents and guarantees) as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior credit agreement or (2) occurs on one or more separate occasions.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Secured Leverage Ratio” means, on any date of determination (the “transaction date”), the ratio of (x) the aggregate amount of all outstanding Indebtedness (which Indebtedness is secured by a Lien on an any asset of Spectrum Brands or any of its Restricted Subsidiaries, other than liens described in clauses (2), (8), (25) and (27) of the definition of “Permitted Liens”) of Spectrum Brands and its Restricted Subsidiaries, determined on a consolidated basis (with any Indebtedness incurred pursuant to clause (i)(y) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and issuance of Preferred Stock” deemed to be secured Indebtedness for this purpose in connection with any measurement of the Secured Leverage Ratio pursuant to such clause) minus the lesser of (i) the aggregate amount of unrestricted cash and Cash Equivalents owned by Spectrum Brands and its Restricted Subsidiaries on a consolidated basis and (ii) $50.0 million to (y) the aggregate amount of Consolidated Cash Flow of Spectrum Brands and its Restricted Subsidiaries for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available in each case with such pro forma adjustments to Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions of the Fixed Charges Coverage Ratio.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Term Loan Agreement” means the term loan credit agreement dated December 17, 2012 among Spectrum, the lenders party thereto and Deutsche Bank AG New York Branch, as agent, together with any related documents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such term loan credit agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior term loan credit agreement or (2) occurs on one or more separate occasions.

“Transaction Expenses” means fees and expenses payable or otherwise borne by Spectrum Brands and its Restricted Subsidiaries in connection with the Transactions, including the costs of legal and financial advisors to Spectrum Brands and the lenders under the Term Loan Agreement and prepayment fees and penalties in connection with the prepayment of the Existing Term Loan Agreement.

“Transactions” means, collectively, (a) the execution, delivery and performance by Spectrum Brands and the other parties thereto of the Term Loan Agreement and the making of the borrowings thereunder, (b) the refinancing of the Existing Term Loan Agreement, (c) the issuance of the 2022 notes and (d) the consummation of the Acquisition and any other transactions contemplated by the Acquisition Agreement.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2016 (in the case of the 2020 Notes) or November 15, 2017 (in the case of the 2022 Notes); provided, however, that if the period from the redemption date to November 15, 2016 (in the case of the 2020 Notes) or November 15, 2017 (in the case of the 2022 Notes) is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the preamble to the 2022 notes indenture until a successor replaces it in accordance with the 2022 notes indenture and thereafter means the successor serving hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means any Subsidiary of Spectrum Brands that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by Spectrum Brands and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

DESCRIPTION OF 2024 NOTES

In this Description of 2024 Notes, (i) “Spectrum Brands” refers only to Spectrum Brands, Inc. and any successor obligor on the 2024 notes and not to any of its subsidiaries, affiliates or direct or indirect parent companies and (ii) the terms “we,” “our” and “us” refer to Spectrum Brands and the Guarantors. You can find the definitions of certain terms used in this description of 2024 notes under “—Certain Definitions.”

Spectrum Brands issued $250.0 million aggregate principal amount of 2024 notes.

The following is a summary of the material provisions of the 2024 notes indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the 2024 notes indenture in its entirety because it, and not this description, defines your rights as holders of the 2024 notes. Copies of the 2024 notes indenture are available at the address described under “Where You Can Find More Information.”

Basic Terms of 2024 Notes

The 2024 notes will:

•	be general unsecured obligations of Spectrum Brands, ranking equally in right of payment with all existing and future unsecured senior Indebtedness of Spectrum Brands;

•

be guaranteed by Spectrum Brands’ direct parent, SB/RH Holdings, LLC (“Holdings”), and each of Spectrum Brands’ existing and future Domestic Subsidiaries, which guaranty in each case shall be a senior unsecured obligation of such Guarantor, ranking equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	rank senior in right of payment to all of Spectrum Brands’ and the Guarantors’ existing and future Indebtedness that expressly provides for its subordination to the 2024 notes and the Note Guarantees;

•	be effectively subordinated to any secured Indebtedness of Spectrum Brands, to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all Indebtedness and other liabilities of Spectrum Brands’ subsidiaries that do not guarantee the 2024 notes.

Principal, Maturity and Interest

The 2024 notes will mature on December 15, 2024. Spectrum Brands will pay interest on the 2024 notes semi-annually in arrears on June 15 and December 15 of each year to holders of record on the immediately preceding June 1 and December 1. Interest on the 2024 notes will accrue from the most recent date to which interest has been or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Spectrum Brands will pay interest on overdue principal of the 2024 notes at a rate equal to 1.0% per annum in excess of 6.125% per annum and will pay interest on overdue installments of interest at such higher rate, in each case to the extent lawful.

Additional Notes

Subject to the covenants described below, Spectrum Brands may issue additional 2024 notes (“Additional Notes”) under the 2024 notes indenture in an unlimited aggregate principal amount, having the same terms in all respects as the 2024 notes, or in all respects except with respect to issue price and interest accrued on or prior to the issue date thereof.

To the extent required by applicable tax regulations, if Additional Notes are not fungible with other 2024 notes for U.S. federal income tax purposes, the Additional Notes will trade under a separate CUSIP number and will be treated as a separate class for purposes of transfer and exchange. Nevertheless, the 2024 notes offered hereby and any Additional Notes may, at our election, be treated as a single class for all purposes under the 2024 notes indenture and vote together as one class on all matters with respect to the 2024 notes.

Methods of Receiving Payments on the 2024 Notes

If a Holder has given wire transfer instructions to Spectrum Brands at least ten Business Days prior to the applicable payment or redemption date, Spectrum Brands will pay all principal, interest and premium, if any, on that Holder’s 2024 notes in accordance with those instructions. All other payments on 2024 notes will be made at the office or agency of the Paying Agent and Registrar unless Spectrum Brands elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the 2024 Notes

The Trustee is acting as Paying Agent and Registrar. Under the 2024 notes indenture, Spectrum Brands reserves the right to change the Paying Agent or Registrar without prior notice to the Holders, and Spectrum Brands or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange 2024 notes in accordance with the 2024 notes indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Spectrum Brands may require a Holder to pay any taxes and fees required by law or permitted by the 2024 notes indenture. Spectrum Brands is not required to transfer or exchange any 2024 note selected for redemption. Also, Spectrum Brands is not required to transfer or exchange any 2024 note for a period of 15 days before a selection of the 2024 notes to be redeemed.

The registered Holder of a 2024 note will be treated as the owner of such 2024 note for all purposes.

Note Guarantees

Spectrum Brands’ obligations under the 2024 notes and the 2024 notes indenture will be guaranteed, jointly and severally, on a senior unsecured basis, by Holdings and all of the Domestic Subsidiaries of Spectrum Brands. Each Note Guarantee will:

•	be a general, unsecured obligation of the Guarantor;

•	rank equally in right of payment with all existing and future unsecured senior Indebtedness of the Guarantor;

•	rank senior in right of payment to all existing and any future subordinated Indebtedness of the Guarantor;

•	be effectively subordinated to any secured Indebtedness of the Guarantor, to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all Indebtedness and other liabilities of any of Spectrum Brands’ subsidiaries that do not guarantee the 2024 notes.

The 2024 notes indenture will provide that the obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. If Spectrum Brands or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must promptly become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel to the Trustee.

None of Spectrum Brands’ Foreign Subsidiaries will guarantee the 2024 notes. Spectrum Brands’ Subsidiaries that will not be guaranteeing the 2024 notes had, as of September 30, 2018, approximately 16% of total liabilities and generated 53% of Spectrum’s revenue for the twelve month period ended September 30, 2018. See “Risk Factors—Risks Related to the Notes—The notes will be effectively subordinated to all liabilities of and claims of creditors of all of our foreign subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Spectrum Brands’ Unrestricted Subsidiaries will not be subject to the restrictive covenants in the 2024 notes indenture and will not guarantee the 2024 notes.

Optional Redemption

At any time prior to December 15, 2019, Spectrum Brands may redeem the 2024 notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2024 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date.

At any time on or after December 15, 2019, Spectrum Brands may redeem all or a part of the 2024 notes, from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, in cash, if redeemed during the twelve-month period beginning on December 15 in the years indicated below:

Year	Percentage
2019	103.063%
2020	102.042%
2021	101.021%
2022 and thereafter	100.000%

At any time and from time to time prior to December 15, 2017, Spectrum Brands may redeem the 2024 notes with an amount of cash equal to the net cash proceeds received by Spectrum Brands from one or more Equity Offerings at a redemption price equal to 106.125% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the aggregate principal amount of the 2024 notes (calculated after giving effect to any issuance of Additional Notes), provided that

(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the 2024 notes (calculated after giving effect to any issuance of Additional Notes) issued under the 2024 notes indenture remains outstanding immediately thereafter.

Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at Spectrum Brands’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection and Notice

If less than all of the 2024 notes are to be redeemed at any time, the Trustee will select 2024 notes for redemption as follows:

(1) if the 2024 notes are listed, in compliance with the requirements of the principal national securities exchange on which the 2024 notes are listed; or

(2) if the 2024 notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No 2024 notes of less than $2,000 shall be redeemed in part. Notices of redemption shall be mailed by first class mail, or delivered electronically if held by DTC, at least 30 but not more than 60 days before the redemption date to each Holder of the 2024 notes to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to the redemption date if the notice is issued in connection with the defeasance of the 2024 notes or a satisfaction and discharge of the 2024 notes indenture.

If any 2024 note is to be redeemed in part only, the notice of redemption that relates to that 2024 note shall state the portion of the principal amount thereof to be redeemed. A new 2024 note in principal amount equal to the unredeemed portion of the original 2024 note will be issued in the name of the Holder thereof upon cancellation of the original 2024 note. The 2024 notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the 2024 notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases and Other Purchases

Spectrum Brands is not required to make mandatory redemption or sinking fund payments with respect to the 2024 notes.

From time to time, Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates may acquire the 2024 notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates (as applicable) may determine (or as may be provided for in the 2024 notes indenture), which may be more or less than the consideration for which the 2024 notes are being sold and may be less than the redemption price in effect and could be for cash or other consideration, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the 2024 notes indenture. There can be no assurance as to which, if any, of these alternatives or combinations thereof Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates may choose to pursue in the future.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of 2024 notes will have the right to require Spectrum Brands to repurchase all or any part (equal to $2,000 or a higher multiple of $1,000) of that Holder’s 2024 notes pursuant to a Change of Control Offer on the terms set forth in the 2024 notes indenture. In the Change of Control Offer, Spectrum Brands will offer a payment (such payment, a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of 2024 notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, Spectrum Brands will mail, or deliver electronically if held by DTC, a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 2024 notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the 2024 notes indenture and described in such notice. Spectrum Brands will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the 2024 notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the 2024 notes indenture, Spectrum Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the 2024 notes indenture by virtue of such compliance.

On or before the Change of Control Payment Date, Spectrum Brands will, to the extent lawful:

(1) accept for payment all 2024 notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2024 notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the Trustee the 2024 notes so accepted together with an officer’s certificate stating the aggregate principal amount of 2024 notes or portions thereof being purchased by Spectrum Brands.

The Paying Agent will promptly mail or wire transfer to each Holder of 2024 notes properly tendered the Change of Control Payment for such 2024 notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the 2024 notes surrendered, if any; provided that such new 2024 note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

Spectrum Brands’ senior credit facilities provide that certain change of control events with respect to Spectrum Brands would constitute a default under these agreements. Any future credit agreements or other agreements to which Spectrum Brands becomes a party may contain similar provisions. Spectrum Brands’ ability to pay cash to the Noteholders following the occurrence of a Change of Control may be limited by Spectrum Brands’ then existing financial resources. Moreover, the exercise by the Noteholders of their right to require Spectrum Brands to purchase the 2024 notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Spectrum Brands. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the 2024 notes. See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indenture.”

Spectrum Brands will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2024 notes indenture applicable to a Change of Control Offer made by Spectrum Brands and purchases all 2024 notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the 2024 notes indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% in aggregate principal amount of the outstanding 2024 notes validly tender and do not withdraw such 2024 notes in a Change of Control Offer and Spectrum Brands, or any third party making a Change of Control Offer in lieu of Spectrum Brands as described above, purchases all of the 2024 notes validly tendered and not withdrawn by such holders, Spectrum Brands or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all 2024 notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

2024 notes repurchased by Spectrum Brands pursuant to a Change of Control Offer will have the status of 2024 notes issued but not outstanding or will be retired and canceled at the option of Spectrum Brands. 2024 notes purchased by a third party pursuant to the preceding paragraphs will have the status of 2024 notes issued and outstanding.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control or other events, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The provisions under the 2024 notes indenture relative to Spectrum Brand’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the 2024 notes then outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Spectrum Brands and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the 2024 notes to require Spectrum Brands to repurchase such 2024 notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Spectrum Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Under a Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit Spectrum Brands’ Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the 2024 notes indenture that would trigger the rights of a holder of 2024 notes to require a repurchase of the 2024 notes pursuant to this covenant.

Suspension of Certain Covenants

If at any time after the Issue Date that (i) the 2024 notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the 2024 notes indenture, Spectrum Brands and its Restricted Subsidiaries will not be subject to the covenants in the 2024 notes indenture specifically listed under the following captions in this “Description of 2024 Notes” section of this prospectus (the “Suspended Covenants”):

(1) “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) “—Certain Covenants—Restricted Payments”;

(3) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Certain Covenants—Transactions with Affiliates”;

(5) “—Certain Covenants—Asset Sales”; and

(6) clause (3) under “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Additionally, during such time as the above referenced covenants are suspended (a “Suspension Period”), Spectrum Brands will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that Spectrum Brands and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then Spectrum Brands and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events.

On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt incurred pursuant to clause (b)(2) under “—Incurrence of Indebtedness and Issuance of Preferred Stock.” For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (A) of “—Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “Restricted Payments.” For purposes of the “Asset Sales” covenant, on the Reversion Date, the amount of unutilized Excess Proceeds will be reset to zero. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).

There can be no assurance that the 2024 notes will ever achieve or maintain a rating of Investment Grade from the Rating Agencies.

Certain Covenants

Restricted Payments

(A) Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Spectrum Brands’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Spectrum Brands or any of its Restricted Subsidiaries) or to the direct or indirect holders of Spectrum Brands’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Spectrum Brands or to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands; and (B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividends, payments or distributions payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not Wholly Owned, Spectrum Brands or a Restricted Subsidiary receives at least its pro rata share of such dividends, payments or distributions in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Spectrum Brands) any Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands, including Holdings;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the 2024 notes or the Note Guarantees, except (a) payments of interest on or after Stated Maturity thereof, (b) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value of principal on or after the date that is one year prior to the Stated Maturity thereof or (c) payments on Indebtedness permitted to be incurred pursuant to clause (6) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(4) make any Restricted Investment.

(All such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Spectrum Brands would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Spectrum Brands and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent such dividends are paid to Spectrum Brands or any of its Restricted Subsidiaries) and (5), (6), (8), (9)(i), (ii) or (iv), (10), (11), (12) and (13) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Spectrum Brands for the period (taken as one accounting period) from October 1, 2014 to the end of Spectrum Brands’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds (and fair market value of marketable securities or other property) received by Spectrum Brands after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Spectrum Brands or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Spectrum Brands that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Spectrum Brands); plus

(c) with respect to Restricted Investments made by Spectrum Brands and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to Spectrum Brands or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by Spectrum Brands or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(d) $350.0 million.

(B) So long as, in the case of clauses (7) and (8), no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or consummation of a redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at said date of declaration or notice such payment would have complied with the provisions of the 2024 notes indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Spectrum Brands or any Guarantor or of any Equity Interests (including Disqualified Stock) of Spectrum Brands or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of Spectrum Brands or sale (other than to a Subsidiary of Spectrum Brands) of, Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands (other than Disqualified Stock) contributed to the equity of Spectrum Brands, in each case, within 60 days of such redemption, repurchase, retirement, defeasance or other acquisition; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, repayment, redemption, repurchase or other acquisition of subordinated Indebtedness of Spectrum Brands or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Spectrum Brands to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of an offering of, Equity Interests (other than Disqualified Stock) of Spectrum Brands or other contributions to the common equity capital of Spectrum Brands, in each case within 60 days of the acquisition of such Investment; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or other convertible or exchangeable securities or the vesting of restricted stock, restricted stock units or similar instruments if such Capital Stock represents fractional shares or all or a portion of the exercise price thereof or withholding taxes payable in connection with the exercise thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of (or payments to Holdings to fund any such repurchase, redemption or other acquisition of value) any Equity Interests of Holdings (or any direct or indirect parent of Holdings) or Spectrum Brands held by any employee, former employee, director or former director of Spectrum Brands (or any of its Restricted Subsidiaries) or Holdings (or any direct or indirect parent of Holdings) or any permitted transferee of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year, and any payment by Spectrum Brands to Holdings to enable Holdings (or any direct or indirect parent of Holdings) to make such payments, shall not exceed the sum of (x) $5.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in prior fiscal years; provided that no more than $10.0 million may be carried forward in any fiscal year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Spectrum Brands or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Spectrum Brands or any direct or indirect parent of Spectrum Brands (to the extent contributed to

Spectrum Brands) to members of management, directors, employees or consultants of Spectrum Brands, its Restricted Subsidiaries or any direct or indirect parent of Spectrum Brands that occurs after the Issue Date (provided that the amount of cash proceeds utilized for any such repurchase, redemption or other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph (A)); plus

(b) the cash proceeds of key man life insurance policies received by Spectrum Brands or any direct or indirect parent of Spectrum Brands (to the extent contributed to Spectrum Brands) or the Restricted Subsidiaries after the Issue Date;

provided that cancellation of Indebtedness owing to Spectrum Brands or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Spectrum Brands, any Restricted Subsidiary or the direct or indirect parents of Spectrum Brands in connection with a repurchase of Equity Interests of Spectrum Brands or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the 2024 notes indenture;

(8) the payment, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the “Asset Sales” and “Change of Control” covenants; provided that all 2024 notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) payments made to Holdings (i) to allow Holdings (or any direct or indirect parent of Holdings) to pay administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees in an aggregate amount not to exceed $5.0 million in any calendar year; (ii) to allow Holdings to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, (iii) to allow Holdings or such other parent of Spectrum Brands to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such direct or indirect parent company of Spectrum Brands and (iv) to allow Holdings (or any direct or indirect parent of Holdings) to pay income taxes attributable to Spectrum Brands and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by Spectrum Brands and its Subsidiaries on a stand-alone basis (if Spectrum Brands were a corporation and parent of a consolidated group including its Subsidiaries); provided that any payments pursuant to this clause (iv) in any period not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Consolidated Cash Flow for such period);

(10) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed the greater of 17.5% of Consolidated Cash Flow and $120.0 million;

(11) (A) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Spectrum Brands or any Restricted Subsidiary or preferred stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges and payment of any redemption price or liquidation value of any such Disqualified Stock or preferred stock when due at final maturity in accordance with its terms and (B) the declaration and payment of dividends to a direct or indirect parent company of Spectrum Brands, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that (i) the aggregate amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Spectrum Brands from the sale of such preferred stock and (ii) the amount of cash used to make any payments pursuant to this clause (B) shall be excluded from calculations pursuant to clause (3) of the first paragraph above and shall not be used for the purpose of any other Restricted Payment;

(12) any Restricted Payments used to fund the Transactions and the fees and expenses related thereto, including those owed to Affiliates;

(13) any “deemed dividend” resulting under the tax laws from, or in connection with, the filing of a consolidated or combined tax return by Holdings or any direct or indirect parent of Spectrum Brands (and not involving any cash distribution from Spectrum Brands or any Restricted Subsidiary except as permitted by clause (9)(iv) above); and

(14) the payment of dividends to Holdings to fund a payment of dividends on Holdings’ common stock (or the common stock of any direct or indirect parent of Holdings) of up to 6% per annum of the net cash proceeds received by or contributed to Spectrum Brands as a contribution to equity in or from any public offering of common stock of Holdings (or the common stock of any direct or indirect parent of Holdings) other than public offerings registered on Form S-4 or Form S-8 (or their successor or equivalent forms).

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Spectrum Brands or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities in excess of $10.0 million that are required to be valued by this covenant shall be determined by the Board of Directors.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Spectrum Brands will be entitled to divide, classify or re-classify (based on circumstances existing on the date of such reclassification) such restricted payment or portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

(a) Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and Spectrum Brands will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that Spectrum Brands or any Restricted Subsidiaries may incur Indebtedness, if the Fixed Charge Coverage Ratio for Spectrum Brands’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; provided, further, that any Restricted Subsidiary that is not a Guarantor may not incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock in a principal amount (or accreted value, as applicable) that, when aggregated with the principal amount (or accreted value, as applicable) of all Indebtedness then outstanding and incurred by such non-Guarantor Restricted Subsidiaries under this clause (a), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, exceeds the greater of $300 million and 50% of the Consolidated Cash Flows of Spectrum Brands for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom) as if such indebtedness had been incurred at the beginning of such four fiscal quarters.

(b) Paragraph (a) of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Spectrum Brands or any Restricted Subsidiaries of Indebtedness (including Indebtedness under the Revolving Credit Agreement and the Term Loan Agreement) under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Spectrum Brands and its Restricted Subsidiaries thereunder) not to exceed the sum of (A) the greater of $700 million and the Borrowing Base; and (B) the greater of (x) $2,300 million and (y) an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and application of the net proceeds therefrom), the Secured Leverage Ratio would be no greater than 3.25 to 1.0 (provided that all Indebtedness incurred under clause (B)(y), whether or not secured, shall be included when calculating the Secured Leverage Ratio for purposes of this clause (B)(y)); less the aggregate amount of all Net Proceeds of Asset Sales applied by Spectrum Brands or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by Spectrum Brands and the Guarantors of Indebtedness represented by the 2024 notes offered hereby (excluding any Additional Notes) and the related Note Guarantees;

(4) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), plant, equipment or other fixed or capital assets that are used or useful in the Permitted Business, whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets (in each case, incurred within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement), in a principal amount that, when aggregated with the principal amount of all Indebtedness then outstanding under this clause (4), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this clause (4), does not exceed the greater of (a) $200.0 million and (b) 30% of Consolidated Cash Flow of Spectrum Brands for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and after giving pro forma effect thereto as if such event occurred at the beginning of such four fiscal quarters;

(5) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the 2024 notes indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (8), (10), (11) or (16) of this paragraph;

(6) the incurrence by Spectrum Brands or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Spectrum Brands or any of its Restricted Subsidiaries; provided, however, that:

(a) if Spectrum Brands or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2024 notes, in the case of Spectrum Brands, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Spectrum Brands or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Spectrum Brands or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Spectrum Brands or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by Spectrum Brands or any Restricted Subsidiary of Indebtedness of Spectrum Brands or a Restricted Subsidiary of Spectrum Brands that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of other Indebtedness in a principal amount (or accreted amount as applicable) that, when aggregated with the principal amount of all Indebtedness then outstanding under this clause (8), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this clause (8), does not exceed the greater of (a) $250.0 million and (b) 35% of Consolidated Cash Flow of Spectrum Brands for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and after giving pro forma effect thereto as if such event occurred at the beginning of such four fiscal quarters;

(9) the incurrence of Indebtedness by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Acquired Debt; provided that after giving effect to the incurrence thereof, Spectrum Brands either (x) could incur $1.00 of indebtedness under paragraph (a) above or (y) would have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Spectrum Brands for the four-quarter period immediately prior to such transaction;

(11) the incurrence of Indebtedness by Foreign Subsidiaries; provided that the principal amount (or accreted value, as applicable) incurred under this clause (11), when aggregated with the principal amount (or accreted value, as applicable) of all other Indebtedness then outstanding and incurred under this clause (11), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), does not exceed $500.0 million, and Guarantees thereof by any Foreign Subsidiary;

(12) (A) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations or health, disability or other benefits to employees or former employees or their families, and Indebtedness incurred in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, in each case incurred in the ordinary course of business, including guarantees or obligations of Spectrum Brands or any Restricted Subsidiary with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed); and (B) Indebtedness consisting of the financing of insurance premiums, in the ordinary course of business;

(13) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14) Indebtedness of Spectrum Brands or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount not to exceed $10.0 million at any time outstanding;

(15) the incurrence by Spectrum Brands or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business;

(16) Contribution Indebtedness; and

(17) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of Spectrum Brands or any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (17), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17) does not exceed the greater of $75.0 million and 10.0% of Consolidated Cash Flow.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, Spectrum Brands will be permitted to divide, classify or reclassify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. In addition, any Indebtedness originally classified as incurred pursuant to paragraph (a) or clauses (1) through (17) above may later be reclassified by Spectrum Brands such that it will be deemed as having been incurred pursuant to another of such clauses or paragraph (a) above to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or paragraph (a) at the time of such reclassification (based on circumstances existing at the time of such reclassification). If any Contribution Debt is designated as incurred under any provision other than clause (16) under paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (A)(3)(b) of “Restricted Payments.”

Subject to the foregoing, any Indebtedness incurred pursuant to clause (1) above shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

The amount of Indebtedness incurred in any foreign currency for purposes of the 2024 notes indenture shall be converted into U.S. dollars at the time of first incurrence, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt, and the amount of such Indebtedness outstanding will not be deemed to change as a result of fluctuations in currency exchange rates after such date of incurrence. However, if the Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Spectrum Brands shall not incur any Indebtedness that is subordinated or junior in right of payment to any Indebtedness of Spectrum Brands unless it is subordinated in right of payment to the 2024 notes at least to the same extent. No Guarantor shall incur any Indebtedness that is subordinated or junior in right of payment to the Indebtedness of such Guarantor unless it is subordinated in right of payment to such Guarantor’s Note Guarantee at least to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of Spectrum Brands or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, without effectively providing that the 2024 notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the 2024 notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (27) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (27) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, Spectrum Brands shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in subclause (x) of the second paragraph of the definition of “Indebtedness.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Spectrum Brands or any of its Restricted Subsidiaries or pay any liabilities owed to Spectrum Brands or any of its Restricted Subsidiaries;

(2) make loans or advances to Spectrum Brands or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Spectrum Brands or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of or with respect to:

(1) the Revolving Credit Agreement, the Term Loan Agreement, Existing Indebtedness or any other agreements as in effect on the Issue Date;

(2) applicable law, rule, regulation or order;

(3) any Person or the property or assets of a Person acquired by Spectrum Brands or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(4) in the case of clause (3) of the first paragraph of this covenant:

(a) provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Spectrum Brands or any Restricted Subsidiary not otherwise prohibited by the 2024 notes indenture; or

(c) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Spectrum Brands or any Restricted Subsidiary in any manner material to Spectrum Brands or any Restricted Subsidiary;

(5) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other agreements;

(6) any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) Indebtedness of a Foreign Subsidiary permitted to be incurred under the 2024 notes indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not materially (in good faith by the Board of Directors of Spectrum Brands) impair Spectrum Brands’ ability to make principal and interest payments on the Notes, as determined;

(8) the 2024 notes indenture, the 2024 notes, any Additional Notes or the Guarantees;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions will not materially (in the good faith judgment of the Board of Directors of Spectrum Brands) impair Spectrum Brands’ ability to make principal and interest payments on the 2024 notes;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which Spectrum Brands or any of its Restricted Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Spectrum Brands or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Spectrum Brands or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(12) any instrument governing any Indebtedness or Capital Stock of a Person that is an Unrestricted Subsidiary as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Restricted Subsidiary, or the property or assets of the Person who became a Restricted Subsidiary and was not entered into in contemplation of the designation of such Subsidiary as a Restricted Subsidiary; provided that, in the case of Indebtedness, the incurrence of such Indebtedness as a result of such Person becoming a Restricted Subsidiary was permitted by the terms of the 2024 notes indenture;

(13) purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of the first paragraph of this covenant on the property so acquired; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Spectrum Brands’ Board of Directors, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands to other Indebtedness incurred by Spectrum Brands or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

Spectrum Brands will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Spectrum Brands is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Spectrum Brands and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) Spectrum Brands is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Spectrum Brands) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of Spectrum Brands under the 2024 notes, the 2024 notes indenture, and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists; and

(3) immediately after giving effect to such transaction on a pro forma basis, Spectrum Brands or the Person formed by or surviving any such consolidation or merger (if other than Spectrum Brands), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be (i) permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Spectrum Brands for the four-quarter period immediately prior to such transaction.

In addition, neither Spectrum Brands nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (2) and (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, lease, conveyance or other disposition of assets between or among Spectrum Brands and any of its Restricted Subsidiaries.

Transactions with Affiliates

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving payments of consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Spectrum Brands or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Spectrum Brands or such Restricted Subsidiary with a Person that is not an Affiliate of Spectrum Brands as determined in good faith by a majority of the disinterested members of the Board of Directors; and

(2) Spectrum Brands delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Spectrum Brands and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of Spectrum Brands;

(3) Restricted Payments that are permitted by the provisions of the 2024 notes indenture described above under the caption “—Restricted Payments,” or any Permitted Investments;

(4) any sale of Capital Stock (other than Disqualified Stock) of Spectrum Brands;

(5) loans and advances to officers and employees of Spectrum Brands or any of its Restricted Subsidiaries or Holdings (or any direct or indirect parent of Holdings) for bona fide business purposes in the ordinary course of business consistent with past practice;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by Spectrum Brands or any of its Restricted Subsidiaries with officers and employees of Spectrum Brands or any of its Restricted Subsidiaries or Holdings (or any direct or indirect parent of Holdings) and the payment of compensation to officers and employees of Spectrum Brands or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7) any agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or any replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to Spectrum Brands and its Restricted Subsidiaries than the original agreement as in effect on the Issue Date, as determined in good faith by Spectrum Brands’ Board of Directors, and any transactions contemplated by any of the foregoing agreements or arrangements;

(8) transactions with customers, clients, suppliers, joint ventures, joint venture partners, Unrestricted Subsidiaries or purchasers or sellers of goods and services, in each case in the ordinary course of business and on terms no less favorable than that available from non-affiliates (as determined by Spectrum Brands) and otherwise not prohibited by the 2024 notes indenture;

(9) any transaction with an Affiliate (i) where the only consideration paid by Spectrum Brands or any Restricted Subsidiary is Qualified Equity Interests or (ii) consisting of the provision of customary registration rights;

(10) the payment of all Transaction Expenses by Spectrum Brands and its Restricted Subsidiaries;

(11) any merger, consolidation or reorganization of Spectrum Brands (otherwise permitted by the 2024 notes indenture) with an Affiliate of Spectrum Brands solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of Spectrum Brands or a direct or indirect parent of Spectrum Brands, (b) forming or collapsing a holding company structure or (c) reincorporating Spectrum Brands in a new jurisdiction;

(12) transactions between Spectrum Brands or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Spectrum Brands or any direct or indirect parent of Spectrum Brands; provided that such director abstains from voting as a director of Spectrum Brands or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith that is consistent with paragraph (b)(9)(iv) of the “—Restricted Payments” covenant; and

(14) transactions in which Spectrum Brands or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Spectrum Brands or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph.

Asset Sales

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Spectrum Brands (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefore received by Spectrum Brands or such Restricted Subsidiary is in the form of Cash Equivalents or Replacement Assets. For purposes of this clause, each of the following shall be deemed to be Cash Equivalents:

(a) any liabilities (as shown on Spectrum Brands’ or such Restricted Subsidiary’s most recent balance sheet) of Spectrum Brands or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the 2024 notes or any Note Guarantee and liabilities to the extent owed to Spectrum Brands or any Affiliate of Spectrum Brands) that are assumed by the transferee of any such assets and with respect to which Spectrum Brands and its Restricted Subsidiaries are unconditionally released from further liability in writing or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b) any securities, notes or other obligations or assets received by Spectrum Brands or any such Restricted Subsidiary from such transferee that are converted by Spectrum Brands or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of the applicable Asset Sale; and

(c) any Designated Non-cash Consideration received by Spectrum Brands or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $10.0 million or 1.5% of Consolidated Cash Flow at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

If at any time any non-cash consideration received by Spectrum Brands or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Spectrum Brands may apply such Net Proceeds at its option:

(1) to repay secured Indebtedness or Indebtedness of a non-Guarantor Restricted Subsidiary owed to a Person that is not an Affiliate of Spectrum Brands and, except in the case of Indebtedness under the Revolving Credit Agreement, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to prepay, repay or repurchase any Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries which is not expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2024 notes, in the case of Spectrum Brands, or the Note Guarantee, in the case of a Guarantor; or

(3) to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; provided that, if during the 365 day period following the consummation of an Asset Sale, Spectrum Brands or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply the Net Proceeds in accordance with the requirements of this clause (3) after such 365 day period, such 365 day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) or, if earlier, the date of termination of such agreement; provided, further, that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless Spectrum Brands or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that Spectrum Brands or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, Cash Equivalents (whether or not actual Net Proceeds of such Asset Sale) used for the purposes described in clause (3) that are designated as used in accordance with clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Proceeds applied in accordance with clause (3).

Pending the final application of any such Net Proceeds, Spectrum Brands may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the 2024 notes indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (1), (2) or (3) of the second preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $50.0 million, Spectrum Brands will make an Asset Sale Offer to all Noteholders and all holders of other Indebtedness that is pari passu with the 2024 notes or any Note Guarantee containing provisions similar to those set forth in the 2024 notes indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of the 2024 notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. Spectrum Brands and its Restricted Subsidiaries may make an Asset Sale Offer under this section using Net Proceeds prior to the time any such Net Proceeds become Excess Proceeds, in which case such Net Proceeds shall be deemed to have been applied within the time frame required by this covenant. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the 2024 notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Spectrum Brands may use such Excess Proceeds for any purpose not otherwise prohibited by the 2024 notes indenture. If the aggregate principal amount of the 2024 notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the 2024 notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of the 2024 notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Spectrum Brands will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of the 2024 notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the 2024 notes indenture, Spectrum Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the 2024 notes indenture by virtue of such compliance.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by Spectrum Brands or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Spectrum Brands or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate fair market value of all outstanding Investments owned by Spectrum Brands and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Spectrum Brands or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, Spectrum Brands or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with Spectrum Brands or any Restricted Subsidiary of Spectrum Brands that would not be permitted under “Transactions with Affiliates” and;

(b) except as permitted under clauses (1) and (2) above is a Person with respect to which neither Spectrum Brands nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(5) no Default or Event of Default would be in existence following such designation.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the 2024 notes indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Spectrum Brands as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the 2024 notes indenture, Spectrum Brands shall be in default under the 2024 notes indenture.

The Board of Directors of Spectrum Brands may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Spectrum Brands of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If Spectrum Brands or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must promptly become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Spectrum Brands or another Guarantor unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the 2024 notes indenture, Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) except in the case of Holdings, such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor (other than Holdings) will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Spectrum Brands or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor does not violate the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) if Spectrum Brands designates such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the 2024 notes indenture;

(3) upon legal or covenant defeasance of the 2024 notes or satisfaction and discharge of the 2024 notes indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge” or;

(4) upon a sale of Capital Stock which causes such Guarantor to cease to be a Subsidiary if such sale does not violate any of the provisions of the 2024 notes indenture; provided that such Guarantor is concurrently released from any other Guarantees of Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries at such time.

Reports

So long as any 2024 notes are outstanding, Spectrum Brands will file with the U.S. Securities and Exchange Commission (“Commission”) and furnish to the Trustee and, upon request, to the Holders:

(1) within 90 days after the end of each fiscal year, an annual report on Form 10-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly report on Form 10-Q; and

(3) promptly from time to time after the occurrence of an event required to be therein reported pursuant to Form 8-K, a current report on Form 8-K.

If Spectrum Brands is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Spectrum Brands will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. If the Commission will not accept Spectrum Brands’ filings for any reason, Spectrum Brands will furnish the reports referred to in the preceding paragraphs to the

Trustee within the time periods that would apply if Spectrum Brands were required to file those reports with the Commission. Spectrum Brands will not take any action for the purpose of causing the Commission not to accept any such filings. Any information filed with, or furnished to, the Commission via EDGAR shall be deemed to have been made available to the Trustee and the registered holders of the 2024 notes.

Notwithstanding the foregoing, (A) if Holdings or any other direct or indirect parent of Spectrum Brands fully and unconditionally guarantees the 2024 notes, the filing of such reports by such parent within the time periods specified above will satisfy such obligations of Spectrum Brands; provided that such reports shall include the information required by Rule 3-10 of Regulation S-X with respect to Spectrum Brands and the Guarantors and (B) if neither Spectrum Brands nor Holdings is subject to Section 13 or 15(d) of the Exchange Act, the financial statements, information and other documents required to be provided as described above, may be those of (i) Spectrum Brands or (ii) any direct or indirect parent of Spectrum Brands, so long as in the case of (ii) such direct or indirect parent of Spectrum Brands shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management of Spectrum Brands; provided that, if the financial information so furnished relates to such direct or indirect parent of Spectrum Brands, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Spectrum Brands and its Restricted Subsidiaries on a standalone basis, on the other hand.

Spectrum Brands shall distribute such information and such reports to the Trustee, and make them available, upon request, to any Holder and to any such prospective investor or securities analyst. To the extent not satisfied by the foregoing, Spectrum Brands shall also make publicly available the information required to be available pursuant to Rule 144A(d)(4) under the Securities Act.

Activities of Holdings

Holdings shall not engage in any material activities or hold any material assets other than holding the Capital Stock of Spectrum Brands and those activities incidental thereto and will not incur any material liabilities other than liabilities relating to its Guarantee of the 2024 notes, its Guarantee of any other Indebtedness of Spectrum Brands or any of its Subsidiaries and any other obligations or liabilities incidental to its activities as a holding company.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the 2024 notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the 2024 notes;

(3) failure by Spectrum Brands or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the second paragraph under the caption “—Certain Covenants—Guarantees”;

(4) failure by Spectrum Brands or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of 2024 notes outstanding to comply with any of the other agreements in the 2024 notes indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Spectrum Brands or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Spectrum Brands or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment of principal at the final maturity of such Indebtedness (a “Payment Default”);

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(6) failure by Spectrum Brands or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the 2024 notes indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any authorized Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to Spectrum Brands, any Significant Subsidiary of Spectrum Brands (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Spectrum Brands, all outstanding 2024 notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2024 notes may declare all the 2024 notes to be due and payable immediately by notice in writing to Spectrum Brands specifying the Event of Default.

Holders of the 2024 notes may not enforce the 2024 notes indenture or the 2024 notes except as provided in the 2024 notes indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2024 notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the 2024 notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the 2024 notes waive any existing Default or Event of Default and its consequences under the 2024 notes indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the 2024 notes. The Holders of a majority in principal amount of the 2024 notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the 2024 notes indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the 2024 notes indenture or the 2024 notes, or form the appointment of a recipient or a trustee, or pursue any remedy with respect to the 2024 notes indenture or the 2024 notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding 2024 notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding 2024 notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a 2024 note to receive payment of the principal of, premium, if any, or interest on, such 2024 note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the 2024 note, which right shall not be impaired or affected without the consent of the Holder.

Spectrum Brands is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the 2024 notes indenture. Upon becoming aware of any Default or Event of Default, Spectrum Brands is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or controlling person of Spectrum Brands or any Guarantor, as such, shall have any liability for any obligations of Spectrum Brands or the Guarantors under the 2024 note, the 2024 notes indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2024 notes by accepting a 2024 note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2024 notes.

Satisfaction and Discharge

The 2024 notes indenture will be discharged and will cease to be of further effect as to all 2024 notes issued thereunder, when:

(1) either:

(a) all 2024 notes that have been authenticated (except lost, stolen or destroyed 2024 notes that have been replaced or paid and 2024 notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Spectrum Brands) have been delivered to the Trustee for cancellation; or

(b) all 2024 notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Spectrum Brands or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts, as determined by Spectrum Brands, as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the 2024 notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the 2024 notes indenture) to which Spectrum Brands or any Guarantor is a party or by which Spectrum Brands or any Guarantor is bound;

(3) Spectrum Brands or any Guarantor has paid or caused to be paid all sums payable by it under the 2024 notes indenture; and

(4) Spectrum Brands has delivered irrevocable instructions to the Trustee under the 2024 notes indenture to apply the deposited money toward the payment of the 2024 notes at maturity or the redemption date, as the case may be.

In the case of satisfaction and discharge, upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the trustee shall be sufficient for purposes of clause (1) above and the 2024 notes indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of such deposit, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an officer’s certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

In addition, Spectrum Brands must deliver an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Legal Defeasance and Covenant Defeasance

Spectrum Brands may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding 2024 notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding 2024 notes to receive payments in respect of the principal of, or interest or premium, if any, on such 2024 notes when such payments are due from the trust referred to below;

(2) Spectrum Brands’ obligations with respect to the 2024 notes concerning issuing temporary 2024 notes, registration of 2024 notes, mutilated, destroyed, lost or stolen 2024 notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Spectrum Brands’ and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 2024 notes indenture.

In addition, Spectrum Brands may, at its option and at any time, elect to have the obligations of Spectrum Brands and the Guarantors released with respect to most covenants that are described in the 2024 notes indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the 2024 notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to the 2024 notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Spectrum Brands must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 2024 notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy, in the opinion of Spectrum Brands’ chief financial officer) to pay the principal of, or interest and premium, if any, on the outstanding 2024 notes on the stated maturity or on the applicable redemption date, as the case may be, and Spectrum Brands must specify whether the 2024 notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Spectrum Brands shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Spectrum Brands has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding 2024 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Spectrum Brands shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding 2024 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit other than a Default resulting from the borrowing of funds to be applied to such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Spectrum Brands or any of its Subsidiaries is a party or by which Spectrum Brands or any of its Subsidiaries is bound;

(6) Spectrum Brands must deliver to the Trustee an officer’s certificate stating that the deposit was not made by Spectrum Brands with the intent of preferring the Holders of 2024 notes over the other creditors of Spectrum Brands with the intent of defeating, hindering, delaying or defrauding creditors of Spectrum Brands or others;

(7) if the 2024 notes are to be redeemed prior to their stated maturity, Spectrum Brands must deliver to the Trustee irrevocable instructions to redeem all of the 2024 notes on the specified redemption date; and

(8) Spectrum Brands must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

In the case of defeasance, upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the trustee shall be sufficient for purposes of clause (1) above and the 2024 notes indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of such deposit, with the Applicable Premium Deficit only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an officer’s certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

In the case of legal or covenant defeasance, all Guarantees and Liens will be released.

Amendment, Supplement and Waiver

Except as provided in the next succeeding paragraphs, the 2024 notes indenture, the 2024 notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the 2024 notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2024 notes), and any existing Default or Event of Default or compliance with any provision of the 2024 notes indenture, the 2024 notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding 2024 notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2024 notes).

Without the consent of each Holder of 2024 notes affected, an amendment, supplement or waiver may not (with respect to any 2024 notes held by a non-consenting Holder):

(1) reduce the principal amount of the 2024 notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any 2024 note or alter the provisions, or waive any payment, with respect to the redemption of the 2024 notes (other than the notice period with respect to the redemption of the Notes);

(3) reduce the rate of or change the time for payment of interest on any 2024 note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the 2024 notes (except a rescission of acceleration of the 2024 notes by the Holders of at least a majority in aggregate principal amount of the then outstanding 2024 notes and a waiver of the payment default that resulted from such acceleration);

(5) make any 2024 notes payable in money other than U.S. dollars;

(6) make any change in the provisions of the 2024 notes indenture relating to waivers of past Defaults or the rights of Holders of 2024 notes to receive payments of principal of, or interest or premium, if any, on the 2024 notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the 2024 notes indenture, except in accordance with the terms of the 2024 notes indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the 2024 notes or the Note Guarantees;

(9) amend, change or modify the obligation of Spectrum Brands to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen, or the obligation of Spectrum Brands to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders—Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by Spectrum Brands of any of its rights or obligations under the 2024 notes indenture; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the 2024 notes, Spectrum Brands, the Guarantors and the Trustee may amend or supplement the 2024 notes indenture, the 2024 notes or the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated 2024 notes in addition or in place of certificated 2024 notes;

(3) to provide for the assumption of Spectrum Brands’ or any Guarantor’s obligations to Holders of 2024 notes in the case of a merger or consolidation or sale of all or substantially all of Spectrum Brands’ or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of 2024 notes or that does not adversely affect the legal rights under the 2024 notes indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the 2024 notes indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants—Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Notes in accordance with the 2024 notes indenture; or

(9) to conform any provision to this “Description of 2024 Notes.”

Concerning the Trustee

If the Trustee becomes a creditor of Spectrum Brands or any Guarantor, the 2024 notes indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The 2024 notes indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 2024 notes indenture at the request of any Holder of the 2024 notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the 2024 notes indenture. Reference is made to the 2024 notes indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings; provided further that Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs-KG, Mannheim shall not be deemed an Affiliate of Spectrum Brands or any of its Restricted Subsidiaries solely by virtue of the beneficial ownership by Spectrum Brands or its Restricted Subsidiaries of up to 20% of the Voting Stock of such entity.

“Applicable Premium” means, with respect to any 2024 note on any redemption date, the greater of

(i) 1.0% of the principal amount of such 2024 notes; or

(ii) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such 2024 note at December 15, 2019 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such 2024 note through December 15, 2019 excluding accrued but unpaid interest to the applicable redemption date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such 2024 note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets of Spectrum Brands or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Spectrum Brands and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the 2024 notes indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under “—Repurchase at the Option of Holders—Asset Sale”; and

(2) the issuance of Equity Interests (other than directors’ qualifying shares) by any of Spectrum Brands’ Restricted Subsidiaries or the sale by Spectrum Brands or any Restricted Subsidiary of Equity Interests (other than directors’ qualifying shares) in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $50.0 million;

(2) a transfer of assets between or among Spectrum Brands and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Spectrum Brands or to another Restricted Subsidiary;

(4) the sale, lease, assignment or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business or consistent with past business practice and any other non-recourse factoring of accounts receivable pursuant to a factoring program sponsored by a retailer of national standing in partnership with a financial institution or otherwise entered into by Spectrum Brands or any of its subsidiaries with a financial institution;

(5) the sale or other disposition of Cash Equivalents;

(6) a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(7) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or no longer used or required for use in the ordinary course of the business of Spectrum Brands or its Restricted Subsidiaries;

(8) the licensing of intellectual property in the ordinary course of business;

(9) any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the 2024 notes indenture;

(10) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(11) foreclosure or any similar action with respect to any property or other asset of Spectrum Brands or any of its Restricted Subsidiaries, which foreclosure or other similar action does not otherwise constitute a Default;

(12) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business; and

(13) the unwinding of any Hedging Obligation.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(2) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers thereof, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means the sum of (A) 80% of the net book value of accounts receivable of Spectrum Brands and its Restricted Subsidiaries and (B) 60% of the net book value of inventory of Spectrum Brands and its Restricted Subsidiaries (with accounts receivable and inventory calculated on the basis that all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a pro forma basis with such calculations made in good faith by a responsible financial or accounting officer of the Company).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) United States dollars, Euros, British Pounds Sterling or any other currencies received in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (c) time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank or trust company organized or licensed under the laws of the United States or any state thereof or the District of Columbia whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having at least a “P-1” rating from Moody’s or “A-1” from S&P and in each case maturing within nine months after the date of acquisition; (f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest ratings obtainable from Moody’s or S&P and maturing within six months from the date of acquisition thereof; (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and (h) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts and related liabilities or arising from (i) services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox or stop payment services; (ii) commercial credit card and merchant card services; and (iii) other banking products or services (other than letters of credit and leases).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Spectrum Brands and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Spectrum Brands;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of Spectrum Brands or Holdings other than a Permitted Holder;

(4) the first day on which a majority of the members of the Board of Directors of Spectrum Brands or Holdings are not Continuing Directors; or

(5) Holdings ceases to directly own all Capital Stock of Spectrum Brands.

For purposes of this definition, (i) any direct or indirect holding company of Spectrum Brands (including Holdings) shall not itself be considered a Person for purposes of clauses (3) or (5) above or a “person” or “group” for purposes of clauses (3) or (5) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of Spectrum Brands is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of Spectrum Brands immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement. In addition, any foreclosure (but not any sale thereof to a third party) with respect to Equity Interests of Spectrum Brands by the trustee or the holders of HRG Group, Inc.’s (f/k/a Harbinger Group Inc.) outstanding secured notes shall not be deemed a Change of Control.

“Change of Control Offer” has the meaning assigned to that term in the 2024 notes indenture governing the 2024 notes.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(d) (i) unusual or non-recurring charges, (ii) relocation costs and integration costs or reserves (including such items related to proposed and completed acquisitions and Asset Sales and to closure/consolidation of facilities), (iii) Transaction Expenses and (iv) severance costs, including such costs related to proposed and completed Permitted Investments and Asset Sales and to closure/consolidation of facilities, in each case incurred by Spectrum Brands, Inc. and its Restricted Subsidiaries; plus

(e) the amount of cost savings, operational expense improvements and synergies projected by such person in good faith to be realized as a result of actions taken during such period or to be taken in connection with a transaction that is being given pro forma effect (calculated on a pro forma basis as though such cost savings, operational expense improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational expense improvements and synergies are reasonably identifiable and factually supportable and (y) such cost savings, operational expense improvements and synergies are expected in good faith to be realized within 12 months of the end of such period; minus

(f) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6) (a) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (b) unrealized gains and losses with respect to Hedging Obligations shall be excluded (until realized, at which time such gains or losses shall be included);

(7) any non-cash charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(8) (a)(i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be excluded and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded (until realized, at which time such gains or losses shall be included);

(9) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) approved by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), (i) expenses with respect to liability or casualty events or business interruption shall be excluded and (ii) amounts received, or estimated in good faith to be received, from insurance in respect of lost earnings in respect of liability or causality events or business interruption shall be included (with a deduction for (x) amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for estimated amounts in excess of amounts actually received in a future period);

(10) any charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, Accounting Standards Codification Topic 360-10-35-15, Impairment or Disposal of Long-Lived Assets, Accounting Standards Codification Topic 480-10-25-4, Distinguishing Liabilities from Equity—Overall Recognition, or Accounting Standards Codification Topic 820

Fair Value Measurements and Disclosures, the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 Debt—Debt with Conversion Options—Recognition, and any non-cash income tax expense that results from the inability to include deferred tax liabilities related to indefinite-lived intangible assets as future reversals of temporary differences under FASB ASC 740-10-30-18, shall be excluded; and

(11) restructuring and related charges and acquisition and related integration charges, including but not limited to, restructuring charges related to the Transactions, shall be excluded.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Spectrum Brands and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances, Obligations in respect of Capital Lease Obligations, debt obligations evidenced by promissory notes and similar instruments and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Spectrum Brands and its Restricted Subsidiaries, with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Spectrum Brands or Holdings who:

(1) was a member of such Board of Directors on the Issue Date or

(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Debt” means Indebtedness or Disqualified Stock of Spectrum Brands or any Guarantor in an aggregate principal amount or liquidation preference not greater than twice the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of Spectrum Brands after the Issue Date; provided that:

(1) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (A)(3)(b) under “Limitation on Restricted Payments” or used to make any Restricted Payment pursuant to paragraph (B) of such covenant (it being understood that if any such Indebtedness or Disqualified Stock incurred as Contribution Debt is redesignated as incurred under any provision other than paragraph (b)(16) of the “Limitation on Debt” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (A)(3)(b) in the “Limitation on Restricted Payments” covenant); and

(2) such Contribution Debt (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an officer’s certificate on the incurrence date thereof.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement and the Term Loan Agreement), or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities (including related exchange notes and guarantees thereof), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other long-term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, in any manner whatsoever modified, refinanced, extended, substituted, replaced, renewed, or otherwise restructured or refunded, in whole or in part, in one or more instances, from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes)), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior debt facility or (2) occurs on one or more separate occasions.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Spectrum Brands or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by an officer of Spectrum Brands or such Restricted Subsidiary at the time of such Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date that is the earlier date on which the 2024 notes mature and the date the 2024 notes are no longer outstanding, except to the extent such Capital Stock is solely redeemable with, or solely exchangeable for, any Equity Interests of Spectrum Brands that are not Disqualified Stock; provided that if such Capital Stock is issued to any plan for the benefit of employees of Spectrum Brands or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Spectrum Brands or its Subsidiaries in order to satisfy applicable statutory or regulatory obligation; provided, further, that any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of Spectrum Brands, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Spectrum Brands or its Subsidiaries following the termination of employment of such employee, director, officer, manager or consultant with Spectrum Brands or any of its Subsidiaries (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with the 2024 notes indenture). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Spectrum Brands to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Spectrum Brands may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the 2024 notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of Spectrum Brands other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a primary offering, after the Issue Date, of Qualified Stock of Spectrum Brands or of Holdings or any direct or indirect parent of Holdings (to the extent the proceeds thereof are contributed to the common equity of Spectrum Brands) other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Spectrum Brands and its Subsidiaries (other than Indebtedness described in clauses (1) and (3) of the covenant described above under the caption “—Certain Covenants—Indebtedness”) in existence on the Issue Date, until such amounts are repaid.

“Existing Notes” means, collectively, (i) Spectrum Brands’ 6.75% Senior Notes due 2020 outstanding on the Issue Date, (ii) Spectrum Brands’ 6.375% Senior Notes due 2020 outstanding on the Issue Date and (iii) Spectrum Brands’ 6.625% Senior Notes due 2022 outstanding on the Issue Date.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, retires, extinguishes, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, retirement, extinguishment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments or acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Spectrum Brands. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Spectrum Brands as set forth in an officer’s certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations (but excluding unrealized gains or losses with respect thereto), but excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) any redemption premiums, prepayment fees, or other charges or penalties incurred in connection with the Transactions and (iv) any premiums, fees or other charges incurred in connection with the refinancing of the Existing Indebtedness on the Issue Date (in each case of (i) through (iv), to the extent included in any of the foregoing items listed in clause (1)); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of Spectrum Brands (other than Disqualified Stock) or (ii) dividends to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Equity Interests or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Consolidated Fixed Charges.

“Foreign Subsidiary” means any Restricted Subsidiary of Spectrum Brands other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) Holdings and each direct or indirect Domestic Subsidiary of Spectrum Brands on the Issue Date; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the 2024 notes indenture; and their respective successors and assigns until released from their obligations under their Note Guarantees and the 2024 notes indenture in accordance with the terms of the 2024 notes indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of managing interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of managing commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of managing foreign currency exchange rate risk.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Spectrum Brands will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Spectrum Brands and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Spectrum Brands or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations, other than Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging, swapping, managing interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP or, in the case of any earn-out obligation or purchase price adjustment, would have been recorded as a liability under GAAP prior to the adoption of Financial Accounting Standards Board Statement No. 141R. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the 2024 notes indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) performance, surety or appeal bonds provided in the ordinary course of business;

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Spectrum Brands or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Spectrum Brands or any Restricted Subsidiary in connection with such disposition; or

(iv) deferred revenue.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Spectrum Brands or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, payroll and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If Spectrum Brands or any Restricted Subsidiary of Spectrum Brands sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Spectrum Brands such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Spectrum Brands, Spectrum Brands shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Spectrum Brands or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by Spectrum Brands or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means December 4, 2014, the date on which 2024 notes were originally issued under the 2024 notes indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Spectrum Brands or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, brokerage and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions arising therefrom and any tax sharing arrangements in connection therewith, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Term Loan Commitment Agreement” means the new term loan commitment agreement no. 2 among Holdings, Spectrum Brands, as lead borrower, the lenders party thereto and Deutsche Bank AG New York Branch, as agent, pursuant to which Spectrum Brands will incur term loans in an aggregate principal amount equal to €150 million.

“Note Guarantee” means the Guarantee by each Guarantor of Spectrum Brands’ payment obligations under the 2024 notes indenture and on the 2024 notes, executed pursuant to the 2024 notes indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Paying Agent” means an office or agency where 2024 notes may be presented for payment.

“Permitted Business” means any business conducted or proposed to be conducted by Spectrum Brands and its Restricted Subsidiaries on the Issue Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Holders” means

(1) each of HRG Group, Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;

(2) any Affiliate or Related Party of any Person specified in clause (1), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”;

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) and (2) or any group in which the Persons specified in clauses (1) and (2) own more than a majority of the voting power of the Voting Stock held by such group.

“Permitted Investments” means:

(1) any Investment in Spectrum Brands or in a Restricted Subsidiary of Spectrum Brands;

(2) any Investment in Cash Equivalents;

(3) any Investment by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Spectrum Brands; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Spectrum Brands or a Restricted Subsidiary of Spectrum Brands;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (including Designated Non-Cash Consideration) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) Hedging Obligations that are incurred in the ordinary course of business for the purpose of managing interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) stock, obligations or securities received in satisfaction of judgments;

(7) Investments in securities of trade debtors or customers received (x) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, (y) as a result of the foreclosure by Spectrum Brands or any Restricted Subsidiaries with respect to any secured Investment or other transfer of title, or (z) as a result of litigation, or other disputes with Persons who are not Affiliates;

(8) other Investments in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the Issue Date, not to exceed the greater of (x) $150.0 million and (y) 20% of Consolidated Cash Flow, in each case, net of any return of or on such Investment received by Spectrum Brands or a Restricted Subsidiary;

(9) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(10) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(11) Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business; and

(12) Investments (other than in Restricted Subsidiaries) outstanding on the Issue Date or made pursuant to binding agreements in effect on the Issue Date, including any extension, modification or renewal of such Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities;

(13) advances and loans to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands;

(14) Investments in joint ventures having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (14) is made in any Person that is not Spectrum Brands or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Spectrum Brands or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14) for so long as such Person continues to be Spectrum Brands or a Restricted Subsidiary; and

(15) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred and then outstanding pursuant to clause (1) of the second paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and other Obligations in respect thereof;

(2) Liens in favor of Spectrum Brands or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Spectrum Brands or any Restricted Subsidiary of Spectrum Brands; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Spectrum Brands or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Spectrum Brands or the Restricted Subsidiary;

(5) Liens existing on the Issue Date not otherwise permitted hereby;

(6) Liens securing Permitted Refinancing Indebtedness (other than in respect of Indebtedness referred to in clause (1)); provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(7) Liens incurred in the ordinary course of business of Spectrum Brands or any Restricted Subsidiary of Spectrum Brands with respect to obligations that do not exceed the greater of $150 million or 20% of Consolidated Cash Flow;

(8) Liens on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary that was permitted by the terms of the 2024 notes indenture to be incurred;

(9) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Indebtedness;

(10) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens or other similar liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(11) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(12) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(13) (x) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or the ownership of its properties, not interfering in any material respect with the conduct of the business of Spectrum Brands and its Restricted Subsidiaries or (y) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property;

(14) licenses or leases or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(15) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(16) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(17) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(18) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(19) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Spectrum Brands and its Restricted Subsidiaries;

(20) Liens (including the interest of a lessor under a Capital Lease) on property that secure Indebtedness incurred under clause (4) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(21) deposits in the ordinary course of business to secure liability to insurance carriers;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens consisting of contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Spectrum Brands or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Spectrum Brands and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Spectrum Brands or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens arising from financing statements filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by Spectrum Brands and its Restricted Subsidiaries in the ordinary course of business;

(25) Liens securing Cash Management Obligations and all Obligations under the Hedging Agreements owed to Persons that were agents and the lenders under the Revolving Credit Agreement or their affiliates at the time of entry into the agreements governing such obligations;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Spectrum Brands and its subsidiaries in the ordinary course of business; and

(27) Liens created for the benefit of the 2024 notes or the 2024 notes Guarantees with respect thereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing (including tender premiums) and such reasonable expenses, defeasance costs and fees incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the 2024 notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the 2024 notes or such Note Guarantees on terms at least as favorable to the Holders of 2024 notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) in no event may Indebtedness of Spectrum Brands or any Guarantor be refinanced by means of Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption upon liquidation.

“Qualified Equity Interests” means all Equity Interests of a person other than Disqualified Stock.

“Rating Agencies” means S&P and Moody’s; provided that if either S&P or Moody’s (or both) shall cease issuing a rating on the 2024 notes for reasons outside the control of Spectrum Brands, Spectrum Brands may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Registrar” means an office or agency where 2024 notes may be presented for registration of transfer or for exchange.

“Replacement Assets” means (1) non-current assets (other than securities of any Person) that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, “Restricted Subsidiary” refers to a Restricted Subsidiary of Spectrum Brands.

“Revolving Credit Agreement” means the revolving credit agreement dated June 16, 2010 among Spectrum Brands, the lenders party thereto and Bank of America NA, as agent, together with any related documents (including any security documents and guarantees) as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes)), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior credit agreement or (2) occurs on one or more separate occasions.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Secured Leverage Ratio” means, on any date of determination (the “transaction date”), the ratio of (x) the aggregate amount of all Consolidated Total Indebtedness secured (or deemed secured pursuant to clause (1)(y) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and issuance of Preferred Stock”) by a Lien on an any asset of Spectrum Brands or any of its Restricted Subsidiaries (other than liens described in clauses (2), (8), (25) and (27) of the definition of “Permitted Liens”) of Spectrum Brands and its Restricted Subsidiaries, determined on a consolidated basis (with any Indebtedness incurred pursuant to clause (1)(y) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and issuance of Preferred Stock” deemed to be secured Indebtedness for this purpose in connection with any measurement of the Secured Leverage Ratio pursuant to such clause) minus the aggregate amount of unrestricted cash and Cash Equivalents owned by Spectrum Brands and its Restricted Subsidiaries on a consolidated basis to (y) the aggregate amount of Consolidated Cash Flow of Spectrum Brands and its Restricted Subsidiaries for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available in each case with such pro forma adjustments to Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions of the Fixed Charges Coverage Ratio.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Term Loan Agreement” means the term loan credit agreement dated as of December 17, 2012, as amended pursuant to amendment no. 1 to credit agreement dated as of August 13, 2013, as further amended pursuant to new term loan commitment agreement no. 1 dated as of August 13, 2013 and effective as of September 4, 2013, as amended and restated pursuant to the restatement agreement dated as of December 18, 2013, as amended pursuant to amendment no. 2 to credit agreement dated as of January 31, 2014 and as further amended pursuant to the New Term Loan Commitment Agreement among Holdings, Spectrum Brands, as lead borrower, Spectrum Brands Canada, Inc. as Canadian borrower, Spectrum Brands Europe GmbH, as German borrower, the lenders party thereto and Deutsche Bank AG New York Branch, as agent, together with any related documents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such term loan credit agreement, in whole or in part, in one or more instances, may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time

(including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior term loan credit agreement or (2) occurs on one or more separate occasions.

“Transaction Expenses” means fees and expenses payable or otherwise borne by Spectrum Brands and its Restricted Subsidiaries in connection with the Transactions, including the costs of legal and financial advisors to Spectrum Brands and the lenders under the New Term Loan Commitment Agreement.

“Transactions” means, collectively, (a) the execution, delivery and performance by Spectrum Brands and the other parties thereto of the New Term Loan Commitment Agreement and the making of the borrowings thereunder, (b) the issuance of the 2024 notes and (c) the consummation of the acquisition and any other transactions described under “Summary—Recent Developments—Pet Care Europe Acquisition” and “Summary—Recent Developments—Tell Acquisition.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2019; provided, however, that if the period from the redemption date to December 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the preamble to the 2024 notes indenture until a successor replaces it in accordance with the 2024 notes indenture and thereafter means the successor serving hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means any Subsidiary of Spectrum Brands that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by Spectrum Brands and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

DESCRIPTION OF 2025 NOTES

In this Description of 2025 Notes, (i) “Spectrum Brands” refers only to Spectrum Brands, Inc. and any successor obligor on the 2025 notes, and not to any of its subsidiaries, affiliates or direct or indirect parent companies and (ii) the terms “we,” “our” and “us” refer to Spectrum Brands and the Guarantors. You can find the definitions of certain terms used in this description of 2025 notes under “—Certain Definitions.”

Spectrum Brands issued $1,000.0 million aggregate principal amount of 2025 notes under the 2025 notes indenture.

The following is a summary of the material provisions of the 2025 notes indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the 2025 notes indenture in its entirety because it, and not this description, defines your rights as holders of the 2025 notes. Copies of the 2025 notes indenture are available at the address described under “Where You Can Find More Information.”

Basic Terms of 2025 Notes

The 2025 notes will:

•	be general unsecured obligations of Spectrum Brands, ranking equally in right of payment with all existing and future unsecured senior Indebtedness of Spectrum Brands;

•

be guaranteed by Spectrum Brands’ direct parent, SB/RH Holdings, LLC (“Holdings”), and each of Spectrum Brands’ existing and future Domestic Subsidiaries, which guaranty in each case shall be a senior unsecured obligation of such Guarantor, ranking equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	rank senior in right of payment to all of Spectrum Brands’ and the Guarantors’ existing and future Indebtedness that expressly provides for its subordination to the 2025 notes and the Note Guarantees;

•	be effectively subordinated to any secured Indebtedness of Spectrum Brands, to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all Indebtedness and other liabilities of Spectrum Brands’ subsidiaries that do not guarantee the 2025 notes.

Principal, Maturity and Interest

The 2025 notes will mature on July 15, 2025. Spectrum Brands will pay interest on the 2025 notes semi-annually in arrears on July 15 and January 15 of each year to holders of record on the immediately preceding July 1 and January 1. Interest on the 2025 notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Spectrum Brands will pay interest on overdue principal of the 2025 notes at a rate equal to 1.0% per annum in excess of 5.750% per annum and will pay interest on overdue installments of interest at such higher rate, in each case to the extent lawful.

Additional Notes

Subject to the covenants described below, Spectrum Brands may issue additional 2025 notes (“Additional Notes”) under the 2025 notes indenture in an unlimited aggregate principal amount, having the same terms in all respects as the 2025 notes, or in all respects except with respect to issue price and interest accrued on or prior to the issue date thereof.

To the extent required by applicable tax regulations, if Additional Notes are not fungible with other 2025 notes for U.S. federal income tax purposes, the Additional Notes will trade under a separate CUSIP number and will be treated as a separate class for purposes of transfer and exchange. Nevertheless, the 2025 notes and any Additional Notes may, at our election, be treated as a single class for all purposes under the 2025 notes indenture and vote together as one class on all matters with respect to the 2025 notes.

Methods of Receiving Payments on the 2025 Notes

If a Holder has given wire transfer instructions to Spectrum Brands at least ten Business Days prior to the applicable payment or redemption date, Spectrum Brands will pay all principal, interest and premium, if any, on that Holder’s 2025 notes in accordance with those instructions. All other payments on 2025 notes will be made at the office or agency of the Paying Agent and Registrar unless Spectrum Brands elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the 2025 Notes

The Trustee is acting as Paying Agent and Registrar. Under the 2025 notes indenture, Spectrum Brands reserves the right to change the Paying Agent or Registrar without prior notice to the Holders, and Spectrum Brands or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange 2025 notes in accordance with the 2025 notes indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Spectrum Brands may require a Holder to pay any taxes and fees required by law or permitted by the 2025 notes indenture. Spectrum Brands is not required to transfer or exchange any 2025 notes selected for redemption. Also, Spectrum Brands is not required to transfer or exchange any 2025 note for a period of 15 days before a selection of the 2025 notes to be redeemed.

The registered Holder of a 2025 note will be treated as the owner of such 2025 note for all purposes.

Note Guarantees

Spectrum Brands’ obligations under the 2025 notes and the 2025 notes indenture will be guaranteed, jointly and severally, on a senior unsecured basis, by Holdings and all of the Domestic Subsidiaries of Spectrum Brands. Each Note Guarantee will:

•	be a general, unsecured obligation of the Guarantor;

•	rank equally in right of payment with all existing and future unsecured senior Indebtedness of the Guarantor;

•	rank senior in right of payment to all existing and any future subordinated Indebtedness of the Guarantor;

•	be effectively subordinated to any secured Indebtedness of the Guarantor, to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all Indebtedness and other liabilities of any of Spectrum Brands’ subsidiaries that do not guarantee the 2025 notes.

The 2025 notes indenture will provide that the obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. If Spectrum Brands or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must promptly become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel to the Trustee.

None of Spectrum Brands’ Foreign Subsidiaries will guarantee the 2025 notes. Spectrum Brands’ Subsidiaries that will not be guaranteeing the 2025 notes had, as of September 30, 2018, approximately 16% of total liabilities and generated 53% of Spectrum’s revenue for the twelve month period ended September 30, 2018. See “Risk Factors—Risks Related to the Notes— The notes will be effectively subordinated to all liabilities of and claims of creditors of all of our foreign subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Spectrum Brands’ Unrestricted Subsidiaries will not be subject to the restrictive covenants in the 2025 notes indenture and will not guarantee the 2025 notes.

Optional Redemption

At any time prior to July 15, 2020, Spectrum Brands may redeem the 2025 notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2025 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date.

At any time on or after July 15, 2020, Spectrum Brands may redeem all or a part of the 2025 notes, from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, in cash, if redeemed during the twelve-month period beginning on July 15 in the years indicated below:

Year	Percentage
2020	102.875%
2021	101.917%
2022	100.958%
2023 and thereafter	100.000%

At any time and from time to time prior to July 15, 2018, Spectrum Brands may redeem the 2025 notes with an amount of cash equal to the net cash proceeds received by Spectrum Brands from one or more Equity Offerings at a redemption price equal to 105.750% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the aggregate principal amount of the 2025 notes (calculated after giving effect to any issuance of Additional Notes), provided that

(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the 2025 notes (calculated after giving effect to any issuance of Additional Notes) issued under the 2025 notes indenture remains outstanding immediately thereafter.

Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at Spectrum Brands’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection and Notice

If less than all of the 2025 notes are to be redeemed at any time, the Trustee will select 2025 notes for redemption as follows:

(1) if the 2025 notes are listed, in compliance with the requirements of the principal national securities exchange on which the 2025 notes are listed; or

(2) if the 2025 notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No 2025 notes of less than $2,000 shall be redeemed in part. Notices of redemption shall be mailed by first class mail, or delivered electronically if held by DTC, at least 30 but not more than 60 days before the redemption date to each Holder of the 2025 notes to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to the redemption date if the notice is issued in connection with the defeasance of the 2025 notes or a satisfaction and discharge of the 2025 notes indenture.

If any 2025 note is to be redeemed in part only, the notice of redemption that relates to that 2025 note shall state the portion of the principal amount thereof to be redeemed. A new 2025 note in principal amount equal to the unredeemed portion of the original 2025 note will be issued in the name of the Holder thereof upon cancellation of the original 2025 note. The 2025 notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the 2025 notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases and Other Purchases

Spectrum Brands is not required to make mandatory redemption or sinking fund payments with respect to the 2025 notes.

From time to time, Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates may acquire the 2025 notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates (as applicable) may determine (or as may be provided for in the 2025 notes indenture), which may be more or less than the consideration for which the 2025 notes are being sold and may be less than the redemption price in effect and could be for cash or other consideration, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the 2025 notes indenture. There can be no assurance as to which, if any, of these alternatives or combinations thereof Spectrum Brands, its Restricted Subsidiaries, its direct or indirect parents or its Affiliates may choose to pursue in the future.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of 2025 notes will have the right to require Spectrum Brands to repurchase all or any part (equal to $2,000 or a higher multiple of $1,000) of that Holder’s 2025 notes pursuant to a Change of Control Offer on the terms set forth in the 2025 notes indenture. In the Change of Control Offer, Spectrum Brands will offer a payment (such payment, a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of 2025 notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, Spectrum Brands will mail, or deliver electronically if held by DTC, a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 2025 notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the 2025 notes indenture and described in such notice. Spectrum Brands will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the 2025 notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the 2025 notes indenture, Spectrum Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the 2025 notes indenture by virtue of such compliance.

On or before the Change of Control Payment Date, Spectrum Brands will, to the extent lawful:

(1) accept for payment all 2025 notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2025 notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the Trustee the 2025 notes so accepted together with an officer’s certificate stating the aggregate principal amount of 2025 notes or portions thereof being purchased by Spectrum Brands.

The Paying Agent will promptly mail or wire transfer to each Holder of 2025 notes properly tendered the Change of Control Payment for such 2025 notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the 2025 notes surrendered, if any; provided that such new 2025 note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

Spectrum Brands’ senior credit facilities provide that certain change of control events with respect to Spectrum Brands would constitute a default under these agreements. Any future credit agreements or other agreements to which Spectrum Brands becomes a party may contain similar provisions. Spectrum Brands’ ability to pay cash to the Noteholders following the occurrence of a Change of Control may be limited by Spectrum Brands’ then existing financial resources. Moreover, the exercise by the Noteholders of their right to require Spectrum Brands to purchase the 2025 notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Spectrum Brands. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the 2025 notes. See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indenture.”

Spectrum Brands will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2025 notes indenture applicable to a Change of Control Offer made by Spectrum Brands and purchases all 2025 notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the 2025 notes indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% in aggregate principal amount of the outstanding 2025 notes validly tender and do not withdraw such 2025 notes in a Change of Control Offer and Spectrum Brands, or any third party making a Change of Control Offer in lieu of Spectrum Brands as described above, purchases all of the 2025 notes validly tendered and not withdrawn by such holders, Spectrum Brands or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all 2025 notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption. 2025 notes repurchased by Spectrum Brands pursuant to a Change of Control Offer will have the status of 2025 notes issued but not outstanding or will be retired and canceled at the option of Spectrum Brands. 2025 notes purchased by a third party pursuant to the preceding paragraphs will have the status of 2025 notes issued and outstanding.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control or other events, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The provisions under the 2025 notes indenture relative to Spectrum Brand’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the 2025 notes then outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Spectrum Brands and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the 2025 notes to require Spectrum Brands to repurchase such 2025 notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Spectrum Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Under a Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit Spectrum Brands’ board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the 2025 notes indenture that would trigger the rights of a holder of 2025 notes to require a repurchase of the 2025 notes pursuant to this covenant.

Suspension of Certain Covenants

If at any time after the Issue Date that (i) the 2025 notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the 2025 notes indenture, Spectrum

Brands and its Restricted Subsidiaries will not be subject to the covenants in the 2025 notes indenture specifically listed under the following captions in this “Description of 2025 Notes” section of this prospectus (the “Suspended Covenants”):

(1) “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) “—Certain Covenants—Restricted Payments”;

(3) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Certain Covenants—Transactions with Affiliates”;

(5) “—Certain Covenants—Asset Sales”; and

(6) clause (3) under “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Additionally, during such time as the above referenced covenants are suspended (a “Suspension Period”), Spectrum Brands will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that Spectrum Brands and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then Spectrum Brands and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events.

On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt incurred pursuant to clause (b)(2) under “—Incurrence of Indebtedness and Issuance of Preferred Stock.” For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (A) of “—Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “Restricted Payments.” For purposes of the “Asset Sales” covenant, on the Reversion Date, the amount of unutilized Excess Proceeds will be reset to zero. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).

There can be no assurance that the 2025 notes will ever achieve or maintain a rating of Investment Grade from the Rating Agencies.

Certain Covenants

Restricted Payments

(A) Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Spectrum Brands’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Spectrum Brands or any of its Restricted Subsidiaries) or to the direct or indirect holders of Spectrum Brands’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Spectrum Brands or to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands; and (B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividends, payments or distributions payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not Wholly Owned, Spectrum Brands or a Restricted Subsidiary receives at least its pro rata share of such dividends, payments or distributions in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Spectrum Brands) any Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands, including Holdings;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the 2025 notes or the Note Guarantees, except (a) payments of interest on or after Stated Maturity thereof, (b) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value of principal on or after the date that is one year prior to the Stated Maturity thereof or (c) payments on Indebtedness permitted to be incurred pursuant to clause (6) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(4) make any Restricted Investment.

(All such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Spectrum Brands would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Spectrum Brands and its Restricted Subsidiaries after December 4, 2014 (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent such dividends are paid to Spectrum Brands or any of its Restricted Subsidiaries) and (5), (6), (8), (9)(i), (ii) or (iv), (10), (11), (12) and (13) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Spectrum Brands for the period (taken as one accounting period) from October 1, 2014 to the end of Spectrum Brands’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds (and fair market value of marketable securities or other property) received by Spectrum Brands after December 4, 2014 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Spectrum Brands or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Spectrum Brands that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Spectrum Brands); plus

(c) with respect to Restricted Investments made by Spectrum Brands and its Restricted Subsidiaries after December 4, 2014, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to Spectrum Brands or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by Spectrum Brands or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(d) $350.0 million.

(B) So long as, in the case of clauses (7), (8) and (15), no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or consummation of a redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at said date of declaration or notice such payment would have complied with the provisions of the 2025 notes indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Spectrum Brands or any Guarantor or of any Equity Interests (including Disqualified Stock) of Spectrum Brands or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of Spectrum Brands or sale (other than to a Subsidiary of Spectrum Brands) of, Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands (other than Disqualified Stock) contributed to the equity of Spectrum Brands, in each case, within 60 days of such redemption, repurchase, retirement, defeasance or other acquisition; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, repayment, redemption, repurchase or other acquisition of subordinated Indebtedness of Spectrum Brands or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Spectrum Brands to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of an offering of, Equity Interests (other than Disqualified Stock) of Spectrum Brands or other contributions to the common equity capital of Spectrum Brands, in each case within 60 days of the acquisition of such Investment; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or other convertible or exchangeable securities or the vesting of restricted stock, restricted stock units or similar instruments if such Capital Stock represents fractional shares or all or a portion of the exercise price thereof or withholding taxes payable in connection with the exercise thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of (or payments to Holdings to fund any such repurchase, redemption or other acquisition of value) any Equity Interests of Holdings (or any direct or indirect parent of Holdings) or Spectrum Brands held by any employee, former employee, director or former director of Spectrum Brands (or any of its Restricted Subsidiaries) or Holdings (or any direct or indirect parent of Holdings) or any permitted transferee of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year, and any payment by Spectrum Brands to Holdings to enable Holdings (or any direct or indirect parent of Holdings) to make such payments, shall not exceed the sum of (x) $5.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in prior fiscal years; provided that no more than $10.0 million may be carried forward in any fiscal year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Spectrum Brands or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Spectrum Brands or any direct or indirect parent of Spectrum Brands (to the extent contributed to Spectrum Brands) to members of management, directors, employees or consultants of Spectrum Brands, its Restricted Subsidiaries or any direct or indirect parent of Spectrum Brands that occurs after December 4, 2014 (provided that the amount of cash proceeds utilized for any such repurchase, redemption or other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph (A)); plus

(b) the cash proceeds of key man life insurance policies received by Spectrum Brands or any direct or indirect parent of Spectrum Brands (to the extent contributed to Spectrum Brands) or the Restricted Subsidiaries after December 4, 2014;

provided that cancellation of Indebtedness owing to Spectrum Brands or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Spectrum Brands, any Restricted Subsidiary or the direct or indirect parents of Spectrum Brands in connection with a repurchase of Equity Interests of Spectrum Brands or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the 2025 notes indenture;

(8) the payment, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the “Asset Sales” and “Change of Control” covenants; provided that all 2025 notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) payments made to Holdings (i) to allow Holdings (or any direct or indirect parent of Holdings) to pay administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees in an aggregate amount not to exceed $5.0 million in any calendar year; (ii) to allow Holdings to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees; (iii) to allow Holdings or such other parent of Spectrum Brands to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such direct or indirect parent company of Spectrum Brands; and (iv) to allow Holdings (or any direct or indirect parent of Holdings) to pay income taxes attributable to Spectrum Brands and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by Spectrum Brands and its Subsidiaries on a stand-alone basis (if Spectrum Brands were a corporation and parent of a consolidated group including its Subsidiaries); provided that any payments pursuant to this clause (iv) in any period not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Consolidated Cash Flow for such period);

(10) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed the greater of 17.5% of Consolidated Cash Flow and $175.0 million;

(11) (A) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Spectrum Brands or any Restricted Subsidiary or preferred stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges and payment of any redemption price or liquidation value of any such Disqualified Stock or preferred stock when due at final maturity in accordance with its terms and (B) the declaration and payment of dividends to a direct or indirect parent company of Spectrum Brands, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock) of such parent company issued after December 4, 2014; provided that (i) the aggregate amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Spectrum Brands from the sale of such preferred stock and (ii) the amount of cash used to make any payments pursuant to this clause (B) shall be excluded from calculations pursuant to clause (3) of the first paragraph above and shall not be used for the purpose of any other Restricted Payment;

(12) (a) any Restricted Payments used to fund the Transactions and the fees and expenses related thereto, including those owed to Affiliates and (b) any Restricted Payments used to fund the Prior Transactions and the fees and expenses related thereto, including those owed to Affiliates;

(13) any “deemed dividend” resulting under the tax laws from, or in connection with, the filing of a consolidated or combined tax return by Holdings or any direct or indirect parent of Spectrum Brands (and not involving any cash distribution from Spectrum Brands or any Restricted Subsidiary except as permitted by clause (9)(iv) above);

(14) the payment of dividends to Holdings to fund a payment of dividends on Holdings’ common stock (or the common stock of any direct or indirect parent of Holdings) of up to 6% per annum of the net cash proceeds received by or contributed to Spectrum Brands as a contribution to equity in or from any public offering of common stock of Holdings (or the common stock of any direct or indirect parent of Holdings) other than public offerings registered on Form S-4 or Form S-8 (or their successor or equivalent forms); and

(15) any Restricted Payment if, at the time of making of such payment and after giving effect thereto (including the incurrence of any Indebtedness to finance such payments), the Consolidated Total Debt Ratio shall be no greater than 4.0 to 1.0.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Spectrum Brands or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities in excess of $10.0 million that are required to be valued by this covenant shall be determined by the Board of Directors.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Spectrum Brands will be entitled to divide, classify or re-classify (based on circumstances existing on the date of such reclassification) such restricted payment or portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

(a) Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and Spectrum Brands will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided that Spectrum Brands or any Restricted Subsidiaries may incur Indebtedness, if the Fixed Charge Coverage Ratio for Spectrum Brands’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; provided, further, that any Restricted Subsidiary that is not a Guarantor may not incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock in a principal amount (or accreted value, as applicable) that, when aggregated with the principal amount (or accreted value, as applicable) of all Indebtedness then outstanding and incurred by such non-Guarantor Restricted Subsidiaries under this clause (a), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, exceeds the greater of $500 million and 50% of the Consolidated Cash Flows of Spectrum Brands for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom) as if such indebtedness had been incurred at the beginning of such four fiscal quarters.

(b) Paragraph (a) of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Spectrum Brands or any Restricted Subsidiaries of Indebtedness (including Indebtedness under the Revolving Credit Agreement and the Term Loan Agreement) under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Spectrum Brands and its Restricted Subsidiaries thereunder) not to exceed the sum of (A) the greater of $1,000 million and the Borrowing Base; and (B) the greater of (x) $2,800 million and (y) an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and application of the net proceeds therefrom), the Secured Leverage Ratio would be no greater than 3.25 to 1.0 (provided that all Indebtedness incurred under clause (B)(y), whether or not secured, shall be included when calculating the Secured Leverage Ratio for purposes of this clause (B)(y)); less the aggregate amount of all Net Proceeds of Asset Sales applied by Spectrum Brands or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by Spectrum Brands and the Guarantors of Indebtedness represented by the 2025 notes offered hereby (excluding any Additional Notes) and the related Note Guarantees;

(4) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), plant, equipment or other fixed or capital assets that are used or useful in the Permitted Business, whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets (in each case, incurred within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement), in a principal amount that, when aggregated with the principal amount of all Indebtedness then outstanding under this clause (4), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this clause (4), does not exceed the greater of (a) $300.0 million and (b) 30% of Consolidated Cash Flow of Spectrum Brands for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and after giving pro forma effect thereto as if such event occurred at the beginning of such four fiscal quarters;

(5) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the 2025 notes indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (8), (10), (11) or (16) of this paragraph;

(6) the incurrence by Spectrum Brands or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Spectrum Brands or any of its Restricted Subsidiaries; provided that:

(a) if Spectrum Brands or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2025 notes, in the case of Spectrum Brands, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Spectrum Brands or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Spectrum Brands or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Spectrum Brands or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by Spectrum Brands or any Restricted Subsidiary of Indebtedness of Spectrum Brands or a Restricted Subsidiary of Spectrum Brands that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of other Indebtedness in a principal amount (or accreted amount as applicable) that, when aggregated with the principal amount of all Indebtedness then outstanding under this clause (8), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this clause (8), does not exceed the greater of (a) $400.0 million and (b) 40% of Consolidated Cash Flow of Spectrum Brands for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and after giving pro forma effect thereto as if such event occurred at the beginning of such four fiscal quarters;

(9) the incurrence of Indebtedness by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Acquired Debt; provided that after giving effect to the incurrence thereof, Spectrum Brands either (x) could incur $1.00 of indebtedness under paragraph (a) above or (y) would have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Spectrum Brands for the four-quarter period immediately prior to such transaction;

(11) the incurrence of Indebtedness by Foreign Subsidiaries; provided that the principal amount (or accreted value, as applicable) incurred under this clause (11), when aggregated with the principal amount (or accreted value, as applicable) of all other Indebtedness then outstanding and incurred under this clause (11), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), does not exceed $600.0 million, and Guarantees thereof by any Foreign Subsidiary;

(12) (A) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations or health, disability or other benefits to employees or former employees or their families, and Indebtedness incurred in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, in each case incurred in the ordinary course of business, including guarantees or obligations of Spectrum Brands or any Restricted Subsidiary with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed); and (B) Indebtedness consisting of the financing of insurance premiums, in the ordinary course of business;

(13) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14) Indebtedness of Spectrum Brands or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount not to exceed $10.0 million at any time outstanding;

(15) the incurrence by Spectrum Brands or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business;

(16) Contribution Indebtedness; and

(17) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of Spectrum Brands or any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness incurred under this clause (17), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17) does not exceed the greater of $100.0 million and 10.0% of Consolidated Cash Flow.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, Spectrum Brands will be permitted to divide, classify or reclassify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. In addition, any Indebtedness originally classified as incurred pursuant to paragraph (a) or clauses (1)

through (17) above may later be reclassified by Spectrum Brands such that it will be deemed as having been incurred pursuant to another of such clauses or paragraph (a) above to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or paragraph (a) at the time of such reclassification (based on circumstances existing at the time of such reclassification). If any Contribution Debt is designated as incurred under any provision other than clause (16) under paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (A)(3)(b) of “Restricted Payments.”

Subject to the foregoing, any Indebtedness incurred pursuant to clause (1) above shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

The amount of Indebtedness incurred in any foreign currency for purposes of the 2025 notes indenture shall be converted into U.S. dollars at the time of first incurrence, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt, and the amount of such Indebtedness outstanding will not be deemed to change as a result of fluctuations in currency exchange rates after such date of incurrence. However, if the Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Spectrum Brands shall not incur any Indebtedness that is subordinated or junior in right of payment to any Indebtedness of Spectrum Brands unless it is subordinated in right of payment to the 2025 notes at least to the same extent. No Guarantor shall incur any Indebtedness that is subordinated or junior in right of payment to the Indebtedness of such Guarantor unless it is subordinated in right of payment to such Guarantor’s Note Guarantee at least to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of Spectrum Brands or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, without effectively providing that the 2025 notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the 2025 notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (27) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (27) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, Spectrum Brands shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in subclause (x) of the second paragraph of the definition of “Indebtedness.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Spectrum Brands or any of its Restricted Subsidiaries or pay any liabilities owed to Spectrum Brands or any of its Restricted Subsidiaries;

(2) make loans or advances to Spectrum Brands or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Spectrum Brands or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of or with respect to:

(1) the Revolving Credit Agreement, the Term Loan Agreement, Existing Indebtedness or any other agreements as in effect on the Issue Date;

(2) applicable law, rule, regulation or order;

(3) any Person or the property or assets of a Person acquired by Spectrum Brands or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(4) in the case of clause (3) of the first paragraph of this covenant:

(a) provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Spectrum Brands or any Restricted Subsidiary not otherwise prohibited by the 2025 notes indenture; or

(c) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Spectrum Brands or any Restricted Subsidiary in any manner material to Spectrum Brands or any Restricted Subsidiary;

(5) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other agreements;

(6) any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) Indebtedness of a Foreign Subsidiary permitted to be incurred under the 2025 notes indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not materially (in good faith by the Board of Directors of Spectrum Brands) impair Spectrum Brands’ ability to make principal and interest payments on the 2025 notes, as determined;

(8) the 2025 notes indenture, the 2025 notes, any Additional Notes or the Guarantees;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions will not materially (in the good faith judgment of the Board of Directors of Spectrum Brands) impair Spectrum Brands’ ability to make principal and interest payments on the 2025 notes;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which Spectrum Brands or any of its Restricted Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Spectrum Brands or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Spectrum Brands or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(12) any instrument governing any Indebtedness or Capital Stock of a Person that is an Unrestricted Subsidiary as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Restricted Subsidiary, or the property or assets of the Person who became a Restricted Subsidiary and was not entered into in contemplation of the designation of such Subsidiary as a Restricted Subsidiary; provided that, in the case of Indebtedness, the incurrence of such Indebtedness as a result of such Person becoming a Restricted Subsidiary was permitted by the terms of the 2025 notes indenture;

(13) purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of the first paragraph of this covenant on the property so acquired; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Spectrum Brands’ Board of Directors, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands to other Indebtedness incurred by Spectrum Brands or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

Spectrum Brands will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Spectrum Brands is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Spectrum Brands and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) Spectrum Brands is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Spectrum Brands) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of Spectrum Brands under the 2025 notes, the 2025 notes indenture, and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists; and

(3) immediately after giving effect to such transaction on a pro forma basis, Spectrum Brands or the Person formed by or surviving any such consolidation or merger (if other than Spectrum Brands), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be (i) permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Spectrum Brands for the four-quarter period immediately prior to such transaction.

In addition, neither Spectrum Brands nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (2) and (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, lease, conveyance or other disposition of assets between or among Spectrum Brands and any of its Restricted Subsidiaries.

Transactions with Affiliates

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving payments of consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Spectrum Brands or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Spectrum Brands or such Restricted Subsidiary with a Person that is not an Affiliate of Spectrum Brands as determined in good faith by a majority of the disinterested members of the Board of Directors; and

(2) Spectrum Brands delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Spectrum Brands and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of Spectrum Brands;

(3) Restricted Payments that are permitted by the provisions of the 2025 notes indenture described above under the caption “—Restricted Payments,” or any Permitted Investments;

(4) any sale of Capital Stock (other than Disqualified Stock) of Spectrum Brands;

(5) loans and advances to officers and employees of Spectrum Brands or any of its Restricted Subsidiaries or Holdings (or any direct or indirect parent of Holdings) for bona fide business purposes in the ordinary course of business consistent with past practice;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by Spectrum Brands or any of its Restricted Subsidiaries with officers and employees of Spectrum Brands or any of its Restricted Subsidiaries or Holdings (or any direct or indirect parent of Holdings) and the payment of compensation to officers and employees of Spectrum Brands or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7) any agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or any replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to Spectrum Brands and its Restricted Subsidiaries than the original agreement as in effect on the Issue Date, as determined in good faith by Spectrum Brands’ Board of Directors, and any transactions contemplated by any of the foregoing agreements or arrangements;

(8) transactions with customers, clients, suppliers, joint ventures, joint venture partners, Unrestricted Subsidiaries or purchasers or sellers of goods and services, in each case in the ordinary course of business and on terms no less favorable than that available from non-affiliates (as determined by Spectrum Brands) and otherwise not prohibited by the 2025 notes indenture;

(9) any transaction with an Affiliate (i) where the only consideration paid by Spectrum Brands or any Restricted Subsidiary is Qualified Equity Interests or (ii) consisting of the provision of customary registration rights;

(10) (a) the payment of all Transaction Expenses by Spectrum Brands and its Restricted Subsidiaries and (b) the payment of all Prior Transaction Expenses by Spectrum Brands and its Restricted Subsidiaries;

(11) any merger, consolidation or reorganization of Spectrum Brands (otherwise permitted by the 2025 notes indenture) with an Affiliate of Spectrum Brands solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of Spectrum Brands or a direct or indirect parent of Spectrum Brands, (b) forming or collapsing a holding company structure or (c) reincorporating Spectrum Brands in a new jurisdiction;

(12) transactions between Spectrum Brands or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Spectrum Brands or any direct or indirect parent of Spectrum Brands; provided that such director abstains from voting as a director of Spectrum Brands or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith that is consistent with paragraph (b)(9)(iv) of the “—Restricted Payments” covenant;

(14) any transaction by Spectrum Brands or any Restricted Subsidiary with any Affiliate for any financial advisory, financing (including the extension of credit or making of loans by any Affiliate), underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of Spectrum Brands in good faith; and

(15) transactions in which Spectrum Brands or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Spectrum Brands or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph.

Asset Sales

Spectrum Brands will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Spectrum Brands (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefore received by Spectrum Brands or such Restricted Subsidiary is in the form of Cash Equivalents or Replacement Assets. For purposes of this clause, each of the following shall be deemed to be Cash Equivalents:

(a) any liabilities (as shown on Spectrum Brands’ or such Restricted Subsidiary’s most recent balance sheet) of Spectrum Brands or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the 2025 notes or any Note Guarantee and liabilities to the extent owed to Spectrum Brands or any Affiliate of Spectrum Brands) that are assumed by the transferee of any such assets and with respect to which Spectrum Brands and its Restricted Subsidiaries are unconditionally released from further liability in writing or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b) any securities, notes or other obligations or assets received by Spectrum Brands or any such Restricted Subsidiary from such transferee that are converted by Spectrum Brands or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 360 days of the applicable Asset Sale; and

(c) any Designated Non-cash Consideration received by Spectrum Brands or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $20.0 million or 2.0% of Consolidated Cash Flow at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

If at any time any non-cash consideration received by Spectrum Brands or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Spectrum Brands may apply such Net Proceeds at its option:

(1) to repay secured Indebtedness or Indebtedness of a non-Guarantor Restricted Subsidiary owed to a Person that is not an Affiliate of Spectrum Brands and, except in the case of Indebtedness under the Revolving Credit Agreement, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to prepay, repay or repurchase any Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries which is not expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 2025 notes, in the case of Spectrum Brands, or the Note Guarantee, in the case of a Guarantor; or

(3) to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; provided that, if during the 365 day period following the consummation of an Asset Sale, Spectrum Brands or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply the Net Proceeds in accordance with the requirements of this clause (3) after such 365 day period, such 365 day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) or, if earlier, the date of termination of such agreement; provided, further, that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless Spectrum Brands or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that Spectrum Brands or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, Cash Equivalents (whether or not actual Net Proceeds of such Asset Sale) used for the purposes described in clause (3) that are designated as used in accordance with clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Proceeds applied in accordance with clause (3).

Pending the final application of any such Net Proceeds, Spectrum Brands may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the 2025 notes indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (1), (2) or (3) of the second preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $50.0 million, Spectrum Brands will make an Asset Sale Offer to all Noteholders and all holders of other Indebtedness that is pari passu with the 2025 notes or any Note Guarantee containing provisions similar to those set forth in the 2025 notes indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of the 2025 notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. Spectrum Brands and its Restricted Subsidiaries may make an Asset Sale Offer under this section using Net Proceeds prior to the time any such Net Proceeds become Excess Proceeds, in which case such Net Proceeds shall be deemed to have been applied within the time frame required by this covenant. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the 2025 notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Spectrum Brands may use such Excess Proceeds for any purpose not otherwise prohibited by the 2025 notes indenture. If the aggregate principal amount of the 2025 notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the 2025 notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of the 2025 notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Spectrum Brands will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of the 2025 notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the 2025 notes indenture, Spectrum Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the 2025 notes indenture by virtue of such compliance.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by Spectrum Brands or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Spectrum Brands or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate fair market value of all outstanding Investments owned by Spectrum Brands and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Spectrum Brands or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, Spectrum Brands or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with Spectrum Brands or any Restricted Subsidiary of Spectrum Brands that would not be permitted under “Transactions with Affiliates” and;

(b) except as permitted under clauses (1) and (2) above is a Person with respect to which neither Spectrum Brands nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(5) no Default or Event of Default would be in existence following such designation.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the 2025 notes indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Spectrum Brands as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the 2025 notes indenture, Spectrum Brands shall be in default under the 2025 notes indenture.

The Board of Directors of Spectrum Brands may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Spectrum Brands of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If Spectrum Brands or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must promptly become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Spectrum Brands or another Guarantor unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the 2025 notes indenture, Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) except in the case of Holdings, such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor (other than Holdings) will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Spectrum Brands or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor does not violate the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) if Spectrum Brands designates such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the 2025 notes indenture;

(3) upon legal or covenant defeasance of the 2025 notes or satisfaction and discharge of the 2025 notes indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge” or;

(4) upon a sale of Capital Stock which causes such Guarantor to cease to be a Subsidiary if such sale does not violate any of the provisions of the 2025 notes indenture; provided that such Guarantor is concurrently released from any other Guarantees of Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries at such time.

Reports

So long as any 2025 notes are outstanding, Spectrum Brands will file with the U.S. Securities and Exchange Commission (“Commission”) and furnish to the Trustee and, upon request, to the Holders:

(1) within 90 days after the end of each fiscal year, an annual report on Form 10-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly report on Form 10-Q; and

(3) promptly from time to time after the occurrence of an event required to be therein reported pursuant to Form 8-K, a current report on Form 8-K.

If Spectrum Brands is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Spectrum Brands will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. If the Commission will not accept Spectrum Brands’ filings for any reason, Spectrum Brands will furnish the reports referred to in the preceding paragraphs to the Trustee within the time periods that would apply if Spectrum Brands were required to file those reports with the Commission. Spectrum Brands will not take any action for the purpose of causing the Commission not to accept any such filings. Any information filed with, or furnished to, the Commission via EDGAR shall be deemed to have been made available to the Trustee and the registered holders of the 2025 notes.

Notwithstanding the foregoing, (A) if Holdings or any other direct or indirect parent of Spectrum Brands fully and unconditionally guarantees the 2025 notes, the filing of such reports by such parent within the time periods specified above will satisfy such obligations of Spectrum Brands; provided that such reports shall include and (B) if neither Spectrum Brands nor Holdings is subject to Section 13 or 15(d) of the Exchange Act, the financial statements, information and other documents required to be provided as described above, may be those of (i) Spectrum Brands or (ii) any direct or indirect parent of Spectrum Brands, so long as in the case of (ii) such direct or indirect parent of Spectrum Brands shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management of Spectrum Brands; provided that, if the financial information so furnished relates to such direct or indirect parent of Spectrum Brands, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Spectrum Brands and its Restricted Subsidiaries on a standalone basis, on the other hand.

Spectrum Brands shall distribute such information and such reports to the Trustee, and make them available, upon request, to any Holder and to any such prospective investor or securities analyst. To the extent not satisfied by the foregoing, Spectrum Brands shall also make publicly available the information required to be available pursuant to Rule 144A(d)(4) under the Securities Act.

Activities of Holdings

Holdings shall not engage in any material activities or hold any material assets other than holding the Capital Stock of Spectrum Brands and those activities incidental thereto and will not incur any material liabilities other than liabilities relating to its Guarantee of the 2025 notes, its Guarantee of any other Indebtedness of Spectrum Brands or any of its Subsidiaries and any other obligations or liabilities incidental to its activities as a holding company.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the 2025 notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the 2025 notes;

(3) failure by Spectrum Brands or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the second paragraph under the caption “—Certain Covenants—Guarantees”;

(4) failure by Spectrum Brands or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of outstanding 2025 notes to comply with any of the other agreements in the 2025 notes indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Spectrum Brands or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Spectrum Brands or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment of principal at the final maturity of such Indebtedness (a “Payment Default”);

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(6) failure by Spectrum Brands or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the 2025 notes indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any authorized Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to Spectrum Brands, any Significant Subsidiary of Spectrum Brands (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Spectrum Brands, all outstanding 2025 notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2025 notes may declare all the 2025 notes to be due and payable immediately by notice in writing to Spectrum Brands specifying the Event of Default.

Holders of the 2025 notes may not enforce the 2025 notes indenture or the 2025 notes except as provided in the 2025 notes indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2025 notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the 2025 notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount the 2025 notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the 2025 notes waive any existing Default or Event of Default and its consequences under the 2025 notes indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the 2025 notes. The Holders of a majority in principal amount of the 2025 notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the 2025 notes indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the 2025 notes indenture or the 2025 notes, or form the appointment of a recipient or a trustee, or pursue any remedy with respect to the 2025 notes indenture or the 2025 notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding 2025 notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding 2025 notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a 2025 note to receive payment of the principal of, premium, if any, or interest on, such 2025 note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the 2025 notes, which right shall not be impaired or affected without the consent of the Holder.

Spectrum Brands is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the 2025 notes indenture. Upon becoming aware of any Default or Event of Default, Spectrum Brands is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or controlling person of Spectrum Brands or any Guarantor, as such, shall have any liability for any obligations of Spectrum Brands or the Guarantors under the 2025 notes, the 2025 notes indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2025 notes by accepting a 2025 note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2025 notes.

Satisfaction and Discharge

The 2025 notes indenture will be discharged and will cease to be of further effect as to all 2025 notes issued thereunder, when:

(1) either:

(a) all 2025 notes that have been authenticated (except lost, stolen or destroyed 2025 notes that have been replaced or paid and 2025 notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Spectrum Brands) have been delivered to the Trustee for cancellation; or

(b) all 2025 notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Spectrum Brands or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts, as determined by Spectrum Brands, as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the 2025 notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the 2025 notes indenture) to which Spectrum Brands or any Guarantor is a party or by which Spectrum Brands or any Guarantor is bound;

(3) Spectrum Brands or any Guarantor has paid or caused to be paid all sums payable by it under the 2025 notes indenture; and

(4) Spectrum Brands has delivered irrevocable instructions to the Trustee under the 2025 notes indenture to apply the deposited money toward the payment of the 2025 notes at maturity or the redemption date, as the case may be.

In the case of satisfaction and discharge, upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the trustee shall be sufficient for purposes of clause (1) above and the 2025 notes indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of such deposit, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an officer’s certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

In addition, Spectrum Brands must deliver an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Legal Defeasance and Covenant Defeasance

Spectrum Brands may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding 2025 notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding 2025 notes to receive payments in respect of the principal of, or interest or premium, if any, on such 2025 notes when such payments are due from the trust referred to below;

(2) Spectrum Brands’ obligations with respect to the 2025 notes concerning issuing temporary 2025 notes, registration of 2025 notes, mutilated, destroyed, lost or stolen 2025 notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Spectrum Brands’ and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the 2025 notes indenture.

In addition, Spectrum Brands may, at its option and at any time, elect to have the obligations of Spectrum Brands and the Guarantors released with respect to most covenants that are described in the 2025 notes indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the 2025 notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute Events of Default with respect the 2025 notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Spectrum Brands must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 2025 notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy, in the opinion of Spectrum Brands’ chief financial officer) to pay the principal of, or interest and premium, if any, on the outstanding 2025 notes on the stated maturity or on the applicable redemption date, as the case may be, and Spectrum Brands must specify whether the 2025 notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Spectrum Brands shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Spectrum Brands has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding 2025 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Spectrum Brands shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding 2025 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit other than a Default resulting from the borrowing of funds to be applied to such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Spectrum Brands or any of its Subsidiaries is a party or by which Spectrum Brands or any of its Subsidiaries is bound;

(6) Spectrum Brands must deliver to the Trustee an officer’s certificate stating that the deposit was not made by Spectrum Brands with the intent of preferring the Holders of 2025 notes over the other creditors of Spectrum Brands with the intent of defeating, hindering, delaying or defrauding creditors of Spectrum Brands or others;

(7) if the 2025 notes are to be redeemed prior to their stated maturity, Spectrum Brands must deliver to the Trustee irrevocable instructions to redeem all of the 2025 notes on the specified redemption date; and

(8) Spectrum Brands must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

In the case of defeasance, upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the trustee shall be sufficient for purposes of clause (1) above and the 2025 notes indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of such deposit, with the Applicable Premium Deficit only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an officer’s certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

In the case of legal or covenant defeasance, all Guarantees and Liens will be released.

Amendment, Supplement and Waiver

Except as provided in the next succeeding paragraphs, the 2025 notes indenture, the 2025 notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the 2025 notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2025 notes), and any existing Default or Event of Default or compliance with any provision of the 2025 notes indenture, the 2025 notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding 2025 notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2025 notes).

Without the consent of each Holder of 2025 notes affected, an amendment, supplement or waiver may not (with respect to any 2025 notes held by a non-consenting Holder):

(1) reduce the principal amount of the 2025 notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any 2025 note or alter the provisions, or waive any payment, with respect to the redemption of the 2025 notes (other than the notice period with respect to the redemption of the 2025 notes);

(3) reduce the rate of or change the time for payment of interest on any 2025 notes;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the 2025 notes (except a rescission of acceleration of the 2025 notes by the Holders of at least a majority in aggregate principal amount of the then outstanding 2025 notes and a waiver of the payment default that resulted from such acceleration);

(5) make any 2025 note payable in money other than U.S. dollars;

(6) make any change in the provisions of the 2025 notes indenture relating to waivers of past Defaults or the rights of Holders of 2025 notes to receive payments of principal of, or interest or premium, if any, on the 2025 notes;

(7) release any Guarantor from any of its obligations under its 2025 notes Guarantee or the 2025 notes indenture, except in accordance with the terms of the 2025 notes indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the 2025 notes or the Note Guarantees;

(9) amend, change or modify the obligation of Spectrum Brands to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen, or the obligation of Spectrum Brands to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders—Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by Spectrum Brands of any of its rights or obligations under the 2025 notes indenture; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the 2025 notes, Spectrum Brands, the Guarantors and the Trustee may amend or supplement the 2025 notes indenture, the 2025 notes or the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated 2025 notes in addition or in place of certificated 2025 notes;

(3) to provide for the assumption of Spectrum Brands’ or any Guarantor’s obligations to Holders of 2025 notes in the case of a merger or consolidation or sale of all or substantially all of Spectrum Brands’ or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the 2025 notes indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the 2025 notes indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants—Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Notes in accordance with the 2025 notes indenture; or

(9) to conform any provision to this “Description of 2025 Notes.”

Concerning the Trustee

If the Trustee becomes a creditor of Spectrum Brands or any Guarantor, the 2025 notes indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The 2025 notes indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the 2025 notes indenture at the request of any Holder of the 2025 notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the 2025 notes indenture. Reference is made to the 2025 notes indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“AAG Acquisition” means the acquisition of all of the equity interests of the Armored AutoGroup Parent Inc. pursuant to the AAG Merger Agreement.

“AAG Merger Agreement” means the Agreement and Plan of Merger by and among Armored AutoGroup Parent Inc., Spectrum Brands Holdings, Inc., Ignite Merger Sub, Inc. and, solely in its capacity as representative, Avista Capital Partners II GP, LLC, dated as of April 28, 2015, in relation to the AAG Acquisition and as amended from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings; provided further that Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs-KG, Mannheim shall not be deemed an Affiliate of Spectrum Brands or any of its Restricted Subsidiaries solely by virtue of the beneficial ownership by Spectrum Brands or its Restricted Subsidiaries of up to 20% of the Voting Stock of such entity.

“Applicable Premium” means, with respect to any 2025 note on any redemption date, the greater of 1.0% of the principal amount of such 2025 note; or the excess of:

(a) the present value at such redemption date of (i) the redemption price of such 2025 note at July 15, 2020 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such 2025 note through July 15, 2020 excluding accrued but unpaid interest to the applicable redemption date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such 2025 note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets of Spectrum Brands or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Spectrum Brands and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the 2025 notes indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under “—Repurchase at the Option of Holders—Asset Sale”; and

(2) the issuance of Equity Interests (other than directors’ qualifying shares) by any of Spectrum Brands’ Restricted Subsidiaries or the sale by Spectrum Brands or any Restricted Subsidiary of Equity Interests (other than directors’ qualifying shares) in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $50.0 million;

(2) a transfer of assets between or among Spectrum Brands and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Spectrum Brands or to another Restricted Subsidiary;

(4) the sale, lease, assignment or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business or consistent with past business practice and any other non-recourse factoring of accounts receivable pursuant to a factoring program sponsored by a retailer of national standing in partnership with a financial institution or otherwise entered into by Spectrum Brands or any of its subsidiaries with a financial institution;

(5) the sale or other disposition of Cash Equivalents;

(6) a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(7) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or no longer used or required for use in the ordinary course of the business of Spectrum Brands or its Restricted Subsidiaries;

(8) the licensing of intellectual property in the ordinary course of business;

(9) any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the 2025 notes indenture;

(10) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(11) foreclosure or any similar action with respect to any property or other asset of Spectrum Brands or any of its Restricted Subsidiaries, which foreclosure or other similar action does not otherwise constitute a Default;

(12) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business; and

(13) the unwinding of any Hedging Obligation.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any direct or indirect parent company of such corporation, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(2) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers thereof, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4) with respect to any other Person, the board or committee of such Person or any direct or indirect parent company of such Person serving a similar function.

“Borrowing Base” means the sum of (A) 80% of the net book value of accounts receivable of Spectrum Brands and its Restricted Subsidiaries and (B) 60% of the net book value of inventory of Spectrum Brands and its Restricted Subsidiaries (with accounts receivable and inventory calculated on the basis that all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a pro forma basis with such calculations made in good faith by a responsible financial or accounting officer of the Company).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) United States dollars, Euros, British Pounds Sterling or any other currencies received in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (c) time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank or trust company organized or licensed under the laws of the United States or any state thereof or the District of Columbia whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having at least a “P-1” rating from Moody’s or “A-1” from S&P and in each case maturing within nine months after the date of acquisition; (f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest ratings obtainable from Moody’s or S&P and maturing within six months from the date of acquisition thereof; (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and (h) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts and related liabilities or arising from (i) services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox or stop payment services; (ii) commercial credit card and merchant card services; and (iii) other banking products or services (other than letters of credit and leases).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Spectrum Brands and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Spectrum Brands;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of Spectrum Brands or Holdings other than a Permitted Holder;

(4) the first day on which a majority of the members of the Board of Directors of Spectrum Brands are not Continuing Directors; or

(5) Holdings ceases to directly own all Capital Stock of Spectrum Brands.

For purposes of this definition, (i) any direct or indirect holding company of Spectrum Brands (including Holdings) shall not itself be considered a Person for purposes of clauses (3) or (5) above or a “person” or “group” for purposes of clauses (3) or (5) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of Spectrum Brands is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of Spectrum Brands immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement. In addition, any foreclosure (but not any sale thereof to a third party) with respect to Equity Interests of Spectrum Brands by the trustee or the holders of HRG Group, Inc.’s (f/k/a Harbinger Group Inc.) outstanding secured notes shall not be deemed a Change of Control.

“Change of Control Offer” has the meaning assigned to that term in the 2025 notes indenture governing the 2025 notes.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including amortization of goodwill, software and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(d) (i) unusual or non-recurring charges, (ii) relocation costs and integration costs or reserves (including such items related to proposed and completed acquisitions and Asset Sales and to closure/consolidation of facilities), (iii) Transaction Expenses, (iv) Prior Transaction Expenses and (v) severance costs, including such costs related to proposed and completed Permitted Investments and Asset Sales and to closure/consolidation of facilities, in each case incurred by Spectrum Brands, Inc. and its Restricted Subsidiaries; plus

(e) the amount of cost savings, operational expense improvements and synergies projected by such person in good faith to be realized as a result of actions taken during such period or to be taken in connection with a transaction that is being given pro forma effect (calculated on a pro forma basis as though such cost savings, operational expense improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational expense improvements and synergies are reasonably identifiable and factually supportable and (y) such cost savings, operational expense improvements and synergies are expected in good faith to be realized within 18 months of the end of such period; minus

(f) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6) (a) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (b) unrealized gains and losses with respect to Hedging Obligations shall be excluded (until realized, at which time such gains or losses shall be included);

(7) any non-cash charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(8) (a)(i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be excluded and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded (until realized, at which time such gains or losses shall be included);

(9) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) approved by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), (i) expenses with respect to liability or casualty events or business interruption shall be excluded and (ii) amounts received, or estimated in good faith to be received, from insurance in respect of lost earnings in respect of liability or causality events or business interruption shall be included (with a deduction for (x) amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for estimated amounts in excess of amounts actually received in a future period);

(10) any charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, Accounting Standards Codification Topic 360-10-35-15, Impairment or Disposal of Long-Lived Assets, Accounting Standards Codification Topic 480-10-25-4, Distinguishing Liabilities from Equity—Overall Recognition, or Accounting Standards Codification Topic 820 Fair Value Measurements and Disclosures, the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 Debt—Debt with Conversion Options—Recognition, and any non-cash income tax expense that results from the inability to include deferred tax liabilities related to indefinite-lived intangible assets as future reversals of temporary differences under FASB ASC 740-10-30-18, shall be excluded; and

(11) restructuring and related charges and acquisition and related integration charges, including but not limited to, restructuring charges related to the Prior Transactions and the Transactions, shall be excluded.

“Consolidated Total Debt Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of such Person as of the end of such most recent fiscal quarter to (2) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Spectrum Brands and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances, Obligations in respect of Capital Lease Obligations, debt obligations evidenced by promissory notes and similar instruments and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Spectrum Brands and its Restricted Subsidiaries, with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Spectrum Brands or Holdings who:

(1) was a member of such Board of Directors on the Issue Date or

(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Debt” means Indebtedness or Disqualified Stock of Spectrum Brands or any Guarantor in an aggregate principal amount or liquidation preference not greater than twice the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of Spectrum Brands after the Issue Date; provided that:

(1) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (A)(3)(b) under “Limitation on Restricted Payments” or used to make any Restricted Payment pursuant to paragraph (B) of such covenant (it being understood that if any such Indebtedness or Disqualified Stock incurred as Contribution Debt is redesignated as incurred under any provision other than paragraph (b)(16) of the “Limitation on Debt” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (A)(3)(b) in the “Limitation on Restricted Payments” covenant); and

(2) such Contribution Debt (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an officer’s certificate on the incurrence date thereof.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement and the Term Loan Agreement), or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities (including related exchange notes and guarantees thereof), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other long-term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, in any manner whatsoever modified, refinanced, extended, substituted, replaced, renewed, or otherwise restructured or refunded, in whole or in part, in one or more instances, from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes)), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior debt facility or (2) occurs on one or more separate occasions.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Spectrum Brands or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by an officer of Spectrum Brands or such Restricted Subsidiary at the time of such Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date that is the earlier date on which the 2025 notes mature and the date the 2025 notes are no longer outstanding, except to the extent such Capital Stock is solely redeemable with, or solely exchangeable for, any Equity Interests of Spectrum Brands that are not Disqualified Stock; provided that if such Capital Stock is issued to any plan for the benefit of employees of Spectrum Brands or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Spectrum Brands or its Subsidiaries in order to satisfy applicable statutory or regulatory obligation; provided, further, that any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of Spectrum Brands, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Spectrum Brands or its Subsidiaries following the termination of employment of such employee, director, officer, manager or consultant with Spectrum Brands or any of its Subsidiaries (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with the 2025 notes indenture). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Spectrum Brands to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Spectrum Brands may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the 2025 notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of Spectrum Brands other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a primary offering, after the Issue Date, of Qualified Stock of Spectrum Brands or of Holdings or any direct or indirect parent of Holdings (to the extent the proceeds thereof are contributed to the common equity of Spectrum Brands) other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Spectrum Brands and its Subsidiaries (other than Indebtedness described in clauses (1) and (3) of the covenant described above under the caption “—Certain Covenants—Indebtedness”) in existence on the Issue Date, until such amounts are repaid.

“Existing Notes” means, collectively, (i) Spectrum Brands’ 6.75% Senior Notes due 2020 outstanding on the Issue Date, (ii) Spectrum Brands’ 6.375% Senior Notes due 2020 outstanding on the Issue Date, (iii) Spectrum Brands’ 6.625% Senior Notes due 2022 outstanding on the Issue Date and (iv) Spectrum Brands’ 6.125% Senior Notes due 2024 outstanding on the Issue Date.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, retires, extinguishes, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, retirement, extinguishment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments or acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Spectrum Brands. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Spectrum Brands as set forth in an officer’s certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations (but excluding unrealized gains or losses with respect thereto), but excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) any redemption premiums, prepayment fees, or other charges or penalties incurred in connection with the Transactions or the Prior Transactions and (iv) any premiums, fees or other charges incurred in connection with the refinancing of the Existing Indebtedness on the Issue Date (in each case of (i) through (iv), to the extent included in any of the foregoing items listed in clause (1)); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of Spectrum Brands (other than Disqualified Stock) or (ii) dividends to Spectrum Brands or a Restricted Subsidiary of Spectrum Brands, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Equity Interests or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Consolidated Fixed Charges.

“Foreign Subsidiary” means any Restricted Subsidiary of Spectrum Brands other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on December 4, 2014.

“Guarantee “ means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) Holdings and each direct or indirect Domestic Subsidiary of Spectrum Brands on the Issue Date; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the 2025 notes indenture; and their respective successors and assigns until released from their obligations under their Note Guarantees and the 2025 notes indenture in accordance with the terms of the 2025 notes indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of managing interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of managing commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of managing foreign currency exchange rate risk.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Spectrum Brands will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Spectrum Brands and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Spectrum Brands or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations, other than Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging, swapping, managing interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP or, in the case of any earn-out obligation or purchase price adjustment, would have been recorded as a liability under GAAP prior to the adoption of Financial Accounting Standards Board Statement No. 141R. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the 2025 notes indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) performance, surety or appeal bonds provided in the ordinary course of business;

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Spectrum Brands or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Spectrum Brands or any Restricted Subsidiary in connection with such disposition; or

(iv) deferred revenue.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Spectrum Brands or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, payroll and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If Spectrum Brands or any Restricted Subsidiary of Spectrum Brands sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Spectrum Brands such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Spectrum Brands, Spectrum Brands shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Spectrum Brands or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by Spectrum Brands or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means May 20, 2015, the date on which 2025 notes were originally issued under the 2025 notes indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Spectrum Brands or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, brokerage and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions arising therefrom and any tax sharing arrangements in connection therewith, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Term Loan Commitment Agreement” means the new term loan commitment agreement no. 2 among Holdings, Spectrum Brands, as lead borrower, the lenders party thereto and Deutsche Bank AG New York Branch, as agent, pursuant to which Spectrum Brands will incur term loans in an aggregate principal amount equal to €150 million.

“Note Guarantee” means the Guarantee by each Guarantor of Spectrum Brands’ payment obligations under the 2025 notes indenture and on the 2025 notes, executed pursuant to the 2025 notes indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Paying Agent” means an office or agency where 2025 notes may be presented for payment.

“Permitted Business” means any business conducted or proposed to be conducted by Spectrum Brands and its Restricted Subsidiaries on the Issue Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Holders” means

(1) HRG Group, Inc.;

(2) any Affiliate of HRG Group, Inc., other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; and

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) and (2) or any group in which the Persons specified in clauses (1) and (2) own more than a majority of the voting power of the Voting Stock held by such group.

“Permitted Investments” means:

(1) any Investment in Spectrum Brands or in a Restricted Subsidiary of Spectrum Brands;

(2) any Investment in Cash Equivalents;

(3) any Investment by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Spectrum Brands; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Spectrum Brands or a Restricted Subsidiary of Spectrum Brands;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (including Designated Non-Cash Consideration) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) Hedging Obligations that are incurred in the ordinary course of business for the purpose of managing interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) stock, obligations or securities received in satisfaction of judgments;

(7) Investments in securities of trade debtors or customers received (x) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, (y) as a result of the foreclosure by Spectrum Brands or any Restricted Subsidiaries with respect to any secured Investment or other transfer of title, or (z) as a result of litigation, or other disputes with Persons who are not Affiliates;

(8) other Investments in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the Issue Date, not to exceed the greater of (x) $200.0 million and (y) 20% of Consolidated Cash Flow, in each case, net of any return of or on such Investment received by Spectrum Brands or a Restricted Subsidiary;

(9) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(10) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(11) Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business; and

(12) Investments (other than in Restricted Subsidiaries) outstanding on the Issue Date or made pursuant to binding agreements in effect on the Issue Date, including any extension, modification or renewal of such Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities;

(13) advances and loans to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Spectrum Brands or any direct or indirect parent of Spectrum Brands;

(14) Investments in joint ventures having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $100.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not Spectrum Brands or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Spectrum Brands or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14) for so long as such Person continues to be Spectrum Brands or a Restricted Subsidiary; and

(15) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $100.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred and then outstanding pursuant to clause (1) of paragraph (b) of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and other Obligations in respect thereof;

(2) Liens in favor of Spectrum Brands or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Spectrum Brands or any Restricted Subsidiary of Spectrum Brands; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Spectrum Brands or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Spectrum Brands or any Restricted Subsidiary of Spectrum Brands, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Spectrum Brands or the Restricted Subsidiary;

(5) Liens existing on the Issue Date not otherwise permitted hereby;

(6) Liens securing Permitted Refinancing Indebtedness (other than in respect of Indebtedness referred to in clause (1)); provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(7) Liens incurred in the ordinary course of business of Spectrum Brands or any Restricted Subsidiary of Spectrum Brands with respect to obligations that do not exceed the greater of $200 million or 20% of Consolidated Cash Flow;

(8) Liens on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary that was permitted by the terms of the 2025 notes indenture to be incurred;

(9) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Indebtedness;

(10) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens or other similar liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(11) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(12) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(13) (x) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or the ownership of its properties, not interfering in any material respect with the conduct of the business of Spectrum Brands and its Restricted Subsidiaries or (y) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property;

(14) licenses or leases or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(15) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(16) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(17) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(18) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(19) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Spectrum Brands and its Restricted Subsidiaries;

(20) Liens (including the interest of a lessor under a Capital Lease) on property that secure Indebtedness incurred under clause (4) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(21) deposits in the ordinary course of business to secure liability to insurance carriers;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens consisting of contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Spectrum Brands or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Spectrum Brands and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Spectrum Brands or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens arising from financing statements filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by Spectrum Brands and its Restricted Subsidiaries in the ordinary course of business;

(25) Liens securing Cash Management Obligations and all Obligations under the Hedging Agreements owed to Persons that were agents and the lenders under the Revolving Credit Agreement or their affiliates at the time of entry into the agreements governing such obligations;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Spectrum Brands and its subsidiaries in the ordinary course of business; and

(27) Liens created for the benefit of the 2025 notes or the Note Guarantees with respect thereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Spectrum Brands or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing (including tender premiums) and such reasonable expenses, defeasance costs and fees incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the 2025 notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the 2025 notes or such Note Guarantees on terms at least as favorable to the Holders of 2025 notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) in no event may Indebtedness of Spectrum Brands or any Guarantor be refinanced by means of Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption upon liquidation.

“Prior Transaction Expenses” means fees and expenses payable or otherwise borne by Spectrum Brands and its Restricted Subsidiaries in connection with the Prior Transactions and incurred before, or on or about, the issue date of Spectrum Brands’ 6.125% Senior Notes due 2024 outstanding on the Issue Date, including the costs of legal and financial advisors to Spectrum Brands.

“Prior Transactions” means, collectively, (a) the execution, delivery and performance by Spectrum Brands and the other parties thereto of the New Term Loan Commitment Agreement and the making of the borrowings thereunder, (b) the issuance of Spectrum Brands’ 6.125% Senior Notes due 2024 outstanding on the Issue Date, and (c) the consummation of the acquisition of (i) Tell Manufacturing, Inc., (ii) Proctor and Gamble’s European pet food business and (iii) Salix Animal Health, LLC.

“Qualified Equity Interests” means all Equity Interests of a person other than Disqualified Stock.

“Rating Agencies” means S&P and Moody’s; provided that if either S&P or Moody’s (or both) shall cease issuing a rating on the 2025 notes for reasons outside the control of Spectrum Brands, Spectrum Brands may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Registrar” means an office or agency where 2025 notes may be presented for registration of transfer or for exchange.

“Replacement Assets” means (1) non-current assets (other than securities of any Person) that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, “Restricted Subsidiary” refers to a Restricted Subsidiary of Spectrum Brands.

“Revolving Credit Agreement” means the revolving credit agreement dated June 16, 2010 among Spectrum Brands, the lenders party thereto and Bank of America NA, as agent, together with any related documents

(including any security documents and guarantees) as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes)), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior credit agreement or (2) occurs on one or more separate occasions.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Secured Leverage Ratio” means, on any date of determination (the “transaction date”), the ratio of (x) the aggregate amount of all Consolidated Total Indebtedness secured (or deemed secured pursuant to clause (1)(y) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and issuance of Preferred Stock”) by a Lien on an any asset of Spectrum Brands or any of its Restricted Subsidiaries (other than liens described in clauses (2), (8), (25) and (27) of the definition of “Permitted Liens”) of Spectrum Brands and its Restricted Subsidiaries, determined on a consolidated basis (with any Indebtedness incurred pursuant to clause (1)(y) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and issuance of Preferred Stock” deemed to be secured Indebtedness for this purpose in connection with any measurement of the Secured Leverage Ratio pursuant to such clause) minus the aggregate amount of unrestricted cash and Cash Equivalents owned by Spectrum Brands and its Restricted Subsidiaries on a consolidated basis to (y)

the aggregate amount of Consolidated Cash Flow of Spectrum Brands and its Restricted Subsidiaries for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available in each case with such pro forma adjustments to Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions of the Fixed Charges Coverage Ratio.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Term Loan Agreement” means the term loan credit agreement dated as of December 17, 2012, as amended pursuant to amendment no. 1 to credit agreement dated as of August 13, 2013, as further amended pursuant to new term loan commitment agreement no. 1 dated as of August 13, 2013 and effective as of

September 4, 2013, as amended and restated pursuant to the restatement agreement dated as of December 18, 2013, as amended pursuant to amendment no. 2 to credit agreement dated as of January 31, 2014 and as further amended pursuant to the New Term Loan Commitment Agreement among Holdings, Spectrum Brands, as lead borrower, Spectrum Brands Canada, Inc. as Canadian borrower, Spectrum Brands Europe GmbH, as German borrower, the lenders party thereto and Deutsche Bank AG New York Branch, as agent, together with any related documents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such term loan credit agreement, in whole or in part, in one or more instances, may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior term loan credit agreement or (2) occurs on one or more separate occasions.

“Transaction Expenses” means fees and expenses payable or otherwise borne by Spectrum Brands and its Restricted Subsidiaries in connection with the Transactions, including the costs of legal and financial advisors to Spectrum Brands.

“Transactions” means, collectively, (a) the issuance of the 2025 notes, (b) the issuance by Spectrum Brands Holdings, Inc. of its common stock in the registered offer, which occurred on May 20, 2015 and (c) the consummation of the acquisition of Armored AutoGroup Parent Inc., which occurred on May 21, 2015.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519)

that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2020; provided, however, that if the period from the redemption date to July 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the preamble to the 2025 notes indenture until a successor replaces it in accordance with the 2025 notes indenture and thereafter means the successor serving hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means any Subsidiary of Spectrum Brands that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by Spectrum Brands and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof) (2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The notes were issued in global form and registered in the name of a nominee of the Depository Trust Company (“DTC”). The notes were issued in minimum denominations of $2,000 and higher integral multiples of $1,000. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indentures and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC’s system is also indirectly available to other entities that clear through, or maintain, a direct or indirect, custodial relationship with a direct participant. DTC may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of DTC.

DTC has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes, and the transfer of ownership interests by and between direct participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems, or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in DTC or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form, and will not be considered the registered owners or holders of these notes under the indentures for any purpose.

Payments with respect to the principal of, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing these notes under the indentures. Under the terms of the indentures, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments, and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indentures. Consequently, neither we, the trustee nor any of our agents, nor the trustee’s agents, has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note, or

(2)	any other matter relating to the actions and practices of DTC or any of its direct or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice, and will be the responsibility of the direct or indirect participants, and will not be the responsibility of DTC, the trustee or us.

Neither we nor the trustee will be liable for any delay by DTC or any direct or indirect participant in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in DTC will be effected in accordance with DTC procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although DTC, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. Neither we, the trustee, nor any of our or the trustee’s respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1)	DTC has notified us that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by us within 90 days of the notice; or

(2)	an event of default under the applicable indenture for the notes has occurred and is continuing and the trustee has received a request from DTC.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the applicable global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in DTC’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Payment

The indentures require that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by:

(1)	check mailed to the holders of notes at their respective addresses provided in the register of holder of notes; or

(2)	transfer to an account maintained by the payee.

PLAN OF DISTRIBUTION

This prospectus may be used by Jefferies in connection with offers and sales of the notes in market-making transactions effected from time to time. In these transactions, Jefferies may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies acts as principal, or as agent for both counterparties in a transaction in which Jefferies does not act as a principal. Jefferies may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Jefferies is a wholly owned subsidiary of Jefferies Financial Group, which beneficially owns approximately 14.1% of the outstanding common stock of SBH. For the year ended September 30, 2016, Jefferies acted as one of the initial purchasers for the offering of €425 million of the 2026 notes, for which Jefferies received $0.3 million in discounts, commissions and reimbursements of expenses. For the year ended September 30, 2015, Jefferies acted as (i) one of the initial purchasers for the offering of $1.0 billion of the 2025 notes, for which Jefferies received $2.6 million in discounts, commissions and reimbursements of expenses, (ii) one of the underwriters for Spectrum’s $575 million offering of common stock in May 2015, for which Jefferies received $1.5 million in discounts, commissions and reimbursements of expenses, and (iii) one of the financing institutions that committed to provide “back-stop” bridge facilities in an aggregate amount of $1.5 billion in connection with the financing of the acquisition of Armored AutoGroup Parent Inc., for which Jefferies received $2.1 million in fees and reimbursements of expenses. Jefferies has: (i) in the past engaged, and may in the future engage, in transactions with us and our affiliates; (ii) in the past has performed, and may in the future perform, services (including commercial banking, financial advisory and investment banking services) for us and our affiliates; each within the ordinary course of business, for which they have received, and may in the future receive, customary fees and expenses.

For more information regarding certain transactions with Jefferies and its affiliates, see “Certain Relationships and Related Party Transactions” elsewhere in this prospectus.

We have been advised by Jefferies that, subject to applicable laws and regulations, it currently intends to make a market in the notes. However, Jefferies is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York has passed on the validity of the notes and guarantees offered hereby. Barnes & Thornburg LLP has passed on matters of Pennsylvania law. Thompson Coburn LLP has passed on matters of Missouri law. Quarles & Brady LLP has passed on matters of Florida law.

EXPERTS

The consolidated financial statements of SB/RH Holdings, LLC and subsidiaries as of September 30, 2018 and 2017 and for each of the years in the three-year period ended September 30, 2018 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the notes being offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the notes offered in this prospectus, you should refer to the registration statement and its exhibits. Anyone who receives a copy of this prospectus may obtain a copy of the indentures without charge by writing to Spectrum Brands, Inc., 3001 Deming Way, Middleton, Wisconsin 53562.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

SB/RH Holdings, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries (the Company) as of September 30, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1997.

Milwaukee, Wisconsin

November 23, 2018

except for the effects of changes in discontinued operations, as discussed in Notes 1, 3, 9, 10, 11, 13, and subsequent events as discussed in Note 23, as to which the date is April 5, 2019

SB/RH Holdings, LLC

Consolidated Statements of Financial Position

September 30, 2018 and 2017

(in millions)

(in millions)	2018	2017
Assets
Cash and cash equivalents	$505.4	$168.2
Trade receivables, net	317.1	365.4
Other receivables	95.1	27.9
Inventories	583.6	587.8
Prepaid expenses and other current assets	62.9	61.9
Current assets of business held for sale	2,402.6	2,497.1

Total current assets	3,966.7	3,708.3
Property, plant and equipment, net	500.0	498.2
Deferred charges and other	74.2	29.8
Goodwill	1,454.7	1,461.8
Intangible assets, net	1,641.8	1,719.4

Total assets	$7,637.4	$7,417.5

Liabilities and Shareholder’s Equity
Current portion of long-term debt	$546.9	$27.8
Accounts payable	584.7	556.8
Accrued wages and salaries	55.4	60.5
Accrued interest	55.0	48.6
Other current liabilities	152.3	166.3
Current liabilities of business held for sale	537.6	510.6

Total current liabilities	1,931.9	1,370.6
Long-term debt, net of current portion	3,686.4	3,731.3
Deferred income taxes	287.0	415.8
Other long-term liabilities	120.4	64.4

Total liabilities	6,025.7	5,582.1
Commitments and contingencies (Note 18)
Shareholder’s equity
Other capital	2,073.0	2,079.0
Accumulated deficit	(235.5)	(42.8)
Accumulated other comprehensive loss, net of tax	(235.7)	(209.6)

Total shareholder’s equity	1,601.8	1,826.6
Noncontrolling interest	9.9	8.8

Total equity	1,611.7	1,835.4

Total liabilities and equity	$7,637.4	$7,417.5

See accompanying notes to the consolidated financial statements

SB/RH Holdings, LLC

Consolidated Statements of Income

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Revenue	$3,808.7	$3,705.4	$3,745.3
Cost of goods sold	2,470.8	2,369.6	2,380.8
Restructuring and related charges	3.6	0.5	0.4

Gross profit	1,334.3	1,335.3	1,364.1
Selling	607.2	578.0	581.7
General and administrative	272.6	300.5	291.4
Research and development	44.6	44.6	44.1
Acquisition and integration related charges	15.3	17.7	22.2
Restructuring and related charges	72.0	37.0	9.8
Write-off from impairment of intangible assets	20.3	16.3	4.7

Total operating expenses	1,032.0	994.1	953.9

Operating income	302.3	341.2	410.2
Interest expense	167.0	161.8	184.4
Other non-operating expense, net	5.2	5.8	6.2

Income from continuing operations before income taxes	130.1	173.6	219.6
Income tax benefit	(76.8)	(8.6)	(33.4)

Net income from continuing operations	206.9	182.2	253.0
(Loss) income from discontinued operations, net of tax	(24.0)	119.0	99.3

Net income	182.9	301.2	352.3
Net income attributable to non-controlling interest	1.4	1.3	0.4

Net income attributable to controlling interest	$181.5	$299.9	$351.9

Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$205.5	$180.9	$252.6
Net (loss) income from discontinued operations attributable to controlling interest	(24.0)	119.0	99.3

Net income attributable to controlling interest	$181.5	$299.9	$351.9

See accompanying notes to the consolidated financial statements

SB/RH Holdings, LLC

Consolidated Statements of Comprehensive Income

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Net income	$182.9	$301.2	$352.3
Other comprehensive (loss) income
Foreign currency translation (loss) gain	(52.0)	32.0	(6.2)
Deferred tax effect	7.9	(3.1)	(2.3)
Deferred tax valuation allowance	(0.2)	0.2	—

Net unrealized (loss) gain on foreign currency translation	(44.3)	29.1	(8.5)
Unrealized gain (loss) on derivative instruments
Unrealized gain (loss) on hedging activity before reclassification	16.4	(31.6)	11.1
Net reclassification for loss (gain) to income from continuing operations	8.5	(5.7)	(3.1)
Net reclassification for (gain) loss to income from discontinued operations	(1.6)	(5.1)	2.0

Unrealized gain (loss) on hedging instruments after reclassification	23.3	(42.4)	10.0
Deferred tax effect	(7.1)	13.3	(2.8)
Deferred tax valuation allowance	—	—	(0.1)

Net unrealized gain (loss) on hedging derivative instruments	16.2	(29.1)	7.1
Defined benefit pension gain
Defined benefit pension (loss) gain before reclassification	(3.0)	22.6	(41.4)
Net reclassification for loss to income from continuing operations	2.5	4.3	1.9
Net reclassification for loss to income from discontinued operations	0.7	1.2	0.5

Defined benefit pension gain (loss) after reclassification	0.2	28.1	(39.0)
Deferred tax effect	1.5	(8.5)	10.9
Deferred tax valuation allowance	—	—	(0.1)

Net defined benefit pension gain (loss)	1.7	19.6	(28.2)
Net change to derive comprehensive (loss) income for the period	(26.4)	19.6	(29.6)

Comprehensive income	156.5	320.8	322.7
Comprehensive (loss) income attributable to non-controlling interest	(0.3)	(0.2)	(0.3)

Comprehensive income attributable to controlling interest	$156.8	$321.0	$323.0

See accompanying notes to the consolidated financial statements

SB/RH Holdings, LLC

Consolidated Statements of Shareholder’s Equity

Years ended September 30, 2018, 2017 and 2016

(in millions)

			Accumulated
			Other	Total	Non-
	Other	Accumulated	Comprehensive	Shareholder’s	controlling	Total
(in millions)	Capital	Deficit	Loss	Equity	Interest	Equity
Balances at September 30, 2015	$1,969.9	$(246.7)	$(200.1)	$1,523.1	$49.7	$1,572.8
Net income from continuing operations	—	252.6	—	252.6	0.4	253.0
Income from discontinued operations, net of tax	—	99.3	—	99.3	—	99.3
Other comprehensive loss, net of tax	—	—	(29.3)	(29.3)	(0.3)	(29.6)
Contribution from parent	5.6	—	—	5.6	—	5.6
Restricted stock issued and related tax withholdings	(9.1)	—	—	(9.1)	—	(9.1)
Share based compensation	34.5	—	—	34.5	—	34.5
Dividends paid to parent	—	(97.1)	—	(97.1)	—	(97.1)

Balances at September 30, 2016	2,000.9	8.1	(229.4)	1,779.6	49.8	1,829.4
Net income from continuing operations	—	180.9	—	180.9	1.3	182.2
Income from discontinued operations, net of tax	—	119.0	—	119.0	—	119.0
Other comprehensive income (loss), net of tax	—	—	19.8	19.8	(0.2)	19.6
Purchase of non-controlling interest	29.6	—	—	29.6	(42.1)	(12.5)
Restricted stock issued and related tax withholdings	12.2	—	—	12.2	—	12.2
Share based compensation	36.3	—	—	36.3	—	36.3
Dividends paid to parent	—	(350.8)	—	(350.8)	—	(350.8)

Balances as of September 30, 2017	2,079.0	(42.8)	(209.6)	1,826.6	8.8	1,835.4
Net income from continuing operations	—	205.5	—	205.5	1.4	206.9
Income from discontinued operations, net of tax	—	(24.0)	—	(24.0)	—	(24.0)
Other comprehensive loss, net of tax	—	—	(26.1)	(26.1)	(0.3)	(26.4)
Restricted stock issued and related tax withholdings	(5.0)	—	—	(5.0)	—	(5.0)
Share based compensation	(1.0)	—	—	(1.0)	—	(1.0)
Dividends paid to parent	—	(374.2)	—	(374.2)	—	(374.2)

Balances as of September 30, 2018	$2,073.0	$(235.5)	$(235.7)	$1,601.8	$9.9	$1,611.7

See accompanying notes to the consolidated financial statements

SB/RH Holdings, LLC

Consolidated Statements of Cash Flows

Years ended September 30, 2018, 2017 and 2016

(in millions)

(in millions)	2018	2017	2016
Cash flows from operating activities
Net income	$182.9	$301.2	$352.3
(Loss) income from discontinued operations, net of tax	(24.0)	119.0	99.3

Net income from continuing operations	206.9	182.2	253.0
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	124.6	146.8	136.0
Share based compensation	8.8	46.2	52.5
Write-off from impairment of intangible assets	20.3	16.3	4.7
Purchase accounting inventory adjustment	0.8	3.3	—
Pet safety recall inventory write-off	4.1	15.0	—
Amortization of debt issuance costs and debt discount	8.9	8.0	13.9
Write-off of unamortized discount and debt issuance costs	—	2.5	5.8
Deferred tax benefit	(170.9)	(26.6)	(71.2)
Net changes in operating assets and liabilities
Receivables	(29.7)	(28.8)	23.7
Inventories	(9.2)	(24.5)	40.4
Prepaid expenses and other	22.3	(7.2)	(1.4)
Accounts payable and accrued liabilities	69.5	140.4	(63.0)
Other	(32.7)	(29.6)	(0.4)

Net cash provided by operating activities from continuing operations	223.7	444.0	394.0
Net cash provided by operating activities from discontinued operations	128.8	203.6	207.6

Net cash provided by operating activities	352.5	647.6	601.6
Cash flows from investing activities
Purchases of property, plant and equipment	(75.9)	(81.8)	(73.5)
Proceeds from sales of property, plant and equipment	4.2	4.6	0.9
Business acquisitions, net of cash acquired	—	(304.7)	—
Other investing activities, net	(0.5)	(2.8)	(1.3)

Net cash used by investing activities from continuing operations	(72.2)	(384.7)	(73.9)
Net cash used by investing activities from discontinued operations	(27.0)	(31.9)	(24.5)

Net cash used by investing activities	(99.2)	(416.6)	(98.4)
Cash flows from financing activities
Proceeds from issuance of debt	539.6	265.6	498.9
Payment of debt	(69.3)	(229.2)	(871.0)
Payment of debt issuance costs	(0.4)	(5.9)	(9.3)
Payment of cash dividends to parent	(374.2)	(350.8)	(97.2)
Purchase of non-controlling interest	—	(12.6)	—
Payment of contingent consideration	—	—	(3.1)

Net cash provided (used) by financing activities from continuing operations	95.7	(332.9)	(481.7)
Net cash (used) provided by financing activities from discontinued operations	(4.8)	(3.4)	2.8

Net cash provided (used) by financing activities	90.9	(336.3)	(478.9)
Effect of exchange rate changes on cash and cash equivalents on Venezuela devaulation	—	(0.4)	—
Effect of exchange rate changes on cash and cash equivalents	(7.0)	3.1	(1.4)

Net change in cash and cash equivalents	337.2	(102.6)	22.9
Cash and cash equivalents, beginning of period	168.2	270.8	247.9

Cash and cash equivalents, end of period	$505.4	$168.2	$270.8

Supplemental disclosure of cash flow information
Cash paid for interest	$208.4	$184.9	$283.3
Cash paid for taxes	$53.8	$37.5	$35.4
Non cash investing activities
Acquisition of property, plant and equipment through capital leases	$4.5	$106.0	$29.3

See accompanying notes to the consolidated financial statements

NOTE 1 - DESCRIPTION OF BUSINESS

The Company is a diversified global branded consumer products company. We manage the businesses in vertically integrated, product-focused segments: (i) Hardware & Home Improvement (“HHI”), (ii) Home and Personal Care (“HPC”), (iii) Pet Supplies (“PET”), and (iv) Home and Garden (“H&G”). The Company manufactures, markets and/or distributes its products globally in the North America (“NA”), Europe, Middle East & Africa (“EMEA”), Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers and distributors, and construction companies. We enjoy strong name recognition in our regions under our various brands and patented technologies across multiple product categories. Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for sales and marketing initiatives and the financial results for all product lines within that segment. See Note 19 – Segment Information for more information pertaining to segments of continuing operations. The following is an overview of the consolidated business, by segment, summarizing product types, brands and regions:

Segment	Products	Brands
HHI

Residential Locksets: Residential locksets and door hardware including knobs, levers, deadbolts, handlesets, and electronic and connected keyless entry locks for residential and commercial applications.

Plumbing & Accessories: Kitchen, bath and shower faucets and plumbing products. Builders’ Hardware: Hinges, metal shapes, security hardware, wire goods, track and sliding door hardware, screen and storm door products, garage door hardware, gate hardware, window hardware and floor protection.

Residential Locksets: Kwikset®, Weiser®, Baldwin®, EZSET®, and Tell Manufacturing® Plumbing & Accessories: Pfister® Builders’ Hardware: National Hardware®, FANAL®, Stanley® and Black and Decker®
HPC

Home Appliances: Small kitchen appliances including toaster ovens, coffeemakers, slow cookers, blenders, hand mixers, grills, food processors, juicers, toasters, breadmakers, and irons.

Personal Care: Hair dryers, flat irons and straighteners, rotary and foil electric shavers, personal groomers, mustache and beard trimmers, body groomers, nose and ear trimmers, women’s shavers, haircut kits and intense pulsed light hair removal systems.

Home Appliances: Black & Decker®, Russell Hobbs®, George Foreman®, Toastmaster®, Juiceman®, Farberware®, and Breadman® Personal Care: Remington®
PET

Companion Animal: Rawhide chews, dog and cat clean-up, training, health and grooming products, small animal food and care products, rawhide-free dog treats, and wet and dry pet food for dogs and cats.

Aquatics: Consumer and commercial aquarium kits, stand-alone tanks; aquatics equipment such as filtration systems, heaters and pumps; and aquatics consumables such as fish food, water management and care

Companion Animal: 8IN1® (8-in-1), Dingo®, Nature’s Miracle®, Wild Harvest™, Littermaid®, Jungle®, Excel®, FURminator®, IAMS® (Europe only), Eukanuba® (Europe only), Healthy-Hide®, DreamBone®, SmartBones®, GloFish®, ProSense®, Perfect Coat®, eCOTRITION®, Birdola® and Digest-eeze®.

Aquatics: Tetra®, Marineland®, Whisper® and Instant Ocean®.

H&G

Household: Household pest control solutions such as spider and scorpion killers; ant and roach killers; flying insect killers; insect foggers; wasp and hornet killers; and bedbug, flea and tick control products.

Controls: Outdoor insect and weed control solutions, and animal repellents such as aerosols, granules, and ready-to-use sprays or hose-end ready-to-sprays.

Repellents: Personal use pesticides and insect repellent products, including aerosols, lotions, pump sprays and wipes, yard sprays and citronella candles.

Household: Hot Shot®, Black Flag®, Real-Kill®, Ultra Kill®, The Ant Trap® (TAT), and Rid-A-Bug®. Controls: Spectracide®, Garden Safe®, Liquid Fence®, and EcoLogic®. Repellents: Cutter® and Repel®.

Subsequent to the year ended September 30, 2018, the Company sold its Global Batteries and Lighting (“GBL”) business and Global Auto Care (“GAC”) business to Energizer Holdings, Inc. (“Energizer”) on January 2, 2019 and January 28, 2019, respectively. As a result, the Company’s assets and liabilities associated with GBL and GAC have been classified as held for sale in the accompanying Consolidated Statements of Financial Position and the respective operations have been classified as discontinued operations in the accompanying Consolidated Statement of Income and Statements of Cash Flows. Additionally, the Company had previously recognized its HPC business as held for sale as of September 30, 2018 and subsequently ceased its plan to market and sell the HPC business and retain as part of the Company’s continuing operations. See Note 3 – Divestitures for more information on the GBL and GAC assets and liabilities classified as held for sale and discontinued operations and change in presentation for the HPC business. Accordingly, the notes to the consolidated financial statements have been updated to exclude information pertaining to discontinued operations and reflect the only continuing operations of the Company, which includes updates to Note 1 – Description of Business, Note 2 – Significant Accounting Policies and Practices, Note 4 – Acquisitions, Note 5 – Restructuring, Note 6 – Fair Value of Financial Instruments, Note 7 – Receivables, Note 8 –Inventory, Note 9 – Property, Plant and Equipment, Note 10 – Goodwill and Intangible Assets; Note 11 – Debt, Note 12 – Leases, Note 13 – Derivatives, Note 14 – Employee Benefit Plans, Note 15 – Income Taxes, Note 17 – Share Based Compensation, Note 18 – Commitments and Contingencies, Note 19 – Segment Information, Note 20 – Earnings Per Share – SBH , Note 21 – Guarantor Statements – SB/RH, and Note 22 – Quarterly Results (Unaudited).

SB/RH is a wholly owned subsidiary of Spectrum Brands Legacy, Inc. (formerly Spectrum Brands Holdings, Inc.) and ultimately, Spectrum Brands Holdings, Inc. (“SBH”, formerly HRG Group, Inc.). Spectrum Brands, Inc., a wholly-owned subsidiary of SB/RH (“SBI”) incurred certain debt guaranteed by SB/RH and domestic subsidiaries of SBI. See Note 11 - Debt for more information pertaining to debt. The reportable segments of SB/RH are consistent with the segments of SBH.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Principles of Consolidation and Fiscal Year End

The consolidated financial statements include the financial statements of the Company and its majority owned subsidiaries and have been prepared in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). All intercompany transactions have been eliminated.

The Company’s fiscal year ends September 30 and reports its results using fiscal quarters whereby each three month quarterly reporting period is approximately thirteen weeks in length and ends on a Sunday For the year ended September 30, 2018, the fiscal quarters were comprised of the three months ended December 31, 2017, April 1, 2018, July 1, 2018 and September 30, 2018.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Assets Held for Sale and Discontinued Operations

The Company reports the results of operations of a business as discontinued operations if a disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the business is sold and classified as held for sale, in accordance with the criteria of Accounting Standard Codification (“ASC”) Topic 205 Presentation of Financial Statements and ASC Topic 360 Property, Plant and Equipment (“ASC 360”). The results of discontinued operations are reported in Income From Discontinued Operations, Net of Tax in the accompanying Consolidated Statements of Income for the current and prior periods commencing in the period in which the business meets the criteria of a discontinued operations, and include any gain or loss recognized on closing, or adjustment of the carrying amount to fair value less cost to sell. Assets and liabilities of a business classified as held for sale are recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value less cost to sell, a loss is recognized. Assets and liabilities related to a business classified as held for sale are segregated in the current and prior balance sheets in the period in which the business is classified as held for sale. Transactions between the businesses held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale. If a business is classified as held for sale after the balance sheet date but before the financial statements are issued or are available to be issued, the business continues to be classified as held and used in those financial statements when issued or when available to be issued.

Cash and Cash Equivalents

The Company considers all highly liquid temporary instruments purchased with original maturities of three months or less from date of purchase to be cash equivalents.

Receivables

Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provisions for losses on uncollectible trade receivables are determined based on ongoing evaluations of the Company’s receivables, principally on the basis of historical collection experience and evaluations of the risks of nonpayment or return for a given customer. See Note 7 - Receivables for further detail.

Inventories

The Company’s inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first-out (FIFO) method. See Note 8 - Inventory for further detail.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Property, plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset; such amortization is included in depreciation expense. The Company uses accelerated depreciation methods for income tax purposes. Useful lives for property, plant and equipment are as follows:

Asset Type	Range
Buildings and improvements	20 - 40 years
Machinery and equipment	2 - 15 years

Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. The Company records gains and losses on the disposition or retirement of property, plant and equipment based on the net book value and any proceeds received.

Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the year that necessitated an impairment test of property, plant and equity. There was no impairment loss recognized on property, plant and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 9 - Property, plant and equipment for further detail.

Goodwill

Goodwill reflects the excess of acquisition cost over the aggregate fair value assigned to identifiable net assets acquired. Goodwill is not amortized, but instead is assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. Goodwill has been assigned to reporting units for purposes of impairment testing based upon the relative fair value of the asset to each reporting unit. Our reporting units are consistent with our segments. See Note 19 - Segment Information for further discussion.

The Company performs its annual impairment test in the fourth quarter of its fiscal year. The fair value of each reporting unit is compared to its carrying value, including goodwill. In estimating the fair value of our reporting units, we use a discounted cash flow methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. We test the aggregate estimated fair value of our reporting units by comparison to our total market capitalization, including both equity and debt capital. If the fair value of a reporting unit is less than its carrying value, an impairment loss would be recognized equal to that excess; however the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. See Note 10 - Goodwill and Intangible Assets for further detail.

Intangible Assets

Intangible assets are recorded at cost or at estimated fair value if acquired in a business combination. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives. The range and weighted average useful lives for definite-lived intangibles assets are as follows:

Asset Type	Range	Weighted Average
Customer relationships	5 - 20 years	18.5 years
Technology assets	5 - 18 years	12.1 years
Tradenames	6 - 12 years	11.9 years

Definite-lived intangible assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. If indicators of potential impairment are identified, the Company performs an undiscounted cash flow analysis to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed its carrying value. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the years ended September 30, 2018, 2017 and 2016 that necessitated an impairment test of definite-lived intangible assets. There was no impairment loss recognized on definite-lived intangible assets.

Certain trade name intangible assets have an indefinite life and are not amortized; but instead are assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. The Company performs its annual impairment test in the fourth quarter of its fiscal year. Impairment of indefinite lived intangible assets is assessed by comparing the estimated fair value of the identified trade names to their carrying value to determine if potential impairment exists. If the fair value is less than the carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. See Note 10 - Goodwill and Intangible Assets for further detail.

Debt Issuance Costs

Debt issuance costs are deferred and amortized to interest expense using the effective interest method over the lives of the related debt agreements. Debt issuance costs were $45.5 million and $53.1 million as of September 30, 2018 and 2017, respectively, and are included in Long Term Debt, Net of Current Portion in the Consolidated Statements of Financial Position. Amortization of debt issuance costs is recognized as Interest Expense in the Consolidated Statements of Income. See Note 11 - Debt for further detail.

Financial Instruments

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Derivative assets and liabilities are reported at fair value in the Consolidated Statements of Financial Position. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure and documents both the risk management objectives and strategies for undertaking the hedge. Depending on the nature of derivatives designated as hedging instruments, changes in fair value are either offset against the change in fair value of the hedged assets or liability through earnings, or recognized in equity through other comprehensive income until the hedged item is recognized. Any ineffective portion of a financial instrument’s change in fair value is recognized in earnings. For derivatives that do not qualify for hedge accounting treatment, the change in the fair value is recognized in earnings. See Note 13 - Derivatives for further detail.

Noncontrolling Interest

Noncontrolling interest recognized in the consolidated equity of the Company is the minority interest ownership in equity of a consolidated subsidiary that is not attributable, directly or indirectly, to the parent company, SBH; and recognized separate from shareholder’s equity in the Consolidated Statement of Financial Position. Income from a consolidated subsidiary with a minority interest ownership is allocated to the minority interest and considered attributable to the noncontrolling interest in the Consolidated Statement of Income.

Business Combinations and Acquisition Accounting

The Company accounts for acquisitions by applying the acquisition method of accounting when the transaction or event is considered a business combination, which requires that the assets acquired and liabilities assumed constitute a business. A defined business is generally an acquired group of assets with inputs and processes that make it capable of generating a return or economic benefit for the acquirer. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. See Note 4 – Acquisitions for further detail.

Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer, or at the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and risks and rewards of ownership of the product are passed, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence that an arrangement exists, the price to the buyer is fixed or determinable and ability to collect is deemed reasonably assured. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of Net Sales.

The Company enters into promotional arrangements, primarily with retail customers, that entitle such retailers to earn rebates from the Company. These arrangements require the Company to estimate and accrue the costs of these programs, which are treated as a reduction of Net Sales.

The Company enters into promotional arrangements that target the ultimate consumer. The costs associated with such arrangements are treated as either a reduction in Net Sales or an increase in Cost of Goods Sold, based on the type of promotional program. The Company monitors its commitments under all promotion arrangements and uses various measures, including past experience, to estimate the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash payments in order to secure the right to distribute through such customers. The Company capitalizes these payments provided the payments are supported by a time or volume based arrangement with the retailer and amortizes the associated payment over the appropriate time or volume-based term of the arrangement. Capitalized payments are reported in the Consolidated Statements of Financial Position as Deferred Charges and Other Assets and related amortization is treated as a reduction in Net Sales.

Shipping and Handling Costs

Shipping and handling costs include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities. Shipping and handling costs were $251.2 million, $224.6 million and $226.5 million during the years ended September 30, 2018, 2017 and 2016, respectively. Shipping and handling costs are included in Selling Expenses in the Consolidated Statements of Income.

Advertising Costs

Advertising costs include agency fees and other costs to create advertisements, as well as costs paid to third parties to print or broadcast the Company’s advertisements and are expensed as incurred. The Company incurred advertising costs of $26.0 million, $21.6 million and $23.4 million during the years ended September 30, 2018, 2017 and 2016, respectively. Advertising costs are included in Selling Expenses in the Company’s Consolidated Statements of Income.

Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

Environmental Expenditures

Environmental expenditures that relate to current operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability for environmental matters on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale. See Note 18 - Commitments and Contingencies for further detail.

Restructuring and Related Charges

Restructuring charges include, but are not limited to, the costs of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and relocation activities, including impairment of property and other assets, departmental costs of full-time incremental employees, and any other items related to the exit or relocation activities. Costs for such activities are estimated by management after evaluating detailed analyses of the costs to be incurred.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustments and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the costs to be incurred. Such liabilities or asset reductions could include amounts for items such as severance costs and related benefits, lease termination payments and any other items directly related to the exit activities. Impairment of property and equipment and other current or long-term assets as a result of restructuring related initiatives are recognized as a reduction of the appropriate asset.

Restructuring and related charges associated with manufacturing and related initiatives are recorded in Cost of Goods Sold. Restructuring and related charges reflected in Cost of Goods Sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the manufacturing component of a restructuring initiative. Restructuring and related charges associated with administrative functions are recorded in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the administrative components of the restructuring initiatives implemented. See Note 5 - Restructuring and Related Charges for further detail.

Acquisition and Integration Related Charges

Acquisition and integration costs include costs directly associated with the completion of the purchase of net assets or equity interest of a business such as a business combination, equity investment, joint venture or purchase of non-controlling interest. Acquisition and integration costs include, but not limited to, transactions costs such as banking, advisory, legal, accounting, valuation, and other professional fees directly related to both consummated acquisitions and acquisition targets; along with costs incurred towards integration of acquired operations onto the Company’s shared service platform, termination of redundant positions and locations, employee transition costs, integration related professional fees and other post business combination expenses associated with integration activity. See Note 4- Acquisitions for further detail.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in Income Tax Expense. See Note 15 - Income Taxesfor further detail.

Foreign Currency Translation

Local currencies are considered the functional currencies for most of the Company’s operations outside the United States. Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of equity in Accumulated Other Comprehensive Income (“AOCI”), including the effects of exchange rate changes on intercompany balances of a long-term investment nature.

Foreign currency transaction gains and losses for transactions denominated in a currency other than the functional currency are reported in Other Non-Operating Expense, Net in the Consolidated Statements of Income in the period they occur. Exchange losses on foreign currency transactions were $7.1 million, $5.9 million, and $6.9 million for the years ended September 30, 2018, 2017 and 2016, respectively.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. This ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the updates recognized at the date of the initial application along with additional disclosures. The ASU becomes effective for us beginning in the first quarter of our fiscal year ending September 30, 2019. We have performed an assessment over the impact of the pronouncement to the Company, including a detailed assessment over contracts with our customers and the impact to our policies, processes and control environment. Based upon the results of our assessment and implementation, we have determined that the impact of adoption to the Company’s consolidated financial statements is not material and there were no matters identified that were considered significant for changes in disclosure. We plan to adopt the ASU retrospectively with the cumulative effect of initially applying the update at the date of initial application in the first quarter of the fiscal year ending September 30, 2019.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption applicable. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements or determined the method and timing of adoption.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses diversity in practice with the classification and presentation of certain cash receipts and cash payments in the statement of cash flows. The amendments in this update address the classification within the statement of cash flow for debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent payments made after a business combination, proceeds from the settlement of insurance claims and corporate-owned life insurance policies, distributions received from equity method investees, and beneficial interests in securitization transactions, among other separately identifiable cash flows when applying the predominance principle. The ASU is applied on a retrospective basis and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2019; with early adoption available. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which addresses diversity in practice with the classification and presentation of restricted cash in the statement of cash flow, classifying transfers between cash and restricted cash as operating, investing, or financing activities, or as a combination of those activities, in the statement of cash flows. The amendment requires the statement of cash flows to explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents; and include with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statement of cash flows. The ASU is applied on a retrospective basis and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2019; with early adoption available. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality.

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires an employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of income. The amendment provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. The ASU is applied on a retrospective basis and will become effective for us in the first quarter of the year ending September 30, 2019. We have determined that the impact of adoption to the Company’s consolidated financial statements is not material.

In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020; with early adoption available. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality or timing of the adoption.

NOTE 3 –DIVESTITURES

As previously discussed in Note 1- Description of Business, the GBL and GAC segments were classified as held for sale in the accompanying Consolidated Balance Sheets and as discontinued operations in the accompanying Consolidated Statements of Income. The following table summarizes the components of Income From Discontinued Operations, Net of Tax in the accompanying Condensed Consolidated Statement of Income for the three years ended September 30, 2018, 2017, and 2016.

(in millions)	2018	2017	2016
Income from discontinued operations before income taxes - GBL	$21.8	$84.5	$71.2
(Loss) income from discontinued operations before income taxes - GAC	(31.9)	94.5	112.5

Income from discontinued operations before income taxes	(10.1)	179.0	183.7
Income tax expense from discontinued operations	13.9	60.0	84.4

Income (loss) from discontinued operations, net of tax	(23.9)	119.0	99.3
Income from discontinued operations, net of tax attributable to noncontrolling interest	—	—	—

Income (loss) from discontinued operations, net of tax attributable to controlling interest	$(24.0)	$119.0	$99.3

GBL

On January 15, 2018 the Company entered into a definitive acquisition agreement with Energizer Holdings, Inc. (“Energizer”) where Energizer agreed to acquire from the Company its GBL business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments. The agreement provides that Energizer will purchase the equity of certain subsidiaries of the Company and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GBL business. On November 15, 2018, the Company and Energizer entered into an amended acquisition agreement for the GBL sale. See Note 22 – Subsequent Events for further detail regarding such amendment. On January 2, 2019, the Company completed the sale of GBL to Energizer. As a result, the Company’s assets and liabilities associated with GBL have been classified as held for sale in the accompanying Consolidated Statements of Financial Position and the respective operations have been classified as discontinued operations in the accompanying Consolidated Statement of Income and Statement of Cash Flows.

The Company and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GBL acquisition agreement and for certain other matters. In particular, the Company has agreed to indemnify Energizer for certain liabilities relating to the assets retained by the Company, and Energizer has agreed to indemnify the Company for certain liabilities assumed by Energizer, in each case as described in the GBL acquisition agreement.

The Company and Energizer have agreed to enter into related agreements ancillary to the acquisition that became effective upon the consummation of the acquisition, including a customary transition services agreement and reverse transition services agreement. The transition services agreement and reverse transition services agreement will be recognized as a component of continuing operations for periods following the completion of the GBL sale.

Refer to Note 22 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this prospectus, for further discussion pertaining to the GBL divestiture.

The following table summarizes the assets and liabilities of GBL classified as held for sale as of September 30, 2018 and 2017:

(in millions)	2018	2017
Assets
Trade receivables, net	$99.3	$108.4
Other receivables	17.9	11.3
Inventories	127.8	119.7
Prepaid expenses and other current assets	23.0	26.1
Property, plant and equipment, net	160.5	143.9
Deferred charges and other	13.4	13.5
Goodwill	226.6	229.4
Intangible assets, net	304.0	309.3

Total assets of business held for sale	$972.5	$961.6

Liabilities
Current portion of long-term debt	6.3	8.7
Accounts payable	124.1	130.8
Accrued wages and salaries	25.0	22.4
Other current liabilities	82.6	36.0
Long-term debt, net of current portion	45.0	41.0
Deferred income taxes	20.9	17.6
Other long-term liabilities	60.6	56.7

Total liabilities of business held for sale	$364.5	$313.2

The following table summarizes the components of income from discontinued operations before income taxes associated with the GBL divestiture in the accompanying Condensed Consolidated Statements of Operations for the three years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
Net sales	$870.5	$865.6	$840.7
Cost of goods sold	553.2	539.3	524.7

Gross profit	317.3	326.3	316.0
Operating expenses	241.0	193.6	178.5

Operating income	76.3	132.7	137.5
Interest expense	53.5	48.3	65.5
Other non-operating expense (income), net	1.0	(0.1)	0.8

Income from discontinued operations before income taxes	$21.8	$84.5	$71.2

Beginning in January 2018, the Company ceased the recognition of depreciation and amortization of long-lived assets associated with GBL. The Company recognized depreciation and amortization expense of $8.3 million, $30.9 million and $29.6 million during the years ended September 30, 2018, 2017 and 2016, respectively. Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases, and interest on Term Loans required to be paid down using proceeds received on disposal on sale of a business within 365 days with the exception for funds used for capital expenditures and acquisitions. No impairment loss has been recognized as the fair value or expected proceeds from the disposal of the business is in excess of the subsequent payment. During the year ended September 30, 2018 the Company incurred transaction costs of $60.7 million associated with the divestiture which has been recognized as a component of Income From Discontinued Operations – GBL on the Condensed Consolidated Statements of Income. Transaction costs are expensed as incurred and include fees for investment banking services, legal, accounting, due diligence, tax, valuation and various other services necessary to complete the transaction.

GAC

On November 15, 2018 the Company entered into a definitive acquisition agreement with Energizer where Energizer has agreed to acquire from the Company its GAC business for an aggregate purchase price of $1.25 billion, including $937.5 million in cash plus stock consideration of 5.3 million shares of Energizer common stock with an approximate value of $312.5 million, subject to customary purchase price adjustments. The agreement provides that Energizer will purchase the equity of certain subsidiaries of the Company and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GAC business. On January 28, 2019, the Company completed the sale of GAC to Energizer.

The Company and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GAC acquisition agreement and for certain other matters. In particular, the Company has agreed to indemnify Energizer for certain liabilities relating to the assets retained by the Company, and Energizer has agreed to indemnify the Company for certain liabilities assumed by Energizer, in each case as described in the GAC acquisition agreement. Subject to the GAC acquisition agreement, the Company agreed to indemnify Energizer for certain losses relating to liabilities arising primarily out of or relating to products sourced, manufactured, sold or distributed prior to the closing or arising out of or relating to pre-closing acts or omissions in connection with such products, subject to certain limits, and Energizer will bear the risk for a portion of those losses.

Refer to Note 22 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this prospectus, for further discussion pertaining to the GAC divestiture.

The following table summarizes the assets and liabilities of GAC classified as held for sale as of September 30, 2018 and 2017:

(in millions)	2018	2017
Assets
Trade receivables, net	$55.2	$52.3
Other receivables	4.1	3.6
Inventories	72.8	68.0
Prepaid expenses and other current assets	2.9	6.0
Property, plant and equipment, net	58.2	57.8
Deferred charges and other	10.7	17.9
Goodwill	841.8	934.8
Intangible assets, net	384.4	395.1

Total assets of business held for sale	$1,430.1	$1,535.5

Liabilities
Current portion of long-term debt	0.4	0.2
Accounts payable	50.6	40.0
Accrued wages and salaries	3.2	4.5
Other current liabilities	13.3	6.3
Long-term debt, net of current portion	31.5	31.7
Deferred income taxes	71.6	111.5
Other long-term liabilities	2.5	3.3

Total liabilities of business held for sale	$173.1	$197.5

The following table summarizes the components of income from discontinued operations before income taxes associated with the GAC divestiture in the accompanying Condensed Consolidated Statements of Operations for the three years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
Net sales	$465.6	$446.9	$453.7
Cost of goods sold	284.9	233.7	213.9

Gross profit	180.7	213.2	239.8
Operating expenses	117.8	117.2	125.6

Operating income	62.9	96.0	114.2
Interest expense	2.1	1.4	0.1
Other non-operating expense, net	0.2	0.1	1.6
Write-down of assets of business held for sale to fair value less cost to sell	92.5	—	—

(Loss) income from discontinued operations before income taxes	$(31.9)	$94.5	$112.5

During the years ended September 30, 2018, 2017 and 2016, the Company recognized depreciation and amortization of $16.3 million, $21.1 million and $17.5 million. Beginning in November 2018, subsequent to the year ended September 30, 2018, the Company ceased the recognition of depreciation and amortization of long-lived assets associated with GAC when it was recognized as held for sale. Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases. Additionally, subsequent to the balance sheet date, the Company recognized a $107.2 million impairment on net assets held for sale associated with the GAC divestiture due to the expected fair value to be realized from the sale, net estimated transaction costs, be lower than the carrying value of the assets held for sale. The impairment was primarily driven by the change in value of stock consideration to be received as a component of the purchase price from Energizer. Notransaction costs associated with the divestiture were incurred during the year ended September 30, 2018.

HPC

In December 2017 the Company entered into a plan to divest its HPC division, as a component of its GBA business, and was actively marketing the HPC business including discussions with third parties for the potential sale of the HPC business. As a result, the HPC business met the criteria for recognition as assets held for sale and HPC’s operations and cash flows were reported as component of discontinued operations. Subsequent to September 30, 2018, in November 2018, the Company made a strategic decision to cease marketing and actively pursuing a sale of the HPC division and will continue to manage and operate the business for continued use. Consequently, the HPC net assets were reclassified as held for use and the operating results and cash flows were included within the Company’s income from continuing operations. Upon recognition of the Company’s change in plan to sell the HPC business, the net assets were remeasured and reported at the carrying amount before the asset was classified as held for sale, which is lower than its fair value at the date of the subsequent decision not to sell. Subsequent to September 30, 2018, the asset carrying value will be adjusted for any depreciation and amortization expense, that would have been recognized had the assets been continuously classified as held and used. The effect of any required adjustments will be reflected in income from continuing operations as of the date of the decision not to sell in November 2018. There was no impairment or loss recognized when the decision not to sell was made.

The following tables summarize the effect of the change in plan to sell the HPC business and reclassification of the GAC business to discontinued operations on the previously reported condensed consolidated statements of income for the three years ended September 30, 2018, 2017, and 2016:

	September 30, 2018
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$3,145.9	$1,110.5	$4,256.4	$447.7	$3,808.7
Cost of goods sold	1,992.3	749.1	2,741.4	267.0	2,474.4

Gross profit	1,153.6	361.4	1,515.0	180.7	1,334.3
Operating expenses	1,051.6	268.8	1,320.4	210.3	1,110.1

Operating income	102.0	92.6	194.6	(29.6)	224.2
Interest expense	264.6	1.5	266.1	2.1	264.0
Other non-operating (income) expense, net	(6.3)	2.4	(3.9)	0.2	(4.1)

(Loss) income from operations before income taxes	$(156.3)	$88.7	$(67.6)	$(31.9)	$(35.7)

	September 30, 2017
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$3,010.6	$1,132.3	$4,142.9	$436.4	$3,706.5
Cost of goods sold	1,833.5	759.9	2,593.4	223.3	2,370.1

Gross profit	1,177.1	372.4	1,549.5	213.1	1,336.4
Operating expenses	894.1	271.9	1,166.0	117.1	1,048.9

Operating income	283.0	100.5	383.5	96.0	287.5
Interest expense	309.9	1.9	311.8	1.4	310.4
Other non-operating (income) expense, net	4.2	0.9	5.1	0.1	5.0

(Loss) income from operations before income taxes	$(31.1)	$97.7	$66.6	$94.5	$(27.9)

	September 30, 2016
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$3,038.3	$1,169.6	$4,207.9	$453.7	$3,754.2
Cost of goods sold	1,791.7	803.4	2,595.1	213.9	2,381.2

Gross profit	1,246.6	366.2	1,612.8	239.8	1,373.0
Operating expenses	911.7	265.1	1,176.8	125.6	1,051.2

Operating income	334.9	101.1	436.0	114.2	321.8
Interest expense	334.5	2.5	337.0	0.1	336.9
Other non-operating (income) expense, net	(8.8)	3.2	(5.6)	1.6	(7.2)

(Loss) income from operations before income taxes	$9.2	$95.4	$104.6	$112.5	$(7.9)

The Company had ceased the recognition of depreciation and amortization for the HPC assets while considered held for sale beginning January 2018. During the year ended September 30, 2018, the Company recognized depreciation and amortization of $8.8million and deferred the recognition of $29.0 million during the period in which the assets were held for sale, which was subsequently recognized after September 30, 2018 in the period in which the change in plan was realized in order to reflect the carrying value of HPC net assets as if they had been held for use during that period. During the year ended September 30, 2018, the Company had incurred HPC divestiture related transaction costs of $14.9 million which are included in General and Administrative Expenses on the Company’s Condensed Consolidated Statements of Income.

NOTE 4 - ACQUISITIONS

PetMatrix

On June 1, 2017, the Company completed the acquisition of PetMatrix LLC, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Income, and reported within the PET reporting segment for the year ended September 30, 2017.

The Company has recorded an allocation of the purchase price to the Company’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the June 1, 2017 acquisition date. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill, which includes value associated with the assembled workforce. The calculation of purchase price and purchase price allocation is as follows:

(in millions)	Purchase Price
Cash consideration	$255.2

(in millions)	Allocation
Cash and cash equivalents	$0.2
Trade receivables	7.8
Inventories	16.0
Prepaid expenses and other current assets	0.9
Property, plant and equipment	0.8
Goodwill	123.8
Intangible assets	110.4
Accounts payable	(4.1)
Accrued wages and salaries	(0.1)
Other current liabilities	(0.5)

Net assets acquired	$255.2

The purchase price allocation resulted in goodwill of $123.8 million, allocated to the PET segment; of which $123.8 million is deductible for tax purposes. The values allocated to intangible assets and the weighted average useful lives are as follows:

(in millions)	Carrying Amount	Weighted Average Useful Life (Years)
Tradenames	$75.0	Indefinite
Technology	21.0	14 years
Customer relationships	12.0	16 years
Non-compete agreement	2.4	5 years

Total intangibles acquired	$110.4

The Company performed a valuation of the acquired inventories; tradenames; technologies; customer relationships and non-compete agreements. The following is a summary of significant inputs to the valuation:

•

Inventory – Acquired inventory consists of branded finished goods that were valued based on the comparative sales method, which estimates the expected sales price of the finished goods inventory, reduced for all costs expected to be incurred in its completion or disposition and a profit on those costs.

•

Tradenames – The Company valued indefinite-lived trade names, DreamBone® and SmartBones®, using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade names were not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trade names.

•

Technology – The Company valued technology using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related licensing agreements and the importance of the technology and profit levels, among other considerations. The Company anticipates using these technologies through the legal life of the underlying patents; therefore, the expected useful life of these technologies is based on the remaining life of the underlying patents.

•

Customer relationships – The Company valued customer relationships using an income approach, the multi-period excess earnings method. In determining the fair value of the customer relationships, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used, which are estimated using annual expected growth rates of 2% to 20%. The Company assumed a customer retention rate of up to 98%, which is supported by historical retention rates. Income taxes were estimated at 35% and amounts were discounted using a rate of 12%.

•

Non-compete agreements – The Company valued the non-compete agreement using the income approach that compares the prospective cash flows with and without the non-compete agreement in place. The value of the non-compete agreement is the difference between the discounted cash flows of the business under each of these two alternative scenarios, considering both tax expenditure and tax amortization benefits.

Pro forma results have not been presented as the PetMatrix acquisition is not considered individually significant to the consolidated results of the Company.

GloFish

On May 12, 2017, the Company entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish branded operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations primarily consist of the development and licensing of fluorescent fish for sale through mass retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statements of Income, and reported within the PET reporting segment for the year ended September 30, 2017.

The Company has recorded an allocation of the purchase price to the Company’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the May 12, 2017 acquisition date. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill, which includes value associated with the assembled workforce, including an experienced research team. The calculation of purchase price and purchase price allocation is as follows:

(in millions)	Purchase Price
Cash consideration	$49.7

(in millions)	Allocation
Trade receivables	$0.4
Property, plant and equipment	0.6
Goodwill	11.2
Intangible assets	37.8
Other current liabilities	(0.3)

Net assets acquired	$49.7

The purchase price allocation resulted in goodwill of $11.2 million, allocated to the PET segment; of which $11.2 million is deductible for tax purposes. The values allocated to intangible assets and the weighted average useful lives are as follows:

(in millions)	Carrying Amount	Weighted Average Useful Life (Years)
Tradenames	$6.1	Indefinite
Technology	30.2	13 years
Customer relationships	1.5	10 years

Total intangibles acquired	$37.8

The Company performed a valuation of the acquired tradenames; technologies; customer relationships and contingent consideration. The following is a summary of significant inputs to the valuation:

•

Tradenames – The Company valued indefinite-lived trade names using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade names were not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trade names.

•

Technology – The Company valued technology using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related licensing agreements and the importance of the technology and profit levels, among other considerations. The Company anticipates using these technologies through the legal life of the underlying patents; therefore, the expected useful life of these technologies is based on the remaining life of the underlying patents.

•

Customer relationships – The Company valued customer relationships using a replacement cost. The replacement cost approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationships after deducting the cost to recreate key customer relationships. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Income taxes were estimated at 35% and amounts were discounted using a rate of 12%.

Pro forma results have not been presented as the GloFish acquisition is not considered individually significant to the consolidated results of the Company.

Shaser

On May 18, 2017, the Company completed the purchase of the remaining 44% non-controlling interest of Shaser, Inc. with a purchase price of $12.6 million. Effective May 18, 2017, Shaser, Inc. is a wholly owned subsidiary of the Company and all recognized non-controlled interest associated with Shaser, Inc. is part of the Company’s equity. As a result of the acquisition the Company recognized an increase of $24.1 million to additional paid-in capital.

Acquisition and Integration Costs

The following table summarizes acquisition and integration related charges incurred by the Company during the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
HHI	$6.0	$5.9	$13.3
PetMatrix	4.9	4.5	—
Glofish	0.2	1.0	—
Shaser	0.1	1.2	—
Other	4.1	5.1	8.8

Total acquisition and integration related charges	$15.3	$17.7	$22.1

NOTE 5 - RESTRUCTURING AND RELATED CHARGES

PET Rightsizing Initiative – During the second quarter of the year ending September 30, 2017, the Company implemented a rightsizing initiative within the PET segment to streamline certain operations and reduce operating costs. The initiative includes headcount reductions and the rightsizing of certain facilities. Total costs associated with this initiative of $20.3 million have been incurred to date and completed as of September 30, 2018.

HHI Distribution Center Consolidation – During the second quarter of the year ending September 30, 2017, the Company implemented an initiative within the HHI segment to consolidate certain operations and reduce operating costs. The initiative includes headcount reductions and the exit of certain facilities. Total costs associated with the initiative are expected to be approximately $83 million, of which $79.4 million has been incurred to date. The balance is anticipated to be incurred through December 31, 2018.

Other Restructuring Activities – The Company has entered or may enter into small, less significant initiatives and restructuring activities to reduce costs and improve margins throughout the organization. Individually these activities are not substantial, and occur over a shorter time period (less than 12 months).

The following summarizes restructuring and related charges for the years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
HHI distribution center consolidation	$52.0	$27.4	$—
PET rightsizing initiative	12.1	8.2	—
Other restructuring activities	11.5	1.9	10.2

Total restructuring and related charges	$75.6	$37.5	$10.2

Reported as:
Cost of goods sold	$3.6	$0.5	$0.4
Operating expense	72.0	37.0	9.8

The following summarizes restructuring and related charges for the years ended September 30, 2018, 2017, and 2016, and cumulative costs of restructuring initiatives as of September 30, 2018, by cost type. Termination costs consist of involuntary employee termination benefits and severance pursuant to a one-time benefit arrangement recognized as part of a restructuring initiative. Other costs consist of non-termination type costs related to restructuring initiatives such as incremental costs to consolidate or close facilities, relocate employees, cost to retrain employees to use newly deployed assets or systems, lease termination costs, and redundant or incremental transitional operating costs and customer fines and penalties during transition, among others:

	Termination	Other
(in millions)	Benefits	Costs	Total
For the year ended September 30, 2018	$7.8	$67.8	$75.6
For the year ended September 30, 2017	8.0	29.5	37.5
For the year ended September 30, 2016	3.9	6.3	10.2
Cumulative costs through September 30, 2018	14.2	97.4	111.6
Future costs to be incurred	—	3.7	3.7

The following is a rollforward of the accrual related to all restructuring and related activities, included within Other Current Liabilities, by cost type, for the years ended September 30, 2018, 2017, and 2016:

	Termination	Other
(in millions)	Benefits	Costs	Total
Accrual balance at September 30, 2016	$1.2	$0.1	$1.3
Provisions	7.9	9.6	17.5
Cash expenditures	(2.0)	(0.5)	(2.5)
Non-cash items	(0.5)	(0.1)	(0.6)

Accrual balance at September 30, 2017	$6.6	$9.1	$15.7
Provisions	4.9	4.2	9.1
Cash expenditures	(8.4)	(8.6)	(17.0)

Accrual balance at September 30, 2018	$3.1	$4.7	$7.8

The following summarizes restructuring and related charges by segment for the years ended September 30, 2018, 2017, and 2016, cumulative costs of restructuring initiatives as of September 30, 2018 and future expected costs to be incurred by segment:

(in millions)	HHI	HPC	PET	H&G	Corporate	Total
For the year ended September 30, 2018	$52.8	$0.7	$13.2	$0.8	$8.1	$75.6
For the year ended September 30, 2017	26.6	—	9.1	—	1.8	37.5
For the year ended September 30, 2016	2.3	0.3	6.0	0.4	1.2	10.2
Cumulative costs through September 30, 2018	80.2	0.7	21.4	0.8	8.5	111.6
Future costs to be incurred	3.7	—	—	—	—	3.7

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company’s financial assets and liabilities are defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Fair value measurements are classified using a fair value hierarchy that is based upon the observability of inputs used in measuring fair value. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about hypothetical transactions in the absence of market data. Fair value measurements are classified under the following hierarchy:

•	Level 1 - Unadjusted quoted prices for identical instruments in active markets.

•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

The Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities, which are generally based on quoted or observed market prices (Level 2). The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instrument assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The Company has not changed the valuation techniques used in measuring the fair value of any financial assets and liabilities during the year.

The carrying values and estimated fair values for financial instruments as of September 30, 2018 and 2017 are as follows:

	September 30, 2018					September 30, 2017
					Carrying					Carrying
(in millions)	Level 1	Level 2	Level 3	Fair Value	Amount	Level 1	Level 2	Level 3	Fair Value	Amount
Derivative Assets	$—	$8.9	$—	$8.9	$8.9	$—	$1.5	$—	$1.5	$1.5
Derivative Liabilities	—	0.8	—	0.8	0.8	—	15.5	—	15.5	15.5
Debt	—	4,330.9	—	4,330.9	4,233.3	—	3,960.2	—	3,960.2	3,759.2

The carrying values of goodwill, intangible assets and other long-lived assets are tested annually or more frequently if an event occurs that indicates an impairment loss may have been incurred, using fair value measurements with unobservable inputs (Level 3). See Note 13-Derivatives for additional detail. The fair value measurements of the Company’s debt represent non-active market exchange-traded securities which are valued at quoted input prices that are directly observable or indirectly observable through corroboration with observable market data (Level 2). See Note 11-Debt for additional detail. The carrying values of cash and cash equivalents, receivables, accounts payable and short term debt approximate fair value based on the short-term nature of these assets and liabilities.

NOTE 7 - RECEIVABLES

The allowance for uncollectible receivables as of September 30, 2018 and 2017 was $38.6 million and $39.2 million, respectively. The following is a rollforward of the allowance for the years ended September 30, 2018, 2017 and 2016:

	Beginning	Charged to		Other	Ending
(in millions)	Balance	Profit & Loss	Deductions	Adjustments	Balance
September 30, 2018	$39.2	$7.5	$(8.7)	$0.6	$38.6
September 30, 2017	$38.9	$4.0	$(5.0)	$1.3	$39.2
September 30, 2016	$35.9	$12.0	$(7.6)	$(1.4)	$38.9

The Company has a broad range of customers including many large retail outlet chains, three of which exceed 10% of consolidated Net Sales and/or Trade Receivables. These three customers represented 31.3%, 34.7% and 34.4% of Net Sales for the years ended September 30, 2018, 2017 and 2016, respectively; and 37.2% and 32.2% of Trade Receivables at September 30, 2018 and 2017, respectively.

We have entered into various factoring agreements and early pay programs with our customers to sell our trade receivables under non-recourse agreements in exchange for cash proceeds. A loss on sales is recognized for any discount and factoring fees associated with the transfer. We utilize factoring arrangements as an integral part of our financing for working capital. These transactions are treated as a sale and are accounted for as a reduction in trade receivables because the agreements transfer effective control over and risk related to the receivables to buyers. In some instances, we may continue to service the transferred receivable after the factoring has occurred, but in most cases we do not service any factored accounts. Any servicing of the trade receivable does not constitute significant continuing involvement or preclude the recognition of a sale. We do not carry any material servicing assets or liabilities. Cash proceeds from these arrangements are reflected as operating activities. The aggregate gross amount factored under these facilities was $1,675.3 million, $1,627.8 million and $1,609.6 million for the years ended September 30, 2018, 2017 and 2016, respectively. The cost of factoring such trade receivables was $9.4 million, $7.7 million and $6.6 million for the years ended September 30, 2018, 2017 and 2016 and reflected in the Consolidated Statements of Income as General and Administrative Expense.

NOTE 8 - INVENTORY

Inventories as of September 30, 2018 and 2017 consist of the following:

(in millions)	2018	2017
Raw materials	$70.3	$73.0
Work-in-process	35.3	33.6
Finished goods	478.0	481.2

	$583.6	$587.8

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of September 30, 2018 and 2017 consist of the following:

(in millions)	2018	2017
Land, buildings and improvements	$161.2	$158.4
Machinery, equipment and other	489.3	434.7
Capital leases	199.6	198.3
Construction in progress	32.3	42.8

Property, plant and equipment	$882.4	$834.2
Accumulated depreciation	(382.4)	(335.2)

Property, plant and equipment, net	$500.0	$499.0

Depreciation expense from property, plant and equipment for the years ended September 30, 2018, 2017 and 2016 was $72.3 million, $74.6 million, and $65.1 million, respectively. Effective December 29, 2017, HPC was considered held for sale and a component of discontinued operations through September 30, 2018. Subsequent to the September 30, 2018 balance sheet date, the Company ceased marketing the business for sale and changed it plan to sell HPC and the disposal group was subsequently recognized as a component of continuing operations. See Note 3 – Divestitures for further detail. The consolidated financial statements of the Company have been revised to reflect the HPC operations as continuing operations and the assets as held for used. During the year ended September 30, 2018, there was $13.5 million of depreciation expense that was not recognized and deferred until the first quarter of fiscal year 2019 when the change in plan was realized and the property plant and equipment assets were recognized as held and used at their respective carrying value.

NOTE 10 - GOODWILL AND INTANGIBLE ASSETS

Goodwill, by segment, consists of the following:

(in millions)	HHI	PET	H&G	HPC	Total
As of September 30, 2016	$702.8	299.8	196.5	118.2	1,317.3
PetMatrix acquisition	—	123.8	—	—	123.8
GloFish acquisition	—	11.2	—	—	11.2
Foreign currency impact	5.9	2.3	—	1.3	9.5

As of September 30, 2017	$708.7	437.1	196.5	119.5	1,461.8
Foreign currency impact	(4.4)	(1.2)	—	(1.5)	(7.1)

As of September 30, 2018	$704.3	$435.9	$196.5	$118.0	$1,454.7

The fair values of the HHI, PET, and H&G reporting units exceeded their carrying values by 89%, 21%, and 222% respectively. During the year ended September 30, 2018, the HPC reporting unit was identified as a component of discontinued operations while it was marketed for sale and the net assets were recognized as held for sale, including its goodwill. While HPC was held for sale, there were no impairments of the net assets of the HPC business identified or recognized. Subsequent to September 30, 2018, the Company ceased its plan to sell the business and retroactively revised its historical financial statements to reflect the HPC business as a component of continuing operations. There was no impairment of goodwill, indefinite lived assets, or long-lived assets recognized with the Company’s change in plan. Consequently, no impairment was recognized and there were no reporting units that were deemed at risk of impairment during the year ended September 30, 2018.

The carrying value and accumulated amortization for intangible assets subject to amortization are as follows:

	2018			2017
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$701.3	$(275.3)	$426.0	$705.5	$(255.5)	$450.0
Technology assets	181.5	(78.2)	103.3	181.4	(61.1)	120.3
Tradenames	153.2	(105.1)	48.1	165.8	(104.7)	61.1

Total	$1,036.0	$(458.6)	$577.4	$1,052.7	$(421.3)	$631.4

Certain trade names intangible assets have an indefinite life and are not amortized. The balance of trade names not subject to amortization was $1,064.4 million and $1,088.1 million as of September 30, 2018 and 2017. During the year ended September 30, 2018, the Company recognized $20.3 million impairment on indefinite life intangible assets due to the reduction in value over certain tradenames associated with the PET segment driven by lost sales volumes attributable to safety recall and increased market competition. During the years ended September 30, 2017 and 2016, the Company recognized $16.3 million and $4.7 million, respectively, of impairment on indefinite life intangible assets that were primarily in response to changes in management’s strategy.

Amortization expense from intangible assets for the years ended September 30, 2018, 2017 and 2016 was $53.0 million, $72.1 million and $70.9 million, respectively. Effective December 29, 2017, HPC was considered held for sale and a component of discontinued operations through September 30, 2018. Subsequent to the September 30, 2018 balance sheet date, the Company ceased marketing the business for sale and changed it plan to sell HPC and the disposal group was subsequently recognized as a component of continuing operations. See Note 3 – Divestitures for further detail. The consolidated financial statements of the Company have been revised to reflect the HPC operations as continuing operations and the assets as held for used. During the year ended September 30, 2018, there was $15.5 million of amortization expense that was not recognized and deferred until the first quarter of fiscal year 2019 when the change in plan was realized and the intangible assets were recognized as held and used at their respective carrying value.

Excluding the impact of any future acquisitions or changes in foreign currency, the Company anticipates the annual amortization expense of intangible assets for the next five fiscal years will be as follows:

(in millions)	Amortization
2019	$67.6
2020	67.4
2021	65.0
2022	56.2
2023	45.7

NOTE 11 – DEBT

Debt	for SBH and SB/RH as of September 30, 2018 and 2017 consists of the following:

September 30, 2018			September 30, 2017
(in millions)	Amount	Rate	Amount	Rate
Term Loan, variable rate, due June 23, 2022%	$1,231.7	4.4%	$1,244.2	3.4%
CAD Term Loan, variable rate, due June 23, 2022%	32.8	5.5%	59.0	4.9%
4.00% Notes, due October 1, 2026%	494.7	4.0%	500.9	4.0%
5.75% Notes, due July 15, 2025%	1,000.0	5.8%	1,000.0	5.8%
6.125% Notes, due December 15, 2024%	250.0	6.1%	250.0	6.1%
6.625% Notes, due November 15, 2022%	570.0	6.6%	570.0	6.6%
Revolver Facility, variable rate, expiring March 6, 2022%	—	—%	—	—%
Other notes and obligations %	7.3	9.5%	11.5	9.5%
Intercompany note with parent %	520.0	4.3%	—	—%
Obligations under capital leases %	175.1	5.5%	180.3	5.4%

Total Spectrum Brands, Inc. debt	4,281.6		3,815.9
Unamortized discount on debt	(2.8)		(3.7)
Debt issuance costs	(45.5)		(53.1)
Less current portion	(546.9)		(27.8)

Long-term debt, net of current portion	$3,686.4		$3,731.3

The Company’s aggregate scheduled maturities of debt and capital lease obligations are as follows:

(in millions)	Capital Lease Obligations	Debt	Total
2019	$17.4	$537.6	$555.0
2020	18.0	15.3	33.3
2021	19.3	12.9	32.2
2022	16.3	1,226.0	1,242.3
2023	15.5	—	15.5
Thereafter	197.0	2,314.7	2,511.7

Total	283.5	4,106.5	4,390.0
Interest	(108.4)	—	(108.4)

Long-term debt	$175.1	$4,106.5	$4,281.6

Term Loans and Revolver Facility

On June 23, 2015, SBI entered into term loan facilities pursuant to a Senior Credit Agreement consisting of (i) a $1,450 million USD Term Loan due June 23, 2022, (ii) a $75 million CAD Term Loan due June 23, 2022 and (iii) a €300 million Euro Term Loan due June 23, 2022, (collectively, “Term Loans”) and (iv) entered into a $500 million Revolver Facility due June 23, 2020 (the “Revolver”). The proceeds from the Term Loans and draws on the Revolver were used to repay SBI’s then-existing senior term credit facility, repay SBI’s outstanding 6.75% senior unsecured notes due 2020, repay and replace SBI’s then-existing asset based revolving loan facility, and to pay fees and expenses in connection with the refinancing and for general corporate purposes. Subsequent to the year ending September 30, 2018, the Company paid the $32.8 million CAD Term Loan in full on October 31, 2018.

On October 6, 2016, the Company entered into the first amendment to the Credit Agreement under its Term Loans and Revolver Facility (the “Credit Agreement”) reducing the interest rate margins applicable to the USD Term Loans to either adjusted LIBOR (International Exchange London Interbank Offered Rate), subject to a 0.75% floor plus margin of 2.50% per annum, or base rate with a 1.75% floor plus margin of 1.50% per annum. The Company recognized $1.0 million of costs in connection with amending the Credit Agreement that has been recognized as interest expense.

On March 6, 2017, the Company entered into a second amendment to the Credit Agreement expanding the overall capacity of the Revolver Facility to $700 million, reducing the interest rate margin to either adjusted LIBOR plus margin ranging from 1.75% to 2.25%, or base rate plus margin ranging from 0.75% to 1.25%, reducing the commitment fee to 35bps, and extending the maturity to March 2022. The Company recognized $2.6 million of costs in connection with amending the cash revolver that has been deferred as debt issuance costs.

On April 7, 2017, the Company entered into a third amendment to the Credit Agreement reducing the interest rate margins applicable to the USD Term Loans to either adjusted LIBOR plus margin of 2.00% per annum, or base rate plus margin of 1.00%. The Company recognized $0.6 million of costs in connection with amending the Credit Agreement that has been recognized as interest expense.

On May 16, 2017, the Company entered into a fourth amendment to the Credit Agreement increasing its USD Term Loan by $250.0 million of incremental borrowings and removing the floor which both LIBOR and base rates were subject to. The Company recognized $2.7 million as costs in connection with the increased borrowing that has been deferred as debt issuance costs.

On May 24, 2017, the Company extinguished its Euro Term Loan and recognized non-cash interest expense of $0.6 million for previously deferred debt issuance costs in connection with the extinguishment.

On March 28, 2018, the Company entered into a fifth amendment to the Credit Agreement, expanding the overall capacity of the Revolver Facility to $800 million.

As of September 30, 2018, the Term Loans and Revolver Facility are subject to variable interest rates, (i) the USD Term Loan is subject to either adjusted LIBOR, plus margin of 2.00% per annum, or base rate plus margin of 1.00% per annum; (ii) the CAD Term Loan is subject to either CDOR (Canadian Dollar Offered Rate), subject to a 0.75% floor plus 3.50% per annum, or base rate with a 1.75% floor plus 2.50% per annum; (iii) the Euro Term Loan was subject to either EURIBOR (Euro Interbank Offered Rate), subject to a 0.75% floor plus 2.75% per annum; and (iv) the Revolver Facility is subject to either adjusted LIBOR plus margin ranging from 1.75% to 2.25% per annum, or base rate plus margin ranging from 0.75% to 1.25% per annum.

Subject to certain mandatory prepayment events, the Term Loans are subject to repayment according to scheduled amortizations, with the final payments of all amounts outstanding, plus accrued and unpaid interest, due at maturity. The Senior Credit Agreement contains customary affirmative and negative covenants, including, but not limited to, restrictions on SBI and its restricted subsidiaries’ ability to incur indebtedness, create liens, make investments, pay dividends or make certain other distributions, and merge or consolidate or sell assets, in each case subject to certain exceptions set forth in the Senior Credit Agreement.

The Credit Agreement, solely with respect to the Revolver Facility, contains a financial covenant test on the last day of each fiscal quarter on the maximum total leverage ratio. This is calculated as the ratio of (i) the principal amount of third party debt for borrowed money (including unreimbursed letter of credit drawings), capital leases and purchase money debt, at period-end, less cash and cash equivalents, to (ii) adjusted EBITDA for the trailing twelve months. The maximum total leverage ratio should be no greater than 6.0 to 1.0. As of September 30, 2018, we were in compliance with all covenants under the Credit Agreement.

Pursuant to a guarantee agreement, SB/RH and the material wholly-owned domestic subsidiaries of SBI have guaranteed SBI’s obligations under the Senior Credit Agreement and related loan documents. Pursuant to a security agreement, SBI and such subsidiary guarantors have pledged substantially all of their respective assets to secure such obligations and, in addition, SB/RH has pledged the capital stock of SBI to secure such obligations. The Senior Credit Agreement also provides for customary events of default including payment defaults and cross-defaults to other material indebtedness.

As a result of borrowings and payments under the Revolver Facility, at September 30, 2018, the Company had borrowing availability of $777.3 million, net outstanding letters of credit of $21.2 million and $1.5 million allocated to a foreign subsidiary.

On October 31, 2018, subsequent to the balance sheet date of September 30, 2018, the Company repaid its CAD Term Loan in full for $32.6 million of outstanding principal and interest. On January 4, 2019, subsequent to September 30, 2018, the Company repaid its USD Term Loan in full using proceeds received from the divestiture of GBL, recognizing a loss on extinguishment of the debt of $9.0 million subsequent to the year ended September 30, 2018 attributable to a non-cash charge from the write-off of deferred financing costs and original issue discount associated with the debt.

Spectrum 4.00% Notes

On September 20, 2016, SBI issued €425 million aggregate principal amount of 4.00% Notes at par value, due October 1, 2026. The 4.00% Notes are guaranteed by SB/RH as well as by SBI’s existing and future domestic subsidiaries.

SBI may redeem all or a part of the 4.00% Notes, at any time on or after October 1, 2021 at specified redemption prices. In addition, prior to October 1, 2021, SBI may redeem the notes at a redemption price equal to 100% of the principal amounts plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before October 1, 2019 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 4.00% Notes (the “2026 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2026 Indenture.

The 2026 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2026 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2026 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 4.00% Notes. If any other event of default under the 2026 Indenture occurs and is continuing, the trustee for the 2026 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 4.00% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $7.7 million of fees in connection with the offering of the 4.00% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 4.00% Notes.

Spectrum 5.75% Notes

On May 20, 2015, SBI issued $1,000 million aggregate principal amount of 5.75% Notes at par value, due July 15, 2025 (the “5.75% Notes”). The 5.75% Notes are guaranteed by SB/RH as well as by SBI’s existing and future domestic subsidiaries.

SBI may redeem all or a part of the 5.75% Notes, at any time on or after July 15, 2020, at specified redemption prices. In addition, prior to July 15, 2020, SBI may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before July 15, 2018 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 5.75% Notes (the “2025 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2025 Indenture.

The 2025 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2025 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2025 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 5.75% Notes. If any other event of default under the 2025 Indenture occurs and is continuing, the trustee for the 2025 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 5.75% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $19.7 million of fees in connection with the offering of the 5.75% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 5.75% Notes.

Spectrum 6.125% Notes

On December 4, 2014, SBI issued $250 million aggregate principal amount of 6.125% Notes at par value, due December 15, 2024 (the “6.125% Notes”). The 6.125% Notes are guaranteed by SB/RH, as well as by SBI’s existing and future domestic subsidiaries.

SBI may redeem all or a part of the 6.125% Notes, at any time on or after December 15, 2019, at specified redemption prices. Prior to December 15, 2019, SBI may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before December 15, 2017 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 6.125% Notes (the “2024 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2024 Indenture.

The 2024 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2024 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2024 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 6.125% Notes. If any other event of default under the 2024 Indenture occurs and is continuing, the trustee for the 2024 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 6.125% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $4.6 million of fees in connection with the offering of the 6.125% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 6.125% Notes.

Spectrum 6.375% Notes and 6.625% Notes

On December 17, 2012, in connection with the acquisition of HHI Business, the Company assumed $520 million aggregate principal amount of 6.375% Notes at par value, due November 15, 2020 (the “6.375% Notes”), and $570 million aggregate principal amount of 6.625% Notes at par value, due November 15, 2022 (the “6.625% Notes”). During the year ended September 30, 2016, in connection with the issuance of the 4.00% Notes previously discussed, the Company repurchased $390.3 million aggregate principal amount of the 6.375% Notes in a cash tender offer. In connection with the tender, the Company recognized $6.5 million of fees and expenses and a $15.6 million tender premium as interest expense and wrote off $5.8 million of previously capitalized debt issuance costs as a non-cash charge to interest expense during the year ended September 30, 2016. On October 20, 2016, the Company redeemed the remaining outstanding aggregate principal on the 6.375% Notes of $129.7 million, with a make whole premium of $4.6 million recognized as interest expense and $1.9 million in non-cash interest expense for previously deferred debt issuance costs for the year ended September 30, 2017. The 6.625% Notes are unsecured and guaranteed by SB/RH, as well as by existing and future domestic restricted subsidiaries.

The Company may redeem all or a part of the 6.625% Notes, upon not less than 30 or more than 60 days notice, at specified redemption prices. Further, the indenture governing the 6.625% Notes (the “2020/22 Indenture”) requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture. Subsequent to the year ended September 30, 2017 and effective November 15, 2017, the 6.625% Notes became callable by the Company.

The 2020/22 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

On March 21, 2019, subsequent to September 30, 2018, the Company completed the prepayment of $285.0 million out of the $570.0 million aggregate principal amount of it 6.625% Notes at a price of 102.2083% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, in part using cash proceeds received from the GAC and GBL divestitures, recognizing a loss on extinguishment of the debt of $9.6 million subsequent to the year ended September 30, 2018, attributable to a $6.3 million premium on repayment of the debt and a non-cash charge of $3.3 million attributable to the write-off of deferred financing costs associated with the debt.

In addition, the 2020/22 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2020/22 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 6.625% Notes. If any other event of default under the 2020/22 Indenture occurs and is continuing, the trustee for the 2020/22 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 6.625% Notes, may declare the acceleration of the amounts due under those notes.

The Company recorded $14.1 million of fees in connection with the offering of the 6.625% Notes, which were capitalized as debt issuance costs and amortized over the remaining lives of the 6.625% Notes, respectively.

NOTE 12 - LEASES

The Company has leases primarily pertaining to land, buildings and equipment that expire at various times through February 2034. The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the leases. Future minimum rental commitments under non-cancelable operating leases are as follows:

(in millions)	Amount
2019	$22.8
2020	18.3
2021	13.0
2022	9.5
2023	8.0
Thereafter	10.6

Total minimum lease payments	$82.2

Rent expense was $33.0 million, $34.8 million and $41.0 million for the years ended September 30, 2018, 2017 and 2016, respectively.

NOTE 13 - DERIVATIVES

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the effective portion of the derivative is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Cash Flow Hedges

Interest Rate Swaps. The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to Interest Expense from the underlying debt to which the swap is designated. At September 30, 2018 and 2017, the Company had a series of U.S. dollar denominated interest rate swaps outstanding which effectively fix the interest on variable rate debt, exclusive of lender spreads, at 1.76% for a notional principal amount of $300.0 million through May 2020. The derivative net gain estimated to be reclassified from AOCI into earnings over the next 12 months is $1.4 million, net of tax. The Company’s interest rate swap derivative financial instruments at September 30, 2018 and 2017 are as follows:

	2018		2017
(in millions)	Notional Amount	Remaining Years	Notional Amount	Remaining Years
Interest rate swaps - fixed	$300.0	1.6	$300.0	2.6

Commodity Swaps. The Company is exposed to risk from fluctuating prices for raw materials, specifically brass used in its manufacturing processes. The Company hedges a portion of the risk associated with the purchase of these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2018, the Company had a series of brass swap contracts outstanding through February 2020. The derivative net loss estimated to be reclassified from AOCI into earnings over the next 12 months is $0.3 million, net of tax. The Company had the following commodity swap contracts outstanding as of September 30, 2018 and 2017:

	2018		2017
(in millions, except notional)	Notional	Contract Value	Notional	Contract Value
Brass swap contracts	1.0 Tons	$5.6	1.3 Tons	$6.6

Foreign exchange contracts. The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign currency denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange rates related to sales of product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net Sales or purchase price variance in Cost of Goods Sold on the Consolidated Statements of Income. At September 30, 2018, the Company had a series of foreign exchange derivative contracts outstanding through March 2020. The derivative net loss estimated to be reclassified from AOCI into earnings over the next 12 months is $3.9 million, net of tax. At September 30, 2018 and 2017, the Company had foreign exchange derivative contracts designated as cash flow hedges with a notional value of $261.6 million and $330.5 million, respectively.

Net Investment Hedge

On September 20, 2016, SBI issued €425 million aggregate principal amount of 4.00% Notes. See Note 11 - Debt for further detail. The 4.00% Notes are denominated in Euros and have been designated as a net investment hedge of the translation of the Company’s net investments in Euro denominated subsidiaries at the time of issuance. As a result, the translation of the Euro denominated debt is recognized as AOCI with any ineffective portion recognized as foreign currency translation gains or losses on the statement of income when the aggregate principal exceeds the net investment in its Euro denominated subsidiaries. Net gains or losses from the net investment hedge are reclassified from AOCI into earnings upon a liquidation event or deconsolidation of Euro denominated subsidiaries. As of September 30, 2018, the hedge was fully effective and no ineffective portion was recognized in earnings.

NOTE 13 - DERIVATIVES (continued)

Derivative Contracts Not Designated As Hedges for Accounting Purposes

Foreign exchange contracts. The Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Canadian Dollars, Euros, Pounds Sterling, Taiwanese Dollars or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Statements of Financial Position. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2018, the Company had a series of forward exchange contracts outstanding through October 2018. At September 30, 2018 and 2017, the Company had $105.2 million and $109.7 million, respectively, of notional value for such foreign exchange derivative contracts outstanding.

Fair Value of Derivative Instruments

The fair value of the Company’s outstanding derivative instruments in the Consolidated Statements of Financial Position are as follows:

(in millions)	Line Item	2018	2017
Derivative Assets
Commodity swaps - designated as hedge	Other receivables	$—	$0.6
Interest rate swaps - designated as hedge	Other receivables	1.8	—
Interest rate swaps - designated as hedge	Deferred charges and other	1.0	0.4
Foreign exchange contracts - designated as hedge	Other receivables	5.5	—
Foreign exchange contracts - designated as hedge	Deferred charges and other	0.2	0.2
Foreign exchange contracts - not designated as hedge	Other receivables	0.4	0.3

Total Derivative Assets		$8.9	$1.5

Derivative Liabilities
Commodity swaps - designated as hedge	Accounts payable	$0.4	$—
Interest rate swaps - designated as hedge	Other current liabilities	—	0.5
Interest rate swaps - designated as hedge	Accrued interest	(0.3)	0.2
Foreign exchange contracts - designated as hedge	Accounts payable	0.3	13.1
Foreign exchange contracts - designated as hedge	Other long term liabilities	0.2	1.6
Foreign exchange contracts - not designated as hedge	Accounts payable	0.2	0.1

Total Derivative Liabilities		$0.8	$15.5

The Company is exposed to the risk of default by the counterparties with which it transacts and generally does not require collateral or other security to support financial instruments subject to credit risk. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are concentrated with certain domestic and foreign financial institution counterparties. The Company considers these exposures when measuring its credit reserve on its derivative assets, which was less than $0.1 million for the years ended September 30, 2018 and 2017.

The Company’s standard contracts do not contain credit risk related contingent features whereby the Company would be required to post additional cash collateral as a result of a credit event. However, the Company is typically required to post collateral in the normal course of business to offset its liability positions. As of September 30, 2018, and 2017, there was no cash collateral outstanding. In addition, as of September 30, 2018 and 2017, the Company had no posted standby letters of credit related to such liability positions.

NOTE 13 - DERIVATIVES (continued)

The following table summarizes the impact of the effective and ineffective portions of designated hedges and the gain (loss) recognized in the Consolidated Statement of Income for the years ended September 30, 2018, 2017 and 2016:

	Effective Portion
For the year ended		Reclassified to Continuing		Reclassified to	Ineffective portion
September 30, 2018	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$4.0	Interest expense	$—	$1.1	Interest expense	$—	$1.2
Commodity swaps	(4.5)	Cost of goods sold	0.7	2.4	Cost of goods sold	—	—
Net investment hedge	6.2	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.1)	Net sales	0.1	—	Net sales	—	—
Foreign exchange contracts	10.8	Cost of goods sold	(9.3)	(1.9)	Cost of goods sold	—	—

Total	$16.4		$(8.5)	$1.6		$—	$1.2

	Effective Portion
For the year ended		Reclassified to Continuing		Reclassified to	Ineffective portion
September 30, 2017	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$(0.7)	Interest expense	$(1.3)	$—	Interest expense	$—	$—
Commodity swaps	6.2	Cost of goods sold	0.7	4.7	Cost of goods sold	—	—
Net investment hedge	(24.0)	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	0.4	Net sales	(0.1)	—	Net sales	—	—
Foreign exchange contracts	(13.5)	Cost of goods sold	6.4	0.4	Cost of goods sold	—	—

Total	$(31.6)		$5.7	$5.1		$—	$—

	Effective Portion
For the year ended		Reclassified to Continuing		Reclassified to	Ineffective portion
September 30, 2016	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$(0.4)	Interest expense	$(1.9)	$—	Interest expense	$—	$—
Commodity swaps	4.5	Cost of goods sold	(1.4)	(2.3)	Cost of goods sold	—	—
Net investment hedge	0.6	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.4)	Net sales	(0.2)	—	Net sales	—	—
Foreign exchange contracts	6.8	Cost of goods sold	6.6	0.3	Cost of goods sold	—	—

Total	$11.1		$3.1	$(2.0)		$—	$—

The following table summarizes the gain (loss) associated with derivative contracts not designated as hedges and recognized as part of income from continuing operations in the Consolidated Statements of Income for the years ended September 30, 2018, 2017 and 2016.

(in millions)	Line Item	2018	2017	2016
Foreign exchange contracts	Other non-operating (income) expense	$(2.3)	$0.8	$0.1

NOTE 14 - EMPLOYEE BENEFIT PLANS

Spectrum has various defined benefit pension plans covering some of its employees. Plans generally provide benefits of stated amounts for each year of service. Spectrum funds its pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with the Spectrum’s funding policy, annual contributions to defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries. Spectrum sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate. The following tables provide additional information on Spectrum’s pension plans as of September 30, 2018 and 2017:

	U.S. Plans		Non U.S. Plans
(in millions)	2018	2017	2018	2017
Changes in benefit obligation:
Benefit obligation, beginning of year	$75.3	$79.5	$149.8	$162.6
Service cost	0.4	0.4	2.0	2.5
Interest cost	2.7	2.7	3.6	3.3
Actuarial (gain) loss	(4.2)	(3.4)	1.5	(18.2)
Curtailments	—	—	—	(0.3)
Benefits paid	(3.7)	(3.9)	(5.3)	(6.7)
Foreign currency exchange rate changes	—	—	(2.7)	6.6

Benefit obligation, end of year	70.5	75.3	148.9	149.8
Changes in plan assets:
Fair value of plan assets, beginning of year	68.9	63.9	115.9	112.6
Actual return on plan assets	3.7	7.4	1.9	(1.4)
Employer contributions	0.4	1.5	5.6	7.0
Benefits paid	(3.7)	(3.9)	(5.3)	(6.8)
Foreign currency exchange rate changes	—	—	(2.3)	4.5

Fair value of plan assets, end of year	69.3	68.9	115.8	115.9

Funded Status	$(1.2)	$(6.4)	$(33.1)	$(33.9)

Amounts recognized in statement of financial position
Deferred charges and other	$0.1	$—	$3.2	$0.2
Other accrued expenses	0.4	0.4	0.4	0.3
Other long-term liabilities	0.9	6.0	35.9	33.8
Accumulated other comprehensive loss	7.5	12.0	35.8	34.1
Weighted average assumptions
Discount rate	3.70%	3.70%	1.00 - 8.30%	1.13 - 7.50%
Expected return on plan assets	7.00%	7.00%	1.00 - 3.70%	1.13 - 4.13%
Rate of compensation increase	N/A	N/A	2.25 - 7.00%	1.37 - 7.00%

NOTE 14 - EMPLOYEE BENEFIT PLANS (continued)

Amounts reclassified from Accumulated Other Comprehensive Loss associated with Spectrum employee benefit plan costs and recognized on the Company’s Consolidated Statements of Income for the years ended September 30, 2018, 2017 and 2016 were as follows:

(in millions)	2018	2017	2016
Cost of goods sold	$1.9	$3.2	$1.5
Selling expenses	0.4	0.8	0.3
General and administrative expenses	0.2	0.3	0.1

Amounts reclassified from AOCI to continuing operations	$2.5	$4.3	$1.9

Amounts reclassified from AOCI to discontinued operations	$0.7	$1.2	$0.5

The net loss in Accumulated Other Comprehensive Loss expected to be recognized in continuing operations during the year ended September 30, 2018 is $2.1 million.

The following table contains the components of net periodic benefit cost from Spectrum defined benefit plans for the years ended September 30, 2018, 2017 and 2016:

	U.S. Plans			Non U.S. Plans
(in millions)	2018	2017	2016	2018	2017	2016
Service cost	$0.4	$0.4	$0.2	$2.0	$2.5	$2.0
Interest cost	2.7	2.7	3.1	3.6	3.3	4.2
Expected return on assets	(4.5)	(4.4)	(4.4)	(4.2)	(4.1)	(4.1)
Settlement and curtailment	—	—	—	0.1	0.3	0.1
Recognized net actuarial loss	1.1	1.6	0.6	1.4	2.7	0.6

Net periodic benefit cost	$(0.3)	$0.3	$(0.5)	$2.9	$4.7	$2.8

Weighted average assumptions
Discount rate	3.50%	3.50%	4.25%	1.13 - 7.50%	1.00 - 8.68%	1.75 - 7.00%
Expected return on plan assets	7.00%	7.00%	7.25%	1.13 - 4.13%	1.00 - 3.70%	1.75 - 4.53%
Rate of compensation increase	N/A	N/A	N/A	1.37 - 7.00%	2.25 - 7.00%	2.25 - 5.50%

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where the plans are established. The expected return on plan assets is based on Spectrum’s expectation of the long-term average rate of return of the capital market in which the plans invest. The expected return reflects the target asset allocations and considers the historical returns earned for each asset category.

Spectrum established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset/liability studies. The investment policies permit variances from the targets within certain parameters. The plan assets currently do not include holdings of the Company’s common stock. Below is a summary allocation of all Spectrum defined benefit plan assets as of September 30, 2018 and 2017.

	U.S. Plans		Non U.S. Plans
Asset Type	2018	2017	2018	2017
Equity Securities	63%	63%	—%	—%
Fixed Income Securities	33%	34%	19%	19%
Other	4%	3%	81%	81%

Total	100.0%	100%	100%	100%

The fair value of pension plan assets by asset category as of September 30, 2018 and 2017 are as follows:

	September 30, 2018				September 30, 2017
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash & cash equivalents	$8.4	$—	$—	$8.4	$9.0	$—	$—	$9.0
Equity	25.6	—	—	25.6	31.1	—	—	31.1
Fixed income securities	21.0	—	—	21.0	21.0	—	—	21.0
Foreign equity	17.4	—	—	17.4	11.3	—	—	11.3
Foreign fixed income securities	2.1	21.9	—	24.0	2.1	21.6	—	23.7
Life insurance contracts	—	38.7	—	38.7	—	37.7	—	37.7
Other	2.5	47.5	—	50.0	1.8	49.2	—	51.0

Total plan assets	$77.0	$108.1	$—	$185.1	$76.3	$108.5	$—	$184.8

The following benefit payments are expected to be paid:

(in millions)	Amount
2019	$8.0
2020	8.2
2021	8.7
2022	8.6
2023	9.0
2024-2027	52.1

Defined Contribution Plans

The Company sponsored defined contribution plans in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations, pursuant to Section 401(k) of the Internal Revenue Code. Spectrum made discretionary matching contributions of eligible compensation. The Company also sponsors defined contribution plans for eligible employees of certain foreign subsidiaries. Contributions are discretionary and evaluated annually. Aggregate contributions charged to operations, including discretionary amounts, for the years ended September 30, 2018, 2017 and 2016 were $10.7 million, $10.5 million, and $9.9 million, respectively.

NOTE 15 - INCOME TAXES

Income tax expense was calculated based upon the following components of income from operations before income taxes for the years ended September 30, 2018, 2017, and 2016:

(in millions)	2018	2017	2016
United States	$25.4	$50.7	$97.3
Outside the United States	104.7	122.9	122.3

Income from operations before income taxes	$130.1	$173.6	$219.6

The components of income tax expense for the years ended September 30, 2018, 2017 and 2016 are as follows:

(in millions)	2018	2017	2016
Current tax expense:
U.S. Federal	$58.4	$4.2	$2.0
Foreign	34.7	13.2	31.5
State and local	1.0	0.6	4.3

Total current tax expense	94.1	18.0	37.8
Deferred tax (benefit) expense:
U.S. Federal	(170.0)	(12.2)	(74.5)
Foreign	3.0	(10.1)	4.2
State and local	(3.9)	(4.3)	(0.9)

Total deferred tax expense	(170.9)	(26.6)	(71.2)

Income tax expense	$(76.8)	$(8.6)	$(33.4)

The following reconciles the total income tax expense, based on the U.S. Federal statutory income tax rate of 24.5% for the year ended September 30, 2018 and 35% for the year ended September 30, 2017 and 2016, with the Company’s recognized income tax expense:

(in millions)	2018	2017	2016
U.S. Statutory federal income tax expense	$31.9	$60.8	$76.9
Permanent items	(3.5)	0.8	6.2
Foreign statutory rate vs. U.S. statutory rate	3.0	(32.8)	(31.5)
State income taxes, net of federal effect	(1.9)	1.3	2.9
Illinois state rate change	—	(3.4)	—
Tax reform act - US rate change	(181.7)	—	—
Tax reform act - mandatory repatriation	73.1	—	—
Residual tax on foreign earnings	5.9	(36.1)	15.9
Benefit from adjustment to tax basis in assets	—	—	(8.5)
Change in valuation allowance	(0.3)	18.1	(83.3)
Unrecognized tax expense (benefit)	(0.1)	3.9	8.3
Foreign tax law changes	—	—	(3.7)
Share based compensation adjustments	(0.5)	(0.4)	0.4
Impact of IRC Section 9100 relief	—	—	(16.4)
Research and development tax credits	(1.9)	(9.3)	—
UK Tax refund	—	(1.5)	—
Outside basis difference	—	(5.4)	—
Return to provision adjustments and other, net	(0.8)	(4.6)	(0.6)

Income tax expense	$(76.8)	$(8.6)	$(33.4)

NOTE 15 - INCOME TAXES (continued)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of September 30, 2018 and 2017 are as follows:

(in millions)	2018	2017
Deferred tax assets
Employee benefits	$23.1	$49.9
Restructuring	0.5	0.4
Inventories and receivables	25.0	32.7
Marketing and promotional accruals	9.9	15.8
Property, plant and equipment	31.2	30.9
Unrealized losses	7.1	16.7
Intangibles	14.3	8.5
Investment in subsidiaries	0.3	0.4
Net operating loss and credit carry forwards	281.8	362.2
Other	44.5	25.0

Total deferred tax assets	437.7	542.5
Deferred tax liabilities
Property, plant and equipment	51.4	31.4
Unrealized gains	7.3	5.7
Intangibles	416.4	580.2
Investment in partnership	52.0	91.5
Taxes on unremitted foreign earnings	6.2	2.8
Redemption of long term debt	—	—
Other	7.6	1.5

Total deferred tax liabilities	540.9	713.1

Net deferred tax liabilities	(103.2)	(170.6)
Valuation allowance	(178.4)	(243.5)

Net deferred tax liabilities, net valuation allowance	$(281.6)	$(414.1)

Reported as:
Deferred charges and other	$5.4	$1.7
Deferred taxes (noncurrent liability)	287.0	415.8

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries and imposing a tax on deemed repatriated accumulated earnings of foreign subsidiaries. The Tax Reform Act reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The Company’s applicable U.S. statutory tax rate for Fiscal 2018 is approximately 24.5%.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Reform Act, the Company revalued its ending net deferred tax liabilities at December 31, 2017 and recognized $181.7 million of tax benefit in the Company’s net income from continuing operations for the year ended September 30, 2018.

The Tax Reform Act provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”). The Company had an estimated $552.2 million of undistributed foreign E&P subject to the deemed mandatory repatriation and recognized a provisional $73.1 million of income tax expense in the Company’s net income from continuing operations for the year ended September 30, 2018 The mandatory repatriation tax is payable over 8 years, with the first payment due January 2019, therefore $5.9 million of the repatriation tax liability is classified as Other Current Liabilities and $67.2 million as Other Long-Term Liabilities on the Consolidated Statements of Financial Position as of September 30, 2018. The provisional tax expense for the mandatory repatriation is based on currently available information and additional information needs to be prepared, obtained and analyzed in order to determine the final amount, including further analysis of certain foreign exchange gains or losses, earnings and profits, foreign tax credits, and estimated cash and cash equivalents as of the measurement dates in the Tax Reform Act. Tax effects for changes to these items will be recorded in a subsequent quarter, as discrete adjustments to our income tax provision, once complete.

The Tax Reform Act provides for additional limitations on the deduction of business interest expense, effective with a portion of the Company’s Fiscal 2018 tax year. Unused interest deductions can be carried forward and may be used in future years to the extent the interest limitation is not exceeded in those periods. The Company estimated $28.7 million of interest expense is nondeductible for the Fiscal 2018 tax year. The Company expects that the carryforward will be deductible as a result of the sale of the GBL business.

The Tax Reform Act also contains additional limits on deducting compensation, including performance-based compensation, in excess of $1 million paid to certain executive officers for any fiscal year, effective with the Company’s Fiscal 2019 tax year. The Company’s future compensation payments will be subject to these limits, which could impact the Company’s effective tax rate.

The Company continues to review the anticipated impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT”) on the Company, which are not effective until fiscal year 2019. The Company has not recorded any impact associated with either GILTI or BEAT in the tax rate for the year ended September 30, 2018. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or treating such taxes as a current-period expense when incurred. Due to the complexity of calculating GILTI under the new law, we have not determined which method we will apply.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The Company has recognized the provisional tax impacts related to deemed repatriated earnings and included these amounts in its consolidated financial statements. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Reform Act.

To the extent necessary, the Company intends to utilize free cash flow from foreign subsidiaries in order to support management’s plans to voluntarily accelerate pay down of U.S. debt, fund distributions to shareholders, fund U.S. acquisitions and satisfy ongoing U.S. operational cash flow requirements. The Company annually estimates the available earnings, permanent reinvestment classification and the availability of and management’s intent to use alternative mechanisms for repatriation for each jurisdiction in which the Company does business. Accordingly, the Company is providing residual U.S. and foreign deferred taxes on these earnings to the extent they cannot be repatriated in a tax-free manner.

During the year ended September 30, 2018, the Company provided $3.6 million of residual foreign taxes on undistributed foreign earnings and $2.0 million in domestic tax expense on earnings deemed to be repatriated under subpart F of the US tax law.

During the year ended September 30, 2017, the Company concluded that sufficient evidence existed that substantially all of its non-US subsidiaries had invested or would invest their respective undistributed earnings indefinitely or that the earnings would be remitted in a tax-free manner. As a result, the Company recognized approximately $30.3 million in tax benefit for reducing the deferred tax liability on those earnings that had been established in prior years. The Company provided residual tax expense of $2.3 million on earnings deemed to be repatriated under U.S. tax law for the year ended September 30, 2017. The tax benefit was recognized as an addition to net operating loss and credit carryforwards deferred tax assets.

During the year ended September 30, 2016, the Company provided $30.9 million of residual taxes on undistributed foreign earnings and $1.4 million in tax expense on earnings deemed to be repatriated under subpart F of the U.S. tax law. The residual domestic taxes from foreign earnings were recognized as a reduction to net operating loss and credit carryforwards deferred tax assets.

Remaining untaxed, undistributed earnings of the Company’s foreign operations are $15.6 million at September 30, 2018. $552.2 million of the Company’s undistributed earnings were taxed in the U.S. as a result of the mandatory deemed repatriation that was part of the Tax Reform Act. The majority of these earnings are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings that are permanently reinvested. If at some future date these earnings cease to be permanently invested, the Company may be subject to foreign income, withholding and other taxes on such amounts, which cannot be reasonably estimated at this time.

As of September 30, 2018, the Company has U.S. federal net operating loss carryforwards (“NOLs”) of $713.4 million with a federal tax benefit of $149.8 million, tax benefits related to state NOLs of $83.7 million and capital loss carryforwards of $19.8 million with a federal and state tax benefit of $104.1 million. The Company has an additional $4.3 million of federal and state NOLs for which benefits will be recorded to Additional Paid-in Capital when these carryforwards are used. These NOLs expire through years ending in 2038. As of September 30, 2018, the Company has foreign NOLs of $122.4 million and tax benefits of $30.4 million, which will expire beginning in the Company’s fiscal year ending September 30, 2019. Certain of the foreign NOLs have indefinite carryforward periods. The Company has had multiple changes of ownership, as defined under Section 382 of the Internal Revenue Code of 1986, as amended, that subject the Company’s U.S. federal and state NOLs and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of the Company’s stock (as defined for tax purposes) on the date of the ownership change, its net unrealized gain position on that date, the occurrence of realized gains in years subsequent to the ownership change and the effects of subsequent ownership changes (as defined for tax purposes), if any. In addition, separate return year limitations apply to limit the Company’s utilization of the acquired Russell Hobbs U.S. federal and state NOLs to future income of the Russell Hobbs subgroup. Due to these limitations, the Company estimates, as of September 30, 2018, that $272.9 million of the total U.S. federal NOLs with a federal tax benefit of $57.3 million and $16.7million of the tax benefit related to state NOLs will expire unused even if the Company generates sufficient income to otherwise use all of its NOLs. The Company also projects, as of September 30, 2018, that $26.2 million of tax benefits related to foreign NOLs will not be used. The Company has provided a full valuation allowance against these deferred tax assets.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions.

The Company released $4.9 million of valuation allowance against its U.S. federal and state capital losses as a result of the announced sale of the GBL business to Energizer.

The Company recorded tax expense of $14.7 million related to additional valuation allowance on state NOLs during the year ended September 30, 2017.

The Company released $102.5 million of domestic valuation allowance on Spectrum net deferred tax assets during the year ended September 30, 2016 since it concluded it was more likely than not that the assets would be realized. Approximately $25.1 million of the domestic valuation allowance release resulted from additional deferred tax assets created by the adoption of ASU No. 2016-09, effective as of October 1, 2015. In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 million of U.S. net operating losses being restored and a release of $16.2 million of domestic valuation allowance from additional deferred tax assets created by the IRS ruling.

As of September 30, 2018, the valuation allowance was $178.4 million, of which $143.1 million is related to U.S. net deferred tax assets and $35.3 million is related to foreign net deferred tax assets. As of September 30, 2017, the valuation allowance was $243.5 million, of which $217.1 million is related to U.S. net deferred tax assets and $26.4 million is related to foreign net deferred tax assets. As of September 30, 2016, the valuation allowance was related to continuing operations was $221.3 million, of which $203.7 million is related to U.S. net deferred tax assets and $17.6 million is related to foreign net deferred tax assets.

During the year ended September 30, 2018, the Company decreased its valuation allowance for deferred tax assets by $64.8 million of which $74.0 million is related to a decrease in valuation allowance against U.S. net deferred tax assets and $9.2 million related to an increase in the valuation allowance against foreign net deferred tax assets. During the year ended September 30, 2017, the Company increased its valuation allowance for deferred tax assets by $21.9 million, of which $13.4 million is related to an increase in valuation allowance against U.S. net deferred tax assets and $8.5 million related to an increase in the valuation allowance against foreign net deferred tax assets.

As of September 30, 2018, the Company has recorded $38.7 million of valuation allowance against its U.S. state net operating losses. It remains unclear which of the Tax Reform Act provisions will be adopted by each of the U.S. states. State conformity to the provisions of the Tax Reform Act could have a material impact on the valuation allowance recorded on U.S. state net operating losses.

The total amount of unrecognized tax benefits at September 30, 2018 and 2017 are $15.0 million and $15.6 million, respectively. If recognized in the future, $15.0 million of the unrecognized tax benefits as of September 30, 2018 will impact the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2018, and 2017 the Company had $2.8 million and $2.5 million, respectively, of accrued interest and penalties related to uncertain tax positions. The impact on income tax expense related to interest and penalties for the years ended September 30, 2018, 2017 and 2016 was a net increase of $0.3 million, a net increase of $0.5 million and a net decrease of $0.5 million, respectively. The following table summarizes the changes to the amount of unrecognized tax benefits for the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Unrecognized tax benefits, beginning of year	$15.6	$11.8	$8.5
Gross increase – tax positions in prior period	0.9	3.4	3.2
Gross decrease – tax positions in prior period	(3.3)	(0.2)	(0.3)
Gross increase – tax positions in current period	2.4	0.9	1.1
Settlements	(0.4)	—	(0.7)
Lapse of statutes of limitations	(0.2)	(0.3)	—

Unrecognized tax benefits, end of year	$15.0	$15.6	$11.8

During the tax year ended September 30, 2018, the Company reduced unrecognized tax benefits recorded against its deferred tax assets by $1.9 million for the change in the U.S. tax rate from 35% to 21%.

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2014 are closed. However, the federal NOLs from the Company’s fiscal years ended September 30, 2007 through September 30, 2013 are subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforwards are utilized and those years are closed for audit. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen. As of September 30, 2018, certain of the Company’s legal entities are undergoing income tax audits. The Company cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next twelve months some portion of previously unrecognized tax benefits could be recognized.

NOTE 16 - RELATED PARTIES

During the year ended September 30, 2016, Jefferies acted as one of the initial purchasers for SBI’s offering of €425 million of its 4.00% Notes due 2026, for which Jefferies received $0.3 million in discounts, commissions and reimbursements of expenses.

NOTE 17 – SHARE BASED COMPENSATION

The Spectrum stockholders approved the adoption of the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan, as amended (the “Spectrum Equity Plan”), pursuant to which incentive compensation and performance compensation awards may be provided to employees, directors, officers and consultants of Spectrum or of its subsidiaries or their respective affiliates. The Spectrum Plan authorized the issuance of up to 7.1 million shares of common stock of Spectrum, net cancellations, as amended. As of September 30, 2018, there were 1.6 million shares available for issuance under the Spectrum Plan.

Share based compensation expense for the years ended September 30, 2018, 2017 and 2016 were $8.8 million, $46.2 million and $52.5 million and is recognized as General and Administrative Expenses on the Consolidated Statements of Income.

Spectrum measures share based compensation expense of its Restricted Stock Units (“RSUs”) based on the fair value of the awards, as determined based on the market price of the Company’s shares of common stock on the grant date and recognized these costs on a straight-line basis over the requisite period of the awards. Certain RSUs are performance-based awards that are dependent upon achieving specified financial metrics over a designated period of time. The following is a summary of the RSU activity for the years ended September 30, 2018, 2017 and 2016:

		Weighted	Fair
		Average	Value
		Grant Date	at Grant
(in millions, except per share data)	Shares	Fair Value	Date
At September 30, 2015	0.5	$87.71	$42.1
Granted	0.6	95.00	54.1
Forfeited	(0.1)	92.26	(6.6)
Vested	(0.5)	86.78	(44.3)

At September 30, 2016	0.5	96.92	45.3
Granted	0.7	126.85	86.9
Forfeited	—	118.89	(1.4)
Vested	(0.5)	111.98	(48.4)

At September 30, 2017	0.7	116.32	82.4
Granted	0.4	102.92	44.4
Forfeited	(0.1)	115.08	(8.5)
Vested	(0.4)	114.07	(51.1)

At September 30, 2018	0.6	$108.75	$67.2

NOTE 17 – SHARE BASED COMPENSATION (continued)

		Weighted	Fair
		Average	Value
		Grant Date	at Grant
(in millions, except per share data)	Units	Fair Value	Date
Time-based grants	0.2	$95.65	$18.6
Performance-based grants
Vesting in less than 24 months	0.1	108.33	13.2
Vesting in more than 24 months	0.1	109.45	12.6

Total performance-based grants	0.2	$108.87	$25.8

Total grants	0.4	$102.92	$44.4

In addition to RSUs, Spectrum also provides a portion of its annual management incentive compensation plans to be paid in common stock, in lieu of cash payment, and is considered a liability plan. Share based compensation expense associated with the annual management incentive compensation plan was $9.5 million, $13.8 million and $8.8 million for the years ended September 30, 2018, 2017 and 2016, respectively. The remaining unamortized compensation cost related to non-vested RSUs at September 30, 2018 is $8.1 million for the Company.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

The Company is a defendant in various litigation matters generally arising out of the ordinary course of business. The Company does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

Environmental. The Company has provided for the estimated costs of $4.0 million and $4.3 million as of September 30, 2018 and 2017, associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Product Liability. The Company may be named as a defendant in lawsuits involving product liability claims. The Company has recorded and maintains an estimated liability in the amount of management’s estimate for aggregate exposure for such liabilities based upon probable loss from loss reports, individual cases, and losses incurred but not reported. As of September 30, 2018 and 2017, the Company recognized $9.8 million and $6.9 million in product liability accruals, respectively, included in Other Current Liabilities on the Consolidated Statement of Financial Position. The Company believes that any additional liability in excess of the amounts provided that may result from resolution of these matters will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Product Warranty. The Company recognizes an estimated liability for standard warranty on certain products when we recognize revenue on the sale of the warranted products. Estimated warranty costs incorporate replacement parts, products and delivery, and are recorded as a cost of goods sold at the time of product shipment based on historical and projected warranty claim rates, claims experience and any additional anticipated future costs on previously sold products. The Company recognized $7.8 million and $6.8 million of warranty accruals as of September 30, 2018 and 2017, respectively, included in Other Current Liabilities on the Consolidated Statement of Financial Statement.

Product Safety Recall. On June 10, 2017, the Company initiated a voluntary safety recall of various rawhide chew products for dogs sold by the Company’s PET segment due to possible chemical contamination. As a result, the Company recognized a loss related to the recall of $18.9 million and $35.8 million for the year ended September 30, 2018, and 2017 which was comprised of non-cash inventory write-offs at our distribution centers and production facilities of $4.1 million and $15.0 million for the years ended September 30, 2018 and 2017, respectively; reduction in net sales for returned or disposed product held by our customers of $2.0 million and $7.1 million for the years ended September 30, 2018 and 2017, respectively; and incremental costs of disposal, operating costs during temporary shutdown of production facilities and subsequent start-up of production facilities impacted by the recall of $12.9 million and $13.7 million, respectively for the years ended September 30, 2018 and 2017, respectively. The Company suspended production at facilities impacted by the product safety recall, completed a comprehensive manufacturing review and subsequently recommenced production during the fourth quarter ended September 30, 2017. The impacted production facilities were subject to incremental costs during start-up requiring alternative treatment on affected product SKUs until appropriate regulatory approvals were received. The amounts for customer losses reflect the cost of the affected products returned to or replaced by the Company and the expected cost to reimburse customers for costs incurred by them related to the recall. The incremental costs incurred directly by the company do not include lost earnings associated with interruption of production at the Company’s facilities, or the costs to put into place corrective and preventative actions at those facilities. As of September 30, 2017, the Company had an outstanding accrual of $5.8 million associated with expected customer losses and disposal costs. There have been no lawsuits or claims filed against the Company related to the recalled product.

NOTE 19 - SEGMENT INFORMATION

The Company identifies its segments based upon the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. As a result of the GBL and GAC planned divestitures, and changes to the Company’s plan to sell its HPC division, the manner in which management views its business activities and the reportable segments changed. The Company had historically recognized GBL and HPC as components to Global Batteries and Appliances (GBA) as a separate reportable segment. Effective December 29, 2017, the Company had an approved a plan to sell its GBA segment and had classified it as held for sale up and excluded it from segment reporting until November 2018, when the decision was made to change its plan to sell HPC and recognize it as a component of continuing operations. See Note 3 – Divestitures for further details on GBL and GAC divestitures, and the change in plan to sell HPC. HPC has been recognized as a component of continuing operations and as a separate operating and reportable segment.

Spectrum manages its continuing operations in vertically integrated, product-focused reporting segments: (i) HHI, which consists of the Spectrum’s worldwide hardware, security and plumbing business; (ii) PET, which consists of the Spectrum’s worldwide pet supplies business; (iii) H&G, which consists of the Spectrum’s home and garden and insect control business and (iv) HPC, which consists of the Spectrum’s small kitchen and personal care appliances businesses. Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for the sales and marketing initiatives and financial results for product lines within the segment. Net sales attributable to foreign countries are determined based on the domiciled country of the customer.

Net sales relating to the segments of the Company for the years ended September 30, 2018, 2017 and 2016 are as follows:

(in millions)	2018	2017	2016
HHI	$1,377.7	$1,276.1	$1,241.0
HPC	1,110.4	1,132.3	1,169.6
PET	820.5	793.2	825.7
H&G	500.1	503.8	509.0

Net sales	$3,808.7	$3,705.4	$3,745.3

The Chief Operating Decision Maker uses Adjusted EBITDA as the primary operating metric in evaluating the business and making operating decisions. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•	Share based compensation expense as it is a non-cash based compensation cost, see Note 17 - Share Based Compensation to the Consolidated Financial Statements for further details;

•

Acquisition and integration charges that consist of transaction costs from acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business, see Note 4 – Acquisitions to the Consolidated Financial Statements for further details;

•

Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments, see Note 5 - Restructuring and Related Charges to the Consolidated Financial Statements for further details;

•	Non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition (when applicable);

•	Non-cash asset impairments or write-offs realized on goodwill, intangible assets, and property plant and equipment (when applicable). See Note 10 – Goodwill and Intangible Assets for further details;

•	Incremental costs associated with a safety recall in PET. See Note 18 – Commitments and Contingencies to the Consolidated Financial Statements for further details;

•	Net operating results of Salus as they are not considered a component of the continuing commercial products company; and

•	Other adjustments as further discussed.

During the fiscal year ended September 30, 2018, other adjustments consist of incremental costs for separation of key senior executives and costs attributable to flood damage at the Company’s corporate headquarters in Wisconsin. During the fiscal year ended September 30, 2017, other adjustments consists of an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency. During the fiscal year ended September 30, 2016, other adjustments consist of onboarding costs of a key executive.

Segment Adjusted EBITDA in relation to the Company’s reportable segments for the years ended September 30, 2018, 2017 and 2016, is as follows:

SB/RH (in millions)	2018	2017	2016
HHI	$254.7	$254.4	$241.6
PET	136.7	142.7	140.1
H&G	107.5	133.0	138.3
HPC	119.4	147.8	141.3

Total Segment Adjusted EBITDA	618.3	677.9	661.3
Corporate expenses	35.9	38.6	31.4
Interest expense	167.0	161.8	184.4
Depreciation and amortization	124.6	146.8	136.0
Share-based compensation	8.8	46.2	52.5
Acquisition and integration related charges	15.3	17.7	22.2
Restructuring and related charges	75.6	37.5	10.2
HPC divestiture related charges	14.9	—	—
Write-off from impairment of intangible assets	20.3	16.3	4.7
Inventory acquisition step-up	0.8	3.3	—
Pet safety recall	18.9	35.8	—
Other	6.1	0.3	0.3

Income from continuing operations before income taxes	$130.1	$173.6	$219.6

Other financial information relating to the segments are as follows for the years ended September 30, 2018, 2017 and 2016 and as of September 30, 2018 and 2017:

Depreciation and amortization (in millions)	2018	2017	2016
HHI	40.0	38.3	35.4
PET	42.3	43.1	42.7
H&G	18.8	17.6	15.2
HPC	8.8	34.8	32.8

Total segments	109.9	133.8	126.1
Corporate	14.7	13.0	9.9

Total depreciation and amortization	$124.6	$146.8	$136.0

Capital expenditures (in millions)	2018	2017	2016
HHI	15.6	25.5	22.3
PET	24.6	20.2	14.4
H&G	6.4	6.5	6.9
HPC	14.8	15.3	12.9

Total segment capital expenditures	61.4	67.5	56.5
Corporate	14.5	14.3	17.0

Total capital expenditures	$75.9	$81.8	$73.5

Segment total assets (in millions)	2018	2017
HHI	1,640.7	1,698.3
PET	1,367.6	1,397.5
H&G	528.4	546.7
HPC	970.9	1,003.1

Total segment assets	4,507.6	4,645.6
Corporate	727.2	274.8

Total assets	$5,234.8	$4,920.4

Net sales for the years ended September 30, 2018, 2017 and 2016 and long-lived asset information as of September 30, 2018 and 2017 by geographic area are as follows:

Net sales to external parties - Geographic Disclosure (in millions)	2018	2017	2016
United States	$2,627.2	$2,543.2	$2,523.3
Europe/MEA	669.4	653.2	703.6
Latin America	212.1	207.5	232.3
North America - Other	173.9	174.4	164.7
Asia-Pacific	126.1	127.1	121.4

Net sales	$3,808.7	$3,705.4	$3,745.3

Long-lived assets - Geographic Disclosure (in millions)	2018	2017
United States	$345.1	$334.2
Europe/MEA	84.3	90.6
Latin America	26.7	26.2
North America - Other	1.3	1.8
Asia-Pacific	42.6	45.4

Total long-lived assets	$500.0	$498.2

NOTE 20 – [NOT USED]

NOTE 21 – GUARANTOR STATEMENTS

Spectrum Brands, Inc. (“SBI”) with SB/RH as a parent guarantor (collectively, the “Parent”), with SBI’s domestic subsidiaries as subsidiary guarantors, has issued the 6.625% Notes under the 2020/22 Indenture, 6.125% Notes under the 2024 Indenture, the 5.75% Notes under the 2025 Indenture and the 4.00% Notes under the 2026 Indenture.

The following consolidating financial statements illustrate the components of the consolidated financial statements of SB/RH Holdings, LLC. The ‘Parent’ consists of the financial statements of Spectrum Brands, Inc. as the debt issuer, with SB/RH Holdings, LLC as a parent guarantor, without consolidated entities. SB/RH Holdings, LLC financial information is not presented separately as there are no independent assets or operations and is therefore determined not to be material. Investments in subsidiaries are accounted for using the equity method for purposes of illustrating the consolidating presentation. The elimination entries presented herein eliminate investments in subsidiaries and intercompany balances and transactions.

Statement of Financial Position		Guarantor	Nonguarantor
As of September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$276.6	$1.8	$227.0	$—	$505.4
Trade receivables, net	108.9	42.9	165.3	—	317.1
Intercompany receivables	—	1,648.3	283.0	(1,931.3)	—
Other receivables	65.7	1.8	27.6	—	95.1
Inventories	228.5	162.6	204.6	(12.1)	583.6
Prepaid expenses and other	35.3	4.0	23.6	—	62.9
Current assets of business held for sale	551.2	1,379.0	482.5	(10.1)	2,402.6

Total current assets	1,266.2	3,240.4	1,413.6	(1,953.5)	3,966.7
Property, plant and equipment, net	222.9	122.1	155.0	—	500.0
Long-term intercompany receivables	321.3	70.3	11.6	(403.2)	—
Deferred charges and other	200.4	0.6	68.6	(195.4)	74.2
Goodwill	557.4	611.4	285.9	—	1,454.7
Intangible assets, net	770.4	609.5	261.9	—	1,641.8
Investments in subsidiaries	4,900.7	1,262.5	(2.9)	(6,160.3)	—

Total assets	$8,239.3	$5,916.8	$2,193.7	$(8,712.4)	$7,637.4

Liabilities and Shareholder’s Equity
Current portion of long-term debt	$535.0	$4.3	$7.8	$(0.2)	$546.9
Accounts payable	222.4	124.2	238.1	—	584.7
Intercompany accounts payable	1,878.0	—	35.1	(1,913.1)	—
Accrued wages and salaries	24.6	1.5	29.3	—	55.4
Accrued interest	55.0	—	—	—	55.0
Other current liabilities	59.3	15.3	77.8	(0.1)	152.3
Current liabilities of business held for sale	81.7	157.8	298.1	—	537.6

Total current liabilities	2,856.0	303.1	686.2	(1,913.4)	1,931.9
Long-term debt, net of current portion	3,615.3	57.3	13.8	—	3,686.4
Long-term intercompany debt	11.6	295.0	114.8	(421.4)	—
Deferred income taxes	59.4	357.6	70.6	(200.6)	287.0
Other long-term liabilities	71.5	3.1	45.8	—	120.4

Total liabilities	6,613.8	1,016.1	931.2	(2,535.4)	6,025.7
Shareholder’s equity:
Other capital	2,096.8	803.7	(1,361.9)	534.4	2,073.0
Accumulated (deficit) earnings	(235.6)	4,303.0	2,814.5	(7,117.4)	(235.5)
Accumulated other comprehensive loss	(235.7)	(206.0)	(200.0)	406.0	(235.7)

Total shareholder’s equity	1,625.5	4,900.7	1,252.6	(6,177.0)	1,601.8
Non-controlling interest	—	—	9.9	—	9.9

Total equity	1,625.5	4,900.7	1,262.5	(6,177.0)	1,611.7

Total liabilities and equity	$8,239.3	$5,916.8	$2,193.7	$(8,712.4)	$7,637.4

Statement of Financial Position		Guarantor	Nonguarantor
As of September 30, 2017 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$6.0	$4.8	$157.4	$—	$168.2
Trade receivables, net	146.2	61.2	158.0	—	365.4
Intercompany receivables	0.7	1,288.1	335.4	(1,624.2)	—
Other receivables	7.7	2.3	18.9	(1.0)	27.9
Inventories	256.7	144.6	198.3	(11.8)	587.8
Prepaid expenses and other	33.8	5.0	23.0	0.1	61.9
Current assets of business held for sale	576.9	1,487.5	445.6	(12.9)	2,497.1

Total current assets	1,028.0	2,993.5	1,336.6	(1,649.8)	3,708.3
Property, plant and equipment, net	210.1	124.1	164.0	—	498.2
Long-term intercompany receivables	317.3	96.6	12.5	(426.4)	—
Deferred charges and other	245.3	0.7	40.2	(256.4)	29.8
Goodwill	502.4	650.2	309.2	—	1,461.8
Intangible assets, net	765.8	658.9	294.7	—	1,719.4
Investments in subsidiaries	4,730.1	1,290.3	—	(6,020.4)	—

Total assets	$7,799.0	$5,814.3	$2,157.2	$(8,353.0)	$7,417.5

Liabilities and Shareholder’s Equity
Current portion of long-term debt	$13.9	$4.2	$13.6	$(3.9)	$27.8
Accounts payable	224.1	79.2	253.5	—	556.8
Intercompany accounts payable	1,629.6	—	—	(1,629.6)	—
Accrued wages and salaries	26.3	1.6	32.6	—	60.5
Accrued interest	48.5	—	0.1	—	48.6
Other current liabilities	66.0	20.5	80.8	(1.0)	166.3
Current liabilities of business held for sale	92.4	181.5	236.7	—	510.6

Total current liabilities	2,100.8	287.0	617.3	(1,634.5)	1,370.6
Long-term debt, net of current portion	3,652.8	61.1	17.4	—	3,731.3
Long-term intercompany debt	12.6	302.1	102.4	(417.1)	—
Deferred income taxes	160.2	431.0	86.7	(262.1)	415.8
Other long-term liabilities	18.4	3.0	43.0	—	64.4

Total liabilities	5,944.8	1,084.2	866.8	(2,313.7)	5,582.1
Shareholder’s equity:
Other capital	2,107.1	1,089.9	(1,074.9)	(43.1)	2,079.0
Accumulated (deficit) earnings	(42.8)	3,814.1	2,521.7	(6,335.8)	(42.8)
Accumulated other comprehensive loss	(210.1)	(173.9)	(165.2)	339.6	(209.6)

Total shareholder’s equity	1,854.2	4,730.1	1,281.6	(6,039.3)	1,826.6
Non-controlling interest	—	—	8.8	—	8.8

Total equity	1,854.2	4,730.1	1,290.4	(6,039.3)	1,835.4

Total liabilities and equity	$7,799.0	$5,814.3	$2,157.2	$(8,353.0)	$7,417.5

Statement of Income		Guarantor	Nonguarantor
Year Ended September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$1,839.8	$1,363.1	$1,960.2	$(1,354.4)	$3,808.7
Cost of goods sold	1,336.8	998.8	1,489.2	(1,354.0)	2,470.8
Restructuring and related charges	—	0.1	3.5	—	3.6

Gross profit	503.0	364.2	467.5	(0.4)	1,334.3
Selling	239.1	122.0	246.3	(0.2)	607.2
General and administrative	123.0	88.0	62.1	(0.5)	272.6
Research and development	23.3	8.9	12.4	—	44.6
Acquisition and integration related charges	8.7	4.1	2.5	—	15.3
Restructuring and related charges	59.7	1.6	10.7	—	72.0
Impairment of intangible assets	—	20.3	—	—	20.3

Total operating expense	453.8	244.9	334.0	(0.7)	1,032.0

Operating income	49.2	119.3	133.5	0.3	302.3
Interest expense	145.2	18.8	2.9	0.1	167.0
Other non-operating (income) expense, net	(208.3)	21.1	1.5	190.9	5.2

Income from operations before income taxes	112.3	79.4	129.1	(190.7)	130.1
Income tax benefit	(99.2)	(131.3)	149.3	4.4	(76.8)

Net income (loss) from continuing operations	211.5	210.7	(20.2)	(195.1)	206.9
(Loss) income from discontinued operations, net of tax	(30.7)	124.2	177.4	(294.9)	(24.0)

Net income	180.8	334.9	157.2	(490.0)	182.9
Net income attributable to non-controlling interest	—	—	1.4	—	1.4

Net income attributable to controlling interest	$180.8	$334.9	$155.8	$(490.0)	$181.5

Statement of Income		Guarantor	Nonguarantor
Year Ended September 30, 2017 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$1,662.9	$1,002.1	$1,830.9	$(790.5)	$3,705.4
Cost of goods sold	1,132.3	649.6	1,376.8	(789.1)	2,369.6
Restructuring and related charges	—	0.5	—	—	0.5

Gross profit	530.6	352.0	454.1	(1.4)	1,335.3
Selling	226.3	119.2	232.7	(0.2)	578.0
General and administrative	195.4	66.2	39.0	(0.1)	300.5
Research and development	23.5	10.0	11.1	—	44.6
Acquisition and integration related charges	14.3	0.5	2.9	—	17.7
Restructuring and related charges	28.1	1.2	7.7	—	37.0
Write-off from impairment of intangible assets	—	16.3	—	—	16.3

Total operating expense	487.6	213.4	293.4	(0.3)	994.1

Operating income	43.0	138.6	160.7	(1.1)	341.2
Interest expense	138.0	17.3	6.5	—	161.8
Other non-operating (income) expense, net	(231.2)	(133.6)	1.0	369.6	5.8

Income from operations before income taxes	136.2	254.9	153.2	(370.7)	173.6
Income tax (benefit) expense	(48.3)	22.7	15.8	1.2	(8.6)

Net income from continuing operations	184.5	232.2	137.4	(371.9)	182.2
Income from discontinued operations, net of tax	123.0	132.3	58.4	(194.7)	119.0

Net income	307.5	364.5	195.8	(566.6)	301.2
Net loss attributable to non-controlling interest	(0.3)	—	1.6	—	1.3

Net income attributable to controlling interest	$307.8	$364.5	$194.2	$(566.6)	$299.9

Statement of Income		Guarantor	Nonguarantor
Year ended September 30, 2016 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$1,601.1	$1,022.3	$1,860.4	$(738.5)	$3,745.3
Cost of goods sold	1,086.3	644.1	1,389.0	(738.6)	2,380.8
Restructuring and related charges	—	—	0.4	—	0.4

Gross profit	514.8	378.2	471.0	0.1	1,364.1
Selling	217.5	124.0	240.3	(0.1)	581.7
General and administrative	177.8	73.2	40.5	(0.1)	291.4
Research and development	22.8	10.4	10.9	—	44.1
Acquisition and integration related charges	14.3	1.5	6.4	—	22.2
Restructuring and related charges	0.5	4.8	4.5	—	9.8
Write-off from impairment of intangible assets	—	4.7	—	—	4.7

Total operating expense	432.9	218.6	302.6	(0.2)	953.9

Operating income	81.9	159.6	168.4	0.3	410.2
Interest expense	151.2	19.8	13.3	0.1	184.4
Other non-operating (income) expense, net	(323.3)	(157.8)	6.3	481.0	6.2

Income from operations before income taxes	254.0	297.6	148.8	(480.8)	219.6
Income tax expense (benefit)	3.6	(25.1)	(9.5)	(2.4)	(33.4)

Net income from continuing operations	250.4	322.7	158.3	(478.4)	253.0
Income from discontinued operations, net of tax	99.7	111.2	39.7	(151.3)	99.3

Net income	350.1	433.9	198.0	(629.7)	352.3
Net loss attributable to non-controlling interest	(0.7)	—	1.1	—	0.4

Net income attributable to controlling interest	$350.8	$433.9	$196.9	$(629.7)	$351.9

Statement of Comprehensive Income		Guarantor	Nonguarantor
Year Ended September 30, 2018 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income	$180.8	$334.9	$157.2	$(490.0)	$182.9
Other comprehensive income, net of tax:
Foreign currency translation loss	(44.3)	(43.6)	(46.2)	89.8	(44.3)
Unrealized gain on derivative instruments	16.2	13.3	13.3	(26.6)	16.2
Defined benefit pension gain (loss)	1.7	(2.6)	(2.6)	5.2	1.7

Other comprehensive loss	(26.4)	(32.9)	(35.5)	68.4	(26.4)

Comprehensive income	154.4	302.0	121.7	(421.6)	156.5
Comprehensive loss attributable to non-controlling interest	—	—	(0.3)	—	(0.3)

Comprehensive income attributable to controlling interest	$154.4	$302.0	$122.0	$(421.6)	$156.8

Statement of Comprehensive Income Year Ended September 30, 2017 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net income	$307.5	$364.5	$195.8	$(566.6)	$301.2
Other comprehensive income, net of tax:
Net unrealized gain on foreign currency translation	29.1	32.0	34.3	(66.3)	29.1
Unrealized loss on hedging derivative instruments	(29.1)	(15.1)	(15.1)	30.2	(29.1)
Defined benefit pension gain	19.6	14.6	14.7	(29.3)	19.6

Other comprehensive income	19.6	31.5	33.9	(65.4)	19.6

Comprehensive income	327.1	396.0	229.7	(632.0)	320.8
Comprehensive loss attributable to non-controlling interest	—	—	(0.2)	—	(0.2)

Comprehensive income attributable to controlling interest	$327.1	$396.0	$229.9	$(632.0)	$321.0

Statement of Comprehensive Income Year ended September 30, 2016 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net income	$350.1	$433.9	$198.0	$(629.7)	$352.3
Other comprehensive income, net of tax:
Foreign currency translation loss	(8.5)	(8.3)	(6.1)	14.4	(8.5)
Unrealized gain on derivative instruments	7.0	3.2	3.2	(6.3)	7.1
Defined benefit pension loss	(28.2)	(25.4)	(25.4)	50.8	(28.2)

Other comprehensive loss	(29.7)	(30.5)	(28.3)	58.9	(29.6)

Comprehensive income	320.4	403.4	169.7	(570.8)	322.7
Comprehensive loss attributable to non-controlling interest	—	—	(0.3)	—	(0.3)

Comprehensive income attributable to controlling interest	$320.4	$403.4	$170.0	$(570.8)	$323.0

Statement of Cash Flows Year Ended September 30, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities from continuing operations	$(312.9)	$43.5	$809.9	$(316.8)	$223.7
Net cash provided by operating activities from discontinued operations	3.6	5.6	22.5	97.1	128.8

Net cash (used) provided by operating activities	(309.3)	49.1	832.4	(219.7)	352.5
Cash flows from investing activities	.
Purchases of property, plant and equipment	(35.6)	(13.0)	(27.3)	—	(75.9)
Proceeds from sales of property, plant and equipment	0.7	0.1	3.4	—	4.2
Other investing activity	—	(0.2)	(0.3)	—	(0.5)

Net cash used by investing activities from continuing operations	(34.9)	(13.1)	(24.2)	—	(72.2)
Net cash used by investing activities from discontinued operations	(6.0)	(5.6)	(15.4)	—	(27.0)

Net cash used by investing activities	(40.9)	(18.7)	(39.6)	—	(99.2)
Cash flows from financing activities
Proceeds from issuance of debt	520.0	—	19.6	—	539.6
Payment of debt	(52.3)	—	(17.0)	—	(69.3)
Payment of debt issuance costs	(0.4)	—	—	—	(0.4)
Payment of cash dividends to parent	(374.2)	—	—	—	(374.2)
Advances related to intercompany transactions	527.7	(33.4)	(714.1)	219.8	—

Net cash provided (used) by financing activities from continuing operations	620.8	(33.4)	(711.5)	219.8	95.7
Net cash used by financing activities from discontinued operations	—	—	(4.7)	(0.1)	(4.8)

Net cash provided (used) by financing activities	620.8	(33.4)	(716.2)	219.7	90.9
Effect of exchange rate changes on cash and cash equivalents	—	—	(7.0)	—	(7.0)

Net increase (decrease) in cash, cash equivalents and restricted cash	270.6	(3.0)	69.6	—	337.2
Cash, cash equivalents and restricted cash, beginning of period	6.0	4.8	157.4	—	168.2

Cash, cash equivalents and restricted cash, end of period	$276.6	$1.8	$227.0	$—	$505.4

Statement of Cash Flows Year Ended September 30, 2017 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities from continuing operations	$638.2	$149.0	$(140.7)	$(202.5)	$444.0
Net cash provided by operating activities from discontinued operations	8.8	15.5	11.1	168.2	203.6

Net cash provided (used) by operating activities	647.0	164.5	(129.6)	(34.3)	647.6
Cash flows from investing activities
Purchases of property, plant and equipment	(38.7)	(11.7)	(31.4)	—	(81.8)
Proceeds from sales of property, plant and equipment	0.2	0.3	4.1	—	4.6
Business acquisitions, net of cash acquired	(304.7)	—	—	—	(304.7)
Other investing activity	—	(2.5)	(0.3)	—	(2.8)

Net cash used by investing activities from continuing operations	(343.2)	(13.9)	(27.6)	—	(384.7)
Net cash used by investing activities from discontinued operations	(8.8)	(12.4)	(10.7)	—	(31.9)

Net cash used by investing activities	(352.0)	(26.3)	(38.3)	—	(416.6)
Cash flows from financing activities
Proceeds from issuance of debt	250.0	—	15.6	—	265.6
Payment of debt	(214.9)	0.3	(14.6)	—	(229.2)
Payment of debt issuance costs	(5.9)	—	—	—	(5.9)
Payment of cash dividends to parent	(350.8)	—	—	—	(350.8)
Advances related to intercompany transactions	(54.2)	(135.9)	155.8	34.3	—
Purchase of non-controlling interest	(12.6)	—	—	—	(12.6)

Net cash (used) provided by financing activities from continuing operations	(388.4)	(135.6)	156.8	34.3	(332.9)
Net cash used by financing activities from discontinued operations	—	(0.3)	(3.1)	—	(3.4)

Net cash (used) provided by financing activities	(388.4)	(135.9)	153.7	34.3	(336.3)
Effect of exchange rate changes on cash and cash equivalents on Venezuela devaluation	—	—	(0.4)	—	(0.4)
Effect of exchange rate changes on cash and cash equivalents	—	—	3.1	—	3.1

Net (decrease) increase in cash, cash equivalents and restricted cash	(93.4)	2.3	(11.5)	—	(102.6)
Cash, cash equivalents and restricted cash, beginning of period	99.4	2.5	168.9	—	270.8

Cash, cash equivalents and restricted cash, end of period	$6.0	$4.8	$157.4	$—	$168.2

Statement of Cash Flows Year ended September 30, 2016 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities from continuing operations	$(380.3)	$408.4	$(123.1)	$489.0	$394.0
Net cash provided by operating activities from discontinued operations	9.7	4.3	7.8	185.8	207.6

Net cash (used) provided by operating activities	(370.6)	412.7	(115.3)	674.8	601.6
Cash flows from investing activities
Purchases of property, plant and equipment	(35.6)	(11.3)	(26.6)	—	(73.5)
Proceeds from sales of property, plant and equipment	0.1	—	0.9	(0.1)	0.9
Other investing activity, net	(1.0)	(0.3)	—	—	(1.3)

Net cash used by investing activities from continuing operations	(36.5)	(11.6)	(25.7)	(0.1)	(73.9)
Net cash used by investing activities from discontinued operations	(9.7)	(4.3)	(10.6)	0.1	(24.5)

Net cash used by investing activities	(46.2)	(15.9)	(36.3)	—	(98.4)
Cash flows from financing activities
Proceeds from issuance of debt	491.5	—	7.4	—	498.9
Payment of debt	(863.8)	—	(7.2)	—	(871.0)
Payment of debt issuance costs	(9.3)	—	—	—	(9.3)
Payment of cash dividends to parent	(97.2)	—	—	—	(97.2)
Advances related to intercompany transactions	985.1	(402.9)	92.6	(674.8)	—
Payment of contingent consideration	(3.1)	—	—	—	(3.1)

Net cash provided (used) by financing activities from continuing operations	503.2	(402.9)	92.8	(674.8)	(481.7)
Net cash provided by financing activities from discontinued operations	—	—	2.8	—	2.8

Net cash provided (used) by financing activities	503.2	(402.9)	95.6	(674.8)	(478.9)
Effect of exchange rate changes on cash and cash equivalents	—	—	(1.4)	—	(1.4)

Net increase (decrease) in cash and cash equivalents	86.4	(6.1)	(57.4)	—	22.9
Cash and cash equivalents, beginning of period	13.0	8.6	226.3	—	247.9

Cash and cash equivalents, end of period	$99.4	$2.5	$168.9	$—	$270.8

NOTE 22 - QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended
SB/RH 2018 (in millions)	September 30, 2018	July 1, 2018	April 1, 2018	December 31, 2017
Revenue	$974.4	$1,029.4	$882.6	$922.2
Gross profit	346.9	362.7	306.0	318.5
Net (loss) income attributable to controlling interest from continuing operations	(34.9)	78.6	14.8	147.0
Net (loss) income attributable to controlling interest from discontinued operations	(61.4)	4.6	11.3	21.5

Net (loss) income attributable to controlling interest	$(96.3)	$83.2	$26.1	$168.5

	Quarter Ended
SB/RH 2017 (in millions)	September 30, 2017	July 2, 2017	April 2, 2017	January 1, 2017
Net sales	$987.4	$966.9	$869.0	$882.1
Gross profit	359.2	338.2	320.5	317.4
Net income attributable to controlling interest from continuing operations	70.1	44.9	30.7	35.4
Net income attributable to controlling interest from discontinued operations	26.1	32.8	30.3	29.6

Net income attributable to controlling interest	$96.2	$77.7	$61.0	$65.0

NOTE 23 – SUBSEQUENT EVENTS

GBL Divestiture

On November 15, 2018, subsequent to the year ended September 30, 2018, the Company entered into an amended acquisition agreement (the “GBL Amended Acquisition Agreement”) to address a proposed remedy submitted by Energizer to the European Commission, which provided for conditional approval from the commission provided the Varta® consumer battery, chargers, portable power and portable lighting business in the EMEA region be divested by Energizer subsequent to the GBL acquisition, including manufacturing and distribution facilities in Germany. Approval from the commission was received on December 11, 2018. The GBL Amended Acquisition Agreement provides for a purchase price adjustment that is contingent upon the completion of the divestiture by Energizer, including a potential downward adjustment equal to 75% of the difference between the divestiture sale price and the target sale price of $600 million, not to exceed $200 million; or a potential upward adjustment equal to 25%of the excess purchase price. Energizer has advised SBH that it anticipates that it will complete the divestiture in the 2019 fiscal year. SBH’s divestiture of the GBL business to Energizer closed on January 2, 2019. See Note 3 – Divestitures for further detail.

HPC Divestiture

On November 15, 2018, subsequent to the year ended September 30, 2018, the Company announced a strategic decision to cease marketing the HPC Division as held for sale, which was recognized as a component of discontinued operations. As of September 30, 2018, HPC met the criteria for recognition of assets held for sale in accordance with ASC 360 as the Company was actively marketing and was in active discussions with third parties for the potential sale of the HPC business. Due to the subsequent change in plan, the Company has updated its consolidated financial statements to reflect the net assets as held for use and its operations as a component of continuing operations for all periods presented. See Note 3 – Divestitures for further detail.

GAC Divestiture

On November 15, 2018, subsequent to the year ended September 30, 2018, the Company entered into a definitive Acquisition Agreement (the “GAC Acquisition Agreement”) with Energizer who will acquire from the Company its GAC business for an aggregate purchase price of $1.25 billion, consisting of $937.5 million in cash, plus stock consideration of 5.3 million shares of Energizer common stock with an approximate value of $312.5 million, subject to working capital and other typical closing adjustments. The GAC Acquisition Agreement provides that Energizer will purchase the equity of certain subsidiaries and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GAC business. As of September 30, 2018, GAC did not meet the criteria for recognition of assets held for sale in accordance with ASC 360. The consolidated financial statements have been updated to reflect the net assets of GAC as held for sale and discontinued operations in all periods presented. See Note 3 – Divestitures for further detail. During the three month period ended December 30, 2018, subsequent to September 30, 2018, the Company recognized a write-down of the GAC net assets of $107.2 million attributable to the remeasurement of net assets to fair value, less cost of sale, when the operations met the recognition criteria as held for sale.

SB/RH HOLDINGS, LLC

Condensed Consolidated Statements of Financial Position

As of March 31, 2019, and September 30, 2018

(unaudited)

(in millions)	March 31, 2019	September 30, 2018
Assets
Cash and cash equivalents	$168.0	$505.4
Trade receivables, net	470.5	317.1
Other receivables	162.7	95.1
Inventories	776.2	583.6
Prepaid expenses and other current assets	66.3	62.9
Current assets of business held for sale	—	2,402.6

Total current assets	1,643.7	3,966.7
Property, plant and equipment, net	469.8	500.0
Deferred charges and other	47.5	74.2
Investments	237.9	—
Goodwill	1,449.3	1,454.7
Intangible assets, net	1,583.8	1,641.8

Total assets	$5,432.0	$7,637.4

Liabilities and Shareholder’s Equity
Current portion of long-term debt	$16.1	$546.9
Accounts payable	457.2	584.7
Accrued wages and salaries	50.3	55.4
Accrued interest	33.5	55.0
Other current liabilities	438.5	152.3
Current liabilities of business held for sale	—	537.6

Total current liabilities	995.6	1,931.9
Long-term debt, net of current portion	2,267.2	3,686.4
Deferred income taxes	395.0	287.0
Other long-term liabilities	135.4	120.4

Total liabilities	3,793.2	6,025.7
Commitments and contingencies (Note 18)
Shareholder’s equity
Other capital	2,097.2	2,073.0
Accumulated deficit	(247.2)	(235.5)
Accumulated other comprehensive loss, net of tax	(222.3)	(235.7)

Total shareholder’s equity	1,627.7	1,601.8
Noncontrolling interest	11.1	9.9

Total equity	1,638.8	1,611.7

Total liabilities and equity	$5,432.0	$7,637.4

See accompanying notes to the condensed consolidated financial statements

SB/RH HOLDINGS, LLC

Condensed Consolidated Statements of Income

For the three and six month periods ended March 31, 2019 and April 1, 2018

(unaudited)

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Revenue	$906.7	$882.6	$1,787.0	$1,804.9
Cost of goods sold	601.0	574.9	1,174.7	1,178.3
Restructuring and related charges	0.2	1.7	1.0	2.0

Gross profit	305.5	306.0	611.3	624.6
Selling	151.4	152.4	306.9	306.1
General and administrative	82.4	56.2	180.6	125.1
Research and development	11.2	11.5	22.3	23.0
Restructuring and related charges	12.4	18.6	20.5	35.5
Transaction related charges	5.3	9.6	11.6	14.9

Total operating expenses	262.7	248.3	541.9	504.6

Operating income	42.8	57.7	69.4	120.0
Interest expense	48.3	42.0	91.5	80.5
Other non-operating expense, net	24.2	1.6	25.0	3.2

(Loss) income from continuing operations before income taxes	(29.7)	14.1	(47.1)	36.3
Income tax benefit	(17.3)	(0.8)	(15.8)	(126.5)

Net (loss) income from continuing operations	(12.4)	14.9	(31.3)	162.8
Income from discontinued operations, net of tax	783.6	11.3	700.4	32.8

Net income	771.2	26.2	669.1	195.6
Net income attributable to non-controlling interest	1.0	0.1	1.2	1.0

Net income attributable to controlling interest	$770.2	$26.1	$667.9	$194.6

Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(13.4)	$14.8	$(32.5)	$161.8
Net income from discontinued operations attributable to controlling interest	783.6	11.3	700.4	32.8

Net income attributable to controlling interest	$770.2	$26.1	$667.9	$194.6

See accompanying notes to the condensed consolidated financial statements

SB/RH HOLDINGS, LLC

Condensed Consolidated Statements of Comprehensive Income

For the three and six month periods ended March 31, 2019 and April 1, 2018

(unaudited)

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Net income	$771.2	$26.2	$669.1	$195.6
Other comprehensive income (loss)
Foreign currency translation (loss) gain	0.3	27.6	(18.3)	18.3
Deferred tax effect	(2.6)	(3.3)	(4.9)	3.9
Deferred tax valuation allowance	—	(0.1)	0.1	—

Net unrealized (loss) gain on foreign currency translation	(2.3)	24.2	(23.1)	22.2
Unrealized gain (loss) on derivative instruments
Unrealized gain (loss) on hedging activity before reclassification	9.1	(18.5)	23.5	(19.3)
Net reclassification for (gain) loss to income from continuing operations	(2.9)	4.3	(5.7)	3.9
Net reclassification for loss (gain) to income from discontinued operations	0.6	(1.1)	0.5	1.8

Unrealized gain (loss) on hedging instruments after reclassification	6.8	(15.3)	18.3	(13.6)
Deferred tax effect	(1.9)	3.7	(5.0)	3.8

Net unrealized gain (loss) on hedging derivative instruments	4.9	(11.6)	13.3	(9.8)
Defined benefit pension (loss) gain
Defined benefit pension (loss) gain before reclassification	(0.3)	(1.5)	0.8	(2.2)
Net reclassification for loss to income from continuing operations	0.5	0.7	1.0	1.2
Net reclassification for loss to income from discontinued operations	—	0.1	0.2	0.4

Defined benefit pension gain (loss) after reclassification	0.2	(0.7)	2.0	(0.6)
Deferred tax effect	(0.2)	0.2	(0.5)	0.2

Net defined benefit pension (loss) gain	—	(0.5)	1.5	(0.4)
Deconsolidation of discontinued operations	21.9	—	21.9	—

Net change to derive comprehensive income for the period	24.5	12.1	13.6	12.0

Comprehensive income	795.7	38.3	682.7	207.6
Comprehensive income attributable to non-controlling interest	—	0.3	—	0.5

Comprehensive income attributable to controlling interest	$795.7	$38.0	$682.7	$207.1

See accompanying notes to the condensed consolidated financial statements

SB/RH HOLDINGS, LLC

Condensed Consolidated Statements of Shareholder’s Equity

For the three and six month periods ended March 31, 2019 and April 1, 2018

(unaudited)

	Other	Accumulated	Accumulated Other Comprehensive	Total Shareholder’s	Non- controlling	Total
Six month period ended March 31, 2019 (in millions)	Capital	Deficit	Loss	Equity	Interest	Equity
Balances as of September 30, 2018	$2,073.0	$(235.5)	$(235.7)	$1,601.8	$9.9	$1,611.7
Net loss from continuing operations	—	(19.1)	—	(19.1)	0.2	(18.9)
Loss from discontinued operations, net of tax	—	(83.2)	—	(83.2)	—	(83.2)
Other comprehensive loss, net of tax	—	—	(11.1)	(11.1)	—	(11.1)
Restricted stock issued and related tax withholdings	11.3	—	—	11.3	—	11.3
Share based compensation	2.8	—	—	2.8	—	2.8
Dividends paid to parent	—	(30.4)	—	(30.4)	—	(30.4)
Cumulative adjustment for adoption of new accounting standards (Note 2)	—	(3.2)	—	(3.2)	—	(3.2)

Balances as of December 30, 2018	$2,087.1	$(371.4)	$(246.8)	$1,468.9	$10.1	$1,479.0
Net loss from continuing operations	—	(13.4)	—	(13.4)	1.0	(12.4)
Income from discontinued operations, net of tax	—	783.6	—	783.6	—	783.6
Sale and deconsolidation of discontinued operations	—	—	21.9	21.9	—	21.9
Other comprehensive income, net of tax	—	—	2.6	2.6	—	2.6
Restricted stock issued and related tax withholdings	0.2	—	—	0.2	—	0.2
Share based compensation	9.9	—	—	9.9	—	9.9
Dividends paid to parent	—	(646.0)	—	(646.0)	—	(646.0)

Balances as of March 31, 2019	$2,097.2	$(247.2)	$(222.3)	$1,627.7	$11.1	$1,638.8

	Other	Accumulated	Accumulated Other Comprehensive	Total Shareholder’s	Non- controlling	Total
Six month period ended April 1, 2018 (in millions)	Capital	Deficit	Loss	Equity	Interest	Equity
Balances as of September 30, 2017	$2,079.0	$(42.8)	$(209.6)	$1,826.6	$8.8	$1,835.4
Net income from continuing operations	—	146.8	—	146.8	0.9	147.7
Income from discontinued operations, net of tax	—	21.7	—	21.7	—	21.7
Other comprehensive loss, net of tax	—	—	(0.3)	(0.3)	0.2	(0.1)
Restricted stock issued and related tax withholdings	(3.9)	—	—	(3.9)	—	(3.9)
Share based compensation	4.4	—	—	4.4	—	4.4
Dividends paid to parent	—	(24.2)	—	(24.2)	—	(24.2)

Balances as of December 31, 2017	$2,079.5	$101.5	$(209.9)	$1,971.1	$9.9	$1,981.0
Net income from continuing operations	—	14.8	—	14.8	0.1	14.9
Income from discontinued operations, net of tax	—	11.3	—	11.3	—	11.3
Other comprehensive income, net of tax	—	—	11.8	11.8	0.3	12.1
Restricted stock issued and related tax withholdings	(0.1)	—	—	(0.1)	—	(0.1)
Share based compensation	(8.7)	—	—	(8.7)	—	(8.7)
Dividends paid to parent	—	(274.4)	—	(274.4)	—	(274.4)

Balances as of April 1, 2018	$2,070.7	$(146.8)	$(198.1)	$1,725.8	$10.3	$1,736.1

See accompanying notes to the condensed consolidated financial statements

SB/RH HOLDINGS, LLC

Condensed Consolidated Statements of Cash Flows

For the six month periods ended March 31, 2019 and April 1, 2018

(unaudited)

	Six Month Periods Ended
(in millions)	March 31, 2019	April 1, 2018
Cash flows from operating activities
Net income	$669.1	$195.6
Income from discontinued operations, net of tax	700.4	32.8

Net income from continuing operations	(31.3)	162.8
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	102.6	68.6
Share based compensation	21.1	(0.3)
Unrealized loss on investments	5.0	—
Purchase accounting inventory adjustment	—	0.8
Pet safety recall inventory write-off	—	1.6
Amortization of debt issuance costs and debt discount	3.7	4.6
Write-off of unamortized discount and debt issuance costs	12.7	—
Deferred tax benefit	(51.6)	(59.8)
Net changes in operating assets and liabilities	(329.5)	(385.4)

Net cash used by operating activities from continuing operations	(267.3)	(207.1)
Net cash used by operating activities from discontinued operations	(254.0)	(25.9)

Net cash used by operating activities	(521.3)	(233.0)
Cash flows from investing activities
Purchases of property, plant and equipment	(27.1)	(38.1)
Proceeds from sales of property, plant and equipment	0.1	0.8
Proceeds from sale of discontinued operations, net of cash	2,854.4	—

Net cash provided (used) by investing activities from continuing operations	2,827.4	(37.3)
Net cash used by investing activities from discontinued operations	(5.3)	(10.2)

Net cash provided (used) by investing activities	2,822.1	(47.5)
Cash flows from financing activities
Proceeds from issuance of debt	136.3	581.3
Payment of debt, including premium on extinguishment	(2,092.6)	(41.4)
Payment of debt issuance costs	(0.1)	(0.3)
Payment of cash dividends to parent	(676.4)	(298.6)

Net cash (used) provided by financing activities from continuing operations	(2,632.8)	241.0
Net cash (used) provided by financing activities from discontinued operations	(2.3)	3.3

Net cash (used) provided by financing activities	(2,635.1)	244.3
Effect of exchange rate changes on cash and cash equivalents	(3.1)	3.2

Net change in cash, cash equivalents and restricted cash	(337.4)	(33.0)
Cash, cash equivalents, and restricted cash, beginning of period	514.3	183.5

Cash, cash equivalents, and restricted cash, end of period	$176.9	$150.5

Supplemental disclosure of cash flow information
Cash paid for interest	$109.8	$103.9
Cash paid for taxes	$36.3	$24.8
Non cash investing activities
Acquisition of property, plant and equipment through capital leases	$1.6	$3.0

See accompanying notes to the condensed consolidated financial statements

NOTE 1 - DESCRIPTION OF BUSINESS

We are a diversified global branded consumer products company. The Company manages the business in vertically integrated, product-focused segments: (i) Hardware & Home Improvement (“HHI”), (ii) Home and Personal Care (“HPC”), (iii) Global Pet Supplies (“PET”), and (iv) Home and Garden (“H&G”). The Company manufactures, markets and/or distributes its products in the North America (“NA”), Europe, Middle East & Africa (“EMEA”), Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers and distributors, and construction companies. We enjoy strong name recognition in our regions with our various brands and patented technologies in several product categories and types. Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for sales and marketing initiatives and the financial results for all product lines within that segment. See Note 19 -Segment Information for more information pertaining to Spectrum’s segments of continuing operations. The following table summarizes the respective product types, brands, and regions for each of the segments of continuing operations:

Segment	Products	Brands
HHI

Residential Locksets: Residential locksets and door hardware including knobs, levers, deadbolts, handle sets, and electronic and connected keyless entry locks for residential and commercial applications.

Plumbing & Accessories: Kitchen, bath and shower faucets and plumbing products.

Builders’ Hardware: Hinges, metal shapes, security hardware, wire goods, track and sliding door hardware, screen and storm door products, garage door hardware, gate hardware, window hardware and floor protection.

Residential Locksets: Kwikset®, Weiser®, Baldwin®, EZSET®, and Tell Manufacturing® Plumbing & Accessories: Pfister® Builders’ Hardware: National Hardware®, FANAL®, Stanley® and Black and Decker®

HPC

Home Appliances: Small kitchen appliances including toaster ovens, coffeemakers, slow cookers, blenders, hand mixers, grills, food processors, juicers, toasters, breadmakers, and irons.

Personal Care: Hair dryers, flat irons and straighteners, rotary and foil electric shavers, personal groomers, mustache and beard trimmers, body groomers, nose and ear trimmers, women’s shavers, haircut kits and intense pulsed light hair removal systems.

Home Appliances: Black & Decker®, Russell Hobbs®, George Foreman®, Toastmaster®, Juiceman®, Farberware®, and Breadman® Personal Care: Remington®, LumaBella®

PET

Companion Animal: Rawhide chews, dog and cat clean-up, training, health and grooming products, small animal food and care products, rawhide-free dog treats, and wet and dry pet food for dogs and cats.

Aquatics: Consumer and commercial aquarium kits, stand-alone tanks; aquatics equipment such as filtration systems, heaters and pumps; and aquatics consumables such as fish food, water management and care

Companion Animal: 8IN1® (8-in-1), Dingo®, Nature’s Miracle®, Wild Harvest™, Littermaid®, Jungle®, Excel®, FURminator®, IAMS® (Europe only), Eukanuba®, GloFish®, ProSense®, Perfect Coat®, eCOTRITION®, Birdola® and Digest-eeze®.

Aquatics: Tetra®, Marineland®, Whisper® and Instant Ocean®.

H&G

Household: Household pest control solutions such as spider and scorpion killers; ant and roach killers; flying insect killers; insect foggers; wasp and hornet killers; and bedbug, flea and tick control products.

Controls: Outdoor insect and weed control solutions, and animal repellents such as aerosols, granules, and ready-to-use sprays or hose-end ready-to-sprays.

Repellents: Personal use pesticides and insect repellent products, including aerosols, lotions, pump sprays and wipes, yard sprays and citronella candles.

Household: Hot Shot®, Black Flag®, Real-Kill®, Ultra Kill®, The Ant Trap® (TAT), and Rid-A-Bug®. Controls: Spectracide®, Garden Safe®, Liquid Fence®, and EcoLogic®. Repellents: Cutter® and Repel®.

On January 2, 2019, the Company completed the sale of its GBL business pursuant to the GBL acquisition agreement with Energizer for cash proceeds of $1,956.2, subject to customary purchase price adjustments for working capital and assumed indebtedness, recognition of tax and legal indemnifications under the acquisition agreement and an estimated $200.0 million contingent purchase price adjustment for the settlement of the planned divestiture of the Varta consumer batteries business by Energizer in accordance with the GBL acquisition agreement. The results of operations and gain on sale for disposal of the GBL business are recognized as a component of discontinued operations.

On January 28, 2019, the Company completed the sale of its GAC business pursuant to the GAC acquisition agreement with Energizer for $938.7 million in cash proceeds and $242.1 million in stock consideration of Energizer common stock, subject to customary purchase price adjustments for working capital and assumed indebtedness, and recognition of tax and legal indemnifications in accordance with the GAC acquisition agreement. The results of operations and write-down of net assets held for sale for the disposal of the GAC business are recognized as a component of discontinued operations.

See Note 3 – Divestitures and Note 17 – Related Party Transactions in Notes to the Condensed Consolidated Financial Statements, included elsewhere in this prospectus, for more information on the divestitures.

SB/RH Holdings, LLC

SB/RH is a wholly owned subsidiary of Spectrum and ultimately, SBH. Spectrum Brands, Inc., a wholly-owned subsidiary of SB/RH (“SBI”) incurred certain debt guaranteed by SB/RH and domestic subsidiaries of SBI. See Note 11 - Debt for more information pertaining to debt. The reportable segments of SB/RH are consistent with the segments of SBH.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Fiscal Period-End

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company and its majority owned subsidiaries in accordance with accounting principles for interim financial information generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes necessary for a comprehensive presentation of financial position and results of operations. It is management’s opinion, however, that all material adjustments have been made which are necessary for a fair financial statement presentation. For further information, refer to the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018 which were retroactively adjusted due to recognition of discontinued operations for the GBL and GAC divestitures and change in plan to sell the HPC business in the Form 8-K issued on April 5, 2019.

Prior year misstatement

During the fiscal fourth quarter of the year ended September 30, 2018, the Company identified a cumulative out of period error in Income from Discontinued Operations, net of tax, from depreciation on property plant and equipment and amortization of definite-lived intangible assets that was included as part of the GBA disposal group, including both GBL and HPC operations, and recognized as a component of discontinued operations subsequent to being recognized as held for sale effective December 29, 2019. The Company has updated the consolidated financial results for the three and six month periods ended March 31, 2018 to remove depreciation and amortization of $13.2 million from Income from Discontinued Operations, net of tax. As a result, the GBL divestiture for the three month period ended March 31, 2018 does not include depreciation & amortization from property, plant and equipment and definite-lived intangible assets effective December 29, 2017, the date in which GBL was considered held for sale. Additionally, the HPC operations were subsequently identified as held for use and included as a component of continuing operations due to a change in plan to sell effective November 2018 and for the three and six month periods ended March 31, 2018. Effective December 29, 2017, the date in which HPC was originally considered as held for sale. HPC does not include depreciation & amortization from property, plant and equipment and definite-lived intangible assets for the three month period ended March 31, 2018. See Note 3 – Divestitures for additional discussion.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. The Company adopted ASU 2014-09 and all the related amendments on October 1, 2018, using the modified retrospective transition method. The Company recognized the cumulative effect of applying the new revenue standard as a reduction of $0.7 million, net of tax, to the opening balance of Accumulated Earnings at the beginning of the fiscal year 2019. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company does not expect the adoption of Topic 606 to have a material impact to its period revenue or net income on an ongoing basis.

The following are changes to the Company’s revenue recognition accounting policies from those previously disclosed in Note 2 – Significant Accounting Policies and Practices to the Company’s Annual Report on Form 10-K for year ended September 30, 2018.

Product Sales

Our customers mostly consist of retailers, wholesalers and distributors, and construction companies with the intention to sell and distribute to an end consumer. Spectrum recognizes revenue from the sale of products upon transfer of control to the customer. For the majority of our product sales, the transfer of control is recognized when we ship the product from our facilities to the customer. Timing of revenue recognition for a majority of the Company’s sales continues to be consistent. Previously, the Company deferred recognition of revenue if title and risk of loss were retained upon shipment, but the customer arranged and paid for freight such that they had physical possession and control. Under Topic 606, the Company recognizes revenue at the time of shipment for these transactions. This change did not have a material impact on the Company’s adoption on October 1, 2018 or comparability to revenue in prior periods.

Licensing Revenue

The Company also sells licenses of its brands to third-party sellers and manufacturers for the development, production, sales & distribution of products that are not directly managed or offered by the Company. The Company maintains all right of ownership over the intellectual property and contracts with its customer over the use of the intellectual property in their operations. Under ASC 606, revenue derived from the right-to-access licenses is recognized using the over time revenue recognition method. We elected to recognize revenue under the ‘as-invoiced’ practical expedient method at the amount we are able to bill using a time-elapsed measure of progress. The Company has assessed that recognizing revenue based on a time-elapsed measure of progress, taking into consideration any minimum guarantee provisions under the contract, appropriately depicts its performance of providing access to the Company’s brands, trade names, logos, etc. This change did not have a material impact on the Company’s adoption of the new standard on October 1, 2018 and comparability to revenue recognition in prior periods.

Other Revenue

Other revenue consists primarily of installation or maintenance services that are provided to certain customers in the PET segment. The services are often associated with the sale of product but are also provided separately and are considered a distinct performance obligation separate from product sales.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Variable Consideration and Cash Paid to Customers

The Company measures revenue as the amount of consideration for which it expects to be entitled in exchange for transferring goods or providing services. Certain retailers and/or end customers may receive cash or non-cash incentives such as rebates, volume or trade discounts, cooperative advertising, price protection, service level penalties, and other customer-related programs, which are accounted for as variable consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the anticipated performance and all information (historical, current and forecasted) that is reasonably available. The estimated liability for sales discounts and other programs and allowances is calculated using the expected value method or most likely amount and recorded at the time of sale as a reduction of net sales.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash payments to secure the right to distribute through such customers. The Company capitalizes these payments, provided they are supported by a volume-based arrangement with the retailer with a period of 12 months or longer, and amortizes the associated payment over the appropriate time or volume-based term of the arrangement. Capitalized payments are recognized as a contract asset and are reported in the Consolidated Statements of Financial Position as Deferred Charges and Other Assets and related amortization is treated as a reduction in Net Sales.

Product returns

In the normal course of business, Spectrum may allow customers to return product per the provisions in a sale agreement. Estimated product returns are recorded as a reduction in reported revenues at the time of sale based upon historical product return experience, adjusted for known trends, to arrive at the amount of consideration expected to receive. For the anticipated value of the returns, the adoption of Topic 606 resulted in the recognition of a return asset included in the Prepaid Expenses and Other Current Assets and the returns liability recognized in Other Current Liabilities. The Company recognized an expected returns liability of $40.5 million as of March 31, 2019, most of which the Company does not expect or anticipate a returned asset. Prior to the adoption of Topic 606, the reserve for product returns was recognized net of anticipated value of returned product as a reduction to Trade Receivable, Net on the Company’s Condensed Consolidated Statement of Financial Position and was $34.6 million as of September 30, 2018.

Practical Expedients and Exemptions

•

The Company accounts for shipping and handling activities which occur after control of the related goods transfers as fulfillment activities instead of assessing such activities as performance obligations. The use of the practical expedient did not impact the accounting for the adoption of Topic 606.

•

The Company does not adjust the promised amount of consideration for the effects of a significant financing component, as the period between the transfer of a promised good or service to a customer and the customer’s payment for the good or service will be one year or less.

•	The Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer.

•

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. The estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period is immaterial.

•

The Company generally expenses sales commissions and other contract and fulfillment costs when the amortization period would have been less than one year. The Company records these costs within selling, general and administrative expenses. For costs amortized over a period longer than one year, such as fixtures which are much more permanent in nature, the Company will continue to defer and amortize over the supportable period based upon historical assumptions and analysis. The costs for permanent displays are incorporated into the pricing of product sold to customer.

•	The Company excludes all sales taxes that are assessed by a governmental authority from the transaction price.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses diversity in practice with the classification and presentation of certain cash receipts and cash payments in the statement of cash flows. The amendments in this update address the classification within the statement of cash flow for debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent payments made after a business combination, proceeds from the settlement of insurance claims and corporate-owned life insurance policies, distributions received from equity method investees, and beneficial interests in securitization transactions, among other separately identifiable cash flows when applying the predominance principle. The Company retrospectively adopted ASU 2016 -15 on October 1, 2018. The adoption of this standard did not have a material impact on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which addresses diversity in practice with the classification and presentation of restricted cash in the statement of cash flow, classifying transfers between cash and restricted cash as operating, investing, or financing activities, or as a combination of those activities, in the statement of cash flows. The amendment requires the statement of cash flows to explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents; and include with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statement of cash flows. The Company retrospectively adopted ASU 2016-18 on October 1, 2018. The Company has $8.9 million of restricted cash included in Prepaid Expenses and Other Current Assets on the Condensed Consolidated Statement of Financial Position as of March 31, 2019 and September 30, 2018 that primarily consist of funds held in escrow for a contingent payment related to our PetMatrix acquisition and will be subsequently paid during the year ending September 30, 2019. Restricted cash and changes in restricted cash have been reflected in the Company’s Condensed Consolidated Statements of Cash Flows for the six month periods ended March 31, 2019 and 2018.

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires an employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of income. The amendment provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. Due to the adoption of ASU No. 2017-07, the components of net periodic benefit cost other than the service cost component are recognized as Other Non-Operating (Income) Expense, Net on the Statement of Income. The adoption of ASU No. 2017-07 requires a retrospective restatement of prior periods, which was inconsequential to the Company’s Condensed Consolidated Statement of Income. See Note 14 Employee Benefits Plan for further detail on the components of net periodic costs.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments-Overall. This new standard enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The provisions of this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company adopted this ASU in the first quarter of fiscal 2019. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16“Intra-Entity Transfers of Assets Other Than Inventory”, which eliminates the exception of recognizing, at the time of transfer, current and deferred income taxes for intra-entity asset transfers other than inventory. Upon adoption of ASU 2016-16, the Company will recognize the tax expense from the sale of that asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. Modified retrospective adoption is required with any cumulative-effect adjustment recorded to retained earnings as of the beginning of the period of adoption. The cumulative-effect adjustment, if any, would consist of the net impact from (1) the write-off of any unamortized tax expense previously deferred and (2) recognition of any previously unrecognized deferred tax assets, net of any necessary valuation allowances. The Company implemented this ASU on October 1, 2018. During the fiscal second quarter ended March 31, 2019, the Company identified an error in the impact from adoption on the Company’s deferred tax assets of $30.7 million, impacting the cumulative impact from adoption recognized. The Company has concluded that the misstatement is not material to the consolidated financial statements and has corrected the cumulative adoption at the beginning of the fiscal year ending September 30, 2019 in the Company’s Condensed Consolidated Statement of Shareholders’ Equity. Effectively, the cumulative impact arising from the adoption was a decrease to Accumulated Earnings as of October 1, 2018 of $2.4 million. The impact of the adoption of this standard on future periods will be dependent on future asset transfers, which generally occur in connection with acquisitions and other business restructuring activities.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020. We have performed a preliminary assessment of the impact of the pronouncement to the Company and are currently performing detailed assessments over identified lease arrangements and the impact to our processes and control environment. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements or determined the method and timing of adoption.

In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively, and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020; with early adoption available. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality or timing of the adoption.

Transaction related charges

Transactions related charges consist of transaction costs from (1) qualifying acquisition transaction associated with the completion of the purchase of net assets or equity interest of a business such as a business combination ,equity investment, joint venture or purchase of non-controlling interest; (2) subsequent integration related project costs directly associated with an acquired business including costs towards integration of acquired operations onto the Company’s shared service platforms, termination of redundant positions and locations, employee transition costs, integration related professional fees and other post business combination expenses; and (3) divestiture support and separation costs consisting of incremental costs incurred by the continuing operations after completion of the transaction to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred under the transaction. Divestiture-related charges prior to completion of the transaction are recognized as a component of Income from Discontinued Operations, net of tax. Transaction costs include, but not limited to, banking, advisory, legal, accounting, valuation, and other professional fees directly related to the respective transactions. Additionally, transaction related charges include costs attributable to the plan to market and sell the HPC operations that was subsequently classified as continuing operations for all periods presented. See Note 3 – Divestitures and Note 17 – Related Party Transactions for more information. The following table summarizes transactions related charges incurred by the Company during the three and six month periods ended March 31, 2019 and 2018:

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
HHI integration	$0.4	$1.9	$0.9	$4.6
PetMatrix integration	—	2.1	—	3.7
HPC divestiture	0.9	5.4	5.5	5.4
GBL post divestiture separation	2.5	—	2.5	—
GAC post divestiture separation	0.4	—	0.4	—
Other integration	1.1	0.2	2.3	1.2

Total transaction-related charges	$5.3	$9.6	$11.6	$14.9

NOTE 3 – DIVESTITURES

The following table summarizes the components of Income From Discontinued Operations, Net of Tax in the accompanying Condensed Consolidated Statement of Income for the three and six month periods ended March 31, 2019 and 2018.

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Income from discontinued operations before income taxes - GBL	$965.5	$3.9	$981.4	$27.6
(Loss) income from discontinued operations before income taxes - GAC	(6.2)	11.9	(115.5)	17.6

Income from discontinued operations before income taxes	959.3	15.8	865.9	45.2
Income tax expense from discontinued operations	175.7	4.5	165.5	12.4

Income from discontinued operations, net of tax	783.6	11.3	700.4	32.8
Income from discontinued operations, net of tax attributable to noncontrolling interest	—	—	—	—

Income from discontinued operations, net of tax attributable to controlling interest	$783.6	$3.7	$700.4	$471.0

GBL

On January 2, 2019, the Company completed the sale of its GBL business pursuant to the GBL acquisition agreement with Energizer for cash proceeds of $1,956.2 million, resulting in a pre-tax gain on sale of $996.3 million, including the estimated settlement of customary purchase price adjustments for working capital and assumed indebtedness, recognition of tax and legal indemnifications under the acquisition agreement and an estimated contingent purchase price adjustment for the settlement of the planned divestiture of the Varta® consumer batteries business by Energizer. The results of operations and gain on sale for disposal of the GBL business are recognized as a component of discontinued operations.

The GBL acquisition agreement provides for a purchase price adjustment that is contingent upon the completion of the divestiture of the Varta® consumer battery, chargers, portable power and portable lighting business in the EMEA region by Energizer, including manufacturing and distribution facilities in Germany. The purchase price adjustment includes a potential downward adjustment equal to 75% of the difference between the divestiture sale price and the target sale price of $600 million, not to exceed $200 million, or a potential upward adjustment equal to 25% of the excess purchase price. Energizer has asserted they anticipate the divestiture will be completed in the 2019 fiscal year. The Company has estimated a contingent settlement of $200.0 million for the planned Varta® divestiture in accordance with the GBL acquisition agreement.

The Company and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GBL acquisition agreement and for certain other matters. In particular, Spectrum has agreed to indemnify Energizer for certain liabilities relating to the assets retained by Spectrum, and Energizer has agreed to indemnify Spectrum for certain liabilities assumed by Energizer, in each case as described in the acquisition agreement. The Company recognized $49.0 million related to indemnifications in accordance with the acquisition agreement.

As of March 31, 2019, the Company has recognized an estimated net settlement payable of $229.1 million in Other Current Liabilities on the Company’s Condensed Consolidated Financial Statements associated with GBL acquisition agreement, including the subsequent settlement of customary purchase price adjustments for working capital and assumed indebtedness, tax and legal indemnifications, contingent purchase price adjustment for the settlement of the planned Varta® consumer batteries business and other agreed-upon funding in accordance with the agreement.

Spectrum and Energizer entered into a related agreement that became effective upon the consummation of the acquisition including a customary transition services agreement (“TSA”) and reverse TSA. The TSA and reverse TSA is recognized as a component of continuing operations for periods following the completion of the GBL sale. See Note 17 – Related Party Transactions for additional discussion.

The following table summarizes the assets and liabilities of GBL classified as held for sale as of September 30, 2018.

(in millions)	September 30, 2018
Assets
Trade receivables, net	$99.3
Other receivables	17.9
Inventories	127.8
Prepaid expenses and other current assets	23.0
Property, plant and equipment, net	160.5
Deferred charges and other	13.4
Goodwill	226.6
Intangible assets, net	304.0

Total assets of business held for sale	$972.5

Liabilities
Current portion of long-term debt	6.3
Accounts payable	124.1
Accrued wages and salaries	25.0
Other current liabilities	82.6
Long-term debt, net of current portion	45.0
Deferred income taxes	20.9
Other long-term liabilities	60.6

Total liabilities of business held for sale	$364.5

NOTE 3 – DIVESTITURES (continued)

The following table summarizes the components of income from discontinued operations before income taxes associated with the GBL divestiture in the accompanying Consolidated Statements of Operations for the three and six month periods ended March 31, 2019 and 2018 with the close of the GBL divestiture on January 2, 2019.

	Three Month Period Ended		Six Month Period Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net sales	$—	$196.8	$249.0	$458.0
Cost of goods sold	—	121.0	164.6	291.2

Gross profit	—	75.8	84.4	166.8
Operating expenses	2.3	59.9	57.0	113.8

Operating income	(2.3)	15.9	27.4	53.0
Interest expense	10.0	11.9	23.3	25.2
Other non-operating expense, net	—	0.1	0.5	0.2
Gain on sale	(996.3)	—	(996.3)	—
Reclassification of accumulated other comprehensive income	18.5	—	18.5	—

Income from discontinued operations before income taxes	$965.5	$3.9	$981.4	$27.6

Beginning in January 2018, the Company ceased the recognition of depreciation and amortization of long-lived assets associated with GBL, therefore no depreciation and amortization is recognized during the three and six month periods ended March 31, 2019. For the six month period ended March 31, 2018, the depreciation and amortization expense of $8.3 million was recognized. Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases, and interest on Term Loans required to be paid down using proceeds received on disposal on sale of a business. The Company paid down the Term Loans subsequent to the completion of the GBL divestiture. See Note 11 – Debt for further discussion. No impairment loss was recognized as the proceeds from the disposal of the business were in excess of the carrying value. During the three and six month period ended March 31, 2019 the Company incurred transaction costs of $2.3 million and $12.9 million, respectively, associated with the divestiture, which were recognized as a component of income from discontinued operations.

During the three and six month periods ended March 31, 2018, the Company incurred transaction costs of $16.9 million and $19.3 million, respectively. Transaction costs are expensed as incurred and include fees for investment banking services, legal, accounting, due diligence, tax, valuation and various other services necessary to complete the transaction. Subsequent to the completion of the divestiture, the Company has incurred incremental costs to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred under the transaction which have been recognized as Transaction Related Charges as part of continuing operations on the Company’s Condensed Consolidated Statement of Income. See Note 2 – Basis of Presentation & Significant Accounting Policies for further detail.

GAC

On January 28, 2019, the Company completed the sale of its GAC business pursuant to the GAC acquisition agreement with Energizer for cash proceeds of $938.5 million in cash proceeds and $242.1 million in stock consideration of common stock of Energizer, resulting in the write-down of net assets held for sale of $110.8 million during the six month period ended March 31, 2019, including the estimated settlement of customary purchase price adjustments for working capital and assumed indebtedness, recognition of tax and legal indemnifications in accordance with the GAC acquisition agreement. The results of operations and write-down of net assets held for sale for the disposal of the GAC business were recognized as a component of discontinued operations.

The Company and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GAC acquisition agreement and for certain other matters. In particular, Spectrum has agreed to indemnify Energizer for certain liabilities relating to the assets retained by Spectrum, and Energizer has agreed to indemnify Spectrum for certain liabilities assumed by Energizer, in each case as described in the acquisition agreement.

As of March 31, 2019, the Company has recognized an estimated net settlement receivable of $8.4 million in Non-Trade Receivables on the Company’s Condensed Consolidated Financial Statements associated with GAC acquisition agreement, including the subsequent settlement of customary purchase price adjustments for working capital and assumed indebtedness, tax and legal indemnifications, and other agreed-upon funding in accordance with the agreement.

The Company and Energizer entered into related agreements ancillary to the GAC acquisition that became effective upon the consummation of the acquisition, including a TSA and reverse TSA, a supply agreement with the Company’s H&G business, as well as a shareholder agreement. The TSA and reverse TSA are recognized as a component of continuing operations for periods following the completion of the GAC sale. The supply agreement with the Company’s H&G business is recognized as a component of net sales and continuing operations. Sales from the Company’s H&G segment to GAC discontinued operations prior to the divestiture have been recognized as a component of net sales and continuing operations for all comparable periods. See Note 17 – Related Party Transactions for additional discussion.

NOTE 3 – DIVESTITURES (continued)

The following table summarizes the assets and liabilities of GAC classified as held for sale as of September 30, 2018.

(in millions)	September 30, 2018
Assets
Trade receivables, net	$55.2
Other receivables	4.1
Inventories	72.8
Prepaid expenses and other current assets	2.9
Property, plant and equipment, net	58.2
Deferred charges and other	10.7
Goodwill	841.8
Intangible assets, net	384.4

Total assets of business held for sale	$1,430.1

Liabilities
Current portion of long-term debt	0.4
Accounts payable	50.6
Accrued wages and salaries	3.2
Other current liabilities	13.3
Long-term debt, net of current portion	31.5
Deferred income taxes	71.6
Other long-term liabilities	2.5

Total liabilities of business held for sale	$173.1

The following table summarizes the components of income from discontinued operations before income taxes associated with the GAC divestiture in the accompanying Condensed Consolidated Statements of Operations for the three and six month periods ended March 31, 2019 and 2018, with the close of the GAC divestiture on January 28, 2019.

	Three Month Period Ended		Six Month Period Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net sales	$22.1	$118.3	$87.7	$187.2
Cost of goods sold	13.2	78.8	52.5	116.5

Gross profit	8.9	39.5	35.2	70.7
Operating expenses	8.0	27.3	35.7	52.3

Operating income (loss)	0.9	12.2	(0.5)	18.4
Interest expense	0.2	0.5	0.7	1.0
Other non-operating expense (income), net	0.1	(0.2)	0.2	(0.2)
Write-down of assets of business held for sale to fair value less cost to sell	3.5	—	110.8	—
Reclassification of accumulated other comprehensive income	3.3	—	3.3	—

(Loss) income from discontinued operations before income taxes	$(6.2)	$11.9	$(115.5)	$17.6

The three and six month periods ended March 31, 2018, included depreciation and amortization of $3.9 million and $7.9 million, respectively. Beginning in November 2018, the Company ceased the recognition of depreciation and amortization of long-lived assets associated with GAC, resulting in $1.4 million of depreciation and amortization recognized during the six month period ended March 31, 2019. Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases. During the six month period ended March 31, 2019, the Company recognized a $110.8 million write-down on net assets held for sale associated with the GAC divestiture attributable to the expected fair value to be realized from the sale, net of transaction costs.

During the three and six month periods ended March 31, 2019, the Company incurred transaction costs of $3.0 million and $8.8 million associated with the divestiture which have been recognized as a component of Income From Discontinued Operations on the Condensed Consolidated Statements of Income. Transaction costs are expensed as incurred and include fees for investment banking services, legal, accounting, due diligence, tax, valuation and various other services necessary to complete the transactions. Subsequent to the completion of the divestiture, the Company has incurred incremental costs to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred under the transaction which have been recognized as Transaction Related Charges as part of continuing operations on the Company’s Condensed Consolidated Statement of Income. See Note 2 – Basis of Presentation & Significant Accounting Policies for further detail.

NOTE 3 – DIVESTITURES (continued)

HPC

In December 2017 the Company entered into a plan to divest its HPC division, as a component of its GBA business, and was actively marketing the HPC business, including discussions with third parties for the potential sale of the HPC business. As a result, the HPC business met the criteria for recognition as assets held for sale and was reported as held for sale and included as a component of discontinued operations. Subsequently, in November 2018, the Company made a strategic decision to cease marketing and actively pursuing a sale of the HPC division and to continue to manage and operate the business for continued use. As a result, the HPC net assets were reclassified as held for use and the operating results and cash flows are included within the Company’s income from continuing operations for both the three and six month periods ended March 31, 2019 and 2018. Upon recognition of the Company’s change in plan to sell HPC, the net assets were measured at the carrying amount before HPC was classified as held for sale and adjusted for depreciation and amortization expense that would have been recognized had the business been continuously classified as held and used. There was no impairment or loss recognized when the decision to not sell was made.

Amounts previously reported as discontinued operations for the three month period ended March 31, 2018 have been reclassified as part of the Company’s income from continuing operations and assets held for use to conform with the current period. The following tables summarize the effect of the change in plan to sell the HPC business and reclassification of the GAC business to discontinued operations on the previously reported condensed consolidated statements of income for the three and six month periods ended March 31, 2018.

	Three Month Periods Ended March 31, 2018
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$766.1	$231.0	$997.1	$114.5	$882.6
Cost of goods sold	494.8	156.8	651.6	75.0	576.6

Gross profit	271.3	74.2	345.5	39.5	306.0
Operating expenses	242.4	59.6	302.0	27.3	274.7

Operating income	28.9	14.6	43.5	12.2	31.3
Interest expense	67.6	0.6	68.2	0.5	67.7
Other non-operating (income) expense, net	(0.2)	—	(0.2)	(0.2)	—

(Loss) income from operations before income taxes	$(38.5)	$14.0	$(24.5)	$11.9	$(36.4)

	Six Month Periods Ended March 31, 2018
(in millions)	As Previously Reported	Effect of HPC Reclassification From Held For Sale to Held and Used	After HPC Reclassification	Effect of GAC Reclassification From Held and Used to Held For Sale	After GAC Reclassification
Net sales	$1,412.6	$573.0	$1,985.6	$180.7	$1,804.9
Cost of goods sold	898.6	391.7	1,290.3	110.0	1,180.3

Gross profit	514.0	181.3	695.3	70.7	624.6
Operating expenses	458.5	135.5	594.0	52.3	541.7

Operating income	55.5	45.8	101.3	18.4	82.9
Interest expense	143.1	0.9	144.0	1.0	143.0
Other non-operating (income) expense, net	(1.2)	0.3	(0.9)	(0.2)	(0.7)

(Loss) income from operations before income taxes	$(86.4)	$44.6	$(41.8)	$17.6	$(59.4)

During the first quarter of fiscal year 2019, the Company recognized $29.0 million of incremental depreciation and amortization expenses included in General and Administrative Expenses on the Company’s Condensed Consolidated Statements of Income associated with long-lived assets that had ceased depreciating or amortizing during the period in which the assets were held for sale in order to reflect the carrying value of HPC net assets as if they had been held for use during that period.

During the three and six month period ended March 31, 2019, the Company incurred HPC divestiture related transaction costs of $0.9 million and $5.5 million, respectively, which are included in Transactions Related Charges as a component of continuing operations on the Company’s Condensed Consolidated Statements of Income.

NOTE 4 - RESTRUCTURING AND RELATED CHARGES

Global Productivity Improvement Plan – At the start of the year ended September 30, 2018, the Company announced a company-wide, multi-year program referred to as Project Ignite which consists of various restructuring related initiatives to redirect resources and spending to drive growth, identify cost savings and pricing opportunities through standardization and optimization, develop organizational and operating optimization, and reduce overall operational complexity across the Company. Since the announcement of the project and subsequent announcement and completion of the Company’s divestitures in GBL and GAC, the project shifted its focus on the development of these initiatives within the Company’s continuing operations after completion of the divestiture transactions and separation of GBL and GAC operations, including the transitioning the Company in the post-divestiture environment and transition with the Company’s continuing involvement with Energizer. Refer to Note 3 – Divestitures for further discussion of continuing involvement with Energizer. The initiative includes review of global processes, opportunity spending and organization design and structures; headcount reductions and transfers; and rightsizing the Company’s shared operations and commercial business strategy in certain regions and local jurisdictions; among others. Total cumulative costs incurred associated with the project were $18.5 million as of March 31, 2019.

HHI Distribution Center Consolidation – During the fiscal year ended September 30, 2017, the Company implemented an initiative within the HHI segment to consolidate certain operations and reduce operating costs. The initiative includes headcount reductions and the exit of certain facilities, including such incremental costs to consolidate or close facilities, relocate employees, cost to retrain employees to use newly deployed assets or systems, lease termination costs, and redundant or incremental transitional operating costs and customer fines and penalties incurred during transition, among others. Total cumulative costs associated with this initiative was $83.0 million and was completed as of December 30, 2018.

Other Restructuring Activities – The Company may enter into small, less significant initiatives and restructuring related activities to reduce costs and improve margins throughout the organization. Individually these activities are not substantial and occur over a shorter time period (generally less than 12 months).

The following summarizes restructuring and related charges for the three and six month periods ended March 31, 2019 and 2018:

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Global productivity improvement plan	$12.7	$—	$18.5	$—
HHI distribution center consolidation	—	13.6	$2.3	$28.8
PET rightsizing initiative	—	3.4	—	4.0
Other restructuring activities	(0.1)	3.3	0.7	4.7

Total restructuring and related charges	$12.6	$20.3	$21.5	$37.5

Reported as:
Cost of goods sold	$0.2	$1.7	$1.0	$2.0
Operating expense	12.4	18.6	20.5	35.5

The following is a summary of restructuring and related charges for the three and six month periods ended March 31, 2019 and 2018 and cumulative costs for current restructuring initiatives as of March 31, 2019, by cost type.

	Termination	Other
(in millions)	Benefits	Costs	Total
For the three month periods ended March 31, 2019	$2.1	$10.5	$12.6
For the three month periods ended March 31, 2018	3.7	16.6	20.3
For the six month periods ended March 31, 2019	3.6	17.9	21.5
For the six month periods ended March 31, 2018	5.4	32.1	37.5
Cumulative costs through March 31, 2019	6.3	103.1	109.4
Future costs to be incurred	1.6	9.5	11.1

The following is a rollforward of the accrual related to all restructuring and related activities, included within Other Current Liabilities, by cost type for the three and six month period ended March 31, 2019.

	Termination	Other
(in millions)	Benefits	Costs	Total
Accrual balance at September 30, 2018	$3.1	$4.7	$7.8
Provisions	2.2	9.7	11.9
Cash expenditures	(1.4)	(1.6)	(3.0)
Non-cash items	(0.7)	(0.1)	(0.8)

Accrual balance at March 31, 2019	$3.2	$12.7	$15.9

The following summarizes restructuring and related charges by segment for the three and six month periods ended March 31, 2019 and 2018, cumulative costs incurred through March 31, 2019, and future expected costs to be incurred by Spectrum’s segments of continuing operations:

(in millions)	HHI	HPC	PET	H&G	Corporate	Total
For the three month periods ended March 31, 2019	$0.4	1.4	2.3	0.3	8.2	12.6
For the three month periods ended March 31, 2018	13.6	0.2	3.7	0.3	2.5	20.3
For the six month periods ended March 31, 2019	3.2	1.5	4.9	1.0	10.9	21.5
For the six month periods ended March 31, 2018	28.8	0.2	4.4	0.3	3.8	37.5
Cumulative costs through March 31, 2019	83.4	2.2	2.6	1.7	19.5	109.4
Future costs to be incurred	0.5	—	—	—	10.6	11.1

NOTE 5 – REVENUE RECOGNITION

The Company generates all of its revenue from contracts with customers. The following table disaggregates our revenue for the three and six month periods ended March 31, 2019, by the Company’s key revenue streams, segments and geographic region (based upon destination):

	Three Month Periods Ended March 31, 2019
(in millions)	HHI	HPC	PET	H&G	Total
Product Sales
NA	$313.1	$91.4	$140.9	$137.5	$682.9
EMEA	0.1	87.8	60.2	—	148.1
LATAM	11.7	28.5	3.3	0.9	44.4
APAC	5.8	11.8	7.6	—	25.2
Licensing	0.4	2.2	1.7	0.6	4.9
Other	—	—	1.2	—	1.2

Total Revenue	$331.1	$221.7	$214.9	$139.0	$906.7

	Six Month Periods Ended March 31, 2019
(in millions)	HHI	HPC	PET	H&G	Total
Product Sales
NA	$602.3	$208.3	$279.2	$189.5	$1,279.3
EMEA	0.2	227.6	112.5	—	340.3
LATAM	22.0	66.7	6.4	2.2	97.3
APAC	11.0	30.2	15.7	—	56.9
Licensing	0.7	6.1	3.4	0.6	10.8
Other	—	—	2.4	—	2.4

Total Revenue	$636.2	$538.9	$419.6	$192.3	$1,787.0

On October 1, 2018, the Company adopted Topic 606 applying the modified retrospective method to all contracts that were not completed as of October 1, 2018. Results for reporting periods beginning after October 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. The adoption of Topic 606 does not have a material impact to its period revenue or net income on an ongoing basis. Refer to Note 2 – Basis of Presentation and Significant Accounting Policies and Procedures for further discussion of the implementation of Topic 606.

NOTE 6 - RECEIVABLES AND CONCENTRATION OF CREDIT RISK

The allowance for uncollectible receivables as of March 31, 2019, and September 30, 2018 was $4.3 million and $4.2 million, respectively. The Company has a broad range of customers including many large retail outlet chains, three of which exceed 10% of consolidated Net Sales and/or Trade Receivables. These three customers represented 42.2% and 35.9% of net sales for the three and six month periods ended March 31, 2019 and 36.1% and 33.1% of net sales for the three and six month periods ended March 31, 2018, respectively; and 33.9% and 37.2% of Trade Receivables at March 31, 2019 and September 30, 2018, respectively.

NOTE 7 - INVENTORIES

Inventories consist of the following:

(in millions)	March 31, 2019	September 30, 2018
Raw materials	$89.4	$70.3
Work-in-process	61.4	35.3
Finished goods	625.4	478.0

	$776.2	$583.6

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

(in millions)	March 31, 2019	September 30, 2018
Land, buildings and improvements	$161.3	$161.2
Machinery, equipment and other	509.5	489.3
Capital leases	197.7	199.6
Construction in progress	29.6	32.3

Property, plant and equipment	$898.1	$882.4
Accumulated depreciation	(428.3)	(382.4)

Property, plant and equipment, net	$469.8	$500.0

Depreciation expense from property, plant and equipment for the three month periods ended March 31, 2019 and 2018 was $19.3 million and $18.6 million, respectively; and for the six month periods ended March 31, 2019 and 2018 was $52.5 and $39.2, respectively. During the first quarter of fiscal year 2019 the Company recognized incremental depreciation of $13.5 million attributable to depreciation on property plant and equipment of assets of HPC that were previously held for sale. See Note 3 – Divestitures for further discussion of the change in plan to sell the HPC division.

NOTE 9 - GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

(in millions)	HHI	PET	H&G	HPC	Total
As of September 30, 2018	$704.3	$435.9	$196.5	$118.0	$1,454.7
Foreign currency impact	(2.6)	(2.9)	—	0.1	(5.4)

As of March 31, 2019	$701.7	$433.0	$196.5	$118.1	$1,449.3

As a result of the Company’s divestiture of the GBL division and decision to retain the HPC division, the Company reconsidered the manner in which management views its business activities and reportable segments; which also changed the reporting units that the Company utilizes to recognize goodwill. Spectrum had historically recognized goodwill at its Global Batteries and Appliance (GBA) reporting unit and separate operating segment. With the separation of the GBL and HPC components, goodwill previously recognized as part of the GBA reporting unit was allocated to HPC and the GBL discontinued operations, based upon relative fair value, during the first quarter when the decision was made to retain the HPC division and separate HPC assets from the GBL assets. No goodwill impairment was recorded in connection with the GBL divestiture and change to the plan of sale of the HPC division. Refer to Note 3 - Divestitures and Note 19 - Segment information for further discussion.

Certain tradename intangible assets have an indefinite life and are not amortized. The balance of tradenames not subject to amortization was $1,060.3 million and $1,064.4 million as of March 31, 2019 and September 30, 2018, respectively.

The carrying value and accumulated amortization for definite lived intangible assets subject to amortization are as follows:

	March 31, 2019			September 30, 2018
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$697.9	$(312.4)	$385.5	$701.3	$(275.3)	$426.0
Technology assets	181.3	(84.9)	96.4	181.5	(78.2)	103.3
Tradenames	153.2	(111.6)	41.6	153.2	(105.1)	48.1

Total	$1,032.4	$(508.9)	$523.5	$1,036.0	$(458.6)	$577.4

The range and weighted average useful lives for definite-lived intangible assets are as follows:

Asset Type	Range	Weighted Average
Customer relationships	5 - 20 years	18.5 years
Technology assets	5 - 18 years	12.1 years
Tradenames	6 - 12 years	11.9 years

Amortization expense from the intangible assets for the three month periods ended March 31, 2019 and 2018 was $17.4 million and $11.8 million, respectively. Amortization expense from the intangible assets for the six month periods ended March 31, 2019 and 2018 was $50.2 million and $29.4 million, respectively. During the six month period ended March 31, 2019, there was incremental amortization expense of $15.5 million attributable to amortization expense on intangible assets of HPC that were previously held for sale. See Note 3 – Divestitures for further discussion of the change in plan to sell the HPC division.

Excluding the impact of any future acquisitions or changes in foreign currency, the Company estimates annual amortization expense of intangible assets for the next five fiscal years will be as follows:

(in millions)	Amortization
2019	$67.6
2020	67.4
2021	65.0
2022	56.2
2023	45.7

NOTE 10 - DEBT

Debt consists of the following:

	March 31, 2019		September 30, 2018
(in millions)	Amount	Rate	Amount	Rate
Term Loan, variable rate, due June 23, 2022	$—	—%	$1,231.7	4.4%
CAD Term Loan, variable rate, due June 23, 2022	—	—%	32.8	5.5%
Revolver Facility, variable rate, expiring March 6, 2022	126.0	6.8%	—	—%
6.625% Notes, due November 15, 2022	285.0	6.6%	570.0	6.6%
6.125% Notes, due December 15, 2024	250.0	6.1%	250.0	6.1%
5.75% Notes, due July 15, 2025	1,000.0	5.8%	1,000.0	5.8%
4.00% Notes, due October 1, 2026	477.0	4.0%	494.7	4.0%
Other notes and obligations	7.8	9.3%	7.3	9.5%
Intercompany note with parent	—	—%	520.0	4.3%
Obligations under capital leases	169.4	5.5%	175.1	5.5%

Total Spectrum Brands, Inc. debt	2,315.2		4,281.6
Unamortized discount on debt	—		(2.8)
Debt issuance costs	(31.9)		(45.5)
Less current portion	(16.1)		(546.9)

Long-term debt, net of current portion	$2,267.2		$3,686.4

The Revolver Facility is subject to either adjusted LIBOR plus margin ranging from 1.75% to 2.25% per annum, or base rate plus margin ranging from 0.75% to 1.25% per annum. As a result of borrowings and payments under the Revolver Facility, the Company had borrowing availability of $652.4 million at March 31, 2019, net of outstanding letters of credit of $20.0 million and a $1.5 million amount allocated to a foreign subsidiary.

On October 31, 2018, the Company repaid its CAD Term Loan in full for $32.6 million of outstanding principal and interest.

On January 4, 2019, the Company repaid its USD Term Loan in full using proceeds received from the divestiture of GBL, recognizing a loss on extinguishment of the debt of $9.0 million within interest expense attributable to a non-cash charge from the write-off of deferred financing costs and original issue discount associated with the debt.

On March 21, 2019, the Company completed the prepayment of $285.0 million of the $570.0 million aggregate principal amount of its 6.625% Notes, plus accrued and unpaid interest, in part using proceeds received from the GAC divestitures, recognizing a loss on extinguishment of the debt of $9.6 million attributable to a $6.3 million premium on repayment of the debt and a non-cash charge of $3.3 million attributable to the write-off of deferred financing costs associated with the debt.

Refer to Note 3 – Divestitures for additional discussion on GAC and GBL divestitures.

NOTE 11 - DERIVATIVES

Cash Flow Hedges

Interest Rate Swaps. The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in Accumulated Other Comprehensive Income (“AOCI”) and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counterparties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest from the underlying debt to which the swap is designated. Any ineffective portion of the unrealized gains or losses is immediately recorded into earnings. We have disclosed in the Form 8-K, filed on April 5, 2019, as of September 30, 2018, that the Company had a series of U.S. dollar denominated interest rate swaps outstanding which effectively fix the interest on floating rate debt related to the 2022 Term Loan, exclusive of lender spreads, at 1.76% for a notional principal amount of $300.0 million through May 2020. On January 4, 2019, the underlying debt and related hedge were settled. As a result, the Company recognized a gain of $3.6 million in the first quarter of fiscal year 2019, recognized as a component of discontinued operations as interest expense from the Term Loans allocated to discontinued operations per Note 3 – Divestitures. As of March 31, 2019 there are no outstanding interest rate swaps hedges.

Commodity Swaps. The Company is exposed to risk from fluctuating prices for raw materials, specifically brass used in its manufacturing processes. The Company hedges a portion of the risk associated with the purchase of these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At March 31, 2019, the Company had a series of brass swap contracts outstanding through August 2020. The derivative net gain estimated to be reclassified from AOCI into earnings over the next 12 months is $0.1 million, net of tax. The Company had the following commodity swap contracts outstanding as of March 31, 2019 and September 30, 2018.

	March 31, 2019		September 30, 2018
(in millions, except notional)	Notional	Contract Value	Notional	Contract Value
Brass swap contracts	0.9 Tons	$4.5	1.0 Tons	$5.6

Foreign exchange contracts. The Company periodically enters into forward foreign exchange contracts to hedge a portion of the risk from forecasted foreign currency denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pound Sterling, Canadian Dollars, Australian Dollars, or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales of product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net Sales or purchase price variance in Cost of Goods Sold on the Condensed Consolidated Statements of Income. At March 31, 2019, the Company had a series of foreign exchange derivative contracts outstanding through September 2020. The derivative net gain estimated to be reclassified from AOCI into earnings over the next 12 months is $4.5 million, net of tax. At March 31, 2019 and September 30, 2018, the Company had foreign exchange derivative contracts designated as cash flow hedges with a notional value of $218.2 million and $261.6 million, respectively.

Net Investment Hedge

On September 20, 2016, SBI issued €425 million aggregate principle amount of 4.00% Notes. See Note 11 - Debt for further detail. The 4.00% Notes are denominated in Euros and have been designated as a net investment hedge of the translation of the Company’s net investments in Euro denominated subsidiaries at the time of issuance. As a result, the translation of the Euro denominated debt is recognized as AOCI with any ineffective portion recognized as foreign currency translation gains or losses on the statement of income when the aggregate principal exceeds the net investment in its Euro denominated subsidiaries. Net gains or losses from the net investment hedge are reclassified from AOCI into earnings upon a liquidation event or deconsolidation of Euro denominated subsidiaries. As of March 31, 2019, the hedge was fully effective, and no ineffective portion was recognized in earnings.

Derivative Contracts Not Designated as Hedges for Accounting Purposes

Foreign exchange contracts. The Company periodically enters into forward and swap foreign exchange contracts to economically hedge a portion of the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Canadian Dollars, Euros, Pounds Sterling, Taiwanese Dollars, Russian Ruble, Philippine Peso, or Australian Dollars. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the accompanying Condensed Consolidated Statements of Financial Position. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At March 31, 2019, the Company had a series of forward exchange contracts outstanding through April 2019. At March 31, 2019 and September 30, 2018, the Company had $1,202.3 million and $105.2 million, respectively, of notional value of such foreign exchange derivative contracts outstanding.

Fair Value of Derivative Instruments

The fair value of the Company’s outstanding derivative contracts recorded in the Condensed Consolidated Statements of Financial Position is as follows:

(in millions)	Line Item	March 31, 2019	September 30, 2018
Derivative Assets
Commodity swaps - designated as hedge	Other receivables	$0.2	$—
Interest rate swaps - designated as hedge	Other receivables	—	1.8
Interest rate swaps - designated as hedge	Deferred charges and other	—	1.0
Foreign exchange contracts - designated as hedge	Other receivables	6.2	5.5
Foreign exchange contracts - designated as hedge	Deferred charges and other	0.2	0.2
Foreign exchange contracts - not designated as hedge	Other receivables	1.3	0.4

Total Derivative Assets		$7.9	$8.9

Derivative Liabilities
Commodity swaps - designated as hedge	Accounts payable	$0.1	$0.4
Interest rate swaps - designated as hedge	Accrued interest	—	(0.3)
Foreign exchange contracts - designated as hedge	Accounts payable	0.2	0.3
Foreign exchange contracts - designated as hedge	Other long term liabilities	—	0.2
Foreign exchange contracts - not designated as hedge	Accounts payable	0.7	0.2

Total Derivative Liabilities		$1.0	$0.8

The Company is exposed to the risk of default by the counterparties with which it transacts and generally does not require collateral or other security to support financial instruments subject to credit risk. The Company monitors counterparty credit risk on an individual basis by periodically assessing each counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are concentrated with certain domestic and foreign financial institution counterparties. The Company considers these exposures when measuring its credit reserve on its derivative assets, which were not significant as of March 31, 2019 and September 30, 2018.

The Company’s standard contracts do not contain credit risk related contingent features whereby the Company would be required to post additional cash collateral as a result of a credit event. However, the Company is typically required to post collateral in the normal course of business to offset its liability positions. As of March 31, 2019, and September 30, 2018, there was no cash collateral outstanding. In addition, as of March 31, 2019 and September 30, 2018, the Company had no posted standby letters of credit related to such liability positions.

The following summarizes the loss associated with derivative contracts not designated as hedges in the Condensed Consolidated Statements of Income for the three and six month periods ended March 31, 2019 and 2018:

	Effective Portion
Three Month Periods Ended		Reclassified to Continuing		Reclassified to	Ineffective portion
March 31, 2019	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$—	Interest expense	$—	$—	Interest expense	$—	$—
Commodity swaps	0.5	Cost of goods sold	(0.1)	(1.9)	Cost of goods sold	—	—
Net investment hedge	8.8	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.1)	Net sales	(0.1)	—	Net sales	—	—
Foreign exchange contracts	(0.1)	Cost of goods sold	3.1	—	Cost of goods sold	—	—

Total	$9.1		$2.9	$(1.9)		$—	$—

	Effective Portion
Three Month Periods Ended		Reclassified to Continuing		Reclassified to	Ineffective portion
March 31, 2018	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$1.7	Interest expense	$—	$0.7	Interest expense	$—	$0.6
Commodity swaps	(0.5)	Cost of goods sold	0.2	1.3	Cost of goods sold	—	—
Net investment hedge	(15.2)	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.1)	Net sales	—	—	Net sales	—	—
Foreign exchange contracts	(4.3)	Cost of goods sold	(4.5)	(0.9)	Cost of goods sold	—	—

Total	$(18.4)		$(4.3)	$1.1		$—	$0.6

The following summarizes the loss associated with derivative contracts not designated as hedges in the Condensed Consolidated Statements of Income for the six month periods ended March 31, 2019 and 2018:

	Effective Portion
Six Month Periods Ended		Reclassified to Continuing		Reclassified to	Ineffective portion
March 31, 2019	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$(0.6)	Interest expense	$—	$2.2	Interest expense	$—	$1.7
Commodity swaps	(0.6)	Cost of goods sold	(0.2)	(4.4)	Cost of goods sold	—	—
Net investment hedge	17.8	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	(0.2)	Net sales	(0.1)	—	Net sales	—	—
Foreign exchange contracts	7.2	Cost of goods sold	6.0	0.5	Cost of goods sold	—	—

Total	$23.6		$5.7	$(1.7)		$—	$1.7

	Effective Portion
Six Month Periods Ended		Reclassified to Continuing		Reclassified to	Ineffective portion
March 31, 2018	Gain (Loss)	Operations		Discontinued	Continuing Operations		Discontinued
(in millions)	in OCI	Line Item	Gain (Loss)	Operations	Line Item	Gain (Loss)	Operations
Interest rate swaps	$3.8	Interest expense	$—	$0.4	Interest expense	$—	$0.6
Commodity swaps	1.2	Cost of goods sold	0.6	2.5	Cost of goods sold	—	—
Net investment hedge	(21.8)	Other non-operating expense	—	—	Other non-operating expense	—	—
Foreign exchange contracts	—	Net sales	0.1	—	Net sales	—	—
Foreign exchange contracts	(2.4)	Cost of goods sold	(4.6)	(4.7)	Cost of goods sold	—	—

Total	$(19.2)		$(3.9)	$(1.8)		$—	$0.6

The following summarizes the impact of derivative instruments on the accompanying Condensed Consolidated Statements of Income for the three and six month periods ended March 31, 2019 and 2018, pretax:

		Three Month Periods Ended		Six Month Periods Ended
(in millions)	Line Item	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Foreign exchange contracts	Other non-operating (income) expense	$17.4	$(1.4)	$13.1	$(1.4)

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has not changed the valuation techniques used in measuring the fair value of any financial assets and liabilities during the year. The Company’s consolidated assets and liabilities measured at fair value are summarized according to the fair value hierarchy as follows: The fair value of derivative instruments as of March 31, 2019 and September 30, 2018 are as follows.

	March 31, 2019					September 30, 2018
					Carrying					Carrying
(in millions)	Level 1	Level 2	Level 3	Fair Value	Amount	Level 1	Level 2	Level 3	Fair Value	Amount
Investments	$237.2	$—	$—	$237.2	$237.2	$—	$—	$—	$—	$—
Derivative Assets	—	7.9	—	7.9	7.9	—	8.9	—	8.9	8.9
Derivative Liabilities	—	1.0	—	1.0	1.0	—	0.8	—	0.8	0.8
Debt	—	2,355.2	—	2,355.2	2,283.3	—	4,330.9	—	4,330.9	4,233.3

Investments consist of our investment in Energizer common stock and is valued at quoted market prices for identical instruments in an active market. As part of consideration received for the GAC divestiture, the Company received 5.3 million shares of Energizer common stock, valued at $242.1 million on January 28, 2018, the effective close date of the GAC divestiture. During the three and six month periods ended March 31, 2019, the Company recognized $5.0 million of unrealized loss on investment in Energizer common stock since it was acquired and $1.6 million of dividend income, which were recognized as Other Non-Operating (Income) Expense, Net on the Condensed Consolidated Statements of Income.

See Note 12 – Derivatives for additional detail on derivative assets and liabilities.

The fair value measurements of the Company’s debt are valued at quoted input prices that are directly observable or indirectly observable through corroboration with observable market data. See Note 11 – Debt for additional detail on outstanding debt of SBH and SB/RH.

The carrying value of cash and cash equivalents, receivables, accounts payable and short term debt approximate fair value based on the short-term nature of these assets and liabilities. Goodwill, intangible assets and other long-lived assets are tested annually or more frequently if an event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3).

NOTE 13 - EMPLOYEE BENEFIT PLANS

The net periodic benefit cost for defined benefit plans for the three and six month periods ended March 31, 2019 and 2018 are as follows:

	U.S. Plans		Non U.S. Plans
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Three Month Period Ended
Service cost	$0.1	$0.1	$0.5	$0.5
Interest cost	0.7	0.7	0.9	0.9
Expected return on assets	(1.1)	(1.1)	(1.1)	(1.1)
Settlement and curtailment	—	—	—	—
Recognized net actuarial loss	0.1	0.3	0.5	0.4

Net periodic benefit cost	$(0.2)	$—	$0.8	$0.7

Six Month Period Ended
Service cost	$0.2	$0.2	$1.0	$1.0
Interest cost	1.4	1.4	1.8	1.8
Expected return on assets	(2.2)	(2.3)	(2.2)	(2.2)
Recognized net actuarial loss	0.2	0.5	1.0	0.8

Net periodic benefit cost	$(0.4)	$(0.2)	$1.6	$1.4

Weighted average assumptions
Discount rate	4.10%	4.25%	1.00 - 8.15%	1.75 -7.00%
Expected return on plan assets	6.50%	7.25%	1.00 - 4.01%	1.75 - 4.53%
Rate of compensation increase	N/A	N/A	2.05 - 4.85%	2.25 - 5.50%

Contributions to our pension and defined benefit plans, including discretionary amounts, for the three month periods ended March 31, 2019 and 2018, were $0.5 and $2.0 million, respectively. Contributions to our pension and defined benefit plans, including discretionary amounts, for the six month periods ended March 31, 2019 and 2018 were $0.9 and $3.1 million, respectively.

NOTE 14 - SHARE BASED COMPENSATION

Share based compensation expense is recognized as General and Administrative Expenses on the Condensed Consolidated Statements of Income and consists of costs from the Spectrum equity plan. The following is a summary of share based compensation expense for the three and six month periods ended March 31, 2019 and 2018 for SBH and SB/RH, respectively.

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Share based compensation	$15.5	$(3.8)	$21.1	$(0.3)

The Company recognizes share based compensation expense primarily from the issuance of its Restricted Stock Units (“RSUs”) based on the fair value of the awards, as determined by the market price of the Company’s shares of common stock on the designated grant date and recognized on a straight-line basis over the requisite service period of the awards. Certain RSUs are performance-based awards that are dependent upon achieving specified financial metrics over a designated period of time.

During the three month period ended March 31, 2019, the Company provided to certain employees RSU awards issued under a new Long-Term Incentive Plan (“LTIP”), with a 3-year, cliff vesting schedule and having both performance conditions dependent upon achieving specified financial targets (adjusted EBITDA and adjusted free cash flow) and time-based service conditions (70% performance /30% service). LTIP awards were granted in January upon approval from the Company’s Board of Directors. In addition to the LTIP awards, the Company also provided for bridge awards that are one-time awards to certain employees for transitioning to the new LTIP from previous equity incentive compensation plans. Bridge awards vest annually, on November 21, 2019 and November 21, 2020, and have both performance conditions dependent upon achieving specified financial targets (adjusted EBITDA and adjusted free cash flow) and time-based service conditions (60% performance/40% service). Bridge awards are also payable in either RSUs or cash, or both, based upon an employee election. Bridge awards elected to be payable in RSU are recognized as equity awards and included as a component of share-based compensation expense. The new awards were granted and recognized as compensation expense in January.

Additionally, the Company regularly issues individual RSU awards under its equity plan to its Board members and individual employees for recognition, incentive, or retention purposes, as considered needed, which are primarily conditional upon time-based service conditions and included as a component of share-based compensation. In addition to RSU awards, Spectrum also provides for a portion of its annual management incentive compensation plan (“MIP”) to be paid in common stock of the Company, in lieu of cash payment, and is recognized as a liability plan. Share based compensation expense associated with the annual MIP was $5.6 million and $8.4 million for the three and six month periods ended March 31, 2019, respectively, and $3.6 million and $3.3 million and for the three and six month periods ended March 31, 2018, respectively. The remaining unrecognized pre-tax compensation cost at March 31, 2019 was $69.8 million, respectively.

The following summary of the activity in Spectrum RSUs during the six month periods ended March 31, 2019:

(in millions, except per share data)	Units	Weighted Average Grant Date Fair Value	Fair Value at Grant Date
Time-based grants	0.6	$52.45	$29.9
Performance-based grants
Vesting in less than 24 months	0.4	53.00	24.0
Vesting in more than 24 months	0.5	52.89	24.1

Total performance-based grants	0.9	$52.95	$48.1

Total grants	1.5	$52.76	$78.0

(in millions, except per share data)	Shares	Weighted Average Grant Date Fair Value	Fair Value at Grant Date
At September 30, 2018	0.6	$108.75	$67.2
Granted	1.5	52.76	78.0
Forfeited	(0.5)	106.92	(53.8)
Vested	(0.1)	84.48	(10.9)

At March 31, 2019	1.5	$54.97	$80.5

The Company also has 0.2 million shares of fully vested stock options with a weighted average exercise price of $73.29 that have various expiration dates through November 2026 that remain outstanding and exercisable as of March 31, 2019. There were no stock options granted, exercised, forfeited, or vested during the three month period ended March 31, 2019.

NOTE 15 - INCOME TAXES

The effective tax rate for the three and six month periods ended March 31, 2019 and 2018 was as follows:

	Three Month Periods Ended		Six Month Periods Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Effective tax rate	58.2%	(5.7%)	33.5%	(348.5%)

The estimated annual effective rate applied to the three and six month periods ended March 31, 2019 differs from the US federal statutory rate of 21% principally due to income earned outside the U.S. that is subject to the U.S. tax on global intangible low taxed income (“GILTI”), and net operating losses outside the U.S. that are not more likely than not to result in a tax benefit. The Company has U.S. net operating loss carryforwards, which do not allow it to take advantage of the foreign-derived intangible income (“FDII”) deduction. The Company’s federal effective tax rate on GILTI is therefore 21%.

The Tax Cuts and Jobs Act of December 22, 2017 (the “Tax Reform Act”) reduced the U.S. corporate income tax rate from a maximum of 35% to a flat 21%, effective January 1, 2018. The Tax Reform Act also provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”), payable in installments over 8 years. During the six month period ended March 31, 2018, the Company recognized a $206.7 million tax benefit from revaluing its ending net U.S. deferred tax liabilities as a result of the reduction in US corporate income tax rate from 35% to 21% and recognized $78.2 million of income tax expense for the one-time deemed mandatory repatriation.

During fiscal 2018, the Company recorded $73.1 million of total mandatory repatriation liability. As of March 31, 2019, $66.9 million of the liability is still outstanding and $5.9 million is due and payable in the next 12 months but may be reduced or offset by previous payments and credits.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The measurement period ended December 30, 2018 and the Company did not recognize changes to the provisional tax impacts during the three and six month periods ended March 31, 2019. Portions of the Tax Reform Act are unclear or have not yet been clarified and interpretations and regulations continue to be issued, which could have a material impact on what the Company has recorded to date.

NOTE 16 – RELATED PARTY TRANSACTIONS

Energizer Holdings, Inc.

Effective the close of the GBL end GAC divestitures, Spectrum and Energizer entered into a series of transition services agreements (“TSAs”) and reverse TSAs that support various shared back office administrative functions including finance, sales and marketing, information technology, human resources, real estate and supply chain, customer service and procurement; to support both the transferred GBL operations and the continuing operations of Spectrum, respectively, within the various regions in which they operate. Charges associated with TSAs and reverse TSAs are recognized as bundled service costs under a fixed fee structure by the respective service or function and geographic location and one-time pass-through charges, including warehousing, freight, among others, to and from Energizer that settled on a net basis between the two parties. The TSAs and reverse TSAs were further expanded to incorporate the activity and operations attributable to the close of the GAC divestiture. Charges to Energizer for TSA services are recognized as a reduction of the respective operating costs incurred by Spectrum and recognized as a component of operating expense or cost of goods sold depending upon the functions being supported by Spectrum. Charges from Energizer for reverse TSA services are recognized as operating expenses or cost of goods sold depending upon the functions being supported by Energizer. The TSAs and reverse TSAs have an overall expected time period of 12 months following the close of the transaction with some variability in expiration dependent upon the completed transition of the respective service or function and its geographic location and provide up to 12 additional months for a total duration of up to 24 months. During the three and six month periods ended March 31, 2019, the Company recognized net income associated with the TSAs and reverse TSAs of $2.5 million, consisting of TSA charges of $6.6 million and reverse TSA costs of $4.1 million. In addition to the TSAs and reverse TSAs, both the Company and Energizer will receive cash and/or make payments on behalf of the respective counterparty’s operations as part of the shared administrative functions, resulting in cash flow being commingled with the operating cash flow of the Company. The Company recognizes a net payable or receivable with Energizer for any outstanding TSA and reverse TSA related services and net working capital attributable to commingled cash flow. As of March 31, 2019, the Company has a net receivable of $33.7 million attributable to TSA and reverse TSA services, net working capital settlements and other pass-through costs included in Non-Trade Receivables on the Company’s Condensed Statement of Financial Position.

Effective the close of the GAC divestiture, the Company’s H&G segment will continue to manufacture certain GAC related products at its facilities and sell the products to Energizer as a third-party supplier on an ongoing basis, at inventory cost plus contracted markup, as agreed upon in the supply agreement. The supply agreement has a contracted term of 24 months and may be subject to early termination by either party at any time with written notice. Material and inventory on hand to support the supply agreement is recognized as inventory of the Company. During the three and six month period ended March 31, 2019, the Company recognized $3.7 million of revenue attributable to the Energizer supply agreement as a component of H&G revenue after completion of the GAC divestiture. As of March 31, 2019, the Company had an outstanding receivable of $2.0 million from Energizer in Trade Receivables, Net on the Company’s Condensed Statement of Financial Position associated with the H&G supply agreement

As a condition to the consummation of the GAC acquisition and receipt of 5.3 million shares of Energizer common stock as consideration, the Company entered into a shareholder agreement with Energizer (“Energizer Shareholder Agreement”) which contains a 24-month standstill provision that prohibits the Company from engaging in certain transactions involving Energizer to control or influence management, board of directors or policies of Energizer. Additionally, for a period of 18 months following the closing of the GAC acquisition, the Company is required to vote in favor of Energizer’s board of director nominees and in accordance with the Energizer board’s recommendations on all other matters at any meeting of Energizer’s shareholders. Additionally, pursuant to the agreement, the Company has agreed not to transfer any of its shares in Energizer for twelve months following the closing of the GAC acquisition to any person or entity who would thereafter beneficially own more than 4.9% of Energizer’s outstanding shares of equity securities. Following the 18 month anniversary of the closing of the GAC acquisition, Energizer will have the right to repurchase any or all of the shares held by the Company for a purchase price per share equal to the greater of the volume-weighted average sales price per share for the ten consecutive trading days beginning on the 12th trading day immediately preceding notice of the repurchase from Energizer and 100% of the volume-weighted average sale price per share of the common stock for the 10 consecutive trading days immediately preceding the date of the GAC agreement. The Company’s investment in Energizer common stock is recognized at its fair value in Investments on the Company’s Condensed Consolidated Statement of Financial Position, with any unrealized gains or losses attributable to changes in the market price and dividend income received from Energizer being recognized as Other Non-Operating Income on the Company’s Condensed Consolidated Statements of Income.

NOTE 17 - COMMITMENTS AND CONTINGENCIES

The Company is a defendant in various litigation matters generally arising out of the ordinary course of business. The Company does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

Environmental. The Company has provided for an estimated cost of $3.9 million and $4.0 million, as of March 31, 2019 and September 30, 2018, respectively, associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Product Liability. The Company may be named as a defendant in lawsuits involving product liability claims. The Company has recorded and maintains an estimated liability in the amount of management’s estimate for aggregate exposure for such liabilities based upon probable loss from loss reports, individual cases, and losses incurred but not reported. As of March 31, 2019 and September 30, 2018, the Company recognized $9.5 million and $9.8 million in product liability, respectively, included in Other Current Liabilities on the Condensed Consolidated Statement of Financial Position. The Company believes that any additional liability in excess of the amounts provided that may result from resolution of these matters will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Product Warranty. The Company recognizes an estimated liability for standard warranty on certain products when we recognize revenue on the sale of the warranted products. Estimated warranty costs incorporate replacement parts, products and delivery, and are recorded as a cost of goods sold at the time of product shipment based on historical and projected warranty claim rates, claims experience and any additional anticipated future costs on previously sold products. The Company recognized $7.1 million and $7.8 million of warranty accruals as of March 31, 2019 and September 30, 2018, respectively, included in Other Current Liabilities on the Condensed Consolidated Statement of Financial Position.

NOTE 18 - SEGMENT INFORMATION

The Company identifies its segments based upon the internal organization that is used by management for making operating decisions and assessing performance as the source of its reportable segments. As a result of the GBL and GAC divestitures, and changes to the Company’s plan to sell its HPC division, the manner in which management views its business activities and the reportable segments changed. Spectrum had historically recognized GBL and HPC as components to Global Batteries and Appliances (GBA) as a separate reportable segment. Effective December 29, 2017, the Company had an approved a plan to sell its GBA segment and had classified it as held for sale and excluded it from segment reporting until November 2018, when the decision was made to change its plan to sell HPC and recognize it as a component of continuing operations. See Note 3 – Divestitures for further details on GBL and GAC divestitures, and the change in plan to sell HPC. HPC has been recognized as a component of continuing operations and as a separate operating and reportable segment.

Spectrum manages its continuing operations in vertically integrated, product-focused reporting segments: (i) HHI, which consists of Spectrum’s worldwide hardware, security and plumbing business; (ii) PET, which consists of Spectrum’s worldwide pet supplies business; (iii) H&G, which consists of the Spectrum’s home and garden and insect control business and (iv) HPC, which consists of Spectrum’s worldwide small kitchen and personal care appliances businesses. Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president or general manager responsible for the sales and marketing initiatives and financial results for product lines within the segment. Net sales relating to the segments for the three and six month periods ended March 31, 2019 and 2018 are as follows:

	Three Month Periods ended		Six Month Periods ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
HHI	$331.1	$318.5	$636.2	$644.4
HPC	221.7	231.1	538.9	573.1
PET	214.9	211.2	419.6	413.6
H&G	139.0	121.8	192.3	173.8

Net sales	$906.7	$882.6	$1,787.0	$1,804.9

The Chief Operating Decision Maker of the Company uses Adjusted EBITDA as the primary operating metric in evaluating the business and making operating decisions. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•

Stock based and other incentive compensation costs that consist of costs associated with long-term compensation arrangements and other equity based compensation based upon achievement of long-term performance metrics; and generally consist of non-cash, stock-based compensation. During the period ended March 31, 2019, the Company issued certain incentive bridge awards due to changes in the Company’s long-term compensation plans that allow for cash based payment upon employee election which have been included in the adjustment but would not qualify for shared-based compensation. See Note 15 - Share Based Compensation in Notes to the Condensed Consolidated Financial Statements, included elsewhere within this prospectus for further discussion;

•

Transaction related charges consist of (1) transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business; (2) post-divestiture separation costs consisting of incremental costs incurred by the continuing operations of the Company after completion of the GBL and GAC divestitures to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred as part of the divestitures and exiting of TSAs and reverse TSAs with Energizer; (3) divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business. See Note 2 – Basis of Presentation & Significant Accounting Policies for additional details;

•

Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments. See Note 5 - Restructuring and Related Charges in Notes to the Condensed Consolidated Financial Statements, included elsewhere within this prospectus for further details;

•

Unrealized gains and losses attributable to the Company’s investment in Energizer common stock, acquired as part of consideration received from the Company’s sale and divestiture of GAC to Energizer. See Note 3 – Divestitures in Notes to the Condensed Consolidated Financial Statements, included elsewhere within this prospectus for further discussion;

•

Foreign currency gains and losses attributable to multicurrency loans that were entered with foreign subsidiaries in exchange for the receipt of divestiture proceeds by the parent company through the distribution of the respective foreign subsidiaries’ net assets as part of the GBA and GAC divestitures. The Company has also entered into various hedging arrangements to mitigate the volatility of foreign exchange risk associated with such loans;

•	Incremental costs associated with a safety recall in PET;

•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition (when applicable);

•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations (when applicable);

•

Other adjustments primarily consisting of costs attributable to operating margin on H&G sales to GAC discontinued operations for the three and six month periods ended March 31, 2019 and 2018; expenses and cost recovery for flood damage at Company facilities in Middleton, Wisconsin during the three and six month periods ended March 31, 2019; and certain fines and penalties for delayed shipments following the completion of a PET distribution center consolidation in EMEA during the six month period ended March 31, 2019.

Segment Adjusted EBITDA for reportable segments for SB/RH for the three and six month periods ended March 31, 2019 and April 1, 2018 are as follows:

	Three Month Periods ended		Six Month Periods ended
SB/RH (in millions)	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
HHI	$52.7	$45.5	$108.2	$105.5
PET	4.5	20.1	61.9	69.7
H&G	32.8	35.7	32.7	30.7
HPC	29.6	25.3	39.5	61.8

Total Segment Adjusted EBITDA	119.6	126.6	242.3	267.7
Corporate expenses	3.3	10.5	9.9	18.6
Interest expense	48.3	42.0	91.5	80.5
Depreciation and amortization	36.6	30.1	102.6	68.6
Share-based compensation	16.9	(3.8)	21.1	(0.3)
Transaction related charges	5.3	9.6	11.6	14.9
Restructuring and related charges	12.6	20.3	21.5	37.5
Unrealized loss on Energizer investment	5.0	—	5.0	—
Foreign currency loss on multicurrency divestiture loans	21.8	—	21.8	—
Inventory acquisition step-up	—	—	—	0.8
Pet safety recall	—	3.9	0.6	11.1
Other	(0.5)	(0.1)	3.8	(0.3)

Income from continuing operations before income taxes	$(29.7)	$14.1	$(47.1)	$36.3

NOTE 19 - GUARANTOR STATEMENTS

SBI with SB/RH as a parent guarantor (collectively, the “Parent”), with SBI’s domestic subsidiaries as subsidiary guarantors, has issued the 6.625% Notes under the 2020/22 Indenture, 6.125% Notes under the 2024 Indenture, the 5.75% Notes under the 2025 Indenture and the 4.00% Notes under the 2026 Indenture.

The following consolidating financial statements illustrate the components of the consolidated financial statements of SB/RH. The ‘Parent’ consists of the financial statements of SBI as the debt issuer, with SB/RH as a parent guarantor, without consolidated entities. SB/RH financial information is not presented separately as there are no independent assets or operations and is therefore determined not to be material. Investments in subsidiaries are accounted for using the equity method for purposes of illustrating the consolidating presentation. The elimination entries presented herein eliminate investments in subsidiaries and intercompany balances and transactions.

Statement of Financial Position		Guarantor	Nonguarantor
As of March 31, 2019 (in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$13.4	$0.7	$153.9	$—	$168.0
Trade receivables, net	175.5	126.0	169.0	—	470.5
Intercompany receivables	—	1,639.5	1,114.1	(2,753.6)	—
Other receivables	108.4	2.8	51.5	—	162.7
Inventories	290.7	260.4	239.6	(14.5)	776.2
Prepaid expenses and other	34.3	7.5	24.5	—	66.3
Current assets of business held for sale	—	—	—	—	—

Total current assets	622.3	2,036.9	1,752.6	(2,768.1)	1,643.7
Property, plant and equipment, net	190.7	121.0	158.1	—	469.8
Long-term intercompany receivables	13.8	57.3	11.0	(82.1)	—
Deferred charges and other	118.9	0.9	67.5	(139.8)	47.5
Investment	237.9	—	—	—	237.9
Goodwill	629.9	544.2	275.2	—	1,449.3
Intangible assets, net	738.9	593.2	251.7	—	1,583.8
Investments in subsidiaries	4,353.1	1,635.0	(2.9)	(5,985.2)	—

Total assets	$6,905.5	$4,988.5	$2,513.2	$(8,975.2)	$5,432.0

Liabilities and Shareholder’s Equity
Current portion of long-term debt	$2.1	$4.5	$9.6	$(0.1)	$16.1
Accounts payable	102.1	120.6	234.5	—	457.2
Intercompany accounts payable	2,495.1	129.1	95.3	(2,719.5)	—
Accrued wages and salaries	24.3	3.8	22.2	—	50.3
Accrued interest	33.5	—	—	—	33.5
Other current liabilities	141.8	19.8	276.9		438.5
Current liabilities of business held for sale	—	—	—	—	—

Total current liabilities	2,798.9	277.8	638.5	(2,719.6)	995.6
Long-term debt, net of current portion	2,200.3	54.9	12.0	—	2,267.2
Long-term intercompany debt	10.9	—	105.2	(116.1)	—
Deferred income taxes	175.9	299.7	63.1	(143.7)	395.0
Other long-term liabilities	73.0	3.0	59.4	—	135.4

Total liabilities	5,259.0	635.4	878.2	(2,979.4)	3,793.2
Shareholder’s equity:
Other capital	2,116.0	439.4	(1,087.9)	629.7	2,097.2
Accumulated (deficit) earnings	(247.3)	4,119.6	2,915.1	(7,034.6)	(247.2)
Accumulated other comprehensive loss	(222.2)	(205.9)	(203.3)	409.1	(222.3)

Total shareholder’s equity	1,646.5	4,353.1	1,623.9	(5,995.8)	1,627.7
Non-controlling interest	—	—	11.1	—	11.1

Total equity	1,646.5	4,353.1	1,635.0	(5,995.8)	1,638.8

Total liabilities and equity	$6,905.5	$4,988.5	$2,513.2	$(8,975.2)	$5,432.0

Statement of Financial Position As of September 30, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$276.6	$1.8	$227.0	$—	$505.4
Trade receivables, net	108.9	42.9	165.3	—	317.1
Intercompany receivables	—	1,648.3	283.0	(1,931.3)	—
Other receivables	65.7	1.8	27.6	—	95.1
Inventories	228.5	162.6	204.6	(12.1)	583.6
Prepaid expenses and other	35.3	4.0	23.6	—	62.9
Current assets of business held for sale	551.2	1,379.0	482.5	(10.1)	2,402.6

Total current assets	1,266.2	3,240.4	1,413.6	(1,953.5)	3,966.7
Property, plant and equipment, net	222.9	122.1	155.0	—	500.0
Long-term intercompany receivables	321.3	70.3	11.6	(403.2)	—
Deferred charges and other	200.4	0.6	68.6	(195.4)	74.2
Goodwill	557.4	611.4	285.9	—	1,454.7
Intangible assets, net	770.4	609.5	261.9	—	1,641.8
Investments in subsidiaries	4,900.7	1,262.5	(2.9)	(6,160.3)	—

Total assets	$8,239.3	$5,916.8	$2,193.7	$(8,712.4)	$7,637.4

Liabilities and Shareholder’s Equity
Current portion of long-term debt	$535.0	$4.3	$7.8	$(0.2)	$546.9
Accounts payable	222.4	124.2	238.1	—	584.7
Intercompany accounts payable	1,878.0	—	35.1	(1,913.1)	—
Accrued wages and salaries	24.6	1.5	29.3	—	55.4
Accrued interest	55.0	—	—	—	55.0
Other current liabilities	59.3	15.3	77.8	(0.1)	152.3
Current liabilities of business held for sale	81.7	157.8	298.1	—	537.6

Total current liabilities	2,856.0	303.1	686.2	(1,913.4)	1,931.9
Long-term debt, net of current portion	3,615.3	57.3	13.8	—	3,686.4
Long-term intercompany debt	11.6	295.0	114.8	(421.4)	—
Deferred income taxes	59.4	357.6	70.6	(200.6)	287.0
Other long-term liabilities	71.5	3.1	45.8	—	120.4

Total liabilities	6,613.8	1,016.1	931.2	(2,535.4)	6,025.7
Shareholder’s equity:
Other capital	2,096.8	803.7	(1,361.9)	534.4	2,073.0
Accumulated (deficit) earnings	(235.6)	4,303.0	2,814.5	(7,117.4)	(235.5)
Accumulated other comprehensive loss	(235.7)	(206.0)	(200.0)	406.0	(235.7)

Total shareholder’s equity	1,625.5	4,900.7	1,252.6	(6,177.0)	1,601.8
Non-controlling interest	—	—	9.9	—	9.9

Total equity	1,625.5	4,900.7	1,262.5	(6,177.0)	1,611.7

Total liabilities and equity	$8,239.3	$5,916.8	$2,193.7	$(8,712.4)	$7,637.4

Statement of Income Three month period ended March 31, 2019 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net sales	$432.3	$385.7	$458.9	$(370.2)	$906.7
Cost of goods sold	329.8	286.0	353.0	(367.8)	601.0
Restructuring and related charges	—	—	0.2	—	0.2

Gross profit	102.5	99.7	105.7	(2.4)	305.5
Selling	59.4	33.1	58.9	—	151.4
General and administrative	48.6	22.5	11.8	(0.5)	82.4
Research and development	6.1	2.4	2.7	—	11.2
Transaction related charges	7.6	(1.3)	(1.0)	—	5.3
Restructuring and related charges	9.5	0.3	2.6	—	12.4

Total operating expense	131.2	57.0	75.0	(0.5)	262.7

Operating (loss) income	(28.7)	42.7	30.7	(1.9)	42.8
Interest expense (income)	55.7	1.2	(8.5)	(0.1)	48.3
Other non-operating (income) expense, net	(106.6)	(399.1)	(516.5)	1,046.4	24.2

Income (loss) from operations before income taxes	22.2	440.6	555.7	(1,048.2)	(29.7)
Income tax expense (benefit)	40.3	(59.6)	2.4	(0.4)	(17.3)

Net (loss) income from continuing operations	(18.1)	500.2	553.3	(1,047.8)	(12.4)
Income (loss) from discontinued operations, net of tax	783.9	(5.0)	(2.7)	7.4	783.6

Net income	765.8	495.2	550.6	(1,040.4)	771.2
Net income attributable to non-controlling interest	—	—	1.0	—	1.0

Net income attributable to controlling interest	$765.8	$495.2	$549.6	$(1,040.4)	$770.2

Statement of Income Six month period ended March 31, 2019 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net sales	$866.1	$672.9	$990.7	$(742.7)	$1,787.0
Cost of goods sold	648.7	505.3	761.1	(740.4)	1,174.7
Restructuring and related charges	—	—	1.0	—	1.0

Gross profit	217.4	167.6	228.6	(2.3)	611.3
Selling	120.7	60.5	125.8	(0.1)	306.9
General and administrative	116.1	41.6	23.9	(1.0)	180.6
Research and development	11.8	4.8	5.7	—	22.3
Transaction related charges	21.1	(0.6)	(8.9)	—	11.6
Restructuring and related charges	13.6	1.0	5.9	—	20.5

Total operating expense	283.3	107.3	152.4	(1.1)	541.9

Operating (loss) income	(65.9)	60.3	76.2	(1.2)	69.4
Interest expense (income)	93.1	6.1	(7.5)	(0.2)	91.5
Other non-operating (income) expense, net	(130.5)	(430.4)	(515.8)	1,101.7	25.0

(Loss) income from operations before income taxes	(28.5)	484.6	599.5	(1,102.7)	(47.1)
Income tax benefit expense (benefit)	9.2	(38.9)	14.8	(0.9)	(15.8)

Net (loss) income from continuing operations	(37.7)	523.5	584.7	(1,101.8)	(31.3)
Income (Loss) from discontinued operations, net of tax	700.1	(82.3)	(7.5)	90.1	700.4

Net income	662.4	441.2	577.2	(1,011.7)	669.1
Net income attributable to non-controlling interest	—	—	1.2	—	1.2

Net income attributable to controlling interest	$662.4	$441.2	$576.0	$(1,011.7)	$667.9

Statement of Income Three month period ended April 1, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net sales	$401.0	$352.0	$459.7	$(330.1)	$882.6
Cost of goods sold	290.4	260.3	352.4	(328.2)	574.9
Restructuring and related charges	—	0.1	1.6	—	1.7

Gross profit	110.6	91.6	105.7	(1.9)	306.0
Selling	60.0	31.3	61.1	—	152.4
General and administrative	19.5	21.7	15.0	—	56.2
Research and development	6.1	2.1	3.3	—	11.5
Transaction related charges	7.0	1.5	1.1	—	9.6
Restructuring and related charges	16.0	1.0	1.6	—	18.6

Total operating expense	108.6	57.6	82.1	—	248.3

Operating income	2.0	34.0	23.6	(1.9)	57.7
Interest expense	36.6	4.8	0.7	(0.1)	42.0
Other non-operating (income) expense, net	(151.6)	(23.2)	(0.1)	176.5	1.6

Income from operations before income taxes	117.0	52.4	23.0	(178.3)	14.1
Income tax (benefit) expense	100.7	(97.8)	(3.3)	(0.4)	(0.8)

Net income from continuing operations	16.3	150.2	26.3	(177.9)	14.9
Income from discontinued operations, net of tax	11.2	27.0	16.5	(43.4)	11.3

Net income	27.5	177.2	42.8	(221.3)	26.2
Net income attributable to non-controlling interest	—	—	0.1	—	0.1

Net income attributable to controlling interest	$27.5	$177.2	$42.7	$(221.3)	$26.1

Statement of Income Six month period ended April 1, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net sales	$865.8	$570.8	$1,006.0	$(637.7)	$1,804.9
Cost of goods sold	639.7	415.1	758.7	(635.2)	1,178.3
Restructuring and related charges	—	0.1	1.9	—	2.0

Gross profit	226.1	155.6	245.4	(2.5)	624.6
Selling	121.4	58.0	126.9	(0.2)	306.1
General and administrative	52.2	42.3	30.6	—	125.1
Research and development	11.9	4.3	6.8	—	23.0
Transaction related charges	9.8	2.8	2.3	—	14.9
Restructuring and related charges	32.0	1.0	2.5	—	35.5

Total operating expense	227.3	108.4	169.1	(0.2)	504.6

Operating (loss) income	(1.2)	47.2	76.3	(2.3)	120.0
Interest expense	70.2	9.2	1.2	(0.1)	80.5
Other non-operating (income) expense, net	(238.5)	(65.3)	(0.1)	307.1	3.2

Income from operations before income taxes	167.1	103.3	75.2	(309.3)	36.3
Income tax expense (benefit)	3.2	(134.0)	5.3	(1.0)	(126.5)

Net income from continuing operations	163.9	237.3	69.9	(308.3)	162.8
Income from discontinued operations, net of tax	29.7	46.6	32.6	(76.1)	32.8

Net income	193.6	283.9	102.5	(384.4)	195.6
Net income attributable to non-controlling interest	—	—	1.0	—	1.0

Net income attributable to controlling interest	$193.6	$283.9	$101.5	$(384.4)	$194.6

Statement of Comprehensive Income Three month period ended March 31, 2019 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net income	$765.8	$495.2	$550.6	$(1,040.4)	$771.2
Other comprehensive income, net of tax:
Foreign currency translation loss	(2.2)	(2.2)	(6.0)	8.1	(2.3)
Unrealized gain (loss) on derivative instruments	4.9	(2.1)	(2.1)	4.2	4.9
Deconsolidation of discontinued operations	21.8	21.8	21.8	(43.5)	21.9

Other comprehensive income	24.5	17.5	13.7	(31.2)	24.5

Comprehensive income	790.3	512.7	564.3	(1,071.6)	795.7

Comprehensive income attributable to controlling interest	$790.3	$512.7	$564.3	$(1,071.6)	$795.7

Statement of Comprehensive Income Six month period ended March 31, 2019 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net income	$662.4	$441.2	$577.2	$(1,011.7)	$669.1
Other comprehensive income, net of tax:
Foreign currency translation loss	(23.1)	(23.8)	(27.2)	51.0	(23.1)
Unrealized gain on derivative instruments	13.3	1.0	1.0	(2.0)	13.3
Defined benefit pension gain	1.5	1.1	1.1	(2.2)	1.5
Deconsolidation of discontinued operations	21.8	21.8	21.8	(43.5)	21.9

Other comprehensive income	13.5	0.1	(3.3)	3.3	13.6

Comprehensive income	675.9	441.3	573.9	(1,008.4)	682.7

Comprehensive income attributable to controlling interest	$675.9	$441.3	$573.9	$(1,008.4)	$682.7

Statement of Comprehensive Income Three month period ended April 1, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net income	$27.5	$177.2	$42.8	$(221.3)	$26.2
Other comprehensive (loss) income, net of tax:
Net unrealized loss on foreign currency translation	24.2	24.2	25.1	(49.3)	24.2
Unrealized gain on hedging derivative instruments	(11.6)	(0.1)	(0.1)	0.2	(11.6)
Defined benefit pension gain	(0.5)	(0.8)	(0.8)	1.6	(0.5)

Other comprehensive (loss) income	12.1	23.3	24.2	(47.5)	12.1

Comprehensive income	39.6	200.5	67.0	(268.8)	38.3
Comprehensive income attributable to non-controlling interest	—	—	0.3	—	0.3

Comprehensive income attributable to controlling interest	$39.6	$200.5	$66.7	$(268.8)	$38.0

Statement of Comprehensive Income Six month period ended April 1, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net income	$193.6	$283.9	$102.5	$(384.4)	$195.6
Other comprehensive income, net of tax:
Net unrealized gain on foreign currency translation	22.2	22.2	22.9	(45.1)	22.2
Unrealized (loss) gain on hedging derivative instruments	(9.8)	4.2	4.2	(8.4)	(9.8)
Defined benefit pension loss	(0.3)	(0.7)	(0.7)	1.3	(0.4)

Other comprehensive income	12.1	25.7	26.4	(52.2)	12.0

Comprehensive income	205.7	309.6	128.9	(436.6)	207.6
Comprehensive loss attributable to non-controlling interest	—	—	0.5	—	0.5

Comprehensive income attributable to controlling interest	$205.7	$309.6	$128.4	$(436.6)	$207.1

Statement of Cash Flows Six month period ended March 31, 2019 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities from continuing operations	$353.6	$313.8	$2,009.7	$(2,944.4)	$(267.3)
Net cash provided by operating activities from discontinued operations	2.2	2.5	2.9	(261.6)	(254.0)

Net cash (used) provided by operating activities	355.8	316.3	2,012.6	(3,206.0)	(521.3)
Cash flows from investing activities	.
Purchases of property, plant and equipment	(13.4)	(7.0)	(6.7)	—	(27.1)
Proceeds from sales of property, plant and equipment	—	—	0.1	—	0.1
Proceeds from sale of discontinued operations, net of cash	2,854.4	—	—	—	2,854.4

Net cash used by investing activities from continuing operations	2,841.0	(7.0)	(6.6)	—	2,827.4
Net cash used by investing activities from discontinued operations	(1.1)	(2.5)	(1.7)	—	(5.3)

Net cash used by investing activities	2,839.9	(9.5)	(8.3)	—	2,822.1
Cash flows from financing activities
Proceeds from issuance of debt	126.0	—	10.3	—	136.3
Payment of debt	(2,074.5)	—	(18.1)	—	(2,092.6)
Payment of debt issuance costs	(0.1)	—	—	—	(0.1)
Payment of cash dividends to parent	(676.4)	—	—	—	(676.4)
Advances related to intercompany transactions	(832.8)	(307.9)	(2,065.3)	3,206.0	—

Net cash provided (used) by financing activities from continuing operations	(3,457.8)	(307.9)	(2,073.1)	3,206.0	(2,632.8)
Net cash used by financing activities from discontinued operations	(1.1)	—	(1.2)	—	(2.3)

Net cash provided (used) by financing activities	(3,458.9)	(307.9)	(2,074.3)	3,206.0	(2,635.1)
Effect of exchange rate changes on cash and cash equivalents	—	—	(3.1)	—	(3.1)

Net increase (decrease) in cash, cash equivalents and restricted cash	(263.2)	(1.1)	(73.1)	—	(337.4)
Cash, cash equivalents and restricted cash, beginning of period	285.5	1.8	227.0	—	514.3

Cash, cash equivalents and restricted cash, end of period	$22.3	$0.7	$153.9	$—	$176.9

Statement of Cash Flows Six month period ended April 1, 2018 (in millions)	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities from continuing operations	$(245.5)	$(32.7)	$61.6	$9.5	$(207.1)
Net cash provided by operating activities from discontinued operations	2.8	2.9	1.3	(32.9)	(25.9)

Net cash provided (used) by operating activities	(242.7)	(29.8)	62.9	(23.4)	(233.0)
Cash flows from investing activities
Purchases of property, plant and equipment	(15.1)	(6.5)	(16.5)	—	(38.1)
Proceeds from sales of property, plant and equipment	0.6	0.1	0.1	—	0.8

Net cash used by investing activities from continuing operations	(14.5)	(6.4)	(16.4)	—	(37.3)
Net cash used by investing activities from discontinued operations	(2.7)	(2.9)	(4.6)	—	(10.2)

Net cash used by investing activities	(17.2)	(9.3)	(21.0)	—	(47.5)
Cash flows from financing activities
Proceeds from issuance of debt	570.5	—	10.8	—	581.3
Payment of debt	(37.4)	—	(4.0)	—	(41.4)
Payment of debt issuance costs	(0.3)	—	—	—	(0.3)
Payment of cash dividends to parent	(298.6)	—	—	—	(298.6)
Advances related to intercompany transactions	20.9	34.9	(79.2)	23.4	—

Net cash (used) provided by financing activities from continuing operations	255.1	34.9	(72.4)	23.4	241.0
Net cash used by financing activities from discontinued operations	—	—	3.3	—	3.3

Net cash (used) provided by financing activities	255.1	34.9	(69.1)	23.4	244.3
Effect of exchange rate changes on cash and cash equivalents	—	—	3.2	—	3.2

Net (decrease) increase in cash, cash equivalents and restricted cash	(4.8)	(4.2)	(24.0)	—	(33.0)
Cash, cash equivalents and restricted cash, beginning of period	21.3	4.8	157.4	—	183.5

Cash, cash equivalents and restricted cash, end of period	$16.5	$0.6	$133.4	$—	$150.5

SPECTRUM BRANDS, INC.

6.625% Senior Notes due 2022 and Related Guarantees

6.125% Senior Notes due 2024 and Related Guarantees

5.750% Senior Notes due 2025 and Related Guarantees